   As filed with the Securities and Exchange Commission on January 25, 2001
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                               ----------------
                                   FORM S-4
                       REGISTRATION STATEMENT UNDER THE
                            SECURITIES ACT OF 1933
                               ----------------
                    KANSAS CITY SOUTHERN INDUSTRIES, INC.*
            (Exact name of registrant as specified in its charter)

         Delaware                    4011                    44-0663509
     (State or other          (Primary Standard            (IRS Employer
     jurisdiction of      Industrial Classification     Identification No.)
     incorporation or              Number)
      organization)

                             114 West 11th Street
                          Kansas City, Missouri 64105
                                (816) 983-1303
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                   THE KANSAS CITY SOUTHERN RAILWAY COMPANY*
            (Exact name of registrant as specified in its charter)

         Missouri                    4011                    44-6000758
     (State or other          (Primary Standard            (IRS Employer
     jurisdiction of      Industrial Classification     Identification No.)
     incorporation or              Number)
      organization)

                             114 West 11th Street
                          Kansas City, Missouri 64105
                                (816) 983-1303
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                           Richard P. Bruening, Esq.
                     Kansas City Southern Industries, Inc.
                             114 West 114th Street
                          Kansas City, Missouri 64105
                                (816) 983-1303
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ----------------
                                  Copies to:

                              Diane M. Bono, Esq.
                         Sonnenschein Nath & Rosenthal
                               4520 Main Street
                          Kansas City, Missouri 64111
                                (816) 460-2400
                               ----------------
*The companies listed on the next page are also included in this Form S-4
   Registration Statement as additional Registrants.
                               ----------------
   Approximate date of commencement of proposed sale of the securities to the public: The exchange offer will commence as soon as practicable after the effective date of this Registration Statement.
                               ----------------
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------
                                                     Proposed       Proposed
                                                     Maximum        Maximum       Amount of
     Title of Each Class of          Amount to    Offering Price   Aggregate     Registration
   Securities to be Registered     Be Registered   Per Unit(1)   Offering Price      Fee
---------------------------------------------------------------------------------------------
9 1/2% Senior Notes due 2008....    $200,000,000       100%       $200,000,000     $50,000
---------------------------------------------------------------------------------------------
Guarantees on Senior Notes(2)...         --             --             --           --(3)
---------------------------------------------------------------------------------------------

(1) Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended.
(2) The 9 1/2% Senior Notes were issued by The Kansas City Southern Railway Company (the "Issuer") and have been guaranteed by Kansas City Southern Industries, Inc. and its subsidiaries listed on the next page.
(3) Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.
                               ----------------
   The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   Jurisdiction                    Primary
                                        of            IRS          Standard
                                   Incorporation    Employer      Industrial
Exact Name of Additional                or       Identification Classification
Registrants*                       Organization      Number         Number
------------------------           ------------- -------------- --------------
Gateway Eastern Railway Company...   Illinois      37-1301047        4011
Gateway Western Railway Company...   Illinois      46-3681799        4011
PABTEX GP, LLC....................      Texas     Applied for        4013
PABTEX, L.P.......................   Delaware      43-0909361        4013
SIS Bulk Holding, Inc. ...........   Delaware     Applied for        4013
KCS Transportation Company........   Delaware      43-1760453        6719
Mid-South Microwave, Inc..........   Delaware      43-1422644        7359
Rice-Carden Corporation...........   Missouri      44-6011041        6512
Southern Development Company......   Missouri      44-6005843        6512
Southern Industrial Services,
 Inc..............................   Delaware      36-3499535        6719
Trans-Serve, Inc..................   Delaware      43-0865086        2491

--------
*The address for each of the additional registrants is c/o Kansas City
   Southern Industries, Inc., 114 West 11th Street, Kansas City, Missouri
   64105.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. These + +securities may not be sold until the registration statement filed with the +
+SEC is effective. This prospectus is not an offer to sell nor is it           +
+soliciting an offer to buy these securities in any jurisdiction where the     +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED JANUARY 25, 2001

PROSPECTUS

Exchange Offer For
$200,000,000
The Kansas City Southern Railway Company

9 1/2% Senior Notes Due 2008

                   -----------------------------------------

                          We are offering to exchange:

           up to $200,000,000 of our new 9 1/2% senior notes due 2008 for

         a like amount of our outstanding 9 1/2% senior notes due 2008.

                   -----------------------------------------

                       Material Terms of Exchange Offer:

                             . The exchange offer
 . The terms of the notes       expires at 5:00 p.m.,
  to be issued in the          New York City time, on
  exchange offer are                         , 2001,
  substantially identical      unless we extend the
  to the outstanding           offer.
  notes, except that the
  transfer restrictions
  and registration rights
  relating to the
  outstanding notes will
  not apply to the
  exchange notes.

                             . You may withdraw your
                               tender of notes at any
                               time before the
                               expiration of the
                               exchange offer. We will
                               exchange all of the
                               outstanding notes that
                               are validly tendered
                               and not validly
                               withdrawn.

 . No public market
  currently exists for
  the outstanding notes.
  We do not intend to
  list the new notes on
  any securities exchange
  and, therefore, no
  active public market is
  anticipated.

                             . We will not receive any
                               proceeds from the
                               exchange offer.


                   -----------------------------------------

Each broker-dealer that receives exchange notes for its own account pursuant to the registered exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in the exchange offer in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the expiration date of the exchange offer, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

For a discussion of certain factors that you should consider before participating in this exchange offer, see "Risk Factors" beginning on page 17 of this prospectus.

                   -----------------------------------------

Neither the SEC nor any state securities commission has approved or disapproved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   -----------------------------------------

            The date of this prospectus is                   , 2001

                               TABLE OF CONTENTS

                                    Page
                                    ----
Summary............................   1
Risk Factors.......................  17
Use of Proceeds....................  31
Capitalization.....................  31
Selected Consolidated Financial
 Data and Other Data...............  32
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations.........  34
Quantitative and Qualitative
 Disclosures About Market Risk.....  58
Railroad Industry..................  59
Business...........................  62
Management.........................  82
Certain Relationships and Related
 Transactions......................  95

                                                                       Page
                                                                       ----
Security Ownership of Certain Beneficial Owners and Management........  96
Description of KCS Credit Facilities and Other Indebtedness...........  98
The Exchange Offer.................................................... 101
Description of the Notes.............................................. 113
Exchange and Registration Rights Agreement............................ 151
Book-Entry; Delivery and Form......................................... 153
Certain United States Federal Income Tax Considerations............... 156
Plan of Distribution.................................................. 157
Legal Matters......................................................... 157
Experts............................................................... 157
Index to Consolidated Financial Statements............................ F-1

                               ----------------

                      WHERE YOU CAN FIND MORE INFORMATION

   Kansas City Southern Industries, Inc. ("KCSI") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). The reports and other information filed by KCSI with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. The reports and other information filed by KCSI can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the following documents filed by KCSI:

   1. Annual Report on Form 10-K for the fiscal year ended December 31, 1999 as amended by the Amended Annual Report on Form 10-K/A filed with the SEC on April 24, 2000 and the Amended Annual Report on Form 10-K/A filed with the SEC on July 3, 2000;

   2. Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 and the Amended Quarterly Report on Form 10-Q/A filed with the SEC on January 16, 2001 amending the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000;

   3. Current Reports on Form 8-K filed with the SEC on January 18, 2000, June 21, 2000, July 14, 2000, September 12, 2000 and October 4, 2000, and Amended Current Report on Form 8-K/A filed with the SEC on September 14, 2000 amending the Current Report on Form 8-K filed on July 14, 2000.

   In addition, all reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus (other than reports, documents or information furnished pursuant to Regulation FD) shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of the filing of such reports and documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated in this prospectus by reference shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   These filings have not been included in or delivered with this prospectus.

   You may request a copy of any or all of the documents incorporated by reference in this prospectus at no cost, by writing or telephoning the Corporate Secretary of Kansas City Southern Industries, Inc., 114 West 11th Street, Kansas City, Missouri 64105, (816) 983-1303.

   To ensure timely delivery, you should request these filings no later than
           , 2001, or five business days before the expiration date, if the exchange offer is extended.

   We have filed with the SEC under the Securities Act of 1933 (the "Securities Act") and the rules and regulations thereunder a registration statement on Form S-4 with respect to the new notes issuable pursuant to the exchange offer. This prospectus does not contain all of the information contained in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. Statements contained in this prospectus concerning the provisions of documents are not necessarily summaries of the material provisions of those documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

                Disclosure Regarding Forward-Looking Statements

   This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act including, in particular, the statements about the Company's plans, strategies, and prospects under the headings "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading "Risk Factors." As stated elsewhere in this prospectus, such risks and other important factors include, among others:

  . our ability to execute our business strategy;

  . competition;

  . our dependence on joint venture partners;

  . our dependence on interchange, trackage rights, haulage rights and marketing agreements with other railroads and third parties;

  . foreign currency fluctuations, political and social instability and cultural and economic differences in Mexico and Panama;

  . potential required capital investments in an affiliate;

  . railroad industry and environmental regulation;

  . reliance on unionized labor;

  . fuel costs and shortages;

  . general economic and weather conditions;

  . catastrophe, collision, property loss or service interruption; and

  . loss of any of our significant customers.

   There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

   All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus.

                                 Industry Data

   Unless otherwise indicated, the industry data contained in this prospectus is from the 2000 Edition of "Railroad Facts" or Volume 17 of "Railroad Ten-Year Trends 1990-1999," each published by the Association of American Railroads.

                                    SUMMARY

   The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. Unless the context otherwise requires, references in this document to "KCSI" mean Kansas City Southern Industries, Inc. and references to the "Company," "we," "us," "our" and similar terms refer to KCSI and its continuing subsidiaries, excluding the discontinued operations of its financial services businesses. Unless the context otherwise requires, references in this document to "KCSR" or the "Issuer" mean The Kansas City Southern Railway Company, the principal subsidiary of KCSI.

                                  The Company

   We own one of eight Class I railroads in the United States and, along with our subsidiaries and joint ventures, own and operate a rail network comprised of approximately 6,000 miles of main and branch lines that link key commercial and industrial markets in the United States and Mexico. Through our strategic alliance with Canadian National Railway Company and Illinois Central Corporation (together "CN/IC"), we have created a contiguous rail network of approximately 25,000 miles of main and branch lines connecting Canada, the United States and Mexico. We believe that, as a result of the strategic position of our railway, we are poised to continue to benefit from the growing north/south trade between the United States, Mexico and Canada promoted by the implementation of the North American Free Trade Agreement ("NAFTA"). We offer services to companies in a wide range of markets including the coal, chemicals and petroleum, paper and forest, agricultural and mineral, and intermodal and automotive markets. For the twelve months ended September 30, 2000, we generated total revenues of $589.1 million, $56.3 million of operating income and EBITDA (as adjusted and as defined on page 16) of $132.2 million. EBITDA as presented excludes our equity in net earnings of unconsolidated affiliates of $19.0 million for the twelve months ended September 30, 2000 and unusual costs of $12.7 million in the fourth quarter of 1999.

   Our principal subsidiary, KCSR, founded in 1887, operates a rail network of approximately 2,800 miles of main and branch lines running on a north/south axis from Kansas City, Missouri to the Gulf of Mexico and on an east/west axis from Meridian, Mississippi to Dallas, Texas. In addition to KCSR, our operations include Gateway Western Railway Company ("Gateway Western"), a wholly-owned subsidiary, an approximate 37% interest in Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. ("Grupo TFM"), and a 49% interest in Mexrail, Inc. ("Mexrail"), which wholly owns The Texas Mexican Railway Company ("Tex-Mex"). In addition, Mexrail owns the northern half of the rail bridge at Laredo which spans the Rio Grande River into Mexico. TFM, S.A. de C.V. ("TFM") operates the southern half of the bridge. Gateway Western, a regional rail carrier, operates approximately 400 miles of main and branch lines running from East St. Louis, Illinois to Kansas City, Missouri. Grupo TFM owns 80% of TFM, which operates a railroad of approximately 2,700 miles of main and branch lines running from the U.S./Mexican border at Laredo, Texas to Mexico City and serves three of the four major shipping ports in Mexico. Tex-Mex operates approximately 150 miles of main and branch lines between Laredo and the port city of Corpus Christi, Texas. We also own 50% of the common stock of the Panama Canal Railway Company, which holds the concession to operate a 47-mile railroad located adjacent to the Panama Canal. That railroad is currently being reconstructed and is expected to resume operations in 2001.

   Our expanded rail network interconnects with all other Class I railroads and provides customers with an effective alternative to other railroad routes, giving direct access to Mexico and the southwestern United States through less congested interchange hubs. Eastern railroads and their customers can bypass the congested gateways at Chicago, Illinois, St. Louis, Missouri, Memphis,

Tennessee and New Orleans, Louisiana by interchanging with us at Meridian and Jackson, Mississippi and East St. Louis. Other railroads can also interconnect with us at our other gateways at Kansas City, Birmingham, Alabama, Shreveport, Louisiana, Dallas, New Orleans, Beaumont, Texas and Laredo. Our rail network links directly to major trading centers in northern Mexico through TFM at Laredo, where more than 50% of all rail and truck traffic between the two countries crosses the border.

   Our network is further expanded through marketing agreements with Norfolk Southern Railway Co. ("Norfolk Southern") and I&M Rail Link, LLC ("I&M Rail Link"). Our marketing agreements with Norfolk Southern allow us to capitalize on our east/west "Meridian Speedway," which runs from Meridian to Dallas, to gain incremental traffic volume between the southeast and the southwest. Our agreement with I&M Rail Link provides us with access to Minneapolis and Chicago and to originations of corn and other grain in Iowa, Minnesota and Illinois.

Industry Overview

   U.S. railroad companies are categorized by the Surface Transportation Board ("STB") into three types: Class I, Class II (Regional) and Class III (Local). There are currently eight Class I railroads in the U.S., which can be further divided geographically by eastern or western classification. The eastern railroads are CSX Corporation ("CSX"), Grand Trunk Western Railroad, Inc. ("Grand Trunk Western") (owned by Canadian National Railway Company ("CN")), Illinois Central Corporation ("IC") (owned by CN) and Norfolk Southern. The western railroads include The Burlington Northern and Santa Fe Railway Company ("BNSF"), KCSR, Soo Line Railroad Company (owned by Canadian Pacific Railway Company ("CP")) and Union Pacific Railroad Company ("UP").

   The Association of American Railroads ("AAR") estimates that Class I railroads generated total operating revenues of $32.7 billion in 1999. Revenues are derived generally from the shipment of products under negotiated contracts between suppliers and shippers and, to a lesser extent, published tariff rates. The shipment of coal is the primary source of Class I U.S. railroad revenues. The AAR estimates that in 1999, coal accounted for 43.7% of total Class I U.S. railroad volume in terms of tons originated and 21.8% of total Class I U.S. railroad carload revenues. The next largest commodity source was chemicals and allied products, which the AAR estimates in 1999 accounted for 9.0% of total Class I U.S. railroad volume in terms of tons originated and 13.2% of total Class I U.S. railroad carload revenues. The AAR estimates that intermodal traffic accounted for 15 to 20% of total Class I U.S. railroad carload revenues in 1999.

Industry Trends

   Since 1994, there has been significant consolidation among major North American rail carriers, including the 1995 merger of Burlington Northern, Inc. with Santa Fe Pacific Corporation, the 1995 merger of the UP and the Chicago and North Western Transportation Company ("UP/CNW") and the 1996 merger of UP with Southern Pacific Railroad ("SP"). Further, CSX and Norfolk Southern purchased the assets of Consolidated Rail Corporation ("Conrail") in 1998 and CN acquired the IC in 1999. As a result of this consolidation, the industry is now dominated by a few "mega-carriers."

   In late 1999 a merger was announced between BNSF and CN. After this announcement, the STB imposed a 15-month moratorium on Class I railroad merger activity while it reviews and rewrites the rules applicable to railroad consolidation. In July 2000 the STB's moratorium was upheld by the United States Court of Appeals for the District of Columbia. Subsequent to the court decision, BNSF and CN announced the termination of their proposed merger. The moratorium, and more directly the new rules, will likely have a substantial effect on future railroad merger activity.

Competitive Strengths

   Strategically Positioned Rail Network. Through our rail network, our strategic alliance with CN/IC and our marketing agreements with Norfolk Southern and I&M Rail Link, we connect with railroads serving major trading points in the United States, Canada, and Mexico. During the mid-1990s, while most major U.S. railroads concentrated on enlarging their shares of east/west transcontinental traffic in the United States, we focused on creating the "NAFTA Railway" that would serve north/south traffic across the United States' borders with Mexico and Canada through acquisitions, joint ventures, a strategic alliance and marketing agreements. According to the U.S. Department of Commerce, trade between the United States and Mexico and between the United States and Canada has grown at an average annual rate of 18.0% and 11.0%, respectively, since the implementation of NAFTA in 1994 through 1998. Our investments in Mexrail and Grupo TFM extend our rail network from Beaumont to the U.S. border at Laredo and through the heart of Mexico's industrial base to Mexico City. TFM serves three of Mexico's four major shipping ports as well as the Mexican states that account for approximately 70% of Mexico's population and industrial base. Through our strategic alliance with CN/IC, we expanded our network into the northern and midwestern United States and Canada. Our Meridian Speedway provides other railroads and their customers with a less congested route linking the eastern United States with the southwestern United States and Mexico. Gateway Western provides an efficient east/west route by bypassing the more costly and congested route through the St. Louis terminal.

   Strong, Diversified Traffic Mix. We serve customers in a wide range of industries with different transportation needs. We transport products in the coal, chemicals and petroleum, paper and forest, agricultural and mineral, and intermodal and automotive markets. For example, in the coal market, we serve nine utility plants for customers, such as Southwestern Electric Power Company and Entergy Gulf States, under long term contracts with an average life of approximately five years. In the chemical and petroleum, paper and forest and agricultural and mineral markets, our customers include Exxon Chemical, Condea Vista, Huntsman, International Paper, Willamette, Georgia Pacific, Tyson, and Pilgrims Pride. In the automotive market, our customers include General Motors, Chrysler, Mazda, Volkswagon and Ford.

   Well-Maintained Rail Property. Over the last five years, we have invested approximately $236 million in our railway track and infrastructure. As a result of recently completed projects, we currently have the capacity and infrastructure to increase our traffic volume and improve our operating efficiency. Investments in locomotives, rail cars, new sidings, centralized traffic control and infrastructure enable us to better serve our customers and mitigate congestion. In the fourth quarter of 1999, we received delivery, under long-term operating leases, of 50 new GE 4400 AC locomotives. The addition of these state-of-the-art locomotives is having a favorable impact on operations and has resulted in fewer train delays and less congestion by decreasing maintenance costs, improving fuel efficiency and fleet utilization, increasing hauling power and improving reliability and efficiency. We are also expanding our intermodal/automotive facilities in Kansas City, Dallas and Shreveport. These initiatives have produced improvements in operations and traffic flow since the fourth quarter of 1999.

   Strategic International Investments. In recent years our investments have enabled us to service a greater variety of customers with growing transportation needs. Through our 49% investment in Mexrail, we have access to a vital link between the U.S. and Mexico at Laredo--the largest rail freight exchange point between the U.S. and Mexico. In 1997, we invested approximately $300 million to acquire an approximate 37% interest in Grupo TFM, which provides us with a connection to Mexico's most industrialized and populated regions. Grupo TFM's revenues, operating income and EBITDA (as adjusted and as defined on page 16) have increased from $431.3 million, $76.6 million and $150.5 million, respectively, in 1998, the first full fiscal year after privatization, to $524.5 million, $119.7 million and $195.6 million, respectively, in 1999. Grupo TFM's revenues, operating income and EBITDA have increased from $383.9 million, $92.2 million and $149.2 million, respectively, in the first nine months of 1999 to $475.2 million, $123.1 million and $180.5 million, respectively, in the first nine months of 2000. Grupo TFM's improved operating efficiencies and economies of scale led to an approximate 30% increase in EBITDA from 1998 to 1999, an approximate 21% increase in EBITDA in the first nine months of 2000 compared to the first nine months of 1999, and operating ratios of 77.2% in 1999 and 74.1% in the first nine months of 2000, both of which were better than the U.S. industry average of 83.6% for 1999.

   Experienced Management Team. Our growth-oriented management team has substantial transportation industry experience and has been a critical component in our transformation from a regional rail carrier to an extensive North American rail network. Michael Haverty, our Chairman of the Board, President and CEO, has over 35 years of railroad industry experience and joined us in 1995 with the vision of creating the "NAFTA Railway." In order to achieve this objective, we have assembled a highly qualified management team by selectively hiring experienced managers from other railroads, as well as from trucking and shipping companies. Our senior managers have on average approximately 20 years of transportation experience.

Strategy

   Capitalize on NAFTA Trade. The United States government forecasts that, for the five years ending December 31, 2004, trade (in terms of revenue) between the United States and Mexico and between the United States and Canada will grow at an average annual rate of 11.7% and 11.0%, respectively. We are well positioned to capture rail traffic bound to or originating from Mexico. Our rail network links to TFM via Tex-Mex at Laredo, the single largest rail freight transfer point between the U.S. and Mexico. We believe that revenues should grow significantly as NAFTA traffic continues to grow. Furthermore, our strategic alliance with CN/IC and our marketing agreements with Norfolk Southern and I&M Rail Link have enhanced our ability to haul traffic bound for or originating from Mexico by providing coordinated service and competitive rates for customers in market areas served by our expanded rail network. In particular, we believe that our CN/IC alliance and Norfolk Southern marketing agreements will generate additional intermodal and automotive traffic, one of our fastest growing product segments along the NAFTA corridor.

   Exploit Domestic Opportunities. We believe our Meridian Speedway and Gateway Western east/west corridors have significant growth potential because of their strategic locations and because they are less congested than alternate routes. For many traffic moves, the Meridian Speedway, which runs from Meridian to Dallas, provides the most direct connection for rail traffic moving from the eastern United States to Dallas. The use of the Meridian Speedway provides eastern U.S. and Canadian railroads opportunities for longer hauls, which are more profitable for them. The use of Gateway Western provides an alternative to the more costly and congested route through the St. Louis terminal. Also, we are currently in the process of constructing an intermodal and automotive facility at the former Richards-Gebaur Airbase in Kansas City, Missouri. While portions of the automotive facility are currently being utilized, intermodal and expanded automotive operations are expected to be in service in 2001 and should allow us to provide faster and more expanded service in and out of Kansas City.

   Establish New and Expand Existing Strategic Alliances and Marketing Agreements. In 1998, we entered into a 15-year strategic alliance with CN/IC which provides for joint marketing and pricing for traffic over a coordinated rail network connecting Canadian markets, the major U.S. midwest markets of Detroit, Chicago, Kansas City and St. Louis, and the key southern markets of Memphis, Dallas and Houston. This alliance is designed to target new markets in key north/south traffic corridors and provide (1) increased routing options and reduced transit times, (2) a coordinated sales effort, (3) close coordination of operations, and (4) a direct link to Canada. Our marketing agreements with

Norfolk Southern provide incremental traffic volume between the southeast and the southwest through an interchange with Norfolk Southern on the Meridian Speedway. In May 2000, we signed an additional marketing and haulage agreement with Norfolk Southern to move intermodal traffic between Meridian and Dallas. We plan to pursue growth opportunities by executing similar alliances and marketing agreements to increase the scope of products we transport and the regional markets we cover.

   Provide Superior Customer Service. We intend to achieve higher levels of customer satisfaction by improving the quality of our customer service operations and increasing the efficiency of our rail operations. In 1999, we completed the centralization of the customer service operations for our U.S. railroads, which we believe has resulted in higher levels of customer satisfaction. Through our well-maintained railroad property and a revised transportation service plan, we have created a more fluid rail network that can safely manage higher traffic volumes at faster speeds on our current track infrastructure and thereby mitigate congestion. In addition, in the first half of 2001 we intend to implement a new management control system ("MCS") to enhance our transportation operations.

Recent Events

 The Spin-Off

   On June 14, 2000 KCSI's Board of Directors approved the spin-off of Stilwell Financial Inc. ("Stilwell"), KCSI's then wholly-owned financial services subsidiary. As of the date of the Spin-off Stilwell was comprised of Janus Capital Corporation, an approximate 81.5% owned subsidiary; Berger LLC, an approximate 88% owned subsidiary; Nelson Money Managers Plc, an 80% owned subsidiary; DST Systems, Inc., an equity investment in which Stilwell holds an approximate 32% interest; and miscellaneous other financial services subsidiaries and equity investments.

   On July 12, 2000, KCSI completed its spin-off of Stilwell through a special dividend of Stilwell common stock distributed to KCSI common stockholders of record on June 28, 2000 ("Spin-off"). The Spin-off occurred after the close of business of the New York Stock Exchange on July 12, 2000, and each KCSI stockholder received two shares of the common stock of Stilwell for every one share of KCSI common stock owned on the record date. The total number of Stilwell shares distributed was 222,999,786.

   On July 9, 1999, KCSI received a tax ruling from the Internal Revenue Service ("IRS") which states that for United States federal income tax purposes the Spin-off qualifies as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended. Additionally, in February 2000, KCSI received a favorable supplementary tax ruling from the IRS to the effect that the assumption of $125 million of KCSI indebtedness by Stilwell would have no effect on the previously issued tax ruling.

   In preparation for the Spin-off, KCSI re-capitalized its debt structure in January 2000 through a bond tender for its outstanding notes and debentures, other debt repayment and entering into new senior secured credit facilities (as amended, modified or supplemented from time to time, the "KCS Credit Facilities") providing for a total commitment of $750 million. See "Description of KCS Credit Facilities and Other Indebtedness."

   KCSI and Stilwell are now two separate, stand-alone companies. Stilwell holds KCSI's former financial services businesses and KCSI continues to operate its transportation businesses. KCSI's common stock continues to be listed on the New York Stock Exchange (under the symbol "KSU"). Stilwell common stock is listed on the New York Stock Exchange (under the symbol "SV").

The Issuer

   KCSR is incorporated in Missouri. Our principal executive offices (which include KCSR's principal executive offices) are at 114 West 11th Street, Kansas City, Missouri 64105. Our telephone number is 816-983-1303.

                         SUMMARY OF THE EXCHANGE OFFER

The Initial Offering of
 Outstanding Notes........
                           On September 27, 2000, we completed the private offering of $200 million of our outstanding 9 1/2% senior notes due 2008 ("Outstanding Notes"). The initial purchasers of the Outstanding Notes (the "Initial Purchasers") subsequently resold the Outstanding Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to qualified buyers outside the United States in reliance upon Regulation S under the Securities Act.

Exchange and Registration
 Rights Agreement.........
                           Simultaneously with the initial sale of the Outstanding Notes, we entered into an exchange and registration rights agreement. In the exchange and registration rights agreement, we agreed, among other things, to use our reasonable best efforts to file a registration statement with the Commission and to complete an exchange offer by April 25, 2001. Under certain circumstances outlined in the registration rights agreement, we may be required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act with respect to the Outstanding Notes. This exchange offer is intended to satisfy certain of our obligations under the exchange and registration rights agreement. After the exchange offer is complete, you may no longer be entitled to any exchange or registration rights with respect to your Outstanding Notes.

The Exchange Offer........ We are offering to exchange up to $200 million aggregate principal amount of 9 1/2% senior notes which have been registered under the Securities Act (the "Exchange Notes") for up to $200 million aggregate principal amount of Outstanding Notes, which were issued on September 27, 2000 in the private offering. Outstanding Notes may be exchanged only in integral multiples of $1,000. In order to be exchanged, an Outstanding Note must be properly tendered and accepted. All Outstanding Notes that are validly tendered and not withdrawn will be exchanged. We will issue Exchange Notes promptly after the expiration of the exchange offer.

Resales of the Exchange    We believe the Exchange Notes issued in the
Notes..................... exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                           . you acquire the Exchange Notes in the ordinary
                             course of your business;

                           . you are not participating, do not intend to
                             participate, and have no arrangement or
                             understanding with any person to participate, in the distribution of the Exchange Notes issued to you in the exchange offer; and

                           . you are not an affiliate of ours within the
                             meaning of Rule 405 under the Securities Act.

                           If any of these conditions are not satisfied and you transfer any Exchange Notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your Exchange Notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

                           Each broker-dealer that is issued Exchange
                           Notes in the exchange offer for its own account in exchange for Outstanding Notes that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes.

                           A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the Exchange Notes issued to it in the exchange offer. We have agreed that, for a period of 180 days after the date this exchange offer is completed, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

Expiration Date........... The exchange offer will expire at 5:00 p.m.,
                           New York City time, on             , 2001 or
                           such later date and time to which we extend it.

Conditions to the          The exchange offer is subject to certain
Exchange Offer............ customary conditions, including the condition that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Commission. The exchange offer is not conditioned upon any minimum or maximum aggregate principal amount of Outstanding Notes being tendered.

Procedures for Tendering
 Outstanding Notes........
                           If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with your Outstanding Notes and any other required documents to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold Outstanding Notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

                           By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                           . any Exchange Notes that you receive will be
                             acquired in the ordinary course of your business;

                           . you have no arrangement or understanding with any
                             person or entity to participate in the
                             distribution of the Exchange Notes;

                           . if you are a broker-dealer that will receive
                             Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such Exchange Notes; and

                           . you are not our "affiliate" as defined in Rule
                             405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Guaranteed Delivery        If you wish to tender your Outstanding Notes
Procedures................ and your Outstanding Notes are not immediately available or you cannot deliver your
                           Outstanding Notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer
                           Program prior to the expiration date, you may tender your Outstanding Notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer--
                           Guaranteed Delivery Procedures."

Withdrawal Rights......... You may withdraw the tender of your Outstanding
                           Notes at any time prior to 5:00 p.m., New York City time on the expiration date of the exchange offer. Any Outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Effect on Holders of the
 Outstanding Notes........
                           As a result of the making of, and upon
                           acceptance for exchange of all validly tendered Outstanding Notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the exchange and registration rights agreement and, accordingly, we will not be obligated to pay liquidated damages as described in the exchange and registration rights agreement. If you are a holder of Outstanding Notes and do not tender your Outstanding Notes in the exchange offer, you will continue to hold such Outstanding Notes and you will be entitled to all the rights and limitations applicable to the Outstanding Notes in the Indenture (as defined herein), except for any rights under the exchange and registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Consequences of Failure to
 Exchange.................
                           All untendered Outstanding Notes will continue to be subject to the restrictions on transfer provided for in the Outstanding Notes and in the Indenture. In general, the Outstanding Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

                           Other than in connection with this exchange offer, we do not currently anticipate that we will register the Outstanding Notes under the Securities Act.

Certain Federal Income Tax
 Considerations...........
                           The exchange of Outstanding Notes for Exchange Notes in this exchange offer should not be a taxable event for United States federal income tax purposes.

Use of Proceeds........... We will not receive any proceeds from the issuance of Exchange Notes pursuant to the exchange offer. We will pay all expenses incident to the exchange offer.

Exchange Agent............ The Bank of New York is the exchange agent for this exchange offer.

                         SUMMARY OF THE EXCHANGE NOTES

   The following summary contains basic information about the Exchange Notes. It does not contain all the information that may be important to you. For a more complete description of the Exchange Notes, please refer to the section of this prospectus entitled "Description of the Notes."

   The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act. As a result, the Exchange Notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the Outstanding Notes. The Exchange Notes represent the same debt as the Outstanding Notes. Both the Outstanding Notes and the Exchange Notes are governed by the same Indenture. We use the term Notes in this prospectus to collectively refer to the Outstanding Notes and the Exchange Notes.

Issuer.................... The Kansas City Southern Railway Company.

Notes Offered............. $200,000,000 aggregate principal amount of 9
                           1/2% Senior Notes due 2008.

Maturity.................. October 1, 2008.

Interest.................. Annual rate: 9 1/2%.
                           Payment frequency: every six months on April 1 and October 1.
                           First Payment Date: April 1, 2001.

                           Each Exchange Note will bear interest from its issuance date. The holders of Outstanding Notes that are accepted for exchange will receive, in cash, accrued interest on those Outstanding Notes to, but not including, the issuance date of the Exchange Notes. This interest will be paid with the first interest payment on the Exchange Notes, except that if the exchange offer is not completed on or before April 1, 2001, holders of Outstanding Notes will receive the first interest payment due on the Outstanding Notes on April 1, 2001. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

                           Consequently, if you exchange your Outstanding Notes for Exchange Notes you will receive the same interest payment that you would have received if you had not accepted this exchange offer.

Optional Redemption....... At any time prior to October 1, 2003, the
                           Issuer may redeem up to $70 million of the original aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings at a redemption price equal to 109 1/2% of the principal amount thereof, plus accrued and unpaid interest, so long as (a) at least $130 million of the original aggregate principal amount of the Notes remains outstanding immediately after each such redemption and (b) any such redemption shall occur within 60 days after such equity offering. The Exchange Notes are not otherwise redeemable prior to maturity. See "Description of the Notes--Optional Redemption."

Change of Control......... Upon the occurrence of a change of control, you will have the right to require the Issuer to purchase all or a portion of your Exchange Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase. See "Description of the Notes--Change of Control."

Note Guarantees........... The Exchange Notes will be fully and unconditionally guaranteed (each such
                           guarantee, a "Note Guarantee") on an unsecured senior basis by KCSI and each of its subsidiaries that guarantees the KCS Credit Facilities or any refinancing thereof (other than Caymex Transportation, Inc., SCC Holdings, Inc., The Kansas City Northern Railway Company and Veals, Inc.) (collectively, the "Note Guarantors"). Kansas City Southern Lines, Inc., which guaranteed the KCS Credit Facilities, was merged into KCSI effective as of December 31, 2000. As of the consummation of the exchange offer, the Exchange Notes will be guaranteed by all of KCSI's subsidiaries other than Caymex Transportation, Inc., SCC Holdings, Inc., Wyandotte Garage Corporation, TransFin Insurance Ltd., The Kansas City Northern Railway Company and Veals, Inc. (the "Non-Guarantor Subsidiaries"). On a pro forma basis, after giving effect to the offering of the Outstanding Notes and the Spin-off, as of and for the twelve-month period ended December 31, 1999, the Non-Guarantor Subsidiaries would have represented approximately 1% of each of KCSI's EBITDA and consolidated revenues and approximately 18% of KCSI's consolidated assets. See "Description of the Notes--Note Guarantees."

Ranking................... The Exchange Notes will be unsecured and:

                           . will rank equally in right of payment with all
                             existing and future senior debt of the Issuer;

                           . will be senior in right of payment to all of the
                             Issuer's future subordinated obligations;

                           . will be effectively subordinated to all secured
                             debt of KCSI and its subsidiaries (including the Issuer) to the extent of the value of the assets securing such debt; and

                           . will be effectively subordinated to all
                             liabilities (including trade payables) and preferred stock of each Non-Guarantor Subsidiary.

                           Similarly, the Note Guarantees of each Note
                           Guarantor will be unsecured and:

                           . will rank equally in right of payment with all
                             existing and future senior debt of such Note
                             Guarantor;

                           . will be senior in right of payment to all future
                             subordinated obligations of such Note Guarantor;
                             and

                           . will be effectively subordinated to all secured
                             debt of KCSI and its subsidiaries to the extent of the value of the assets securing such debt. See "Description of the Notes--Ranking."

                           At September 30, 2000:

                           . the Issuer had $669.0 million of senior debt
                             (excluding unused commitments under the KCS
                             Credit Facilities), of which $469.0 million was secured debt;

                           . the Note Guarantors had $11.0 million of senior
                             debt (excluding their guarantees of the Issuer's debt under the KCS Credit Facilities) of which $9.4 million was secured debt;

                           . the Non-Guarantor Subsidiaries had $5.4 million
                             of senior debt (and trade payables and other liabilities of $13.2 million); and

                           . no debt of the Issuer or the Note Guarantors was
                             subordinate or junior in right of payment to the Outstanding Notes or the Note Guarantees.

                           The Indenture permits us to incur a significant amount of additional senior debt.

Certain Covenants......... The Indenture, among other things, restricts
                           KCSI's ability and the ability of the
                           Restricted Subsidiaries (as defined in
                           "Description of the Notes--Certain
                           Definitions") to:

                           . incur debt;

                           . incur liens;

                           . make distributions, redeem equity interests or
                             redeem subordinated debt;

                           . make investments;

                           . sell assets;

                           . enter into agreements that restrict dividends
                             from subsidiaries;

                           . merge or consolidate;

                           . enter into transactions with affiliates; and

                           . sell or issue capital stock of subsidiaries.

                           These covenants are subject to a number of important exceptions and qualifications, including, the inapplicability of certain of the covenants during any period of time that the Exchange Notes have an investment grade rating from both rating agencies and no default or event of default has occurred and is continuing under the Indenture. See "Description of the Notes--Certain Covenants" and "Description of the Notes--Merger and Consolidation."

Absence of a Public
 Market for the Notes.....
                           The Exchange Notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Initial Purchasers have informed the Issuer that they currently intend to make a market in the Exchange Notes.

                           However, the Initial Purchasers are not
                           obligated to do so, and any market making with respect to the Exchange Notes, may be discontinued at any time without notice. The Issuer does not intend to apply for a listing of the Exchange Notes on any securities exchange or on any automated dealer quotation system.

                                  Risk Factors

   You should carefully consider all of the information in this prospectus and, in particular, should evaluate the specific factors under "Risk Factors" beginning on page 17 before making a decision to participate in the exchange offer.

               SUMMARY CONSOLIDATED FINANCIAL DATA AND OTHER DATA

   The following table sets forth summary consolidated financial data for KCSI and other data for certain subsidiaries and affiliates. The statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 have been derived from KCSI's audited financial statements which appear elsewhere in this prospectus. The statement of operations data for the nine-month periods ended September 30, 1999 and 2000 and the balance sheet data as of September 30, 2000 have been derived from KCSI's unaudited financial statements which appear elsewhere in this prospectus. The balance sheet data as of December 31, 1997 and September 30, 1999 have been derived from KCSI's unaudited financial statements, which are not included in this prospectus.

   The unaudited balance sheets and statements of operations as of and for the nine-month periods ended September 30, 1999 and 2000 include all adjustments, consisting only of normal, recurring adjustments, which management considers necessary for a fair presentation of the financial position and results of operations of KCSI as of such date or for such periods. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of results that may be expected for the entire year or for any future period.

   All of the summary data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of KCSI and other financial information included elsewhere in this prospectus.

                                                               Nine Months
                              Year Ended                          Ended
                             December 31,                     September 30,
                         ---------------------------      ----------------------
                          1997         1998    1999        1999        2000
                         -------      ------  ------      ------  --------------
                                    (dollars in millions)
                                                                  Restated(/10/)
Statement of Operations
 Data:
 Revenues............... $ 573.2      $613.5  $601.4      $449.7      $437.4
 Costs and expenses.....   424.0       438.6   480.4       348.0       344.1
 Depreciation and
  amortization..........    62.1        56.7    56.9        43.0        42.4
 Restructuring, asset
  impairment and other
  charges...............   178.0         --      --          --          --
                         -------      ------  ------      ------      ------
 Operating income
  (loss)................   (90.9)      118.2    64.1        58.7        50.9
 Equity in net earnings
  (losses) of
  unconsolidated
  affiliates:
   Grupo TFM............   (12.9)       (3.2)    1.5         4.8        18.8
   Other................     3.2         0.3     3.7         3.5         3.3
 Interest expense.......   (53.3)      (59.6)  (57.4)      (43.3)      (54.2)
 Other, net.............     3.2         9.4     5.3         3.2         4.8
                         -------      ------  ------      ------      ------
 Income (loss) from
  continuing operations
  before income taxes...  (150.7)       65.1    17.2        26.9        23.6
 Income tax expense
  (benefit).............   (18.6)       27.1     7.0         9.5         1.8
                         -------      ------  ------      ------      ------
 Income (loss) from
  continuing
  operations............ $(132.1)     $ 38.0  $ 10.2      $ 17.4      $ 21.8(/1/)
                         =======      ======  ======      ======      ======
Basic earnings (loss)
 per share from
 continuing operations.. $ (2.46)     $ 0.69  $ 0.18      $ 0.31      $ 0.38
                         =======      ======  ======      ======      ======
Diluted earnings (loss)
 per share from
 continuing operations.. $ (2.46)     $ 0.67  $ 0.17      $ 0.30      $ 0.37
                         =======      ======  ======      ======      ======

Other Financial Data:
 EBITDA(/2/)............ $ 152.4      $184.3  $139.0      $104.9      $ 98.1
 Capital expenditures...    76.8        69.9   106.2        65.6        79.0
 EBITDA/interest
  expense(/2/)..........     2.9x        3.1x    2.4x        2.4x        1.8x
 Ratio of earnings to
  fixed charges(/3/)....    --  (/4/)    1.8x   1.2x(/5/)    1.4x        1.0x
Cash Flow Data:
 Operating cash flows...   185.4       141.6   178.0       165.4        52.3
 Investing cash flows...  (364.7)      (61.5)  (97.2)      (54.1)      (74.5)
 Financing cash flows...   184.1       (79.4)  (74.5)      (48.5)       40.5

                                 December 31,                          September 30,
                          ---------------------------------       -------------------------
                            1997           1998      1999           1999         2000
                          --------       --------  --------       --------  ---------------
                                         (dollars in millions)
                                                                            Restated (/10/)
Balance Sheet Data (at
 end of period):
 Working capital........  $ (195.2)      $    1.7  $  (45.7)      $   33.4     $  (3.3)
 Total assets(/6/)......   2,109.9        2,337.0   2,672.0        2,569.4      1,927.0
 Total debt.............     916.6          836.3     760.9          791.6        685.4
 Stockholders'
  equity(/6/)...........     698.3          931.2   1,283.1        1,160.8        639.5
Other Data:
 KCSR:
 Millions of net ton
  miles.................    19,323         21,765    22,096         16,896       15,724
 Approximate route
  miles, main and branch
  lines.................     2,845          2,756     2,756          2,756        2,756
 Approximate total track
  miles.................     4,036          3,931     3,935          3,935        3,935
 Operating ratio(/7/)...      83.0%(/8/)     79.1%     84.7%(/8/)     84.0%        86.9%
 Gateway Western:
 Approximate route
  miles, main and branch
  lines.................       402            402       402            402          402
 Approximate total track
  miles.................       564            564       564            564          564
 Operating ratio(/7/)...      82.4%          79.9%     92.1%          97.3%        87.0%
 Tex-Mex:
 Approximate route
  miles, main and branch
  lines.................       157            157       157            157          157
 Approximate total track
  miles.................       521            530       533            533          533
 Operating ratio
  (Mexrail)(/7/)........     103.1%         108.4%     96.6%          95.7%        90.2%
 TFM:
 Approximate route
  miles, main and branch
  lines.................     2,661          2,661     2,661          2,661        2,661
 Approximate total track
  miles.................     3,500          3,500     3,500          3,500        3,500
 Operating ratio(/7/)...      93.9%(/9/)     82.2%     77.2%          76.0%        74.1%

--------
 (1) Income from continuing operations for the nine months ended September 30, 2000 excludes extraordinary items for debt retirement costs of $8.7 million (net of income taxes of 4.0 million). This amount includes $1.7 million (net of income taxes of $0.1 million) related to Group TFM.
 (2) EBITDA as presented herein is defined as income (loss) from continuing operations before income taxes plus equity in net losses and minus equity in net earnings of unconsolidated affiliates plus interest expense, depreciation and amortization. EBITDA is not a measure of performance under generally accepted accounting principles. EBITDA should not be considered as a substitute for cash flow from operations, net income or other measures of performance as defined by generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures, acquisitions, dividends or other discretionary uses. However, we have included EBITDA because it may be used by certain investors to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. Our definition of EBITDA may not be comparable to that of other companies. Full year 1997 EBITDA excludes $178.0 million of restructuring, asset impairment and other charges. Full year 1999 EBITDA excludes $12.7 million of unusual costs incurred in the fourth quarter. These unusual costs relate to employee separations, labor and personal injury related costs, write-off of costs for a previously planned line build-out which we will not pursue and costs associated with the closure of an intermodal facility.
 (3) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose "earnings" represent the sum of (i) pretax income from continuing operations adjusted for income (loss) from unconsolidated affiliates, (ii) fixed charges, and (iii) distributed income from unconsolidated affiliates less (i) capitalized interest and
     (ii) fixed charges. "Fixed charges" consist of interest expensed or capitalized, amortization of deferred debt issuance costs and the portion of rental expense which management believes is representative of the interest component of rental expense.
 (4) Due to the restructuring, asset impairment and other charges of $178.0 million, the 1997 ratio coverage was less than 1:1. The ratio of earnings to fixed charges would have been 1:1 if a deficiency of $146.1 million was eliminated. Excluding the $178.0 million, the ratio for 1997 would have been 1.5x.
 (5) Includes unusual costs of $12.7 million. Excluding these items the ratio for 1999 would have been 1.4x.
 (6) The total assets and stockholders' equity presented herein include the net assets of Stilwell as of December 31, 1997, 1998 and 1999 and September 30, 1999 as follows: $348.3 million, $540.2 million, $814.6 million and $681.9 million, respectively. The total assets and stockholders' equity as of September 30, 2000 do not include the net assets of Stilwell as a result of the Spin-off on July 12, 2000.
 (7) Operating ratio is the ratio of operating expenses to revenues, which for KCSR is calculated under STB regulatory accounting rules.
 (8) Excluding 1997 restructuring, asset impairment and other charges and 1999 unusual costs.
 (9) Since commencement of operations by TFM on June 23, 1997.
(10) The September 30, 2000 statement of operations and balance sheet data have been restated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Restatement of Financial Statements."

                                 RISK FACTORS

   In addition to the other matters described in this prospectus, you should carefully consider the specific risk factors set forth below before making a decision to participate in the exchange offer.

No Prior Market for the Exchange Notes--There is no prior market for the Exchange Notes. If one develops, it may not be liquid

   The Exchange Notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

   .  the liquidity of any trading market that may develop;

   .  the ability of holders to sell their Exchange Notes; or

   .  the price at which the holders would be able to sell their Exchange
   Notes.

   We understand that the Initial Purchasers presently intend to make a market in the Notes. However, they are not obligated to do so, and any market-making activity with respect to the Notes may be discontinued at any time without notice in the sole discretion of the Initial Purchasers. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the Notes or that any trading market that does develop will be liquid.

   We do not intend to apply for a listing of the Exchange Notes on any securities exchange or on any automated dealer quotation system. The liquidity of, and trading market for, the Exchange Notes also may be adversely affected by general declines in the market for similar securities. A decline in such market may adversely affect the liquidity and trading markets independent of our prospects or financial performance.

   In addition, any outstanding note holder who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Failure to Follow Exchange Offer Procedures--Your Outstanding Notes will not be accepted for exchange if you fail to follow the exchange offer procedures

   We will issue Exchange Notes pursuant to this exchange offer only after a timely receipt of your Outstanding Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your Outstanding Notes, please allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange.

Failure to Exchange Outstanding Notes--If you do not exchange your Outstanding Notes, your Outstanding Notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your Outstanding Notes

   We did not register the Outstanding Notes, nor do we intend to do so following the exchange offer. Outstanding Notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the U.S. federal securities laws. If you do not exchange your Outstanding Notes, you may lose your right to have your Outstanding Notes registered under the federal securities laws.

   Because we anticipate that most holders of Outstanding Notes will elect to exchange such Outstanding Notes, we expect that the liquidity of the market for any Outstanding Notes remaining after the completion of the exchange offer may be substantially limited. Any Outstanding Notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the Outstanding Notes outstanding. Accordingly, the liquidity of the market for such Outstanding Notes could be adversely affected.

Substantial Leverage--Our substantial leverage could adversely affect our ability to fulfill our obligations under the Notes and operate our business

   We are now and will continue to be highly leveraged after the exchange offer and will have significant debt service obligations. As of September 30, 2000, we had total debt of approximately $685.4 million (excluding unused commitments) and total stockholders' equity of approximately $639.5 million, giving us a total debt to equity ratio of 1.07 to 1.00. Our interest expense for the nine-month period ended September 30, 2000 was $54.2 million. For the 12-month period ended September 30, 2000, our ratio of earnings to fixed charges was less than 1.00 to 1.00. Exclusive of $12.7 million of unusual costs and expenses incurred during the fourth quarter of 1999, our ratio of earnings to fixed charges was 1.10 to 1.00 for the 12-month period ended September 30, 2000. We expect no material impact from the exchange offer on interest expense or our ratio of earnings to fixed charges. In addition, we may incur additional debt from time to time to finance acquisitions, investments or capital expenditures or for other purposes, subject to the restrictions contained in the KCS Credit Facilities and the Indenture.

   Our high level of debt could have important consequences for you, including the following:

  . we may have difficulty borrowing money in the future for working capital, capital expenditures or other purposes;

  . we will need to use a large portion of the money earned by us and our subsidiaries to pay principal and interest on the KCS Credit Facilities, the Notes and our other debt, which will reduce the amount of money available to us to finance our operations and other business activities;

  . some of our debt, including borrowings under the KCS Credit Facilities, has a variable rate of interest, which exposes us to the risk of increased interest rates;

  . debt under the KCS Credit Facilities is secured and matures prior to the Notes;

  . we have a much higher level of debt than some of our competitors, which may put us at a competitive disadvantage;

  . our debt level makes us more vulnerable to general economic downturns and adverse industry conditions;

  . our debt level could reduce our flexibility in planning for, or responding to, changing business and economic conditions, including increased competition in the railroad industry;

  . our level of debt may prevent us from raising the funds necessary to repurchase all of the Notes tendered to us upon the occurrence of a change of control, which would constitute an event of default under the Notes; and

  . our failure to comply with the financial and other restrictive covenants in our debt instruments, which, among other things, require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or prospects.

   See "Description of KCS Credit Facilities and Other Indebtedness," "Description of the Notes--Defaults" and "Description of the Notes--Certain Covenants."

Ability to Service Debt--Servicing our debt requires a significant amount of cash, and our ability to generate cash depends on many factors beyond our control

   We expect to obtain the money to make payments on and to refinance our debt, including the Notes and the KCS Credit Facilities, and to fund working capital, capital expenditures and other general corporate requirements in part from our operations and the operations of our subsidiaries. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot be certain that the cash earned by us and our subsidiaries will be sufficient to allow us to pay principal and interest on our debt (including the Notes) and meet our other obligations or to fund our other liquidity needs. If we do not have enough cash we may be required to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing all or part of our existing debt (which could include the Notes) or seeking additional equity capital. We cannot assure you that any of these remedies can be effected on commercially reasonable terms or at all. In addition, the terms of existing or future debt agreements, including the credit agreement relating to the KCS Credit Facilities and the Indenture, may restrict us from adopting any of these alternatives. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

Additional Borrowing Capacity--Despite our substantial leverage, we will be able to incur more debt, which may intensify the risks associated with our substantial leverage, including our ability to service our debt

   The KCS Credit Facilities and the Indenture permit us, subject to the conditions described under "Description of KCS Credit Facilities and Other Indebtedness" and "Description of the Notes--Certain Covenants--Limitation on Indebtedness," to incur a significant amount of additional debt. In addition, $95 million remains available under the revolving credit facility. The availability under this revolving credit facility was reduced from $150 million to $100 million on January 2, 2001. See "Description of KCS Credit Facilities and Other Indebtedness." If we incur additional debt above the levels in effect upon the consummation of the exchange offer, the risks associated with our substantial leverage, including our ability to service our debt, could intensify.

Structural Subordination--Although the Issuer is an operating company it conducts a portion of its operations through subsidiaries. As a result, its ability to pay principal and interest on the Notes depends in part on its receipt of dividends or other intercompany transfers from its subsidiaries and our other subsidiaries. Claims of creditors of these entities may have priority over your claims with respect to the assets and earnings of these entities

   We conduct a portion of our operations through subsidiaries other than the Issuer and its subsidiaries and the Issuer conducts a portion of its operations through its subsidiaries. The Issuer is therefore dependent in part upon dividends or other intercompany transfers of funds from these entities in order to meet its debt service and other obligations. Generally, creditors of these entities will have claims to the assets and earnings of these entities that are superior to the claims of creditors of the Issuer, except to the extent the claims of the Issuer's creditors are guaranteed by these entities.

   Although the Note Guarantees provide the holders of the Notes with a direct claim against the assets of the Note Guarantors, enforcement of the Note Guarantees against any Note Guarantor may be challenged in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of the Note Guarantor and would be subject to certain defenses available to guarantors generally. To the extent that the Note Guarantees are not enforceable, the Notes would be effectively subordinated to all liabilities of the Note Guarantors, including trade payables, contingent liabilities and preferred stock of the Note Guarantors. In any event, the Notes will be effectively subordinated to all liabilities of our Non-Guarantor Subsidiaries (other than the Issuer). On a pro forma basis after giving effect to the offering of the Outstanding Notes and the Spin-off, as of and for the twelve-month period ended December 31, 1999, those Non-Guarantor Subsidiaries would have represented approximately 1% of each of KCSI's EBITDA and consolidated revenues and approximately 18% of KCSI's consolidated assets. See "Description of the Notes" and "Description of KCS Credit Facilities and Other Indebtedness."

   Accordingly, in the event of the Issuer's dissolution, bankruptcy, liquidation or reorganization, the holders of the Notes may not receive any amounts with respect to the Notes until after the payment in full of the claims of creditors of its subsidiaries and our other subsidiaries.

   The ability of the Issuer's and the Note Guarantors' subsidiaries to pay dividends and make other payments to them may be restricted by, among other things, applicable corporate, tax and other laws and regulations and agreements of the subsidiaries. Although the KCS Credit Facilities and the Indenture limit the ability of our subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments, these limitations have a number of significant qualifications and exceptions. See "Description of the Notes--Certain Covenants."

Restrictive Covenants in our Debt Instruments--Restrictions imposed by the KCS Credit Facilities and the Indenture may limit our ability to finance future operations or capital needs or engage in other business activities that may be in our interest

   The Indenture imposes, and the terms of any future debt may impose, operating and other restrictions on KCSI and the Restricted Subsidiaries, including the Issuer. These restrictions affect, and in many respects limit or prohibit, among other things, KCSI's, the Issuer's and the other Restricted Subsidiaries' ability to:

  . incur additional debt;

  . pay dividends or make distributions;

  . repurchase equity interests;

  . redeem subordinated debt;

  . make other restricted payments, including, without limitation, investments;

  . sell or otherwise dispose of assets, including capital stock of subsidiaries;

  . create liens;

  . enter into agreements that restrict dividends from subsidiaries;

  . merge or consolidate; and

  . enter into transactions with affiliates.

In addition, the KCS Credit Facilities include other and more restrictive covenants and prohibit us from prepaying our other debt, including the Notes, while debt under the KCS Credit Facilities is outstanding. The KCS Credit Facilities also require us to achieve certain financial and operating results and maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

   The restrictions contained in the Indenture and the KCS Credit Facilities could:

  . limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; or

  . adversely affect our ability to finance our operations, acquisitions, investments or other capital needs or to engage in other business activities that would be in our interest.

   A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the KCS Credit Facilities. If a default occurs, the lenders under the KCS Credit Facilities may elect to declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable, which would result in an event of default under the Notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further financing. If we are unable to repay the borrowings when due, the lenders under the KCS Credit Facilities will also have the right to proceed against the collateral granted to them to secure the debt. If the debt under the KCS Credit Facilities and the Notes was to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the debt under the KCS Credit Facilities and our other debt, including the Notes. See "Description of the Notes--Certain Covenants" and "Description of KCS Credit Facilities and Other Indebtedness."

Unsecured Obligations--Because the Notes and the Note Guarantees are not secured, our assets may be insufficient to pay amounts due on your Notes

   The Notes and the Note Guarantees will be unsecured obligations of the Issuer or the Note Guarantors, as applicable. In contrast, debt outstanding under the KCS Credit Facilities is secured by substantially all of the tangible and intangible assets of KCSI and each existing or subsequently acquired or formed subsidiary of KCSI guaranteeing the KCS Credit Facilities, including a pledge of certain of the capital stock held by KCSI or its subsidiaries in certain of its existing or subsequently acquired or organized subsidiaries. We had approximately $484 million of secured debt (excluding unused commitments) as of September 30, 2000. In addition, KCSI and its subsidiaries may incur other debt, which may be substantial in amount, and which may in certain circumstances be secured.

   Because the Notes and the Note Guarantees will be unsecured obligations, your right of repayment may be compromised in the following situations:

  . we enter into bankruptcy, liquidation, reorganization, or other winding-up;

  . there is a default in payment under the KCS Credit Facilities or other secured debt; or

  . there is an acceleration of any debt under the KCS Credit Facilities or other secured debt.

If any of these events occurs, the secured lenders could foreclose on the pledged stock of the Issuer or certain of KCSI's other subsidiaries and on the Issuer's assets and those of the Note Guarantors in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the Indenture at such time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the Notes and the Note Guarantees. Furthermore, under the Note Guarantees, if all shares of any Note Guarantor are sold to persons pursuant to an enforcement of the pledge of shares in the Note Guarantor for the benefit of the lenders under the KCS Credit Facilities, then the applicable Note Guarantor will be released from its Note Guarantee automatically and immediately upon the sale. See "Description of the Notes."

Financing Change of Control Offer--We may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture

   Upon a change of control, we will be required to offer to repurchase all of the Notes then outstanding at 101% of the principal amount thereof plus accrued interest. If a change of control were to occur, we may not have sufficient funds to pay the purchase price for the outstanding Notes tendered, and we expect that we would require third-party financing; however, we may not be able to obtain such financing on favorable terms, if at all. In addition, our other debt may contain restrictions on our ability to repurchase the Notes. In particular, a change of control constitutes an event of default under the KCS Credit Facilities. The Issuer's failure to repurchase tendered Notes at a time when the repurchase is required by the Indenture would constitute an event of default under the Indenture, which, in turn, would constitute an event of default under the KCS Credit Facilities and may constitute an event of default under future debt. See "Description of KCS Credit Facilities and Other Indebtedness," "Description of the Notes--Change of Control" and "Description of the Notes--Certain Covenants."

   The change of control provision in the Indenture will not necessarily afford you protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving us, that may adversely affect you. These transactions may not involve a change in voting power or beneficial ownership, or, even if they do, may not involve a change of the magnitude required under the definition of change of control in the Indenture to trigger these provisions. Except as described under "Description of the Notes--Change of Control," the Indenture does not contain provisions that permit the holders of the Notes to require us to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

U.S. Fraudulent Transfer or Conveyance Considerations--Federal and state fraudulent transfer statutes may affect you

   Under U.S. federal or state fraudulent transfer laws, a court could take actions detrimental to you if it found that, at the time the Notes or the Note Guarantees were issued:

     (1) the Issuer or a Note Guarantor issued the Notes or the Note Guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

     (2) (a) the Issuer or a Note Guarantor received less than fair consideration or reasonably equivalent value for incurring the debt represented by the Notes or the Note Guarantees; and (b) the Issuer or a Note Guarantor:

    . was insolvent or rendered insolvent by issuing the Notes or the Note
      Guarantees;

    . was engaged, or about to engage, in a business or transaction for which the assets remaining with the Issuer or the Note Guarantor would constitute unreasonably small capital to carry on the Issuer's or the Note Guarantors' business; or

    . intended to incur, believed that it would incur or did incur debt beyond the Issuer's or the Note Guarantor's ability to pay.

   If a court made this finding, it could:

  . void all or part of the Issuer's obligations or the Note Guarantor's obligations to the holders of Notes;

  . subordinate the Issuer's obligations or the Note Guarantor's obligations to the holders of the Notes to the Issuer's or the Note Guarantors' other debt; or

  . take other actions detrimental to the holders of the Notes.

   In that event, we could not assure you that the Issuer could pay amounts due on the Notes. Under fraudulent transfer statutes, it is not certain whether a court would determine that the Issuer or a Note Guarantor was insolvent on the date that the Notes and Note Guarantees were issued. However, the Issuer or a Note Guarantor generally would be considered insolvent at the time it incurred the debt constituting the Notes or the Note Guarantees if:

  . the fair saleable value of the relevant assets was less than the amount required to pay the Issuer's total existing debts and liabilities, including contingent liabilities, or those of a Note Guarantor, as they become absolute and mature; or

  . the Issuer or a Note Guarantor incurred debts beyond its ability to pay as such debts mature.

   We cannot predict:

  . what standard a court would apply in order to determine whether the Issuer or any of the Note Guarantors were insolvent as of the date the Issuer or the Note Guarantors issued the Notes or the Note Guarantees or, regardless of the method of valuation, whether a court would determine that the Issuer or the Note Guarantors were insolvent on that date; or

  . whether a court would not determine that the payments constituted fraudulent transfers on another ground.

   To the extent a court voids a Note Guarantee as a fraudulent conveyance or holds it unenforceable for any other reason, holders of Notes would cease to have any claim directly against the Note Guarantor or its assets.

   Based upon financial and other information available to us, we believe that the Issuer and the Note Guarantors are issuing the Exchange Notes and the Note Guarantees for proper purposes and in good faith and that at the time the Issuer and the Note Guarantors are issuing the Exchange Notes and the Note Guarantees the Issuer and the Note Guarantors:

  . are not insolvent or rendered insolvent by the issuance;

  . have sufficient capital to run their businesses; and

  . are able to pay their debts as they mature or become due.

   In reaching these conclusions, we have relied on various valuations and estimates of future cash flow that necessarily involve a number of assumptions and choices of methodology. However, a court may not adopt the assumptions and methodologies that we have chosen or concur with our conclusion as to our solvency.

   In the event there are any additional Note Guarantors in the future, the foregoing would apply to their guarantees.

Spin-off Tax Ruling--If KCSI is required to recognize gain on its distribution of Stilwell common stock, it could have a negative impact on KCSI's financial condition and deter potential combinations that could benefit KCSI

   On July 9, 1999, KCSI received a tax ruling from the IRS to the effect that, for United States federal income tax purposes, the Spin-off qualifies as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended. Additionally, in February 2000, KCSI received a favorable supplementary tax ruling from the IRS to the effect that the assumption of $125 million of KCSI indebtedness by Stilwell would have no effect on the previously issued tax ruling. However, KCSI may nevertheless be required to recognize gain on its distribution of Stilwell common stock to KCSI stockholders if such distribution is part of a plan (or series of related transactions) pursuant to which one or more persons acquire directly or indirectly a 50% or greater equity interest in KCSI or Stilwell. Moreover, an additional rule applies if one or more persons acquire such a 50% equity interest during the four year period that begins two years before the distribution and ends two years after the distribution. In that case, the acquisition is treated as pursuant to such a plan unless it is established that the distribution and the acquisition are not pursuant to a plan or series of related transactions. The potential negative impact on KCSI's financial condition if it is required to recognize gain on its distribution of Stilwell common stock may deter potential combinations that could benefit KCSI.

Execution of Business Strategy--Our operating results and financial condition will depend on execution of our business strategy

   Our operating results and financial condition will depend in large measure on our ability to successfully execute our business strategy. Our business strategy includes capitalizing on NAFTA trade to generate traffic and increase revenues, exploiting our domestic opportunities, establishing new and expanding existing strategic alliances and marketing agreements, and providing superior customer service. Successful implementation of this strategy depends on many factors, including factors beyond our control. There can be no assurance that we will be able to implement our strategy on a timely basis or at all or that, if implemented, such strategy will achieve the desired results.

Significant Competition--We compete against other railroads, truck carriers and other modes of transportation

   Our rail operations compete against other railroads, many of which are much larger and have significantly greater financial and other resources than us. Since 1994, there has been significant consolidation among major North American rail carriers. As a result of this consolidation, the railroad industry is now dominated by a few "mega-carriers." We believe that our revenues were negatively affected by the merger of Burlington Northern, Inc. and Santa Fe Pacific Corporation in 1995 and the merger of the UP and the SP in 1996, which both led to diversions of rail traffic away from our lines, and by congestion resulting from the purchase of Conrail's assets by Norfolk Southern and CSX in 1998. We also regard the larger western railroads, in particular, as significant competitors to our operations and prospects because of their substantial resources.

   Truck carriers have eroded the railroad industry's share of total transportation revenues. Changing regulations, subsidized highway improvement programs and favorable labor regulations have improved the competitive position of trucks in the United States as an alternative mode of surface transportation for many commodities. In the United States, the truck industry generally is more cost and transit-time competitive than railroads, particularly for distances of less than 300 miles. We are also subject to competition from barge lines and other maritime shipping. Mississippi and Missouri River barge traffic, among others, compete with us in the transportation of bulk commodities such as grains, steel and petroleum products.

   Increased competition has resulted in downward pressure on freight rates. Competition with other railroads and other modes of transportation is generally based on the rates charged, the quality and reliability of the service provided and the quality of the carrier's equipment for certain commodities. Continuing competitive pressures and declining margins could have a material adverse effect on our business, financial condition and results of operations. See "Railroad Industry--The STB and Regulation" and "Business-- Competition."

Dependence on Joint Venture Partners and Third Parties--Our business strategy, operations and growth rely significantly on joint ventures and other strategic alliances

   Operation of our integrated rail network and our plans for growth and expansion rely significantly on joint ventures and other strategic alliances. Two strategically significant railroad companies, Tex-Mex and TFM, are companies in which we hold a minority interest through Mexrail and Grupo TFM, respectively. As a minority shareholder, we are not in a position to control operations, strategies or financial decisions without the concurrence of Transportacion Maritima Mexicana, S.A. de C.V. ("TMM"), the largest shareholder in each of Mexrail and Grupo TFM. In addition, conflicts may arise between our business objectives and those of TMM. Resolution of any such conflicts in our favor may be difficult or impossible given our minority ownership position. Our interests in these companies are subject to restrictions on disposition.

   Our operations are also dependent on interchange, trackage rights, haulage rights and marketing agreements with other railroads and third parties that enable us to exchange traffic and utilize trackage we do not own. These agreements extend our network and provide strategically important rail links to Mexico, the northern midwest United States and Canada. Our ability to provide comprehensive rail service to our customers depends in large part upon our ability to maintain these agreements with other railroads and third parties. The termination of these agreements could adversely affect our business, financial condition and results of operations. There can be no assurance that these agreements will be renewed after their expiration and the failure to renew any of them could adversely affect our business, financial condition and results of operations. In addition, we are dependent in part upon the financial health and efficient performance of other railroads. For example, much of Tex-Mex's traffic moves over the UP's lines via trackage rights, and a significant portion of our grain shipments originate with I&M Rail Link pursuant to our marketing agreement with it. BNSF is our largest partner in the interchange of rail traffic. There can be no assurance that we will not be materially affected adversely by operational or financial difficulties of other railroads.

Dependence on Key Personnel--Our success will depend upon our ability to retain and attract qualified management personnel

   Our operations and the continued execution of our business strategy are dependent upon the continued employment of our senior management team. Recruiting, motivating and retaining qualified management personnel, particularly those with expertise in the railroad industry, are vital to our operations and ultimate success. There is substantial competition for qualified management personnel and there can be no assurance that we will be able to attract or retain qualified personnel. If Mr. Haverty or other members of our senior management team become unable or unwilling to continue in their present positions, our business and financial results could be materially adversely affected. See "Management."

Risks of Investments in Mexico--Our Mexican investments subject us to political and economic risks

   We have invested approximately $300 million in Grupo TFM. Our investments in Mexico involve a number of risks. The Mexican government exercises significant influence over the Mexican economy and its actions could have a significant impact on TFM. Our Mexican investments may also be adversely affected by currency fluctuations, price instability, inflation, interest rates, regulations, taxation, cultural differences, social instability, labor disputes and other political, social and economic developments in or affecting Mexico. Moreover, TFM's commercial success is heavily dependent on expected increases in U.S.-Mexico trade and will be strongly influenced by the effect of NAFTA on such trade. Downturns in either of the U.S. or Mexican economies or in trade between the United States and Mexico would be likely to adversely impact TFM's business, financial condition and results of operations. There can be no assurances that the various risks associated with operating in Mexico can be effectively and economically mitigated by TFM. Additionally, no assurances can be given that a favorable market will exist for any of our investments in Mexico, and therefore the value of these investments could potentially become impaired.

   TFM holds the concession to operate Mexico's Northeast Rail Lines (the "Concession") for 50 years, beginning in 1997, and, subject to certain conditions, has a 50-year extension option. The Concession is subject to certain mandatory trackage rights and is only exclusive for 30 years. Additionally, the Mexican government may revoke exclusivity after 20 years if it determines that there is insufficient competition and may terminate the Concession as a result of certain conditions or events, including (1) TFM's failure to meet its operating and financial obligations with regard to the Concession under applicable Mexican law, (2) a statutory appropriation by the Mexican government for reasons of public interest and (3) liquidation or bankruptcy of TFM. TFM's assets and its rights under the

Concession may also be seized temporarily by the Mexican government. Revocation or termination of the Concession would materially adversely affect TFM's operations and its ability to make payments on its debt. Further, even though TFM would be entitled to compensation for a statutory appropriation or temporary seizure, any such compensation might be insufficient to cover TFM's losses. The loss of the Concession would materially adversely impact TFM's business, financial condition and results of operations which, in turn, would materially adversely impact the value of and return on our investment in Grupo TFM and our ability to market our U.S. operations on the basis of our access to Mexican locations.

   Currently, Grupo TFM is limited in the amount of dividends it may pay because of bond covenants. An absence of dividends from Grupo TFM will, or limited dividends may, negatively impact our ability to obtain a current cash return on our investment in Grupo TFM.

Risks of Investment in Panama--Our Panamanian investment subjects us to political and economic risks

   We have entered into a joint venture with Mi-Jack Products, Inc. ("Mi-Jack") through which we own 50% of the common stock of the Panama Canal Railway Company. As of September 30, 2000, we have invested approximately $9.5 million and we may invest up to an additional $7 million. Panama Canal Railway Company will operate a railroad between Panama City and Colon, Panama. Our investment in the Panama Canal Railway Company has risks associated with operating in Panama, including, among others, cultural differences, varying labor and operating practices, political risk and differences between the U.S. and Panamanian economies. There can be no assurances that the risks associated with operating in Panama can be effectively and economically mitigated by the Panama Canal Railway Company. Additionally, no assurances can be given that a favorable market will exist for our investment in the Panama Canal Railway Company, and therefore the value of this investment could potentially become impaired. See "Business--Rail Network--Significant Investments--Panama Canal Railway Company."

Additional Capital Investment in TFM--We may be required to make additional investments in TFM

   On or after October 31, 2003, the Mexican government has the option to sell its 20% interest in TFM (1) through a public offering or (2) to Grupo TFM at the initial share price paid by Grupo TFM plus interest computed at the Mexican Base Rate (the Unidades de Inversion ("UDI") published by Banco de Mexico). In the event that Grupo TFM does not purchase the Mexican government's 20% interest in TFM, the Mexican government may require TMM and us, or either TMM or us alone, to purchase its interest. See "Business--Rail Network--Significant Investments--Grupo TFM." We and TMM have cross indemnities in the event the Mexican government requires only one of us or TMM to purchase its interest. The cross indemnities allow the party required to purchase the Mexican government's interest to require the other party to purchase its pro rata portion of such interest. However, if we were required to purchase the Mexican government's interest in TFM and TMM could not meet its obligations under the cross-indemnity, then we would be obligated to pay the total purchase price for the Mexican government's interest. If we and TMM, or either us or TMM alone, had been required to purchase the Mexican government's 20% interest in TFM as of September 30, 2000, the total purchase price would have been approximately $472.2 million.

Minority Purchase Agreements--We may be required to purchase stock of Janus Capital Corporation, a subsidiary of Stilwell, from certain minority stockholders of Janus Capital Corporation. The amounts to purchase this stock could be material

   We could be required under certain agreements with minority stockholders of Janus Capital Corporation ("Janus") to purchase their shares of Janus common stock in the event Stilwell is unable to meet its obligations with respect to these agreements. KCSI believes, based upon discussions with Stilwell management, that Stilwell is in a financial position to meet these obligations. If we were required to purchase those shares of Janus common stock under these minority stockholder agreements, it could have a material adverse effect on our business, financial condition and results of operations. See Note 3 to our consolidated financial statements in this prospectus.

Labor Relations; Reliance on Unionized Labor--We are subject to extensive railroad industry regulation and rely upon unionized labor

   Labor relations in the U.S. railroad industry are subject to extensive governmental regulation under the Railway Labor Act ("RLA"). Railroad industry personnel are covered by the Railroad Retirement Act ("RRA") instead of the Social Security Act and by the Federal Employers Liability Act ("FELA") rather than state workers' compensation systems. These federal labor regulations are often more burdensome and expensive than regulations governing other industries and may place us at a competitive disadvantage relative to other industries that are not subject to these regulations. See "Railroad Industry-- Labor Relations."

   Approximately 83% of KCSR's and 88% of Gateway Western's employees, respectively, are covered under various collective bargaining agreements. Although national labor contracts governing KCSR and the majority of Gateway Western's employees were negotiated with all major railroad unions in 1996, these contracts opened for renegotiation on December 31, 1999 and formal negotiations have begun with all unions on revising these agreements. Unions representing certain Gateway Western employees are operating under 1994 contracts and are currently in negotiations to extend these contracts. We have reached new agreements with all but one union representing former MidSouth Corporation employees. Discussions with this union are ongoing. We may be subject to work stoppages in the future as a result of labor disputes and may be subject to terms and conditions in amended or future labor agreements that could have a material adverse affect on our results of operations, financial position and cash flows. Moreover, because such agreements are generally negotiated on an industry-wide basis, determination of the terms and conditions of future labor agreements could be beyond our control. Railroads continue to be restricted by certain remaining restrictive work rules and are thus prevented from achieving optimum productivity with existing technology and systems. See "Business--Employees and Labor Relations."

Impact of Utility Deregulation on Coal Shipments--Utility industry deregulation may reduce our coal freight revenues or margins

   Historically, coal has been an important commodity handled by us. In 1999 coal revenues comprised approximately 20% of KCSR/Gateway Western's combined total revenues. Revenues from coal deliveries to three locations of two utility companies comprised approximately 80% of total coal revenues generated by KCSR in 1999, and one of these two utility companies (Southwestern Electric Power Company ("SWEPCO")) represented approximately 13% and 14% of KCSR/Gateway Western combined revenues in 1999 and for the nine months ended September 30, 2000, respectively. The utility industry is undergoing a process of deregulation which will likely cause utilities to become more competitive and thus more aggressive in negotiating with coal transportation companies to reduce costs. This could create downward pressure on utility coal transportation rates and increase service requirements. While we believe we can improve our performance in these areas, continuing competitive pressures and declining margins could have a material adverse effect on our business, financial condition and results of operations.

   Utilities will also have greater flexibility in selling electricity to, and buying electricity from, other regional markets. This could have a material adverse effect on our utility customers if such customers are not able to compete effectively with new utility companies that enter their respective markets. As a result, the pattern of coal shipments in a particular market may shift to an alternative utility company that does not use us to deliver its coal requirements. While we are working to help our utility customers remain competitive in this evolving environment, changes in the pattern of coal movements could have a material adverse impact on our business, financial condition and results of operations.

Fuel Costs and Shortages--We are vulnerable to increases in fuel costs and decreases in fuel supplies

   We incur substantial fuel costs in our railroad operations. During the three-year period ended December 31, 1999, locomotive fuel expenses represented an average of 7.2% of KCSR/Gateway Western's combined total operating costs excluding 1997 restructuring, asset impairment and other charges. Fuel costs are affected by traffic levels, efficiency of operations and equipment, and petroleum market conditions. The supply and cost of fuel is subject to market conditions and is influenced by numerous factors beyond our control, including general economic conditions, world markets, government programs and regulations and competition. Fuel prices have increased significantly in 2000 and represented 9.4% of total KCSR/Gateway Western operating costs in the first nine months of 2000. We attempt to minimize the effects of fuel price fluctuations through forward purchase contracts, but cannot guarantee that those arrangements will be beneficial to us. Any significant increase in the cost of fuel could have a material adverse effect on our business, results of operations and financial condition. Our operations, as well as those of our competitors, could also be affected by any limitation in the fuel supply or by any imposition of mandatory allocation or rationing regulations. In the event of a severe disruption of fuel supplies resulting from supply shortages, political unrest, war or otherwise, the operations of rail and truck carriers, including us, could be adversely affected.

Government Regulation--We are subject to regulation by federal, state and local regulatory agencies

   In addition to safety, health and other regulations generally, our U.S. rail subsidiaries, like other rail common carriers, are subject to regulation by the STB, the Federal Railroad Administration ("FRA"), the Occupational Safety and Health Administration ("OSHA"), state departments of transportation and other state and local regulatory agencies. Government regulation of the railroad industry is a significant determinant of the competitiveness and profitability of railroads. While deregulation of rates and services in the United States has substantially increased the flexibility of railroads to respond to market forces, the deregulated environment has also resulted in highly competitive rates. Our material noncompliance with these various regulatory requirements or changes in regulation of the industry through legislative, administrative, judicial or other action could have a material adverse effect on our business, financial condition and results of operations, including limitations on our operating activities until compliance with applicable requirements is completed.

Environmental Compliance--Environmental liabilities could require us to incur material costs and temporarily suspend operations that violate environmental laws

   Our operations are subject to extensive federal, state and local environmental laws and regulations concerning, among other things, emissions to the air, discharges to waters, waste management, hazardous substance transportation, handling and storage, decommissioning of underground storage tanks and soil and groundwater contamination. Those laws and regulations can
(1) impose substantial fines and criminal sanctions for violations, (2) require us to upgrade equipment or make operational changes to limit pollution emissions or decrease the likelihood of accidental hazardous substance releases or (3) temporarily prohibit us from conducting operations that violate applicable requirements. We incur, and expect to continue to incur, significant environmental compliance costs, including, in particular, costs necessary to maintain compliance with requirements governing our chemical and hazardous material shipping operations, our refueling operations and our repair facilities.

   Many of our current and former properties are or have been used for industrial purposes, including, for example, hazardous material storage, waste disposal and treatment, foundry operations, drum reconditioning services and chemical treatment of wood products. Accordingly, we also are subject to potentially material liabilities relating to the investigation and cleanup of contaminated properties, and to claims alleging personal injury or property damage as the result of exposures to, or releases of, hazardous substances. Such liabilities could relate to properties that we owned or operated in the past, as well as any of our currently owned or operated properties. Such liabilities also could relate to third-party sites to which we or our predecessors sent waste for treatment or disposal or which otherwise were affected by our operations. For example, we are conducting investigation and cleanup activities at several properties which we own or which we or our predecessors owned or operated in the past. We also are investigating and remediating several third-party sites that were affected by spills from our rail car operations and have been identified as a potentially responsible party at several third-party disposal sites to which we sent waste and other materials in the past. In addition, we are a defendant in a class action lawsuit alleging personal injuries and property damage from a chemical rail car explosion in 1995.

   Although we have recorded liabilities for estimated environmental remediation and other environmental costs, actual expenditures or liabilities could exceed estimated amounts and could have a material adverse effect on our consolidated results of operations or financial position. New laws and regulations, stricter enforcement of existing requirements, new spills, releases or violations or the discovery of previously unknown contamination could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, results of operations or financial condition. See "Business--Environmental Matters" and "Business--Legal Matters."

Economic and Other Factors--We may be adversely affected by changes in general economic, weather or other conditions

   Our operations may be adversely affected by changes in the economic conditions of the industries and geographic areas that produce and consume the freight we transport. Additionally, our operations may be affected by adverse weather conditions. A weak harvest in the midwest, for example, may substantially reduce the volume of business we traditionally handle for our agricultural products customers. Many of the goods and commodities we carry experience cyclical demand. Our results of operations can be expected to reflect this cyclicality because of the significant fixed costs inherent in railroad operations. Our revenues may be affected by prevailing economic conditions and, if an economic slowdown or recession occurs in our key markets, the volume of rail shipments we carry is likely to be reduced. Significant reductions in our volume of rail shipments could have a material adverse effect on our business, financial condition and results of operations.

Possible Catastrophic Loss and Liability; Service Interruption--We may suffer a catastrophe, collision, property loss or service interruption

   The operation of any railroad carries with it an inherent risk of catastrophe, collision and property loss. In the course of train operations, service interruptions, derailments, spills, explosions, leaks, other environmental mishaps, cargo loss or damage and business interruption resulting from adverse weather conditions or natural phenomena could result in loss of revenues, increased liabilities or increased costs. Significant environmental mishaps can cause serious bodily injury, death and extensive property damage, particularly when such accidents occur in heavily populated areas. We maintain insurance (including self-insurance) consistent with industry practice against accident-related risks involved in the operation of our business. However, there can be no assurance that such insurance would be sufficient to cover the cost of damages suffered by us or damages to others or that such insurance will continue to be available at commercially reasonable rates. Moreover, our insurance coverage for events occurring prior to 1996 did not extend to punitive damage awards, which are increasingly being levied in civil cases related to environmental accidents. Further, there can be no assurance that any accident or natural disaster would not cause a significant interruption in our operations or materially adversely affect our business, financial condition and results of operations. See "Business--Environmental Matters" and "Business--Legal Matters."

Concentration of Client Base--One of our coal customers accounts for approximately 13% to 14% of KCSR/Gateway Western's total revenues

   SWEPCO, our largest coal customer, accounted for approximately 13% of KCSR/Gateway Western's total revenues for the year ending December 31, 1999 and approximately 14% of KCSR/Gateway Western's total revenues for the nine months ended September 30, 2000. The loss of all or a significant part of SWEPCO's business or a service outage at one or more of SWEPCO's facilities could materially adversely effect our financial condition and results of operations. See "Business--Markets Served--Coal."

                                USE OF PROCEEDS

   This exchange offer is intended to satisfy certain of our obligations under the exchange and registration rights agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes contemplated in this prospectus, we will receive Outstanding Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes, except as otherwise described in this prospectus.

   Our net proceeds from the sale of the Outstanding Notes (after deducting the Initial Purchasers' discounts and commissions and offering expenses payable by us) were approximately $196.5 million. We used the net proceeds to refinance existing bank term debt, which was scheduled to mature on January 11, 2001. See "Description of KCS Credit Facilities and Other Indebtedness."

                                CAPITALIZATION

   The following table sets forth our cash and cash equivalents and consolidated capitalization as of September 30, 2000. See "Use of Proceeds." This table should be read in conjunction with "Selected Consolidated Financial Data and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, including the notes thereto, beginning on page F-3 of this prospectus.

                                                                       As of
                                                                   September 30,
                                                                       2000
                                                                   -------------
Cash and cash equivalents.........................................   $   30.2
                                                                     ========
Debt (including short-term portions):
  Revolving credit facility(/1/)..................................        5.0
  Tranche A term loan.............................................      150.0
  Tranche B term loan.............................................      250.0
  Other debt......................................................       80.4
  9 1/2% Notes....................................................      200.0
                                                                     --------
    Total debt....................................................      685.4
Stockholders' equity:
  Preferred stock.................................................        6.1
  Common stock....................................................        0.6
  Retained earnings...............................................      632.8
                                                                     --------
    Total stockholders' equity....................................      639.5
                                                                     --------
Total capitalization..............................................   $1,324.9
                                                                     ========

--------
(1) Drawn on $150.0 million total credit facility. This credit facility was reduced to $100 million on January 2, 2001.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                                AND OTHER DATA

   The following table sets forth selected consolidated financial data for KCSI. The statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 have been derived from KCSI's audited financial statements which appear elsewhere in this prospectus. The statement of operations data for the nine-month periods ended September 30, 1999 and 2000 and the balance sheet data as of September 30, 2000 have been derived from KCSI's unaudited financial statements which appear elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 and September 30, 1999 has been derived from KCSI's unaudited financial statements, none of which are included in this prospectus.

   The unaudited balance sheets and statements of operations as of and for the nine-month periods ended September 30, 1999 and 2000 include all adjustments, consisting only of normal, recurring adjustments, which management considers necessary for a fair presentation of the financial position and results of operations of KCSI as of such date or for such periods. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of results that may be expected for the entire year or for any future period.

   All of the summary data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of KCSI and other financial information included elsewhere in this prospectus.

                                                                                         Nine Months Ended
                                   Year Ended December 31,                                 September 30,
                         --------------------------------------------------------      -----------------------
                           1995      1996          1997          1998      1999          1999        2000
                         --------  --------      --------      --------  --------      --------  -------------
                                   (dollars in millions, except per share amounts)
                                                                                                 Restated(/7/)
Statement of Operations
 Data:
 Revenues............... $  538.5  $  517.7(/1/) $  573.2(/1/) $  613.5  $  601.4      $  449.7    $  437.4
 Costs and expenses.....    399.3     382.7         424.0         438.6     480.4         348.0       344.1
 Depreciation and
  amortization..........     60.2      62.9          62.1          56.7      56.9          43.0        42.4
 Restructuring, asset
  impairment and other
  charges...............      --        --          178.0           --        --            --          --
                         --------  --------      --------      --------  --------      --------    --------
 Operating income
  (loss)................     79.0      72.1         (90.9)        118.2      64.1          58.7        50.9
 Equity in net earnings
  (loss) of
  unconsolidated
  affiliates:
   Grupo TFM............      --        --          (12.9)         (3.2)      1.5           4.8        18.8
   Other................      0.2       1.5           3.2           0.3       3.7           3.5         3.3
 Interest expense, net..    (51.9)    (52.8)        (53.3)        (59.6)    (57.4)        (43.3)      (54.2)
 Other, net.............      3.0       7.9           3.2           9.4       5.3           3.2         4.8
                         --------  --------      --------      --------  --------      --------    --------
 Income (loss) from
  continuing operations
  before income taxes...     30.3      28.7        (150.7)         65.1      17.2          26.9        23.6
 Income tax expense
  (benefit).............     11.6      12.4         (18.6)         27.1       7.0           9.5         1.8
                         --------  --------      --------      --------  --------      --------    --------
 Income (loss) from
  continuing
  operations............ $   18.7  $   16.3      $ (132.1)     $   38.0  $   10.2      $   17.4    $   21.8(/2/)
                         ========  ========      ========      ========  ========      ========    ========
 Ratio of earnings to
  fixed charges(/3/)....     1.4x      1.4x           -- (/4/)     1.8x      1.2x(/5/)     1.4x        1.0x
Basic earnings (loss)
 per share from
 continuing operations.. $   0.29  $   0.28      $  (2.46)     $   0.69  $   0.18      $   0.31    $   0.38
Diluted earnings (loss)
 per share from
 continuing operations.. $   0.28  $   0.28      $  (2.46)     $   0.67  $   0.17      $   0.30    $   0.37
Balance Sheet Data (at
 end of period):
 Working capital........ $  (20.1) $  (36.7)     $ (195.2)     $    1.7  $  (45.7)     $   33.4    $   (3.3)
 Total assets(/6/)......  1,815.1   1,770.7       2,109.9       2,337.0   2,672.0       2,569.4     1,927.0
 Total debt.............    644.2     645.1         916.6         836.3     760.9         791.6       685.4
 Stockholders'
  equity(/6/)...........    695.2     715.7         698.3         931.2   1,283.1       1,160.8       639.5

(footnotes on following page)

--------
(1) Includes Gateway Western as a wholly-owned unconsolidated affiliate as of December 5, 1996 and as a wholly-owned consolidated subsidiary effective January 1, 1997.
(2) Income from continuing operations for the nine months ended September 30, 2000 excludes extraordinary items for debt retirement costs of $8.7 million (net of income taxes of $4.0 million). This amount includes $1.7 million (net of income taxes of $0.1 million) related to Grupo TFM.
(3) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose "earnings" represent the sum of (i) pretax income from continuing operations adjusted for income (loss) from unconsolidated affiliates, (ii) fixed charges, and (iii) distributed income from unconsolidated affiliated less (i) capitalized interest and
    (ii) fixed charges. "Fixed charges" consist of interest expensed or capitalized, amortization of deferred debt issuance costs and the portion of rental expense which management believes is representative of the interest component of rental expense.
(4) Due to the restructuring, asset impairment and other charges of $178.0 million, the 1997 ratio coverage was less than 1:1. The ratio of earnings to fixed charges would have been 1:1 if a deficiency of $146.1 million was eliminated. Excluding the $178.0 million, the ratio for 1997 would have been 1.5x.
(5) Includes unusual costs of $12.7 million. Excluding these items the ratio for 1999 would have been 1.4x.
(6) The total assets and stockholders' equity presented herein include the net assets of Stilwell as of December 31, 1995, 1996, 1997, 1998 and 1999 and September 30, 1999 as follows: $180.4 million, $234.8 million, $348.3 million, $540.2 million, $814.6 million and $681.9 million, respectively. The total assets and stockholders' equity as of September 30, 2000 do not include the net assets of Stilwell as a result of the Spin-off on July 12, 2000.
(7) The September 30, 2000 Statement of Operations and Balance Sheet data have been restated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Restatement of Financial Statements."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   The discussions set forth below and in other portions of this prospectus contain comments not based upon historical fact. Such forward-looking comments are based upon information currently available to management and management's perception thereof as of the date of this prospectus. Readers can identify these forward-looking comments by the use of such verbs as expects, anticipates, believes or similar verbs or conjugations of such verbs. The actual results of operations of KCSI could materially differ from those indicated in forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to, those factors identified in the section entitled "Risk Factors." Readers are strongly encouraged to consider these factors when evaluating any forward-looking comments. We will not update any forward-looking comments set forth in this prospectus.

   The discussion and the financial data herein provide information only related to the continuing operations of KCSI as of the dates and for the periods being discussed, exclusive of the discontinued operations of Stilwell. For purposes of this "Management's Discussion and Analysis of Financial Condition and Results of Operations," discussions for KCSR/Gateway Western represent them as combined operating companies and exclude other KCSR subsidiaries. This discussion should be read in conjunction with the consolidated financial statements, the related notes, and the Report of Independent Accountants thereon, and is qualified by reference thereto.

Restatement of Financial Statements

   The Company has restated its consolidated balance sheet as of September 30, 2000 to present the $14.2 million liability and $7.0 million receivable associated with the Duncan case as current. These amounts had previously been classified as long-term. Additionally, the Company has restated its consolidated statements of operations for the nine months ended September 30, 2000 to present the $4.2 million attributed to interest in the Duncan case judgment in "Cost and Expenses". This amount had previously been classified as "Interest Expense". These revisions had no impact on income from continuing operations, net income, earnings per share or on total shareholders' equity as previously reported.

General

   KCSI, a Delaware corporation organized in 1962, is a holding company with principal operations in rail transportation. KCSI supplies its various subsidiaries with managerial, legal, tax, financial and accounting services, in addition to managing certain investments. Kansas City Southern Lines, Inc. ("KCSL") which was the direct parent of KCSR and was a wholly-owned subsidiary of KCSI, was merged into KCSI as of December 31, 2000. KCSI's principal subsidiaries and affiliates include, among others:

  . KCSR, a wholly-owned subsidiary;

  . Gateway Western, a wholly-owned subsidiary;

  . Grupo TFM, an approximate 37% owned unconsolidated affiliate, which owns
    80% of the common stock of TFM;

  . Mexrail, a 49% owned unconsolidated affiliate, which wholly owns Tex-Mex;

  . Panama Canal Railway Company, an unconsolidated affiliate of which we own
    50% of the common stock; and

  . Southern Capital Corporation, LLC ("Southern Capital"), a 50% owned unconsolidated affiliate that leases locomotive and rail equipment primarily to KCSR.

Trends and Outlook

   For the nine-month period ended September 30, 2000, our results have been favorably affected by the ongoing results of our investment in Grupo TFM as well as KCSR/Gateway Western's success in maintaining an effective operating cost structure. Domestically, however, our results continue to be adversely affected by competitive revenue pressures, higher fuel costs and higher interest costs. Combined KCSR/Gateway Western revenues declined approximately 2% during the nine months ended September 30, 2000 compared to the nine months ended September 30, 1999. These revenue declines continue to reflect competitive pricing issues, as well as demand driven traffic declines. Interest expense rose 25% for the nine months ended September 30, 2000 compared to the same prior year period as a result of higher interest rates and amortization of debt costs associated with the January 2000 debt re-capitalization discussed elsewhere, even though average debt balances were lower. Operationally, KCSR and Gateway Western are operating more efficiently in 2000 than in 1999 as evidenced by lower operating expenses (excluding fuel and casualty and insurance costs) and certain improved operating measures, such as increased train speeds, faster coal cycle times, lower terminal dwell times, reduced overtime hours and the use of fewer relief crews. In spite of significantly higher diesel fuel costs (which rose approximately 45% for the nine months ended September 30, 2000 compared to the same period in 1999), we were able to reduce operating expenses by approximately 1.2% during the first nine months of 2000, primarily due to operational improvements and the easing of congestion at KCSR and Gateway Western. Also contributing to this decline in operating expenses was a $3.0 million revision to the estimate of the allowance for doubtful accounts based on collection of approximately $1.8 million of a receivable from an affiliate and agreement for payment on the remaining amount. Grupo TFM results improved for the nine months ended September 30, 2000 due primarily to revenue growth and cost containment, as well as the impact of fluctuations in the value of the peso and Mexican inflation on deferred taxes under U.S. GAAP.

   The current outlook for our business for the remainder of 2000 and 2001 is as follows:

  . While we have not completed our closing process for the year ended
    December 31, 2000, based on preliminary traffic levels, we expect revenues in fourth quarter 2000 to decline compared to fourth quarter 1999. The lower fourth quarter 2000 revenues result from lower unit coal traffic due to our largest customer (SWEPCO) reducing excess stockpiles and a general slowdown in U.S. economic, manufacturing and production levels for commodities we move. We anticipate that coal revenues will begin to recover in first quarter 2001 and that general freight, intermodal and automotive traffic will be largely dependent on the economic trends within certain industries in the geographic region served by the railroads comprising the NAFTA Railway. Variable costs and expenses are expected to be proportionate with revenue activity, except for fuel expenses, where prices are expected to mirror market conditions.

  . In the short-term, competitive pricing issues and weak export markets for grain and chemicals will present revenue challenges to the rail operations. However, in the longer term, we believe that, with the effective cost controls and system utilization improvements, the NAFTA Railway continues to provide an attractive service for shippers and is well-positioned to take advantage of the continued growth potential of NAFTA traffic; and

  . We expect to continue to participate in the earnings/losses from our equity investments in Grupo TFM, Southern Capital and Mexrail. We do not make any assurances as to the impact that a change in the value of the peso or a change in Mexican inflation will have on the results of Grupo TFM.

Recent Developments

   Spin-off of Stilwell Financial Inc. On June 14, 2000 KCSI's Board of Directors approved the Spin-off of Stilwell, KCSI's then wholly-owned financial services subsidiary. As of the date of the Spin-off, Stilwell was comprised of Janus Capital Corporation, an approximate 81.5% owned subsidiary; Berger LLC, an approximate 88% owned subsidiary; Nelson Money Managers Plc, an 80% owned subsidiary; DST Systems, Inc., an equity investment in which Stilwell holds an approximate 32% interest; and miscellaneous other financial services subsidiaries and equity investments.

   On July 12, 2000, KCSI completed the Spin-off through a special dividend of Stilwell common stock distributed to KCSI common stockholders of record on June 28, 2000. The Spin-off occurred after the close of business of the New York Stock Exchange on July 12, 2000, and each KCSI stockholder received two shares of the common stock of Stilwell for every one share of KCSI common stock owned on the record date. The total number of Stilwell shares distributed was 222,999,786.

   On July 9, 1999, KCSI received a tax ruling from the IRS which states that for United States federal income tax purposes the Spin-off qualifies as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended. Additionally, in February 2000, KCSI received a favorable supplementary tax ruling from the IRS to the effect that the assumption of $125 million of KCSI indebtedness by Stilwell would have no effect on the previously issued tax ruling.

   KCSI Reverse Stock Split. Also on July 12, 2000, KCSI completed a reverse stock split whereby every two shares of KCSI common stock were converted into one share of KCSI common stock. Earnings per share computations for each period discussed herein reflect this one-for-two reverse stock split. KCSI common stockholders approved this reverse stock split in 1998.

   KCSI Elects New Chairman. On December 12, 2000, KCSI announced that Michael
R. Haverty was elected Chairman of the Board of Directors of KCSI effective January 1, 2001. Mr. Haverty succeeded Landon H. Rowland, who has resigned as Chairman but remains on the Board of Directors, Mr. Haverty retains his current titles of Chief Executive Officer and President.

   KCSI Adds New Director. On August 17, 2000, Byron G. Thompson was named as a director of KCSI. Mr. Thompson has served as Chairman of the Board of Country Club Bank, n.a., Kansas City since February 1985. Prior to that time, Mr. Thompson served as Vice Chairman of Investment Banking at United Missouri Bank of Kansas City and as a member of the Board of United Missouri Bancshares, Inc.

   Duncan Case Update. In 1998, a jury in Beauregard Parish, Louisiana returned a verdict against KCSR in the amount of $16.3 million. This case arose from a railroad crossing accident that occurred at Oretta, Louisiana on September 11, 1994, in which three individuals were injured. Of the three, one was injured fatally, one was rendered quadriplegic and the third suffered less serious injuries.

   Subsequent to the verdict, the trial court held that the plaintiffs were entitled to interest on the judgment from the date the suit was filed, dismissed the verdict against one defendant and reallocated the amount of that verdict to the remaining defendants. The resulting total judgment against KCSR, together with interest, was approximately $28.0 million as of September 30, 2000.

   On November 3, 1999, the Third Circuit Court of Appeals in Louisiana affirmed the judgment. Subsequently KCSR sought and obtained review of the case in the Supreme Court of Louisiana. On October 30, 2000 the Supreme Court of Louisiana entered its order affirming in part and reversing in part the judgment. The net effect of the Louisiana Supreme Court action was to reduce the allocation of negligence to KCSR and reduce the judgment, with interest, against KCSR from approximately $28 million to approximately $14.2 million (approximately $9.7 million of damages and $4.5 million of interest), which is in excess of KCSR's insurance coverage of $10 million for this case. KCSR filed an application for rehearing in the Supreme Court of Louisiana which was denied on January 5, 2001. KCSR then sought a stay of judgment in the Louisiana court. The Louisiana court denied the stay application on January 12, 2001. KCSR is currently evaluating its options of settling this case or seeking relief in the United States Supreme Court.

   We had previously recorded a liability of approximately $3.0 million for this case. Although we believe we have meritorious defenses and will continue to seek relief from the judgment, we believe, based on the Supreme Court of Louisiana's decision, that it is prudent to record an additional liability of $11.2 million, and a receivable in the amount of $7.0 million representing the amount of the insurance coverage. This resulted in recording $4.2 million of net operating expense in the accompanying consolidated financial statements for the period ended September 30, 2000.

   Debt Refinancing and Re-capitalization of Our Debt Structure.

  . During the third quarter of 2000, we announced the completion of a $200 million private offering of debt securities through our wholly owned subsidiary, KCSR. The offering, completed pursuant to Rule 144A under the Securities Act of 1933 in the United States and Regulation S outside the United States, consisted of the 8-year Outstanding Notes. The Outstanding Notes bear a fixed annual interest rate of 9.5% and are due on October 1, 2008. These Outstanding Notes contain certain covenants typical of this type of debt instrument. Net proceeds from the offering of $196.5 million were used to refinance existing bank term debt, which was scheduled to mature on January 11, 2001. Costs related to the issuance of these notes of approximately $4.1 million were deferred and are being amortized over the eight-year term of the Outstanding Notes.

   In connection with this refinancing, we reported an extraordinary loss on the extinguishment of the bank term debt due January 11, 2001. The extraordinary loss was $1.1 million (net of income taxes of $0.7 million).

  . Also during the third quarter of 2000, Grupo TFM accomplished a refinancing of approximately $285 million of its senior secured credit facility through the issuance of a U.S. Commercial Paper ("USCP") program backed by a letter of credit. The USCP is a 2-year program for up to a face value of $310 million. The average discount rate for the first issuance was 6.54%. This refinancing provides the ability for Grupo TFM to pay limited dividends.

   A result of this refinancing, Grupo TFM recorded approximately $9.2 million in pretax extraordinary debt retirement costs. During the third quarter of 2000, we reported $1.7 million (net of income taxes of $0.1 million) as our proportionate share of these costs as an extraordinary item.

   Dividends Suspended for KCSI Common Stock. During first quarter 2000, KCSI's Board of Directors announced that, based upon a review of KCSI's dividend policy in conjunction with the KCS Credit Facilities and in light of the anticipated Spin-off, it decided to suspend common stock dividends of KCSI under KCSI's then-existing structure. This action complies with the terms and covenants of the KCS Credit Facilities. It is not anticipated that KCSI will make any cash dividend payments to its common stockholders for the foreseeable future.

   Expiration of the Capital Call Related to TFM. In conjunction with the financing of TFM in 1997, we entered into a Capital Contribution Agreement with Grupo TFM, TMM and the financing institutions of TFM. This agreement extended for a three-year period through June 30, 2000 and outlined the terms whereby we could be responsible for approximately $74 million of a capital call if certain performance benchmarks outlined in the agreement were not met by TFM. In accordance with its terms, the agreement has terminated.

   New Compensation Program. In connection with the Spin-off, we adopted a new compensation program (the "Compensation Program") under which (1) certain senior management employees were granted performance based KCSI stock options and (2) all management employees and those directors of KCSI who are not our employees (the "Outside Directors") became eligible to purchase a specified number of KCSI restricted shares and were granted a specified number of KCSI stock options for each restricted share purchased.

   The performance stock options have an exercise price of $5.75 per share, which was the mean trading price of KCSI common stock on the New York Stock Exchange (the "NYSE") on July 13, 2000. These options expire at the end of 10 years, subject to certain early termination events. These options will vest and become exercisable in equal installments as KCSI's stock price achieves thresholds (and maintains those thresholds for 20 consecutive trading days) that reflect incremental 15% compounded increases from the stock price on the date of grant. One third of these options become exercisable upon meeting each threshold. Three years from the date of grant, options not then exercisable become exercisable and then expire thirty days thereafter. Vesting will accelerate in the event of death or disability or a KCSI board-approved change in control of KCSI.

   The price of the restricted shares, and the exercise price of the stock options granted in connection with the purchase of restricted shares, are based on the mean trading price of KCSI common stock on the NYSE on the date the employee or Outside Director purchased restricted shares under the Compensation Program. Each eligible employee and Outside Director was allowed to purchase the restricted shares offered under the Compensation Program on one date out of a selection of dates offered. With respect to management employees, the number of shares available for purchase and the number of options granted in connection with shares purchased were based on the compensation level of the employees. Each Outside Director was granted the right to purchase up to 3,000 restricted shares of KCSI, with two KCSI stock options granted in connection with each restricted share purchased. Shares purchased are restricted from sale and the options are not exercisable for a period of three years for senior management and the Outside Directors and two years for other management employees. KCSI provided senior management and the Outside Directors with the option of using a sixty-day interest-bearing (6.49% per annum) full recourse note to purchase these restricted shares. KCSI granted loans to senior management of approximately $1.8 million related to these restricted stock purchases. Loans of approximately $51,750 were granted to Outside Directors. All of these loans were paid in full by September 11, 2000.

   Management employees purchased 475,597 shares of KCSI restricted stock under the Compensation Program and 910,697 stock options were granted in connection with the purchase of those restricted shares. Outside Directors purchased a total of 9,000 shares of KCSI restricted stock under the Compensation Program and 18,000 KCSI stock options were granted in connection with the purchase of those shares.

   Burlington Northern Santa Fe Railway and Canadian National Railway Merger. In December 1999, BNSF and CN announced their intention to combine the two railroad companies. In March 2000, however, this combination was delayed when the STB issued a 15-month moratorium on railroad mergers until the STB can adopt new rules governing merger activities. In July 2000 the STB's moratorium was upheld by the United States Court of Appeals for the District of Columbia. Subsequent to the court's decision, BNSF and CN announced the termination of their proposed merger.

   KCSR Lease of 50 New Locomotives. During 1999, we reached an agreement with General Electric ("GE") to purchase 50 new GE 4400 AC Locomotives. This agreement was assigned to Southern Capital and KCSR leased the 50 new locomotives from Southern Capital. Delivery of these locomotives was completed in December 1999. See "Business--Properties and Equipment--KCSR/Gateway Western's Combined Fleet."

   Norfolk Southern Haulage and Marketing Agreement. In May 2000, KCSR and Norfolk Southern entered into an agreement under which KCSR provides haulage services for intermodal traffic between Meridian and Dallas and receives fees for such services from Norfolk Southern. Under this agreement Norfolk Southern may quote rates and enter into transportation service contracts with shippers and receivers covering this haulage traffic. See "Business--Rail Network-- Expanded Network--Marketing Agreements with Norfolk Southern."

   Intermodal facility at the former Richards-Gebaur Airbase. During 1999, KCSR entered into a fifty-year lease with the City of Kansas City, Missouri to establish the Kansas City International Freight Terminal, an automotive and intermodal facility at the former Richards-Gebaur Airbase, which is located adjacent to KCSR's main rail line. The Federal Aviation Administration ("FAA") has officially approved the closure of the existing airport, and improvements have commenced. Through an agreement with Mazda through the Ford Motor Company Claycomo manufacturing facility located in Kansas City, KCSR developed an automotive distribution facility at the Richards-Gebaur facility. This automotive facility became operational in April 2000 for the movement of Mazda vehicles. Intermodal and expanded automotive operations at the facility are expected to be in service in 2001.

   We expect that the new facility will provide additional capacity as well as a strategic opportunity to serve as an international trade facility. We plan for this facility to serve as a U.S. customs pre-clearance processing facility for freight moving along the NAFTA corridor. We expect this to alleviate some of the congestion at the borders, resulting in more fluid service to our customers, as well as customers throughout the rail industry.

   KCSR expects to spend approximately $20 million for site improvements and infrastructure at this facility. KCSR expects to fund these improvements using operating cash flows and existing credit lines. Lease payments are expected to range between $400,000 and $700,000 per year and will be adjusted for inflation based on agreed-upon formulas. We believe that with the addition of this facility, KCSR is positioned to increase its automotive and intermodal revenue base by attracting additional NAFTA traffic.

Results of Operations

   The following table details our income statement components for the years ended December 31, 1997, 1998 and 1999 and the nine-month periods ended September 30, 1999 and 2000.

                                                              Nine Months
                                                                 Ended
                                 Year Ended December         September 30,
                                         31,                  (unaudited)
                                -----------------------  ----------------------
                                 1997     1998    1999    1999        2000
                                -------  ------  ------  ------  --------------
                                                                 Restated (/2/)
                                           (dollars in millions)
Revenues
  KCSR/Gateway Western general
   commodities (Merchandise
   traffic):
    Chemical and petroleum....  $ 137.5  $143.5  $132.7  $100.8      $ 96.3
    Paper and forest..........    107.3   110.3   105.0    78.4        80.4
    Agricultural and mineral..    118.6   128.5   121.6    93.5        92.5
                                -------  ------  ------  ------      ------
      Total general
       commodities............    363.4   382.3   359.3   272.7       269.2
    Intermodal and automotive.     43.5    48.1    60.6    43.0        47.0
    Coal......................    102.9   117.9   117.4    86.5        82.3
                                -------  ------  ------  ------      ------
  Carload revenues............    509.8   548.3   537.3   402.2       398.5
    Other rail-related
     revenues.................     50.7    48.5    49.1    35.9        32.3
                                -------  ------  ------  ------      ------
      Total KCSR/Gateway
       Western revenues.......    560.5   596.8   586.4   438.1       430.8
      Other subsidiary
       revenues...............     12.7    16.7    15.0    11.6         6.6
                                -------  ------  ------  ------      ------
        Total consolidated
         revenues.............    573.2   613.5   601.4   449.7       437.4
Costs and expenses............    424.0   438.6   480.4   348.0       344.1
Depreciation and amortization.     62.1    56.7    56.9    43.0        42.4
Restructuring, asset
 impairment and other charges.    178.0     --      --      --          --
                                -------  ------  ------  ------      ------
  Operating income (loss).....    (90.9)  118.2    64.1    58.7        50.9
Equity in net earnings
 (losses) of unconsolidated
 affiliates...................     (9.7)   (2.9)    5.2     8.3        22.1
Interest expense..............    (53.3)  (59.6)  (57.4)  (43.3)      (54.2)
Other, net....................      3.2     9.4     5.3     3.2         4.8
                                -------  ------  ------  ------      ------
  Income (loss) from
   continuing operations
   before income taxes........   (150.7)   65.1    17.2    26.9        23.6
Income tax expense (benefit)..    (18.6)   27.1     7.0     9.5         1.8
                                -------  ------  ------  ------      ------
  Income (loss) from
   continuing operations......  $(132.1) $ 38.0  $ 10.2  $ 17.4      $ 21.8(/1/)
                                =======  ======  ======  ======      ======

--------
(1) Income from continuing operations for the nine months ended September 30, 2000 excludes extraordinary items for debt retirement costs of $8.7 million (net of income taxes of $4.0 million). This amount includes $1.7 million (net of income taxes of $0.1 million) related to Grupo TFM.
(2) See discussion of restatement in "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Restatement of Financial Statements."

For a discussion of the markets served by KCSR/Gateway Western, see "Business--Markets Served."

Costs and Expenses

   The following table summarizes combined KCSR/Gateway Western operating expenses:

                                                                  Nine Months
                                                                     Ended
                                           Year Ended December   September 30,
                                                   31,            (unaudited)
                                           -------------------- ---------------
                                            1997   1998   1999   1999    2000
                                           ------ ------ ------ ------ --------
                                                                       Restated
                                                  (dollars in millions)
Salaries, wages and benefits.............. $189.6 $184.8 $199.7 $147.5  $144.9
Fuel......................................   36.7   33.5   34.2   24.4    35.3
Material and supplies.....................   32.6   36.3   35.1   26.5    23.6
Car hire..................................    5.7   12.5   22.4   16.4    11.1
Purchased services........................   41.5   44.6   51.7   35.8    35.9
Casualties and insurance..................   24.3   29.1   30.6   21.3    24.5
Operating leases..........................   58.1   53.9   50.4   38.3    42.5
Depreciation and amortization.............   56.8   52.9   52.3   39.5    39.4
Restructuring, asset impairment and other
 charges..................................  163.8    --     --     --      --
Other.....................................   26.0   25.9   37.1   23.1    18.2
                                           ------ ------ ------ ------  ------
    Total................................. $635.1 $473.5 $513.5 $372.8  $375.4
                                           ====== ====== ====== ======  ======

Nine Months Ended September 30, 2000 Compared with the Nine Months Ended September 30, 1999

   Income from Continuing Operations. We reported income from continuing operations of $21.8 million for the nine months ended September 30, 2000 compared with $17.4 million for the nine months ended September 30, 1999. This $4.4 million increase resulted primarily from a $14.0 million year to date increase in equity earnings of Grupo TFM, partially offset by a decline in U.S. operating income of $7.8 million and an increase in interest expense of $10.9 million. Also contributing to the income improvement was a decline in income tax expense of $7.7 million due to certain third quarter 2000 non-taxable items, as well as a lower effective tax rate related to our equity earnings from Grupo TFM.

   Revenues. Revenues totaled $437.4 million for the first nine months of 2000 versus $449.7 million in the comparable period in 1999. This $12.3 million, or 2.7%, decrease resulted from lower combined KCSR/Gateway Western revenues of approximately $7.3 million, as well as lower revenues at several smaller transportation companies due to demand driven declines. Combined KCSR/Gateway Western revenues decreased primarily due to competitive pricing pressures and demand driven traffic declines in coal and chemical and petroleum products, partially offset by increased paper and forest product and automotive traffic.

   Operating Expenses. Operating expenses decreased $4.5 million period to period in spite of diesel fuel costs, which rose $10.9 million, or 45%, in the first nine months of 2000 compared to the same period in 1999. Included in operating expenses is $4.2 million related to the judgment in the Duncan case discussed in "--Recent Developments". Operational efficiencies at KCSR and Gateway Western led to decreases in salaries and wages, car hire, materials/supplies and other expense. Also contributing to the decline in operating expenses was a $3.0 million revision to the estimate of the allowance for doubtful accounts based on collection of approximately $1.8 million of a receivable from an affiliate and agreement for payment on the remaining amount. These declines were offset by higher fuel costs and higher lease expense associated with 50 new locomotives leased in fourth quarter 1999.

   Interest Expense. Interest expense for the nine months ended September 30, 2000 increased $10.9 million, or 25%, from the prior year period. This increase was due to higher interest rates and amortization of debt issuance costs associated with the debt re-capitalization in January 2000 partially offset by lower overall debt balances.

   Unconsolidated Affiliates. We recorded equity earnings of $22.1 million from unconsolidated affiliates for the nine months ended September 30, 2000 compared to $8.3 million for the nine months ended September 30, 1999. The increase is attributed primarily to equity earnings from Grupo TFM, reflecting continued operating improvements and the tax impact of inflation and fluctuations in the valuation of the peso versus the U.S. dollar. Grupo TFM's operating ratio improved to 74.1% for the nine months ended September 30, 2000 versus 76.0% for the comparable 1999 period as revenues increased approximately 24% year over year.

   Combined KCSR/Gateway Western Operating Results. The following provides a comparative analysis of the revenue and expense components of KCSR/Gateway Western for the nine months ended September 30, 2000 versus the nine months ended September 30, 1999:

 Revenues

   Combined KCSR/Gateway Western revenues decreased approximately $7.3 million period to period as declines in coal, chemical and petroleum, agriculture and minerals and haulage revenues were offset by increases in paper and forest products and intermodal and automotive revenues.

   Coal. Coal revenues declined $4.2 million, or 4.9%, for the nine months ended September 30, 2000 compared with the nine months ended September 30, 1999. Lower unit coal revenues were attributable to an approximate 10% decline in tons delivered coupled with a decline in revenue per carload due to changes in length of haul. Partially offsetting these traffic declines was the easing of the congestion which affected coal revenues during the nine months ended September 30, 1999. Coal accounted for 20.7% and 21.5% of total carload revenues for the nine months ended September 30, 2000 and 1999, respectively.

   Chemical and Petroleum. For the nine months ended September 30, 2000, chemical and petroleum product revenues decreased $4.5 million, or 4.5%, compared with the same 1999 period. This decrease results primarily from soda ash revenues, which declined due to a new dedicated soda ash terminal opening on UP's rail line, which diverted soda ash movements from KCSR to UP. We expect soda ash revenues to remain weak during the remainder of 2000 and into 2001. Chemical and petroleum products accounted for 24.2% of total carload revenues for the nine months ended September 30, 2000 versus 25.1% for the nine months ended September 30, 1999.

   Paper and Forest. Paper and forest product revenues increased $2.0 million, or 2.6%, period to period as a result of an increased demand for paper/pulp products and lumber products. This increased demand results from the expansion of several paper mills that are directly served by KCSR. Paper and forest products accounted for 20.2% and 19.5% of total carload revenues for the nine months ended September 30, 2000 and 1999, respectively.

   Agricultural and Mineral. Agricultural and mineral product revenues decreased $1.0 million, or 1.1%, for the nine months ended September 30, 2000 compared with the nine months ended September 30, 1999. This decline resulted primarily from lower export grain revenues due to competitive pricing pressures and weakness in the export market and military/other revenues due to a National Guard move in second quarter 1999 from Camp Shelby, Mississippi to Fort Irving, California. These declines were partially offset by higher metal/scrap revenues relating to an increase in domestic oil exploration, which uses steel, one of the products we transport, in its process. Agricultural and mineral products accounted for 23.2% of total carload revenues for each of the nine months ended September 30, 2000 and 1999.

   Intermodal and Automotive. Intermodal and automotive revenues increased $4.0 million, or 9.3%, for the nine months ended September 30, 2000 compared to the nine months ended September 30, 1999. This improvement is comprised primarily of an increase in automotive revenues, which more

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than doubled period to period, partially offset by a decline in intermodal revenues. Automotive revenues have increased due, in part, to our higher traffic levels for the movement of automobile parts originating in the upper midwest of the United States and terminating in Mexico. Also contributing to the increase in automotive revenues was additional traffic handled by Gateway Western from Mexico, Missouri to Kansas City. Intermodal revenues were affected by the fourth quarter 1999 closure of two intermodal facilities that were not meeting expectations and were not profitable. These closures resulted in a loss of revenues, but also have improved operating efficiency and profitability of this business sector. During the second quarter of 2000, we entered into a marketing agreement with Norfolk Southern whereby we have agreed to perform haulage services for Norfolk Southern from Meridian to Dallas for an agreed upon haulage fee. Currently there are two trains operating per day with the expectation that this will increase in the future. A portion of this haulage traffic has replaced previous carload intermodal traffic and some of the traffic is incremental to us. A portion of the decline in intermodal revenues results from the Norfolk Southern haulage traffic that replaced existing intermodal revenues as KCSR is now receiving a smaller per unit haulage fee than the share of revenue it received as part of the intermodal movement. This traffic, however, is more profitable to KCSR as certain costs such as fuel and car hire are borne by Norfolk Southern. In the long term intermodal revenues are expected to increase as a result of this haulage agreement. We expect that both intermodal and automotive revenues will increase in 2001, primarily related to the relationships with Norfolk Southern and CN/IC. Intermodal and automotive revenues accounted for 11.8% and 10.7% of total carload revenues for the nine months ended September 30, 2000 and 1999, respectively.

 Costs and Expenses

   For the nine months ended September 30, 2000, KCSR/Gateway Western operating costs increased $2.6 million from the same nine-month period in 1999. Declines in salaries and wages, materials and supplies and car hire expense, arising primarily from improved operations and the easing of congestion, were offset by casualties expense related to the Duncan case, higher fuel costs, as well as higher locomotive lease and maintenance costs.

   Salaries, Wages and Benefits. Salaries, wages and benefits expense for the nine months ended September 30, 2000 decreased $2.6 million versus the comparable 1999 period. Wage increases to certain classes of union employees were offset by reduced employee counts, lower overall overtime costs, and the use of fewer relief crews. Improvements in operating efficiencies during the first nine months of 2000, as well as the absence of congestion-related issues that existed during third quarter 1999 contributed to the decline in overtime and relief crew costs.

   Fuel. For the nine months ended September 30, 2000, fuel expense increased $7.2 million, or 44.7%, compared to the nine months ended September 30, 1999. An increase in the average fuel price per gallon of approximately 64% was offset by a decrease in fuel usage of approximately 12%. While higher market prices have significantly impacted overall fuel costs, improved fuel efficiency was achieved as a result of the lease of the 50 new fuel-efficient locomotives by KCSR in late 1999 and an aggressive fuel conservation plan which began in mid-1999. Fuel costs represented approximately 9.5% of total operating expenses compared to 6.5% in 1999.

   Purchased Services. For the nine months ended September 30, 2000, purchased services expense remained relatively flat compared to the same prior year period. Increased purchase services expense as a result of maintenance contracts for the 50 new leased locomotives was offset by a decline in other purchased services (partially related to Y2K computer efforts in 1999).

   Car Hire. For the nine months ended September 30, 2000, car hire expense declined $5.3 million, or 32.3%, compared to the same nine-month period in 1999. This improvement was driven by improved operations and the easing of congestion. During 1999, KCSR/Gateway Western experienced significant congestion-related issues.

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

   Casualties and Insurance. For the nine months ended September 30, 2000, casualties and insurance expense increased $3.2 million compared with the nine months ended September 30, 1999, reflecting $4.2 million in non-recurring costs related to the Duncan case and higher personal injury-related costs partially offset by lower derailment costs.

   Operating Leases. For the nine months ended September 30, 2000, operating lease expense increased $4.2 million, or 11.0%, compared to the nine months ended September 30, 1999 primarily as a result of the 50 new GE 4400 AC locomotives leased during fourth quarter 1999.

   Depreciation and Amortization. Depreciation and amortization expense was $39.4 million for the nine months ended September 30, 2000 compared to $39.5 million for the nine months ended September 30, 1999 due to property acquisitions offset by property retirements and lower STB approved depreciation rates.

   Operating Income and Operating Ratio. KCSR/Gateway Western operating income for the nine months ended September 30, 2000 decreased $9.9 million, or 15.2%, to $55.4 million, resulting from a $7.3 million decrease in revenues and a $2.6 million increase in operating expenses. Excluding the $4.2 million of casualty costs related to the Duncan case, operating expenses for the nine months ended September 30, 2000 would have been lower than comparable 1999. These factors also resulted in a combined KCSR/Gateway Western operating ratio of 86.9% for the first nine months of 2000 compared to 84.9% for the same 1999 period.

Year Ended December 31, 1999 Compared with the Year Ended December 31, 1998

   Income from Continuing Operations. For the year ended December 31, 1999, income from continuing operations decreased $27.8 million (73.2%) compared to the year ended December 31, 1998, primarily as a result of lower revenues, higher operating expenses and a decline in other, net.

   Revenues. Revenues declined $12.1 million, or 2.0%, for the year ended December 31, 1999 versus 1998. Combined KCSR/Gateway Western revenues decreased 1.7% primarily due to declines in chemical and petroleum, paper and forest and agricultural and mineral revenues, partially offset by increased intermodal and automotive revenues. Other transportation businesses also reported lower revenues due to volume-related declines.

   Operating Expenses. Operating expenses increased approximately 8.5% primarily due to higher congestion-related costs at KCSR.

   Interest Expense and Other, net. For the year ended December 31, 1999 interest expense decreased $2.2 million, or 3.7%, to $57.4 million from the prior year due to a slight decrease in average debt balances resulting from net repayments. See "Description of KCS Credit Facilities and Other Indebtedness." Other, net declined $4.1 million for the year ended December 31, 1999 relating primarily to a 1998 receipt of interest ($2.8 million) related to a tax refund.

   Income Tax Expense. Income tax expense decreased $20.1 million for the year ended December 31, 1999 compared to 1998, primarily because of the decline in income from continuing operations before income taxes of $47.9 million (73.6%). The effective tax rate for 1999 was 40.7% compared to 41.5% in 1998.

   Unconsolidated Affiliates. For the year ended December 31, 1999, we recorded equity in net earnings of $5.2 million from unconsolidated affiliates versus equity in net losses of $2.9 million in 1998, an increase of $8.1 million. This increase relates primarily to improvements in equity earnings of Grupo TFM and Mexrail. Also contributing was an increase in 1999 equity earnings from Southern Capital related mostly to the gain on the sale of its non-rail related loan portfolio in 1999.

   Grupo TFM contributed equity earnings of $1.5 million to our income from continuing operations in 1999 compared to equity losses of $3.2 million in 1998. Exclusive of deferred income tax effects,

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

Grupo TFM's contribution to our income from continuing operations (after giving effect to the impact of associated KCSI interest expense) increased $19.4 million, indicative of substantially improved operations and continued growth. This increase was partially offset by a $16 million increase in our proportionate share of Grupo TFM's deferred tax expense in 1999 versus 1998. Higher Grupo TFM earnings resulted from a 21.6% increase in revenues and 56.3% increase in operating income partially offset by an increase in deferred tax expense. Reflecting this growth in revenues, operating expenses increased approximately $50.1 million during 1999; however, the operating ratio declined
5.0 percentage points to 77.2% from 82.2%, displaying Grupo TFM management's continued emphasis on operating efficiency and cost control. Volume-related increases in car hire expense and operating leases were partially offset by an 8% decline in salaries and wages. Grupo TFM ultimately expects an operating ratio under 70% through a combination of increasing revenues and cost containment. Results of our investment in Grupo TFM are reported using U.S. generally accepted accounting principles ("U.S. GAAP"). Because we are required to report equity in Grupo TFM under U.S. GAAP and Grupo TFM reports under International Accounting Standards, differences in deferred income tax calculations occur. The deferred income tax calculations are significantly impacted by fluctuations in the relative value of the Mexican peso versus the U.S. dollar and the rate of Mexican inflation, and can result in significant variances in the amount of equity earnings (losses) we report.

   In 1999, Mexrail contributed equity earnings of $0.7 million compared to equity losses of $2.0 million in 1998, an improvement of $2.7 million. Mexrail revenues increased 3.8% while operating expenses declined approximately 7.5%. The decrease in operating expenses resulted primarily from a reorganization of certain business practices whereby the operations were assumed by TFM. This change in the operations of Mexrail resulted in certain efficiencies and a reduction in related costs.

   Combined KCSR/Gateway Western Operating Results. The following provides a comparative analysis of the revenue and expense components of KCSR/Gateway Western for the year ended December 31, 1999 compared to the year ended December 31, 1998.

 Revenues

   KCSR/Gateway Western 1999 revenues decreased $10.4 million as compared to 1998, resulting primarily from a decline in chemical and petroleum, paper and forest and agricultural and mineral traffic, partially offset by an increase in intermodal and automotive traffic. General commodity carloads decreased 3.2%, resulting in a $23.0 million decline in general commodity revenues, while intermodal units shipped increased 20.4% leading to a $4.8 million increase in related revenues. Automotive revenues increased $7.7 million year to year.

   Coal. During the year ended December 31, 1999, KCSR experienced a slight decline in coal revenues primarily because of (i) a decrease in demand compared with 1998--a year in which KCSR reported record coal revenues, and
(ii) slower delivery times due to congestion arising from track maintenance work on the north-south corridor. During the fourth quarter, however, coal revenues improved, mostly offsetting the declines during the first nine months of 1999 and resulting in year end 1999 coal revenues only slightly lower than the 1998 record levels. The improvement noted during the fourth quarter resulted from increased demand, as well as from faster delivery times arising from the completion of the track maintenance work in September 1999, which led to an easing of congestion and increased capacity. Coal accounted for 21.8% of carload revenues during 1999 compared with 21.5% for 1998.

   Chemicals and Petroleum. During 1999, chemical and petroleum revenues declined $10.8 million, or 7.5%, compared with 1998, primarily as a result of significant declines in miscellaneous chemical and soda ash revenues. Miscellaneous chemical revenues declined $4.1 million due, in part, to the expiration in late 1998 of the emergency service order in the Houston area related to the UP/SP merger congestion, as well as a continuing decline in demand because of domestic and international chemical market conditions and competitive pricing pressures. Soda ash revenues fell 37% year to

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

year because of a decrease in export shipments due to a competitive disadvantage to another carrier. Also contributing to the decline were lower plastic and petroleum revenues, which were impacted by competitive market pricing and lower demand. Chemical and petroleum products accounted for 24.7% of total 1999 carload revenues compared with 26.2% for 1998.

   Paper and Forest. For the year ended December 31, 1999, paper and forest product revenues decreased $5.3 million, or 4.8%, compared with 1998. An overall weakness in the paper, lumber and related chemical markets led to volume declines in pulp/paper, scrap paper, and pulpwood, logs and chips. Paper and forest traffic comprised 19.6% of carload revenues during 1999 compared to 20.1% in 1998.

   Agricultural and Mineral. Agricultural and mineral product revenues for 1999 decreased $6.9 million, or 5.4%, compared to 1998. Metal product revenues declined $5.8 million or 28.7% in 1999 compared to 1998, driven primarily by lower demand within the domestic oil production market and lower demand for oil exploration drill pipe. Revenue declines in export grain, food and related products, non-metallic ores and stone, clay and glass products were partially offset by an increase in domestic grain revenues. Declines in export grain resulted primarily from competitive pricing and changes in length of haul. Declines in food products, non-metallic ores and stone, clay and glass products were primarily attributable to demand-related volume declines, and changes in traffic mix and length of haul. Improvements in domestic grain revenues were driven by higher corn shipments to meet the demands of the feed mills located on KCSR's rail lines; however, during fourth quarter 1999, domestic grain revenues declined approximately $1 million compared to fourth quarter 1998 because of a loss of market share due to a rail line build-in by UP to a feed mill serviced by KCSR. Agricultural and mineral products accounted for 22.6% of carload revenues in 1999 compared with 23.4% in 1998.

   Intermodal and Automotive. Intermodal and automotive revenues for 1999 increased $12.5 million, or 26.0%, compared to 1998 revenues primarily due to a $7.7 million increase in automotive revenue in 1999. The increase in automotive traffic is due to the CN/IC strategic alliance on KCSR and Norfolk Southern traffic forwarded to Gateway Western. Additionally, intermodal units shipped increased approximately 20.4% year over year, partially offset by a decrease in revenue per unit shipped. All of the 1999 intermodal revenue growth is attributable to container shipments, which have a lower rate per unit shipped than trailers. As a result revenues per intermodal unit shipped have declined. Container movements, however, have more favorable profit margins due to their lower inherent cost structure compared to trailers. Approximately $2.5 million of the intermodal growth was related to CN/IC alliance traffic. Intermodal and automotive revenues accounted for 11.3% of carload revenues in 1999 compared with 8.8% in 1998.

 Costs and Expenses

   For the year ended December 31, 1999, KCSR/Gateway Western's costs and expenses increased $40.0 million (8.4%) versus comparable 1998, primarily as a result of increases in salaries, wages and related fringe benefits, fuel costs, car hire, and purchased services, partially offset by a decrease in operating leases and material and supplies expense. A significant portion of the cost and expenses increase ($12.1 million) was comprised of unusual costs and expenses recorded during fourth quarter 1999 relating to employee separations, labor and personal injury related costs, write-off of costs associated with the Geismar project and costs associated with the closure of an intermodal facility. The remainder of the increase resulted primarily from system congestion and capacity issues arising from track maintenance on the north-south corridor, which began in second quarter 1999 and was completed at the end of the third quarter 1999. Also contributing to capacity and congestion problems was the implementation of a new dispatching system, turnover in certain experienced operations management positions, unreliable and insufficient locomotive power, congestion arising from eastern rail carriers, and several significant derailments.

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

   Salaries, Wages and Benefits. Salaries, wages and benefits expense for the year ended December 31, 1999 increased $14.9 million versus comparable 1998, an increase of 8.1%. This increase includes $3.0 million resulting from certain unusual costs and expenses including employee separations and union labor-related issues. The remaining increase was primarily attributable to the congestion and capacity issues, which resulted in the need for additional crews as well as overtime hours.

   Fuel. For the year ended December 31, 1999, fuel expense increased approximately $0.7 million, or 2.1%, compared to 1998, as a result of a 1.0% increase in fuel usage coupled with a 1.0% increase in the average fuel price per gallon. In 1999, fuel costs represented approximately 6.7% of total operating expenses compared to 7.1% in 1998.

   Purchased Services. For the year ended December 31, 1999, purchased services expense increased $7.1 million, or 15.9%, compared to the year ended December 31, 1998, primarily as a result of short-term locomotive needs (rents, maintenance) arising from the congestion and capacity problems discussed above.

   Car Hire. For the year ended December 31, 1999, expenses for car hire payable, net of receivables, increased $9.9 million over 1998. A portion of the increase in car hire expense was attributable to congestion-related issues, resulting in higher payables to other railroads because more foreign cars were on KCSR's system for a longer period. This congestion also affected car hire receivables as fewer KCSR cars and trailers were being utilized by other railroads. The remaining increase in car hire expense resulted from a change in equipment utilization. Similar to 1998, for certain equipment, KCSR continued its transition to utilization leases from fixed leases. The cost of utilization leases are based upon usage or utilization of the asset whereas fixed leases are reflected as costs regardless of usage. Costs for utilization leases are recorded as car hire expense, whereas fixed lease costs are recorded as operating lease expense. Additionally, as certain fixed leases expire, KCSR is electing to use more foreign cars rather than renew the leases. A portion of the increase in car hire costs was offset by a decrease in related operating lease expenses as a result of these changes in equipment utilization.

   Casualties and Insurance. For the year ended December 31, 1999, casualties and insurance expense increased $1.5 million compared with the year ended December 31, 1998. This increase reflects higher derailment related expenses when compared to 1998, while overall personal injury-related costs were essentially flat with the prior year. During first quarter 1999 Gateway Western experienced a $1.4 million derailment, which is unusually large given Gateway Western's prior operating history.

   Operating Leases. For the year ended December 31, 1999, operating lease expense decreased $3.5 million, or 6.5% compared to the year ended December 31, 1998, as a result of a change in equipment utilization as discussed above regarding car hire expense.

   Depreciation and Amortization. Depreciation and amortization expense in 1999 declined slightly (1%) compared to 1998. This slight decline results from the retirement of certain operating equipment. As these assets fully depreciate and are retired, they are being replaced, as necessary, with equipment under operating leases. This decline was partially offset by increased depreciation from property additions.

   Operating Income and Operating Ratio. Operating income for the year ended December 31, 1999 decreased $50.4 million (40.9%) to $72.9 million. This decline in operating income resulted from a 1.7% decline in revenues coupled with a 8.5% increase in operating expenses. Exclusive of $12.1 million of unusual operating costs and expenses, operating income declined $38.3 million, resulting in an operating ratio of 85.2% for the year ended December 31, 1999 compared to 79.2% for 1998.

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

Although the operating ratio for 1999 was disappointing, our objective, on a long-term basis, is to maintain the operating ratio below 80%, despite the substantial use of lease financing for locomotives and rolling stock.

Year Ended December 31, 1998 Compared with the Year Ended December 31, 1997

   Income from Continuing Operations. Income from continuing operations increased $170.1 million to $38.0 million for the year ended December 31, 1998, primarily due to the 1997 restructuring, asset impairment and other charges described below.

   Revenues. The increase in 1998 revenues, which grew $40.3 million, or 7.0%, resulted primarily from a 6.5% increase in revenues at KCSR/Gateway Western.

   Operating Expenses. Operating expenses decreased $168.8 million during the year ended December 31, 1998 compared with the year ended December 31, 1997, primarily as a result of the 1997 restructuring, asset impairment and other charges discussed below. Exclusive of these charges, operating expenses increased $9.2 million year to year primarily as a result of revenue related volume increases partially offset by effective cost controls.

   1997 Restructuring, Asset Impairment and Other Charges. In connection with KCSI's review of its accounts in accordance with established accounting policies for the year ended December 31, 1997, as well as a change in KCSI's methodology for evaluating the recoverability of goodwill during 1997 (as set forth in Note 2 to the consolidated financial statements), $178.0 million of restructuring, asset impairment and other charges were recorded during fourth quarter 1997. After consideration of related tax effects, our charges reduced our income from continuing operations by $141.9 million. The charges included:

  . A $91.3 million impairment of goodwill associated with KCSR's 1993 acquisition of MidSouth Corporation ("MidSouth"). In response to the changing competitive and business environment in the rail industry, in 1997 we revised our accounting methodology for evaluating the recoverability of intangibles from a business unit approach to analyzing each of our significant investment components. Based on this analysis, the remaining purchase price in excess of fair value of the MidSouth assets acquired was not recoverable.

  . A $38.5 million charge representing a write-down of long-lived assets held for disposal. Certain branch lines on the MidSouth route and certain non-operating real estate were designated for sale. During 1998, one of the branch lines was sold for a pretax gain (after giving effect to the write-off) of approximately $2.9 million. In the first quarter of 2000, the other branch line was sold for a minimal pretax gain. A potential buyer has been identified for the non-operating real estate and we are currently negotiating this transaction.

  . Approximately $27.1 million in liabilities related to the termination of the union productivity fund and employee separations. The union productivity fund was established in connection with prior collective bargaining agreements that required KCSR to pay employees when reduced crew levels were used. The termination of this fund resulted in a reduction of salaries and wages expense for the year ended December 31, 1998 of approximately $4.8 million. During 1998, approximately $23.1 million in cash payments made to employees as a result of the termination of the fund reduced this liability and approximately $2.5 million of the liability was reduced based primarily on changes in the estimate of claims made relating to the union productivity fund. During 1999, approximately $1.1 million of cash payments were made relating to the union productivity fund and employee separations, leaving a liability of approximately $0.4 million at December 31, 1999.

  . A $9.2 million impairment of long-lived assets at Global Terminaling
    Services, Inc. (now known as PABTEX, L.P.), our indirect wholly-owned subsidiary, as a result of continued operating losses and a decline in its customer base.

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

  . Approximately $11.9 million of other charges related to leases, contracts and other costs. Based on a review of our assets and liabilities, certain charges were recorded to reflect recoverability and/or obligation as of December 31, 1997. During 1999 and 1998, approximately $2.2 and
    $6.6 million, respectively, in cash payments were made leaving approximately $1.8 million accrued at December 31, 1999.

   Interest Expense and Other, net. Interest expense for the year ended December 31, 1998 increased $6.3 million, or 11.8%, to $59.6 million. This increase resulted from the inclusion of a full year's interest associated with the debt related to our investment in Grupo TFM, partially offset by a decrease in average debt balances due to net repayments and a slight decrease in interest rates relating to the lines of credit. Additionally during 1997, interest of $7.4 million was capitalized as part of the investment in Grupo TFM until operations commenced (June 23, 1997). Other, net increased $6.2 million to $9.4 million for the year ended December 31, 1998. Included in this increase is a gain of $2.8 million of interest related to a tax refund in 1998.

   Income Tax Expense. Income taxes increased $45.7 million from a 1997 benefit of $18.6 million to a $27.1 million expense for the year ended December 31, 1998. This fluctuation resulted primarily because of the restructuring, asset impairment and other charges in 1997. Exclusive of the effect of these charges, income tax expense from year to year increased by $9.6 million, or 54.8%, primarily due to higher operating income in 1998.

   Unconsolidated Affiliates. For the year ended December 31, 1998, we recorded equity in net losses of $2.9 million from unconsolidated affiliates compared to equity in net losses of $9.7 million in 1997. The majority of this improvement related to the operations of Grupo TFM. In 1998, equity in net losses for our investment in Grupo TFM were $3.2 million compared to equity in net losses of $12.9 million in 1997 (for the period from June 23, 1997 to December 31, 1997). This improvement was primarily attributable to higher revenues and operating income at Grupo TFM, coupled with a higher tax benefit associated with the devaluation of the peso (on a U.S. GAAP accounting basis) and one-time impact of the write-off of a $10 million bridge loan fee in 1997. For the year ended December 31, 1998, Grupo TFM revenues improved to $431.3 million from $205.8 million for the initial period of operations (June 23, 1997--December 31, 1997) with average monthly revenues increasing approximately 8%. In addition, during 1998 Grupo TFM management was able to successfully implement cost reduction strategies while continuing to increase revenues, thus improving operating income. Most notably, salaries and wages declined due to headcount reductions while locomotive fuel expense decreased due to favorable fuel prices. Evidence of these improvements was reflected in TFM's 1998 operating ratio, which improved to 82.2% from approximately 94% for 1997.

   Equity in net losses from Mexrail was $2.0 million in 1998 compared with equity in net earnings of $0.9 million in 1997. Tex-Mex revenues increased during the first three quarters of 1998 as a result of an emergency service order imposed by the STB in the Houston, Texas area relating to 1997 and 1998 UP service issues; however, expenses associated with accommodating the increase in traffic and congestion-related problems of the UP system offset this revenue growth.

   Combined KCSR/Gateway Western Operating Results. The following provides a comparative analysis of the revenue and expense components of KCSR/Gateway Western operating companies for the year ended December 31, 1998 compared to the year ended December 31, 1997.

 Revenues

   KCSR/Gateway Western revenues for 1998 were $596.8 million, a $36.3 million increase over 1997 as a result of higher revenues in all major commodity groups. Coal revenues in 1998 increased $15.0 million, or 14.6%, compared to 1997 while intermodal and automotive revenues were 10.6% higher. General commodities were led by an increase of $9.9 million or 8.3% in agricultural and mineral

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products revenues. A portion of the increased revenues relate to traffic with
Mexico, which increased approximately 118% during 1998, resulting in an additional $10 million of revenue. Also, increased carloads resulting from the CN/IC alliance contributed to the higher revenues.

   Coal. Coal movements generated $117.9 million of revenue during 1998, a 14.6% increase over 1997. This 1998 increase resulted from higher unit coal traffic (increase in carloads of 15%) arising from several factors. First, in 1998, unseasonably warm weather resulted in a higher demand for electric power in certain regions served by the KCSR and several utility customers requested more coal to handle this increased demand. Additionally, in order to replenish inventory levels depleted from this excess demand, several locations increased their coal shipments. Second, during 1997, unit coal revenues were negatively affected by unplanned outages (primarily during first and second quarters) at several utilities served by KCSR, and first quarter weather problems which affected carriers and the mines originating the coal. During 1998, the level of unplanned outages declined and, thus, more unit coal trains were delivered to customers. Additionally, although KCSR experienced certain weather-related slow-downs due to flooding during fourth quarter 1998, it did not significantly impact coal revenues. Third, 1998 results reflected a full year of revenues for a utility customer not served by KCSR until after the first quarter of 1997. Coal accounted for 21.5% of carload revenues during 1998 compared with 20.2% for 1997.

   Chemicals and Petroleum. Chemical and petroleum revenues increased $6.0 million to $143.5 million in 1998 compared to 1997. Increases in miscellaneous chemicals and soda ash carloads, coupled with higher revenues per carload for plastic and petroleum products, were offset by lower carloads for plastics, petroleum products and petroleum coke. The higher revenues per carload for plastics and petroleum products resulted from a combination of rate increases and length of hauls, while the increased miscellaneous chemical and soda ash carloads arose from the strength of these markets in 1998. Shipments of plastic products decreased as a result of our reduced emphasis on low margin business, while petroleum and petroleum coke carload declines were a result of economic turmoil overseas (primarily Asia) affecting the export market. Chemical and petroleum products accounted for 26.2% of total 1998 carload revenues compared with 27.0% for 1997.

   Paper and Forest. Paper and forest product revenues increased $3.0 million to $110.3 million for 1998, primarily as a result of increased carloads and revenues per carload for pulp, paper and lumber products, offset by a reduction in pulpwood chip shipments. Improved lumber shipments in 1998 resulted from the strong home building and remodeling market, while pulp/paper increases were primarily a result of paper mill expansions for several customers served by KCSR. Although paper and forest revenues increased for 1998, fourth quarter carloads and revenues decreased compared with fourth quarter of 1997. Paper and forest traffic comprised 20.1% of carload revenues during 1998 compared to 21.0% in 1997.

   Agricultural and Mineral. Agricultural and mineral product revenues for the year ended December 31, 1998 were $128.5 million, an increase of $9.9 million, or 8.3%, compared to 1997. Increased carloads for most agricultural and mineral products, including domestic and export grain, food, nonmetallic ores, cement, glass and stone contributed to the increase. Higher revenues per carload, most notably in export grain and food products, were partially offset by a reduction in revenues per carload from domestic grain movements. Changes in revenues per carload were primarily due to mix of traffic and changes in the length of haul. A portion of the volume increase was attributable to increased traffic flow with Mexico. Agricultural and mineral products comprised 23.4% of carload revenues in 1998 compared with 23.3% in 1997.

   Intermodal and Automotive. During 1998, revenues increased $4.6 million, or 10.6%, over 1997 primarily as a result of higher intermodal unit shipments of approximately 15% year over year, offset partially by a decrease in revenue per unit. Almost all of the 15% intermodal volume growth related to containers. As discussed above, container shipments have a lower rate per unit shipped than trailers and, as a result revenues per unit shipped declined. In addition, automotive traffic was initiated in 1998 and resulted in approximately $1.3 million of revenues. Intermodal and automotive revenues accounted for 8.8% of carload revenues in 1998 compared with 8.5% in 1997.

 Costs and Expenses

   For the year ended December 31, 1998, KCSR/Gateway Western's costs and expenses increased $2.2 million over comparable 1997 (exclusive of 1997 restructuring, asset impairment and other charges). Increases reported in materials and supplies, car hire, purchased services, and casualties and insurance, were largely offset by decreased salaries, wages and benefits, fuel costs and depreciation and amortization. Fuel costs decreased due to lower fuel prices partially offset by higher usage.

   Salaries, Wages and Benefits. For the year ended December 31, 1998, salaries, wages and benefits expense decreased $4.8 million compared to 1997, mostly because of the termination of a union productivity fund in December 1997, resulting in the elimination of pay relating to reduced crews.

   Fuel. KCSR/Gateway Western locomotive fuel usage represented 7.1% of total operating expenses in 1998. In 1998, fuel costs declined $3.2 million, or 8.7%, arising from a 15% decrease in average fuel cost per gallon (primarily due to market driven factors) partially offset by an increase in fuel usage of 9%. See "--Other--Financial Instruments and Purchase Commitments" for further information.

   Purchased Services. Purchased services expenses were approximately $3.1 million higher in 1998 compared to 1997, primarily due to short-term locomotive requirements.

   Car Hire. Expenses for car hire payable, net of receivables increased $6.8 million for the year ended December 31, 1998 compared to 1997. This increase in net expense resulted from a change in equipment utilization as discussed above (i.e. switch from fixed leases to utilization leases; use of more foreign cars versus renewal of lease), increased carloads, track congestion (primarily weather-related in third and fourth quarter) and decreased amounts of car hire receivable, primarily due to the easing of the UP congestion prevalent in 1997.

   Casualties and Insurance. Casualties and insurance expense increased $4.8 million in 1998, or 19.8%, over 1997, primarily as a result of an increase in derailment related costs experienced during the latter half of 1998, as well as an increase in personal injury related expenses.

   Operating Leases. Operating lease costs declined $4.2 million or 7.2% in 1998 compared to 1997 as a result of a change in equipment utilization as discussed above regarding car hire expense.

   Depreciation and Amortization. For the year ended December 31, 1998, KCSR/Gateway Western depreciation and amortization expense declined $3.9 million, or 6.9%, to $52.9 million. This decline resulted primarily from the reduction of amortization and depreciation expense of approximately $5.6 million associated with the impairment of goodwill, as well as certain branch lines held for sale, recorded during December 1997, the effect of which was not realized until 1998. This decline was partially offset by increased depreciation from property additions.

   Operating Income and Operating Ratio. Exclusive of 1997 restructuring, asset impairment and other charges, KCSR/Gateway Western's operating income increased $34.1 million, or 38.2%, to $123.3 million in 1998 from $89.2 million in 1997. This improved operating income, which was driven by increased revenues and the containment of operating expenses, resulted in a combined KCSR/Gateway Western 1998 operating ratio of 79.2% compared with 83.0% in 1997 (exclusive of restructuring, asset impairment and other charges).

Liquidity and Capital Resources

   Summary cash flow data is as follows:

                                                                  Nine Months
                                         Year Ended December         Ended
                                                 31,             September 30,
                                        -----------------------  --------------
                                         1997     1998    1999    1999    2000
                                        -------  ------  ------  ------  ------
                                               (dollars in millions)
Cash flows provided by (used for):
  Operating activities................  $ 185.4  $141.6  $178.0  $165.4  $ 52.3
  Investing activities................   (364.7)  (61.5)  (97.2)  (54.1)  (74.5)
  Financing activities................    184.1   (79.4)  (74.5)  (48.5)   40.5
                                        -------  ------  ------  ------  ------
Net increase in cash and equivalents..      4.8     0.7     6.3    62.8    18.3
Cash and equivalents at beginning of
 period...............................      0.1     4.9     5.6     5.6    11.9
                                        -------  ------  ------  ------  ------
Cash and equivalents at end of period.  $   4.9  $  5.6  $ 11.9  $ 68.4  $ 30.2
                                        =======  ======  ======  ======  ======

   During the year ended December 31, 1999, our consolidated cash position increased $6.3 million from December 31, 1998, resulting primarily from income from continuing operations and changes in working capital balances, partially offset by property acquisitions and net debt repayments. During the nine months ended September 30, 2000, our consolidated cash position increased $18.3 million from December 31, 1999. This increase resulted primarily from income from continuing operations, proceeds from the issuance of long-term debt and the issuance of common stock under employee stock plans, partially offset by changes in working capital balances, property acquisitions and debt issuance costs.

   Operating Cash Flows. Our cash flow from operations has historically been positive and sufficient to fund operations, KCSR/Gateway Western roadway capital improvements, other capital improvements and debt service. External sources of cash (principally bank debt, public debt and sales of investments) have typically been used to fund acquisitions, new investments, and equipment additions.

   The following table summarizes consolidated operating cash flow information. Certain reclassifications have been made to prior year information to conform to current year presentation.

                                                                Nine Months
                                                              Ended September
                                   Year Ended December 31,          30,
                                   -------------------------  ----------------
                                    1997     1998     1999     1999     2000
                                   -------  -------  -------  -------  -------
                                            (dollars in millions)
Cash inflows (outflows):
  Net income (loss)............... $ (14.1) $ 190.2  $ 323.3  $ 232.0  $ 376.9
  Income from discontinued
   operations.....................  (118.0)  (152.2)  (313.1)  (214.6)  (363.8)
  Depreciation and amortization...    62.1     56.7     56.9     43.0     42.4
  Equity in undistributed
   (earnings) losses..............     9.7      7.9     (5.2)    (8.3)   (22.1)
  Restructuring, asset impairment
   and other charges..............   178.0      --       --       --       --
  Deferred income taxes...........   (11.9)    35.5      9.8     19.7     23.4
  Transfer from Stilwell..........    40.5      4.2     56.6     56.6      --
  Gains on sales of assets........    (1.9)    (6.5)    (0.7)    (0.4)    (3.4)
  Extraordinary items, net of tax.     --       --       --       --       7.5
  Tax benefit realized upon
   exercise of stock options......     6.3     12.2      6.4      6.3      9.0
  Change in working capital items.    39.7     (8.6)    49.7     34.1    (24.6)
  Other...........................    (5.0)     2.2     (5.7)    (3.0)     7.0
                                   -------  -------  -------  -------  -------
    Net operating cash flow....... $ 185.4  $ 141.6  $ 178.0  $ 165.4  $  52.3
                                   =======  =======  =======  =======  =======

   Net operating cash inflows were $165.4 million and $52.3 million for the nine-month periods ended September 30, 1999 and 2000, respectively. This $113.1 million decline in operating cash flows was mostly attributable to the 1999 receipt of a $56.6 million transfer from Stilwell. Also contributing to the decline was the payment during 2000 of certain accounts payable and accrued liabilities, including accrued interest of approximately $11.4 million related to our indebtedness, as well as the decline in the contribution of domestic operations to income from continuing operations. Net operating cash inflows for the year ended December 31, 1999 were $178.0 million compared to net operating cash inflows of $141.6 million in the same 1998 period. This $36.4 million improvement in 1999 operating cash flow was chiefly attributable to an increase in the transfer from Stilwell somewhat offset by lower 1999 income from continuing operations and lower deferred taxes. Also contributing was an increase in current liabilities resulting from infrastructure growth and a 1998 payment of approximately $23 million related to the KCSR union productivity fund termination.

   Operating cash inflows in 1998 decreased by approximately $43.8 million from 1997. This decrease was largely attributable to a decline in the Stilwell transfer coupled with the timing of working capital items offset by higher income from continuing operations (approximately $28.2 million exclusive of 1997 restructuring, asset impairment and other charges) and deferred tax expense (due to benefits recorded in 1997 in connection with restructuring, asset impairment and other charges). The increase was partially offset by the first quarter 1998 KCSR payment with respect to the productivity fund liability, lower interest payable as a result of reduced indebtedness during 1998 and declines in contract allowances and prepaid freight charges due other railroads.

   Investing Cash Flows. Net investing cash outflows were $54.1 million and $74.5 million during the nine months ended September 30, 1999 and 2000, respectively. This difference results primarily from higher year to date 2000 property acquisitions and higher investments in affiliates, partially offset by an increase in funds received from property dispositions. Additionally, during the nine months ended September 30, 1999, Stilwell repaid $16.6 million of intercompany debt to us. Net investing cash outflows were $97.2 million for the year ended December 31, 1999 compared to $61.5 million of net investing cash outflows during 1998. This $35.7 million difference for 1999 compared to 1998 results primarily from higher capital expenditures.

   Net investing cash outflows were $61.5 million during 1998 versus $364.7 million in 1997. This $303.2 million difference in cash outflows results mostly from a decrease in funds used for investments in affiliates ($298 million invested in Grupo TFM in 1997).

   Cash was used for property acquisitions of $76.8, $69.9, and $106.2 million for the years ended December 31, 1997, 1998 and 1999 and $35.2 and $54.5 for the six-month periods ended June 30, 1999 and 2000, respectively. Cash was (used for) provided by investments in and loans with affiliates of ($295.9), ($0.7) and $12.7 million for the years ended December 31, 1997, 1998 and 1999 and $15.3 and ($3.8) million for the nine month periods ended September 30, 1999 and 2000, respectively.

   Generally, operating cash flows and borrowings under lines of credit have been used to finance property acquisitions and investments in and loans with affiliates.

   Financing Cash Flows. Financing cash flows were as follows:

  . Borrowings of $339.5 million, $151.7 million and $21.8 million for the years ended December 31, 1997, 1998 and 1999 and $21.8 million and $1,017.0 million for the nine months ended September 30, 1999 and 2000, respectively. Proceeds during the first nine months of 2000 were used for refinancing of debt in January 2000 and September 2000. Proceeds from the issuance of debt in 1999 were used for stock repurchases. During 1998, proceeds from borrowings under existing lines of credit were used to repay $100 million of 5.75% Notes which were due on July 1, 1998. Other 1998 borrowings were used to fund the KCSR union productivity fund termination ($23 million), and to provide for working capital needs ($5 million). Debt proceeds in 1997 were used to fund the $298 million Grupo TFM capital contribution.

  . Repayment of indebtedness in the amounts of $110.1 million, $232.0 million and $97.5 million in 1997, 1998 and 1999, respectively, and $66.7 million and $969.6 million for the nine-month periods ended September 30, 1999 and 2000, respectively. Repayment of indebtedness is generally funded through operating cash flows. In 1998, however, repayment of the $100 million of notes due as described above were funded under then-existing lines of credit. Repayments in 1999 were partially funded through a transfer from Stilwell, while 2000 repayments also include the refinancing of KCSI debt in January 2000.

  . Payment of debt issuance costs of $4.2 million in 1999 and $17.6 million for the nine months ended September 30, 2000.

  . Repurchases of KCSI common stock during 1997 ($50.2 million) and 1999
    ($24.6 million), which were funded with borrowings under existing lines of credit (as noted above) and internally generated cash flows.

  . Proceeds from stock plans of KCSI of $20.3 million, $17.9 million and $37.0 million in 1997, 1998 and 1999, respectively and $32.2 million and $17.8 million for the nine-month periods ended September 30, 1999 and 2000, respectively.

  . Payment of cash dividends by KCSI of $15.2 million, $17.8 million and $17.6 million in 1997, 1998 and 1999, respectively and $17.8 million and $4.8 million for the nine-month periods ended September 30, 1999 and 2000, respectively.

Capital Structure

   Capital Requirements. Capital improvements for KCSR/Gateway Western roadway track structure have historically been funded with cash flows from operations. We have traditionally used Equipment Trust Certificates for major purchases of locomotives and rolling stock, while using internally generated cash flows or leasing for other equipment. Through our Southern Capital joint venture, we have the ability to finance railroad equipment, and therefore, have increasingly used lease-financing alternatives for our locomotives and rolling stock. Southern Capital was used to finance the lease of the 50 new GE 4400 AC locomotives in November 1999. These locomotives are being financed by KCSR under operating leases with Southern Capital.

   Capital programs are primarily financed through internally generated cash flows. These internally generated cash flows were used to finance capital expenditures (property acquisitions) in 1997 ($76.8 million), 1998 ($69.9 million), 1999 ($106.2 million) and for the first nine months of 2000 ($79.0 million). Internally generated cash flows and borrowings under existing lines of credit are expected to be used to fund our capital programs for 2000 and 2001, currently estimated at approximately $100 million and $78 million, respectively, which include the following major items: maintenance of way; maintenance of equipment; transportation; information technology; administrative; marketing; and development of the Richards-Gebaur intermodal yard. In general, we estimate that approximately two-thirds of our capital expenditures are maintenance related.

   KCSR Maintenance. KCSR, like all railroads, is required to maintain its own property infrastructure. Portions of roadway and equipment maintenance costs are capitalized and other portions expensed (as components of material and supplies, purchased services and others), as appropriate. Maintenance and capital improvement programs are in conformity with the FRA's track standards and are accounted for in accordance with applicable regulatory accounting rules. Management expects to continue to fund roadway and equipment maintenance expenditures with internally generated cash flows. Maintenance expenses (exclusive of amounts capitalized) for way and structure (roadbed, rail, ties, bridges, etc.) and equipment (locomotives and rail cars) for the three years ended December 31, 1999, as a percentage of KCSR revenues are as follows:

                                                  KCSR Maintenance Expenses
                                             -----------------------------------
                                             Way and Structure     Equipment
                                             ----------------- -----------------
                                                    Percent of        Percent of
                                             Amount  Revenue   Amount  Revenue
                                             ------ ---------- ------ ----------
                                                    (dollars in millions)
     1997*.................................. $45.3     8.8%    $41.9     8.1%
     1998...................................  39.9     7.3%     45.2     8.2%
     1999...................................  36.7     6.7%     48.2     8.8%

--------
*Excludes restructuring, asset impairment and other charges.

   Credit Agreements. In January 2000, in conjunction with the re-capitalization of KCSI's debt structure, we entered into new credit agreements. See "Description of KCS Credit Facilities and Other Indebtedness."

   Overall Liquidity. We believe, based upon current expectations, our operating cash flows and available financing resources are sufficient to fund working capital and other requirements through 2001.

   We have financing available through our revolving line of credit with a maximum borrowing amount of $100 million (on January 2, 2001 the line of credit was reduced from $150 million to $100 million). As of September 30, 2000, $145 million was available under this revolving line of credit. As a result of such reduction, $95 million is currently available under this revolving line of credit. Our credit agreements contain, among other provisions, various financial covenants. We were in compliance with these various provisions, including the financial covenants, as of September 30, 2000. Because of certain financial covenants contained in the credit agreements, however, maximum utilization of our available lines of credit may be restricted.

   We also filed a Universal Shelf Registration Statement in September 1993, as amended in April 1996, for the offering of up to $500 million in aggregate amount of securities. The SEC declared that registration statement effective on April 22, 1996; however, no securities have been issued. We have not engaged an underwriter for these securities and have no current plans to issue securities under that registration statement. Subject to any restrictions under the KCS Credit Facilities, we expect that any net proceeds from the sale of securities under that registration statement would be added to our general funds and used principally for general corporate purposes, including working capital, capital expenditures and acquisitions of or investments in businesses and assets.

   We have a current liability of $14.2 million relating to the judgment from the Supreme Court of Louisiana in the Duncan case as discussed in "--Recent Developments." We are currently considering the options of satisfying the judgment or seeking relief in the Supreme Court of the United States. Through our available cash balances and credit facilities along with $7.0 million in insurance coverage related to this liability, we believe we have the necessary liquidity to meet this obligation.

   In connection with our debt restructuring in January 2000 (see "Description of KCS Credit Facilities and Other Indebtedness") we entered into senior secured credit facilities providing financing of up to $750 million, including a $200 million term loan due January 11, 2001 that was repaid with the proceeds from the private offering of the Outstanding Notes. The Outstanding Notes bear a fixed annual interest rate of 9.5% and are due on October 1, 2008.

   In January 2000, KCSI borrowed $125 million under a $200 million 364-day senior unsecured competitive advance/revolving credit facility to retire other debt obligations. Stilwell assumed this credit facility and repaid the $125 million in March 2000. Upon such assumption, KCSI was released from all obligations, and Stilwell became the sole obligor, under this credit facility. Our indebtedness decreased as a result of the assumption of this indebtedness by Stilwell.

   As discussed below in "Business--Significant Investments--Grupo TFM," TMM and we, or either TMM or we, could be required to purchase the Mexican government's interest in TFM. However, this provision is not exercisable prior to October 31, 2003. Also, on or prior to July 31, 2002, the Mexican government's interest in Grupo TFM may be called by TMM, an affiliate of TMM, and us, exercisable at the original amount (in U.S. dollars) paid by the Mexican government plus interest based on one-year U.S. Treasury securities.

   As discussed previously, in preparation for the Spin-off, KCSI completed a re-capitalization of its debt structure in January 2000. As part of the re-capitalization, we refinanced our public debt and revolving credit facilities. We believe that the new capital structure provides the necessary liquidity to meet anticipated operating, capital and debt service requirements and other commitments for the remainder of 2000 and 2001.

   Assuming the Spin-off had occurred as of December 31, 1999, our ratio of debt to total capitalization was 51.7% at September 30, 2000 compared to 61.9% at December 31, 1999.

   We anticipate that our ratio of debt to total capitalization will remain flat through 2001.

Other

 Significant Customer

   SWEPCO is our only customer which accounted for more than 10% of revenues during the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, respectively. Revenues related to SWEPCO during these periods were $67.0 million, $78.0 million, $75.9 million, $59.2 million and $59.4 million, respectively.

 Financial Instruments and Purchase Commitments

   Fuel costs are affected by traffic levels, efficiency of operations and equipment, and petroleum market conditions. Controlling fuel expenses is a concern of management, and expense savings remains a top priority. To that end, from time to time KCSR enters into forward diesel fuel purchase commitments and hedge transactions (fuel swaps or caps) as a means of fixing future fuel prices. Hedge transactions are correlated to market benchmarks and hedge positions are monitored to ensure that they will not exceed actual fuel requirements in any period. There were no fuel swap or cap transactions during 1997 and minimal purchase commitments were negotiated for 1997. However, at the end of 1997, KCSR had purchase commitments for approximately 27% of expected 1998 diesel fuel usage, as well as fuel swaps for approximately 37% of expected 1998 usage. As a result of actual fuel prices remaining below both the purchase commitment price and the swap price during 1998, KCSR's fuel expense was approximately $4.0 million higher. The purchase commitments resulted in a higher cost of approximately $1.7 million, while KCSR made payments of approximately $2.3 million related to the 1998 fuel swap transactions. At December 31, 1998, KCSR had purchase commitments and fuel swap transactions for approximately 32% and 16%, respectively, of expected 1999 diesel fuel usage. In 1999, KCSR saved approximately $0.6 million as a result of these purchase commitments. The fuel swap transactions resulted in higher fuel expense of approximately $1 million.

   At December 31, 1999, KCSR had no outstanding purchase commitments and had entered into two diesel fuel cap transactions for a total of six million gallons (approximately 10% of expected 2000 usage) at a cap price of $0.60 per gallon. These hedging instruments expired on June 30, 2000 and March 31, 2000. We received approximately $0.8 million during the nine months ended September 30, 2000 related to these diesel fuel cap transactions and recorded the proceeds as a reduction of diesel fuel expenses. Currently, KCSR has outstanding purchase commitments for approximately 12.6% of budgeted gallons of fuel for 2001 at an average price of $0.71 per gallon. There are currently no diesel fuel cap transactions.

   Additionally, in accordance with the provision of the KCS Credit Facilities requiring KCSR to manage its interest rate risk through hedging activity, in first quarter 2000 KCSR entered into five separate interest rate cap agreements for an aggregate notional amount of $200 million expiring on various dates in 2002. The interest rate caps are linked to LIBOR. A total of $100 million of the aggregate notional amount provides a cap on KCSR's interest rate of 7.25% plus the applicable spread, while a total of $100 million limits the interest rate to 7% plus the applicable spread. Counterparties to the interest rate cap agreements are major financial institutions who also participate in the KCS Credit Facilities. We believe that the risk of credit loss from counterparty non-performance is remote.

   These transactions are intended to mitigate the impact of rising fuel prices and interest rates and are recorded using hedge accounting policies as set forth in the notes to the consolidated financial statements. In general, KCSR enters into transactions such as those discussed above in limited situations based on management's assessment of current market conditions and perceived risks. Historically, KCSR has engaged in a limited number of such transactions and their impact has been insignificant. However, we intend to respond to evolving business and market conditions in order to manage risks and exposures associated with our various operations, and in doing so, may enter into transactions similar to those discussed above.

 Foreign Exchange Matters

   In connection with our investment in Grupo TFM (Mexico), matters arise with respect to financial accounting and reporting for foreign currency transactions and for translating foreign currency financial statements into U.S. dollars. We follow the requirements outlined in Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation" ("SFAS 52"), and related authoritative guidance.

   The purchase price paid by Grupo TFM for 80% of the common stock of TFM was fixed in Mexican pesos; accordingly, we were exposed to fluctuations in the U.S. dollar/Mexican peso exchange rate. In the event that the proceeds from the various financing arrangements did not provide funds sufficient for Grupo TFM to complete the purchase of TFM, we may have been required to make additional capital contributions to Grupo TFM. Accordingly, in order to hedge a portion of our exposure to fluctuations in the value of the Mexican peso versus the U.S. dollar, we entered into two separate forward contracts to purchase Mexican pesos--$98 million in February 1997 and $100 million in March 1997. In April 1997, we realized a $3.8 million pretax gain in connection with these contracts. This gain was deferred and has been accounted for as a component of our investment in Grupo TFM. These contracts were intended to hedge only a portion of our exposure related to the final installment of the purchase price and not any other transactions or balances.

   Prior to January 1, 1999, Mexico's economy was classified as "highly inflationary" as defined in SFAS 52. Accordingly, under the highly inflationary accounting guidance in SFAS 52, the U.S. dollar was used as Grupo TFM's functional currency, and any gains or losses from translating Grupo TFM's financial statements into U.S. dollars were included in the determination of its income (loss) from continuing operations. Equity earnings (losses) from Grupo TFM included in our results of operations reflected our share of such translation gains and losses.

   Effective January 1, 1999, the SEC staff declared that Mexico should no longer be considered a highly inflationary economy. Accordingly, we performed an analysis under the guidance of SFAS 52 to determine whether the U.S. dollar or the Mexican peso should be used as the functional currency for financial accounting and reporting purposes for periods subsequent to December 31, 1998. Based on the results of the analysis, we believe the U.S. dollar to be the appropriate functional currency for our investment in Grupo TFM; therefore, the financial accounting and reporting of the operating results of Grupo TFM will remain consistent with prior periods.

   Because we are required to report our equity in Grupo TFM earnings under U.S. GAAP and Grupo TFM reports under International Accounting Standards, fluctuations in deferred income tax calculations occur. The deferred income tax calculations are significantly impacted by fluctuations in the relative value of the Mexican peso versus the U.S. dollar and the rate of Mexican inflation, and can result in significant variances in the amount of equity earnings (losses) we report.

   We continue to evaluate existing alternatives with respect to utilizing foreign currency instruments to hedge our U.S. dollar investment in Grupo TFM as market conditions change or exchange rates fluctuate. At each of the periods ended September 30, 1999 and 2000 as well as December 31, 1998 and 1999, we had no outstanding foreign currency hedging instruments.

 Litigation

   We are involved as plaintiff or defendant in various legal actions arising in the normal course of business. While the ultimate outcome of our various legal proceedings cannot be predicted with certainty, we believe, after consulting with legal counsel, that our litigation reserves are adequate and that, except as disclosed in "Business--Legal Matters," these legal actions currently are not material to our consolidated results of operations, financial position or cash flows. For a further discussion of legal proceedings, see "Business--Legal Matters."

 Inflation

   Inflation has not had a significant impact on our operations in the past three years. Recent increases in fuel prices, however, have impacted our operating results during 2000. During the three- year period ended December 31, 1999, locomotive fuel expenses represented an average of 7.2% of KCSR/Gateway Western's combined total operating costs (exclusive of 1997 restructuring, asset impairment and other charges) compared to 9.4% of total KCSR/Gateway Western operating costs in the first nine months of 2000. Generally accepted accounting principles require the use of historical costs. Replacement cost and related depreciation expense of our property would be substantially higher than the historical costs reported. Any increase in expenses from these fixed costs, coupled with variable cost increases due to significant inflation, would be difficult to recover through price increases given the competitive environments of our principal subsidiaries. See "-- Foreign Exchange Matters" above with respect to inflation in Mexico.

          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   We utilize various financial instruments that entail certain inherent market risks. These instruments have not been entered into for trading purposes. The following information, together with information included in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 12 to our consolidated financial statements in this prospectus, describe the key aspects of certain financial instruments which have market risk to us.

Interest Rate Sensitivity

   Our floating-rate indebtedness totaled $278 million and $405 million at December 31, 1999 and September 30, 2000 respectively. The KCS Credit Facilities, comprised of different tranches and types of indebtedness, accrue interest based on target interest indexes (e.g., LIBOR, federal funds rate, etc.) plus an applicable spread, as set forth in the respective agreement. Due to the high percentage of variable rate debt associated with the restructuring of our debt, we are more sensitive to fluctuations in interest rates than in recent years.

   A hypothetical 100 basis points increase in each of the respective target interest indexes would result in additional interest expense of approximately $4 million on an annualized basis for the floating-rate instruments outstanding as of September 30, 2000. Assuming the $750 million KCS Credit Facilities had been entered into on January 1, 1999 and the full amount of these facilities were borrowed on that date and remained outstanding throughout the year, a 100 basis points increase in interest rates would have resulted in additional interest expense of approximately $7 million in 1999.

   Based upon the borrowing rates available to KCSI and its subsidiaries for indebtedness with similar terms and average maturities the fair value of long-term debt after consideration of the January 11, 2000 transaction was approximately $689 million at September 30, 2000 and $766 million at December 31, 1999. The fair value of long-term debt was $867 million at December 31, 1998.

Commodity Price Sensitivity

   KCSR has a program to hedge against fluctuations in the price of its diesel fuel purchases. This program is primarily completed using various swap or cap transactions. These transactions are typically based on the price of heating oil #2, which we believe to produce a high correlation to the price of diesel fuel. These transactions are generally settled monthly in cash with the counterparty.

   Additionally, from time to time, KCSR enters into forward purchase commitments for diesel fuel as a means of securing volumes at competitive prices. These contracts normally require KCSR to purchase defined quantities of diesel fuel at prices established at the origination of the contract.

   At December 31, 1999, we held fuel inventories for use in normal operations. These inventories were not material to our overall financial position.

   See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Other--Financial Instruments and Purchase Commitments."

Foreign Exchange Sensitivity

   We own an approximate 37% interest in Grupo TFM, incorporated in Mexico. In connection with this investment, matters arise with respect to financial accounting and reporting for foreign currency transactions and for translating foreign currency financial statements into U.S. dollars. Therefore, we have exposure to fluctuations in the value of the Mexican peso.

   While not currently utilizing foreign currency instruments to hedge our U.S. dollar investment in Grupo TFM, we continue to evaluate existing alternatives as market conditions and exchange rates fluctuate.

                               RAILROAD INDUSTRY

Industry Overview

   U.S. railroad companies are categorized by the STB into three types: Class I, Class II (Regional) and Class III (Local). There are currently eight Class I railroads in the United States, which can be further divided geographically by eastern or western classification. The eastern railroads are CSX, Grand Trunk Western (owned by CN), IC (owned by CN) and Norfolk Southern. The western railroads include BNSF, KCSR, Soo Line Railroad Company (owned by CP) and UP.

1999 Industry Highlights:

                                    Number of  Miles             Freight Revenue
Railroad Classification             Railroads Operated Employees  ($ thousands)
-----------------------             --------- -------- --------- ---------------
Class I (/1/)......................      9    120,986   177,557    $32,680,081
Regional...........................     36     21,250    11,372      1,764,646
Local..............................    510     28,422    12,454      1,448,508
                                       ---    -------   -------    -----------
    Total..........................    555    170,658   201,383    $35,893,235
                                       ===    =======   =======    ===========

--------
(1) There are currently eight Class I railroads in the United States due to the acquisition of the assets of Conrail by CSX and Norfolk Southern.

   Class I railroads generated total operating revenues of $32.7 billion in 1999. Revenues are derived generally from the shipment of products under negotiated contracts between suppliers and shippers and, to a lesser extent, published tariff rates. The shipment of coal is the primary source of Class I U.S. railroad revenues. The AAR estimates that in 1999, coal accounted for 43.7% of total Class I U.S. railroad volume in terms of tons originated and 21.8% of total Class I U.S. railroad carload revenues. The next largest commodity source was chemicals and allied products, which the AAR estimates in 1999 accounted for 8.9% of total Class I U.S. railroad volume in terms of tons originated and 13.0% of total Class I U.S. railroad carload revenues. The AAR estimates that intermodal traffic accounted for 15 to 20% of total Class I U.S. railroad carload revenues in 1999.

   In 1999, Class I railroads accounted for approximately 71% of total U.S. railroad mileage operated, approximately 88% of total U.S. railroad employees and approximately 91% of total U.S. railroad freight revenue. In 1999, Class I railroads had an estimated 40.3% share of the total U.S. intercity freight traffic in terms of ton-miles and an estimated 25.3% of the total U.S. intercity freight traffic in terms of tons carried. In terms of revenue, railroads accounted for an estimated 10%, trucks accounted for an estimated 81%, and domestic air accounted for an estimated 5% of the U.S. intercity commercial freight transportation market. Preliminary figures for 1999 indicate the following distribution of intercity freight traffic by transportation mode:

Distribution of Intercity Freight Traffic in Terms of Ton-Miles:

   Year                                Railroads Trucks Water Oil Pipelines Air
   ----                                --------- ------ ----- ------------- ----
   1994...............................   39.1%   27.8%  14.6%     18.1%     0.4%
   1995...............................   40.4    27.0   14.6      17.6      0.4
   1996r..............................   40.6    27.6   13.8      17.6      0.4
   1997...............................   40.2    28.2   13.8      17.5      0.4
   1998r..............................   40.2    28.6   13.6      17.3      0.4
   1999p..............................   40.3    29.4   13.1      16.8      0.4

--------
r-revised; p-preliminary
Sources: Association of American Railroads

Distribution of Intercity Freight-Ton Miles--1999 (preliminary)

[Logo Graph appears here]

Sources: Association of American Railroads

Industry Trends

   Since 1994, there has been significant consolidation among major North American rail carriers, including the 1995 merger of Burlington Northern, Inc. with Santa Fe Pacific Corporation, the 1995 merger of the UP with the Chicago and North Western Transportation Company and the 1996 merger of UP with SP. Further, CSX and Norfolk Southern purchased the assets of Conrail in 1998 and CN acquired the IC in 1999. As a result of this consolidation, the industry is now dominated by a few "mega-carriers."

   In late 1999, a merger was announced between BNSF and CN. After this announcement, the STB imposed a 15-month moratorium on Class I railroad merger activity while it reviews and rewrites the rules applicable to railroad consolidation. In July 2000 the STB's moratorium was upheld by the United States Court of Appeals for the District of Columbia. Subsequent to the court's decision, BNSF and CN announced the termination of their proposed merger. The moratorium, and more directly the new rules, will likely have a substantial effect on future railroad merger activity.

                                                                       Number of
                                                                        Class I
     Year                                                              Railroads
     ----                                                              ---------
     1940.............................................................    134
     1960.............................................................    109
     1980.............................................................     36
     1990.............................................................     14
     1995.............................................................     11
     1998.............................................................      9
     1999.............................................................      9
     2000.............................................................      8

The STB and Regulation

   The STB, an independent body administratively housed within the Department of Transportation, is responsible for the economic regulation of railroads within the United States. The STB's mission is to ensure that competitive, efficient and safe transportation services are provided to meet the needs of shippers, receivers and consumers.

   The STB was created by an Act of Congress known as the ICC Termination Act of 1995 ("ICCTA"). Passage of the ICCTA represented a further step in the process of streamlining and reforming the Federal economic regulatory oversight of the railroad, trucking and bus industries that was initiated in the late 1970's and early 1980's. The STB is authorized to have three members, each with a five-year term of office. The STB Chairman is designated by the President from among the STB's members.

   The STB adjudicates disputes and regulates interstate surface transportation. Railway transportation matters under the STB's jurisdiction in general include railroad rate and service issues, rail restructuring transactions (mergers, line sales, line construction and line abandonments) and railroad labor matters.

   The U.S. railroad industry was significantly deregulated with the passage of The Staggers Rail Act of 1980 (the "Staggers Act"). In enacting the Staggers Act, Congress recognized that railroads faced intense competition from trucks and other modes for most freight traffic and that prevailing regulation prevented them from earning adequate revenues and competing effectively. Through the Staggers Act, a new regulatory scheme allowing railroads to establish their own routes, tailor their rates to market conditions and differentiate rates on the basis of demand was put in place. The basic principle of the Staggers Act was that reasonable rail rates should be a function of supply and demand. The Staggers Act, among others things:

  . allows railroads to price competing routes and services differently to reflect relative demand;

  . allows railroads to enter into confidential rate and service contracts with shippers; and

  . abolishes collective rate making except among railroads participating in a joint-line movement.

   If it is determined that a railroad is not facing enough competition to hold down prices, then the STB has the authority to investigate the actions of the railroad.

   The Staggers Act has had a positive effect on the U.S. rail industry. Lower rail rates brought about by the Staggers Act (down 57% in inflation-adjusted terms from 1981 to 1998) have resulted in significant cost savings for shippers and their customers. After decades of steady decline, the rail market share of inter-city freight ton-miles bottomed out at 35.2% in 1978 and has trended slowly upward since then, reaching 40.6% in 1996 before falling slightly in 1997 and 1998.

Labor Relations

   Labor relations in the U.S. railroad industry are subject to extensive governmental regulation under the RLA. Under the RLA, national labor agreements are renegotiated when they become open for modification, but their terms remain in effect until new agreements are reached. Typically, neither management nor labor employees are permitted to take economic action until extended procedures are exhausted. Existing national union contracts with the railroads expired at the end of 1999. Included in the contracts was a provision for wages to increase automatically in the year following the contract expiration. As a result, Moody's Investors Service predicts that it is unlikely for meaningful negotiations to commence on rail labor contracts until nearly the end of 2000. In 1998 labor costs accounted for 34.7% of rail expenses.

   Railroad industry personnel are covered by the RRA instead of the Social Security Act. Employer contributions under the RRA are currently substantially higher than those under the Social Security Act and may rise further because of the increasing proportion of retired employees receiving benefits relative to the number of working employees. The RRA requires up to a 23.75% contribution by railroad employers on eligible wages, while the Social Security and Medicare Acts only require a 7.65% employer contribution on similar wage bases. Railroad industry personnel are also covered by FELA rather than by state workers' compensation systems. FELA is a fault-based system, with compensation for injuries settled by negotiation and litigation, which can be expensive and time-consuming. By contrast, most other industries are covered by state-administered no-fault plans with standard compensation schedules.

                                   BUSINESS

The Company

   We own one of eight Class I railroads in the United States and, along with our subsidiaries and joint ventures, own and operate a rail network comprised of approximately 6,000 miles of main and branch lines that link key commercial and industrial markets in the United States and Mexico. Through our strategic alliance with CN/IC, we have created a contiguous rail network of approximately 25,000 miles of main and branch lines connecting Canada, the United States and Mexico. We believe that, as a result of the strategic position of our railway, we are poised to continue to benefit from the growing north/south trade between the United States, Mexico and Canada promoted by the implementation of NAFTA. We offer services to companies in a wide range of markets including the coal, chemicals and petroleum, paper and forest, agricultural and mineral, and intermodal and automotive markets. For the twelve months ended September 30, 2000, we generated total revenues of $589.1 million, $56.3 million of operating income and EBITDA (as defined on page 16) of $132.2 million. EBITDA as presented excludes our equity in net earnings of unconsolidated affiliates of $19.0 million for the twelve months ended September 30, 2000 and unusual costs of $12.7 million in the fourth quarter of 1999.

   Our principal subsidiary, KCSR, founded in 1887, operates a rail network of approximately 2,800 miles of main and branch lines running on a north/south axis from Kansas City, Missouri to the Gulf of Mexico and on an east/west axis from Meridian to Dallas. In addition to KCSR, our operations include Gateway Western, a wholly-owned subsidiary, an approximate 37% interest in Grupo TFM, and a 49% interest in Mexrail, which wholly owns Tex-Mex. In addition, Mexrail owns the northern half of the rail bridge at Laredo which spans the Rio Grande River into Mexico. TFM operates the southern half of the bridge. Gateway Western, a regional rail carrier, operates approximately 400 route miles of main and branch lines running from East St. Louis to Kansas City. Grupo TFM owns 80% of TFM, which operates a railroad of approximately 2,700 miles of main and branch lines running from the U.S./Mexican border at Laredo to Mexico City and serves three of the four major ports in Mexico. Tex-Mex operates approximately 150 miles of main and branch lines between Laredo and the port city of Corpus Christi. We also own 50% of the common stock of the Panama Canal Railway Company, which holds the concession to operate a 47-mile railroad located adjacent to the Panama Canal. That railroad is currently being reconstructed and is expected to resume operations in 2001.

   Our expanded rail network interconnects with all other Class I railroads and provides customers with an effective alternative to other railroad routes, giving direct access to Mexico and the southwestern United States through less congested interchange hubs. Eastern railroads and their customers can bypass the congested gateways at Chicago, St. Louis, Memphis and New Orleans by interchanging with us at Meridian, Jackson and East St. Louis. Other railroads can also interconnect with us at our other gateways at Kansas City, Birmingham, Shreveport, Dallas, New Orleans, Beaumont and Laredo. Our rail network links directly to major trading centers in northern Mexico through TFM at Laredo, where more than 50% of all rail and truck traffic between the two countries crosses the border.

   Our network is further expanded through marketing agreements with Norfolk Southern and I&M Rail Link. Our marketing agreements with Norfolk Southern allow us to capitalize on our east/west Meridian Speedway, which runs from Meridian to Dallas, to gain incremental traffic volume between the southeast and the southwest. Our marketing agreement with I&M Rail Link provides us with access to Minneapolis and Chicago and to originations of corn and other grain in Iowa, Minnesota and Illinois.

Rail Network

 Owned Network

   KCSR owns and operates 2,756 miles of main and branch lines and 1,179 miles of other tracks in a nine-state region that includes Missouri, Kansas, Arkansas, Oklahoma, Mississippi, Alabama,

Tennessee, Louisiana and Texas. KCSR has the shortest north/south rail route between Kansas City and several key ports along the Gulf of Mexico in Louisiana, Mississippi and Texas and an east/west rail route between Meridian and Dallas. This geographic reach enables us to service a customer base that includes electric generating utilities and a wide range of companies in the chemical and petroleum, agricultural and mineral, paper and forest, and automotive and intermodal markets.

   Gateway Western owns and operates 402 miles of main and branch lines linking Kansas City with East St. Louis and Springfield, Illinois. In addition, Gateway Western has limited haulage rights between Springfield and Chicago that allow Gateway Western to move traffic that originates or terminates on its rail lines. Gateway Western provides us with access to East St. Louis, and allows us to avoid the more congested and costly St. Louis terminal.

 Significant Investments

  Mexrail

   In 1995 we invested approximately $23 million to acquire a 49% economic interest in Mexrail, which owns 100% of Tex-Mex and certain other assets. Tex-Mex and TFM operate the international rail traffic bridge at Laredo spanning the Rio Grande River. TMM, the largest shareholder of TFM through Grupo TFM, owns the remaining 51% of Mexrail. The bridge at Laredo is the most significant entry point for rail traffic between Mexico and the United States. Tex-Mex also operates a 157-mile rail line extending from Laredo to Corpus Christi and has 99-year trackage rights granted pursuant to a 1996 STB decision totaling approximately 360 miles between Corpus Christi and Beaumont, where Tex-Mex connects with KCSR. The Mexrail investment provides us with a vital link between our U.S. operations through KCSR and our Mexican operations through TFM.

   In early 1999, Tex-Mex completed Phase II of a new rail yard in Laredo. Phase I of the project was completed in December 1998 and included four tracks comprising approximately 6.5 miles. Phase II of the project consisted of two new intermodal tracks totaling approximately 2.8 miles. Although groundwork for an additional ten tracks has been completed, construction on those ten tracks has not yet begun. Capacity of the Laredo yard is currently approximately 800 freight cars and, upon completion of all tracks, is expected to be approximately 2,000 freight cars.

   On November 16, 1999, KCSR and Tex Mex entered into a Memorandum of Understanding (the "MOU") with UP wherein UP agreed to sell to Tex Mex a line of railroad extending 84.5 miles between Rosenberg, Texas and Victoria, Texas and to grant Tex Mex trackage rights over short segments of track at each end of this line for purposes of ingress and egress. The MOU provided that the purchase price for the line would be determined through arbitration. That arbitration set a purchase price of $9.2 million. The line acquisition also required the prior approval or exemption of the transaction by the STB. By its Order entered on December 8, 2000, the STB granted Tex Mex's Petition for Exemption and exempted the transaction from this prior approval requirement. On January 5, 2001, Tex Mex advised UP by letter of its intent to close the transaction. The MOU requires that the purchase be closed within sixty (60) days after the date of this notice letter, or on or before March 6, 2001.

  Grupo TFM

   In 1997 we invested $298 million to obtain a 36.9% interest in Grupo TFM. TMM and a TMM affiliate own 38.5% of Grupo TFM and the Mexican government owns 24.6% of Grupo TFM. Grupo TFM owns 80% of the common stock of TFM. The remaining 20% of TFM was retained by the Mexican government. TFM is both a strategic and financial investment for us. Strategically our investment in TFM promotes the NAFTA growth strategy whereby we, along with strategic partners in our expanded rail network, can provide transportation services between the heart of Mexico's industrial base, the U.S. and Canada. TFM seeks to establish its railroad as the primary inland freight transporter linking

Mexico with the U.S. and Canadian markets along the NAFTA corridor. TFM's strategy is to provide reliable customer service, capitalize on foreign trade growth and convert truck tonnage to rail.

   Under the Concession, TFM operates the Northeast Rail Lines, which are located along a strategically significant corridor between Mexico and the U.S., and have as their core routes a key portion of the shortest, most direct rail passageway between Mexico City and the southern, midwestern and eastern United States. These rail lines are the only rail lines which serve Nuevo Laredo, the largest rail freight exchange point between the United States and Mexico. TFM's rail lines connect the most populated and industrialized regions of Mexico with Mexico's principal U.S. border railway gateway at Laredo. In addition, this rail system serves three of Mexico's four primary seaports at Veracruz and Tampico on the Gulf of Mexico and Lazaro Cardenas on the Pacific Ocean. TFM serves 15 Mexican states and Mexico City, which together represented approximately 69% of the country's population and accounted for approximately 70% of its estimated gross domestic product in 1997. The Laredo gateway is the most important interchange point for rail freight between the United States and Mexico. In 1999, approximately 55% of all rail traffic, based on revenue, between the two nations crossed the border at Laredo. As a result, we believe TFM's routes are integral to Mexico's foreign trade.

   This route structure enables us to benefit from growing trade resulting from the increasing integration of the North American economy through NAFTA. Trade between Mexico and the United States has grown significantly from 1993 through 1999. Through Tex-Mex and KCSR, as well as through interchanges with other major U.S. railroads, TFM provides its customers with access to an extensive network through which they may distribute their products throughout North America and overseas.

   Financially, we believe TFM has significant railroad growth potential. TFM's operating strategy has been to increase productivity and maximize operating efficiencies. With Mexico's economic progress, growth of NAFTA trade between Mexico, the United States and Canada, and superior customer focused rail service, we believe the growth potential of TFM is significant. We believe TFM has been a successful privatization of a previously government operated rail network.

   Since TFM commenced operations in June 1997 it has made significant progress, which is reflected in its financial results. In 1999, TFM increased revenues by 22% from 1998, while increasing EBITDA by 30.0% over the same period. The increase in EBITDA is attributable to a significant improvement in operating ratio. TFM has substantially lowered its operating ratio to 77.2% for 1999 from 82.2% in 1998 and 93.9% for the first six months following commencement of its operations in June 1997. TFM further lowered its operating ratio to 72.4% for the first nine months of 2000. This operating ratio achievement is significant given that the weighted average operating ratio for the eight major North American or "Class I" railroads was approximately 84% for 1999. Based upon the relatively low labor costs prevailing in Mexico coupled with revenue growth opportunities, we believe that TFM has the potential to achieve additional operating ratio improvements.

   Under the Concession, TFM operates 2,661 miles of main and branch lines and an additional 838 miles of sidings, spur tracks and main line under trackage rights. TFM has the right to operate the rail lines, but does not own the land, roadway or associated structures. Approximately 91% of the main line operated by TFM consists of continuously welded rail. As of December 31, 1999, TFM owned 416 locomotives, owned or leased from affiliates 6,522 freight cars and leased from non-affiliates 98 locomotives and 4,960 freight cars.

  Panama Canal Railway Company

   The Panama Canal Railway is a north-south railroad traversing the Panama isthmus between the Pacific and Atlantic Oceans. Its origins date back to the late 1800's and the railway serves as a complement to the Panama Canal shipping channel. The railroad is currently under reconstruction and is expected to be completed by mid-2001 with commercial operations to begin immediately thereafter. We believe the prime potential and opportunity of the Panama Canal Railway will be in the movement of traffic between the ports of Balboa and Colon for shipping customers repositioning of containers. We have had significant interest from both shipping companies and port terminal operators. In addition, there has been interest in passenger traffic for both commuter and pleasure/tourist travel. While only 47 miles long, we believe the Panama Canal Railway provides us with a unique opportunity to participate in transoceanic shipments as a complement to the existing Canal traffic.

   In January 1998, the Republic of Panama awarded the Panama Canal Railway Company, a joint venture between us and Mi-Jack, the concession to reconstruct and operate the Panama Canal Railway. As of September 30, 2000, we have invested approximately $9.5 million toward the reconstruction of the existing 47-mile railway which runs parallel to the Panama Canal and, upon reconstruction, will provide international shippers with a railway transportation medium to complement the Panama Canal. In November 1999, the Panama Canal Railway Company completed the financing arrangements for this project with the International Finance Corporation ("IFC"), a member of the World Bank Group.

 Expanded Network

   Through our strategic alliance with CN/IC and marketing agreements with Norfolk Southern and the I&M Rail Link we have expanded our domestic geographic reach beyond that covered by our owned network.

   Strategic Alliance with Canadian National and Illinois Central.

   In 1998 KCSR, CN and IC announced a 15-year strategic alliance aimed at coordinating the marketing, operations and investment elements of north-south rail freight transportation. The strategic alliance did not require STB approval and was effective immediately. This alliance connects Canadian markets, the major midwest U.S. markets of Detroit, Chicago, Kansas City and St. Louis and the key southern markets of Memphis, Dallas and Houston. It also provides U.S. and Canadian shippers with access to Mexico's rail system through our connections with Tex-Mex and TFM.

   In addition to providing access to key north-south international and domestic U.S. traffic corridors, our alliance with CN/IC is intended to increase business primarily in the automotive and intermodal markets and also in the chemical and petroleum and paper and forest products markets. This alliance has provided opportunities for revenue growth and positioned us as a key provider of rail service for NAFTA trade.

   Under a separate agreement, KCSR and CN formed a management group made up of representatives from both railroads to develop plans for the construction of new facilities to support business development, including investments in automotive, intermodal and transload facilities at Memphis, Dallas, Kansas City and Chicago. This agreement also granted KCSR certain trackage and haulage rights and granted CN and IC certain haulage rights. Under the terms of this agreement, and through action taken by the STB, in October 2000 we gained access to six additional chemical customers in the Geismar, Louisiana industrial area through haulage rights.

   Marketing Agreements with Norfolk Southern.

   In December 1997 we entered into a three-year marketing agreement with Norfolk Southern and Tex-Mex which allows us to increase our traffic volume along our east-west corridor between Meridian and Dallas by using interchange points with Norfolk Southern. This agreement provides Norfolk Southern run-through service with access to Dallas and the Mexican border at Laredo while avoiding the congested rail gateways of Memphis and New Orleans. This agreement will be automatically renewed for additional three-year terms unless written notice of termination is given at least 90 days prior to the expiration of the then-current term.

   In May 2000 we entered into an agreement with Norfolk Southern under which we will provide haulage services for intermodal traffic between Meridian and Dallas and receive fees for those services from Norfolk Southern. Under this agreement Norfolk Southern may quote rates and enter into transportation service contracts with shippers and receivers covering this haulage traffic. Unless renewed by Norfolk Southern, this agreement terminates on December 31, 2003.

   This new marketing agreement with Norfolk Southern provides us with additional sources of intermodal business. The current arrangement envisions approximately two trains per day running both east and west between our connection with the Norfolk Southern at Meridian and our BNSF connection at Dallas. The structure of the agreement provides for lower gross revenue to KCSR but improved operating income, since as a haulage arrangement fuel and car hire expenses are the responsibility of Norfolk Southern not KCSR. We believe this business has additional growth potential as Norfolk Southern seeks to shift its traffic to southern gateways to increase its length of haul.

   Marketing Agreement with I&M Rail Link.

   In May 1997 we entered into a marketing agreement with I&M Rail Link which provides us with access to Minneapolis and Chicago and to originations of corn and other grain in Iowa, Minnesota and Illinois. Through this marketing agreement, we receive and originate shipments of grain products for delivery to 35 poultry industry feed mills on our network. Grain is currently our largest export product to Mexico. This agreement is terminable upon 90 days notice.

   Haulage Rights.

   As a result of the 1988 acquisition of the Missouri-Kansas-Texas Railroad by UP, we were granted (1) haulage rights between Council Bluffs, Iowa, Omaha and Lincoln, Nebraska and Atchison and Topeka, Kansas on the one hand and Kansas City, Missouri on the other hand, and (2) a joint rate agreement for our grain traffic between Beaumont, Texas on the one hand and Houston and Galveston, Texas on the other hand. We have the right to convert these haulage rights to trackage rights. Our haulage rights require UP to move our traffic in UP trains; trackage rights would allow us to operate our trains over UP tracks. Our rights have a term of 199 years.

Markets Served

   The following summarizes combined KCSR/Gateway Western revenue and carload statistics by commodity category:

                                                          Carloads and Intermodal
                                    Revenues                       Units
                         ------------------------------ ---------------------------
                                                Nine                        Nine
                              Year Ended       Months      Year Ended      Months
                             December 31,       Ended     December 31,      Ended
                         -------------------- September ----------------- September
                          1997   1998   1999  30, 2000  1997  1998  1999  30, 2000
                         ------ ------ ------ --------- ----- ----- ----- ---------
                             (dollars in millions)            (in thousands)
General Commodities:
  Chemical and
   petroleum............ $137.5 $143.5 $132.7  $ 96.3   168.5 172.2 165.5   117.5
  Paper and forest......  107.3  110.3  105.0    80.4   177.3 175.3 167.8   121.9
  Agricultural and
   mineral..............  118.6  128.5  121.6    92.5   165.5 179.0 176.1   127.3
                         ------ ------ ------  ------   ----- ----- -----   -----
    Total general
     commodities........  363.4  382.3  359.3   269.2   511.3 526.5 509.4   366.7
  Intermodal and
   automotive...........   43.5   48.1   60.6    47.0   163.3 187.1 233.9   194.7
  Coal..................  102.9  117.9  117.4    82.3   178.3 205.3 200.8   143.8
                         ------ ------ ------  ------   ----- ----- -----   -----
    Carload revenues and
     total carloads and
     intermodal units...  509.8  548.3  537.3   398.5   852.9 918.9 944.1   705.2
  Other rail-related
   revenues.............   50.7   48.5   49.1    32.3     --    --    --      --
                         ------ ------ ------  ------   ----- ----- -----   -----
      Total............. $560.5 $596.8 $586.4  $430.8   852.9 918.9 944.1   705.2
                         ====== ====== ======  ======   ===== ===== =====   =====

 Coal

   Coal has historically been one of our most stable sources of revenues and is the largest single commodity handled by KCSR. In 1999, coal revenues represented 20.0% of KCSR/Gateway Western combined total revenues. Substantially all of our coal customers are under long term contracts. Our coal contracts have an average term of approximately five years. Our most significant customer is SWEPCO, which we serve under contract until 2006. We deliver coal to nine electric generating plants, including SWEPCO facilities in Flint Creek, Arkansas and Welsh, Texas, Kansas City Power and Light plants in Kansas City and Amsterdam, Missouri, an Empire District Electric Company plant near Pittsburg, Kansas and an Entergy Gulf States plant in Mossville, Louisiana. SWEPCO and Entergy Gulf States together comprised approximately 80% of KCSR/Gateway Western's total coal revenues in 1999. The coal we transport originates in the Powder River Basin in Wyoming and is transferred to our rail lines at Kansas City. We also transport coal as an intermediate carrier for a Western Farmers Electric Cooperative plant from Kansas City to Dequeen, Arkansas, where it interchanges with a short-line carrier for delivery to the plant, and deliver lignite to an electric generating plant at Monticello, Texas. In the fourth quarter of 1999, we began serving as a bridge carrier for coal deliveries to a Texas Utilities electric generating plant in Martin Lake, Texas.

 Chemicals and Petroleum

   Chemical and petroleum products accounted for approximately 22.6% of KCSR/Gateway Western combined total revenues in 1999. We transport chemical and petroleum products via tank and hopper cars primarily to markets in the southeast and northeast United States through interchange with other rail carriers. We expect certain products revenues within this commodity group to improve in the future as a result of our access, which began on October 1, 2000 under our agreement with CN, to additional chemical customers in the Geismar, Louisiana industrial corridor, which is one of the largest concentrations of chemical suppliers in the world.

 Paper and Forest

   Paper and forest products accounted for approximately 17.9% of KCSR/Gateway Western combined total revenues in 1999. Our rail lines run through the heart of the southeastern U.S. timber-producing region. We believe that trees from this region tend to grow faster and that forest products made from them are generally less expensive than those from other regions. As a result, southern yellow pine products from the southeast are increasingly being used at the expense of western producers who have experienced capacity reductions because of public policy considerations. We serve eleven paper mills directly and six others indirectly through short-line connections. Our customers include International Paper Company, Georgia Pacific Corporation and Riverwood International. Primary traffic includes pulp and paper, lumber, panel products (plywood and oriented strand board), engineered wood products, pulpwood, woodchips and raw fiber used in the production of paper, pulp and paperboard.

 Agricultural and Mineral

   Agricultural and mineral products accounted for approximately 20.8% of KCSR/Gateway Western combined total revenues in 1999. Agricultural products consist of domestic and export grain, food and related products. Shipper demand for agricultural products is affected by competition among sources of grain and grain products as well as price fluctuations in international markets for key commodities. In our domestic grain business, we receive and originate shipments of grain and grain products for delivery to feed mills serving the poultry industry. Through our marketing agreement with I&M Rail Link, we have access to sources of corn and other grain in Iowa and other Midwestern states. We currently serve 35 feed mills along our rail lines throughout Arkansas, Oklahoma, Texas, Louisiana, Mississippi and Alabama. Export grain shipments include primarily wheat, soybean and corn transported over our own rail lines to the Gulf of Mexico for international destinations and to Mexico via Laredo. Over the long term, we expect our grain shipments to increase as a result of our strategic investments in Tex-Mex and TFM given Mexico's reliance on grain imports. Food and related products consist mainly of soybean meal, grain meal, oils and canned goods, sugar and beer. Our mineral shipments consist of a variety of products including metal, scrap and slab steel, waste, military equipment, ores, clay, stone and cement. These products are transported to customers for numerous uses. Slab steel products are used primarily in the oil industry for the manufacture of drill pipe. Military equipment is shipped to and from several military bases on our rail lines, and stone products are used in highway construction.

 Intermodal and Automotive

   Intermodal products accounted for approximately 10.3% of KCSR/Gateway Western combined total revenues in 1999. The intermodal freight business consists of hauling freight containers or truck trailers by a combination of water, rail and motor carriers, with rail carriers serving as the link between the other modes of transportation. Our intermodal business has grown significantly over the last seven years with intermodal units increasing from 61,748 in 1993 to 221,816 in 1999 and intermodal revenues increasing from $17 million to $51 million during the same period. Through our dedicated intermodal train service between Meridian and Dallas, we compete directly with truck carriers along the Interstate 20 corridor.

   The intermodal business is highly price and service driven as the trucking industry maintains certain competitive advantages over the rail industry. Trucks are not obligated to provide or maintain rights of way and do not have to pay real estate taxes on their routes. In prior years, the trucking industry diverted a substantial amount of freight from railroads as truck operators' efficiency over long distances increased. In response to these competitive pressures, railroad industry managements sought avenues to improve the competitiveness of rail traffic and forged numerous alliances with truck companies in order to move more traffic by rail and provide faster, safer and more efficient service to their customers. We have entered into agreements with several trucking companies for train service between Dallas and Meridian.

   As KCSR/Gateway Western's intermodal revenues increased rapidly, margins on certain intermodal business declined. In 1999 we addressed the declining margins by increasing certain intermodal rates effective September 1, 1999 and by closing two underperforming intermodal facilities at Salisaw, Oklahoma and Port Arthur, Texas on our north/south route. We expect these actions to improve the profitability and operating efficiency of our intermodal business segment.

   Our strategic alliance with CN/IC and our marketing agreements with Norfolk Southern should enable us to further capitalize on the growth potential of intermodal freight revenues, particularly for traffic moving between points in the upper midwest and Canada to Kansas City, Dallas and Mexico. Furthermore, we are in the process of transforming the former Richards-Gebaur Airbase in Kansas City to a U.S. customs pre-clearance processing facility, the Kansas City International Freight Terminal, which we expect to handle and process large volumes of domestic and international intermodal freight. Upon completion, we expect this facility to provide additional opportunities for intermodal revenue growth. Through an agreement with Mazda through the Ford Motor Company Claycomo manufacturing facility located in Kansas City, KCSR developed an automotive distribution facility at the Richards-Gebaur facility. This facility became operational in April 2000 for the movement of Mazda vehicles. Full intermodal and automotive operations at the facility are expected to be complete in 2001 and will provide KCSR with additional capacity in Kansas City.

   Vehicle parts moving into Mexico from the northern sections of the United States and finished vehicles moving from Mexico into the United States provide opportunities for our expanded network. CN/IC, Norfolk Southern and TFM have a significant number of automotive production facilities on their rail lines. Our rail network essentially serves as the connecting bridge carrier for these movements of automotive parts and finished vehicles.

 Other

   Other non-general commodities revenues include a variety of miscellaneous services provided to customers and interconnecting carriers and accounted for approximately 8.4% of total combined KCSR/Gateway Western revenues in 1999. Major items in this category include railcar switching services, demurrage (car retention penalties) and drayage (local truck transportation services). Also included in this category are haulage services we perform for the benefit of BNSF under an agreement which continues through 2004 and includes minimum volume commitments.

Sales and Marketing

   We employ a total of 16 sales and 26 marketing professionals on a full-time basis. Our marketing staff is organized by product category, while our sales staff is generally organized by geographic region. Transportation needs vary depending upon the type of customer and its specific market. Consequently, our sales and marketing staffs are composed of professionals who are knowledgeable about the particular markets and customers they cover. Our sales and marketing professionals work together to maintain existing relationships as well as ascertain opportunities for incremental business with additional customers in a given market. Our sales and marketing professionals market our services through customer visits, direct customer contacts, telemarketing, trade shows and industry meetings. In addition, our marketing force focuses on conducting market and competitive research to identify new business and strategic opportunities. Our rates, service design changes, equipment supply and traffic scheduling are generally communicated by our sales and marketing forces and depend upon the customer, specific market and specific geographic route. Our sales staff uses competitive market information and detailed knowledge about our customers to tailor services to the specific needs of our customers. Our sales and marketing staffs are compensated through both salaries and stock option and stock-ownership programs. We believe that this method of compensation focuses our sales and marketing professionals on establishing and maintaining profitable long-term customer relationships.

   In connection with our strategic alliance with CN/IC, we are undertaking coordinated sales and marketing efforts to attract new customers in the United States and Canada. Our alliance allows our and CN/IC's salesmen to quote single through rates from origin to destination along our expanded network, including through rates to specific destinations in Mexico. We coordinate similar programs related to steel and other shipments with TFM to maximize asset utilization.

Customer Service

   Most of our customer services are centralized in our Customer Service Center ("CSC") in Shreveport. Shippers can contact our CSC 24 hours a day, seven days a week to receive prompt responses to a range of shipping inquiries. CSC performance is measured by internally generated service standards. For example, over 90% of all incoming calls to the CSC are answered within the first three rings. Our CSC is staffed with 120 clerks and 12 managers who have expertise in the transportation of specific commodities. Our representatives interact closely with our other employees to provide fast solutions to customer needs and requests. In addition, our dedicated problem resolution team communicates to our field managers specific problems on behalf of customers for immediate resolution, while our proactive monitoring team consistently monitors system traffic and communicates this information to customers.

   Our CSC can help our customers check the status of shipments traveling on any of KCSR, Tex-Mex, TFM or Gateway Western. We use electronic data interchange ("EDI") and now receive approximately 70% of all bills of lading from customers electronically. Inquiries regarding invoices and bills of lading are directed to our customer service specialists, revenue accounting staff or credit and collections personnel depending on the issue in question. Our customers can use the Internet to track shipments through our website. In conjunction with other rail carriers we are working to develop web portals which include nationwide tracking and tracing of shipments, bills of lading, electronic billing and payment, shipment priority, capacity management and car ordering through an industry initiative called steelroads.com.

Systems and Technology

 Management Control System Project

   In April 1997 we entered into an agreement with International Business Machines Corporation ("IBM") to jointly develop a management control system ("MCS") which includes the following elements:

  . a new waybill system;

  . a new transportation system;

  . a work queue management infrastructure;

  . a service scheduling system;

  . enhanced revenue and car accounting systems; and

  . EDI interfaces to the new systems.

   We implemented our MCS on Gateway Western in the first quarter of 2000 and plan to begin implementation on KCSR in the first quarter of 2001. Under our agreement with IBM, we along with IBM intend to market our MCS to other railroads and we may receive royalties from any sales of our MCS.

   We expect our MCS to provide more accurate and timely information on terminal dwell time, car velocity through terminals and priority of switching to meet schedules. We believe that our MCS will provide better analytical tools for us to make decisions based on more extensive statistics. A data warehouse will provide the foundation of an improved decision support infrastructure. By making decisions based upon that information, we intend to improve our utilization of both locomotives and rolling stock and thereby reduce cycle times and costs. With the implementation of service scheduling, we also expect our MCS to provide improved customer service through improved advanced planning, real-time decision support and improved measurements. By designing all new business processes around workflow technology, we intend to more effectively follow key operating statistics to measure productivity and improve performance across our entire operations.

   We also expect our MCS to improve clerical and information technology group efficiencies. We believe that information technology and other support groups will be able to reduce maintenance costs, increase their flexibility to respond to new requests and improve productivity. By using a layered design approach, we expect to be able to extend our MCS to new technologies as they become available. Our MCS can be modified to connect customers with our applications via the Internet and will be constructed to support multiple railroads, permit modifications to accommodate the local language requirements of the area and operate across multiple time zones.

 Train Dispatching System

   KCSR is currently operating on two types of train dispatching systems, Direct Train Control ("DTC") and Centralized Traffic Control ("CTC"). DTC uses direct radio communication between dispatchers and engineers to coordinate train movement. DTC is used on approximately 68% of KCSR's track, including the track from Shreveport to Meridian and Shreveport to New Orleans. CTC controls switches and signals in the field from the dispatcher's desk top via microwave link. CTC is used on approximately 32% of KCSR's track, including the track from Kansas City to Beaumont and Shreveport to Dallas. CTC is normally utilized on heavy traffic areas with single main line or heavy traffic areas with multiple routes. Each dispatcher currently has his assigned territory displayed on high resolution monitors driven by a mini-mainframe in Shreveport with a remote station in Beaumont. KCSR has implemented a new dispatching computer system expected to enhance the overall efficiency of train movements on the railroad system.

Properties and Equipment

 KCSR/Gateway Western's Combined Fleet

                                                                    As of
                                                              December 31, 1999
                                                              ------------------
                                                               Leased    Owned
                                                              --------- --------
Locomotives
  Road Units.................................................       324      126
  Switch Units...............................................        59       10
  Other......................................................       --         8
                                                              --------- --------
    Total Locomotives........................................       383      144
                                                              ========= ========
Rolling Stock
  Box Cars...................................................     6,298    2,012
  Hopper Cars................................................     2,434    1,475
  Flat Cars (Intermodal & Others)............................     1,554      679
  Gondolas...................................................       845       78
  Auto Rack..................................................       201      --
  Tank Cars..................................................        33       55
                                                              --------- --------
    Total Rolling Stock......................................    11,365    4,299
                                                              ========= ========

   As of December 31, 1999, KCSR's fleet consisted of 495 diesel locomotives, of which 120 were owned, 335 were leased from affiliates and 40 were leased from non-affiliates. Approximately 50 of KCSR's older, less efficient locomotives are not currently in use and certain of these may be sold or leased to third parties. KCSR leased 50 new General Electric 4400 AC locomotives from Southern Capital during the fourth quarter of 1999. In 2000, operating lease expense increased by approximately $7.3 million due to these new leases. As of December 31, 1999, KCSR's fleet of rolling stock consisted of 15,337 freight cars, of which 4,164 were owned, 3,181 were leased from affiliates and 7,992 were leased from non-affiliates. All of the locomotives and rolling stock leased from affiliates are leased through Southern Capital, a 50-50 joint venture with GATX Capital Corporation formed in October 1996. Some of our owned equipment is subject to liens created under conditional sales agreements, equipment trust certificates and leases in connection with the original purchase or lease of such equipment.

   Certain KCSR property statistics follow:

                                                       1997     1998     1999
                                                      -------  -------  -------
     Route miles--main and branch line...............   2,845    2,756    2,756
     Total track miles...............................   4,036    3,931    3,935
     Miles of welded rail in service.................   2,030    2,031    2,032
     Main line welded rail (% of total)..............      63%      64%      64%
     Cross ties replaced............................. 332,440  255,591  275,384

     Average Age (in years):
     Wood ties in service............................    15.1     15.8     16.0
     Rail in main and branch line....................    26.0     25.5     26.5
     Road locomotives................................    22.1     23.3     21.7
     All locomotives.................................    22.8     23.9     22.5

   In support of our transportation operations, we own and operate repair shops, depots and office buildings along our right-of-way. A major facility, the Deramus Yard, is located in Shreveport, Louisiana and includes a general office building, locomotive repair shop, car repair shops, customer service center, material warehouses and fueling facilities totaling approximately 227,000 square feet. We also own a 107,800 square foot facility in Pittsburg, Kansas that previously was used as a diesel locomotive repair facility. This facility was closed during 1999. We also own freight and truck maintenance buildings in Dallas totaling approximately 125,200 square feet. Our executive offices are located in an eight-story office building in Kansas City which is leased from one of our subsidiaries. We also own a 21,000 square foot freight car repair shop in Kansas City and approximately 15,000 square feet of office space in Baton Rouge, Louisiana.

   We own five intermodal facilities located in Dallas, Kansas City, Shreveport, New Orleans, and Jackson, Mississippi which are operated by third party contractors. We are currently in the process of constructing an automotive and intermodal facility at the former Richards-Gebaur Airbase in Kansas City, Missouri. For further discussion See "--Markets Served-- Intermodal and Automotive."

   We own 8.3% of Kansas City Terminal Railway Company, which owns and operates approximately 80 miles of track and operates an additional eight miles of track under trackage rights in greater Kansas City, Missouri. We also lease for operating purposes certain short sections of track owned by various other railroad companies and jointly own certain other facilities with these railroads.

   We own 1,025 acres of property located on the waterfront in the Port Arthur, Texas area, which includes 22,000 linear feet of deep-water frontage and three docks. Port Arthur is an uncongested port with direct access to the Gulf of Mexico. Approximately 75% of this property is available for development. Through wholly owned subsidiaries we operate a 12,000 square foot railroad wood tie treating plant in Vivian, Louisiana under an industrial revenue bond lease arrangement with an option to purchase, own a 70 acre coal and petroleum coke bulk handling facility in Port Arthur, Texas and own and operate a microwave system, which extends essentially along our right-of-way from Kansas City to Dallas, Beaumont, Port Arthur and New Orleans. Our other subsidiaries own approximately 8,000 acres of land at various points adjacent to our right-of-way, a 354,000 square foot warehouse at Shreveport and several former railway buildings which are now being rented to non-affiliated companies, primarily as warehouse space. We own 80% of Wyandotte Garage Corporation, which owns a 1,147 space parking facility adjacent to our executive offices in downtown Kansas City that is used by our employees, our affiliates and the general public. We are in negotiations for the lease of new office space in downtown Kansas City for our principal executive offices.

Competition

   Our rail operations compete against other railroads, many of which are much larger and have significantly greater financial and other resources than us. Since 1994, there has been significant consolidation among major North American rail carriers, including the 1995 merger of BNSF, the 1995 merger of UP/CNW and the 1996 merger of UP with SP. Further, CSX and Norfolk Southern purchased the assets of Conrail in 1998 and CN acquired the IC in June 1999. As a result of this consolidation, the industry is now dominated by a few "mega-carriers". We believe that our revenues were negatively affected by the UP/SP and BN/SF mergers, which both led to diversions of rail traffic away from our lines. We also believe that our revenues have been negatively impacted by the congestion resulting from the Norfolk Southern and CSX takeover of Conrail. We regard the larger western railroads, in particular, as significant competitors to our operations and prospects because of their substantial resources. The ongoing impact of these mergers is uncertain. We believe, however, that because of our investments and strategic alliances, we are positioned to attract additional rail traffic through our "NAFTA Railway."

   In late 1999, a merger was announced between BNSF and CN. Subsequent to this announcement, the STB imposed a 15-month moratorium on Class I railroad merger activities, while it reviews and rewrites the rules applicable to railroad consolidation. In July 2000 the STB's moratorium was upheld by the United States Court of Appeals for the District of Columbia. The moratorium, and more directly the new rules, will likely have a substantial effect on future railroad merger activity. Subsequent to the court's decision, BNSF and CN announced the termination of their proposed merger.

   Truck carriers have eroded the railroad industry's share of total transportation revenues. Changing regulations, subsidized highway improvement programs and favorable labor regulations have improved the competitive position of trucks in the United States as an alternative mode of surface transportation for many commodities. Standard & Poor's Research Services estimates that fuel expense accounts for approximately 7% of railroads' total expenses compared to 14% of truckload carriers' total expenses. Intermodal traffic and certain other traffic face highly price sensitive competition, particularly from motor carriers. In the United States, the truck industry frequently is more cost and transit-time competitive than railroads, particularly for distances of less than 300 miles. We are subject to competition from motor carriers, barge lines and other maritime shipping, which compete with us across certain routes in our operating area. Mississippi and Missouri River barge traffic, among others, compete with KCSR in the transportation of bulk commodities such as grains, steel and petroleum products. However, rail carriers, including KCSR, have placed an emphasis on competing in the intermodal marketplace, working together to provide end-to-end transportation of products.

   While deregulation of freight rates has enhanced the ability of railroads to compete with each other and with alternative modes of transportation, this increased competition has resulted in downward pressure on freight rates. Competition with other railroads and other modes of transportation is generally based on the rates charged, the quality and reliability of the service provided and the quality of the carrier's equipment for certain commodities.

Employees and Labor Relations

   At December 31, 1999, we had approximately 2,900 employees. Approximately 83% of KCSR and 88% of Gateway Western employees, respectively, are covered under various collective bargaining agreements.

   In 1996 national labor contracts governing KCSR were negotiated with all major railroad unions, including the United Transportation Union, the Brotherhood of Locomotive Engineers, the Transportation Communications International Union, the Brotherhood of Maintenance of Way Employees and the International Association of Machinists and Aerospace Workers. Although these labor contracts expired on December 31, 1999, formal negotiations to enter into new agreements are in progress and the 1996 labor contracts will remain in effect until new agreements are reached. The provisions of the various labor agreements generally include periodic general wage increases, lump-sum payments to workers and greater work rule flexibility, among other provisions. We do not expect that those negotiations or the resulting labor agreements will have a material impact on our consolidated results of operations, financial condition or cash flows.

   We acquired MidSouth in 1993. Labor agreements related to former MidSouth employees covered by collective bargaining agreements reopened for negotiations in 1996. These agreements entail eighteen separate groups of employees and are not included in the national labor contracts. We have reached new agreements with all but one of these unions. While discussions with this one union are ongoing, we do not anticipate that those discussions or the resulting labor agreement will have a material impact on our consolidated results of operations, financial condition or cash flows.

   Most Gateway Western employees are covered by collective bargaining agreements that extended through December 1999. Negotiations on those agreements began in late 1999, and those agreements will remain in effect until new agreements are reached. We do not anticipate that those negotiations or the resulting labor agreements will have a material impact on our consolidated results of operations, financial condition or cash flows.

Insurance

   KCSI maintains multiple insurance programs for its various subsidiaries including rail liability and property, general liability, marine terminal operators liability, directors and officers coverage, workers compensation coverage and various specialized coverages for specific entities as needed. Coverage for KCSR is by far the most significant part of the KCSI program. It includes, liability coverage up to $250 million subject to a $3 million deductible and certain aggregate limitations and property coverage up to $200 million subject to a $2 million deductible and certain aggregate limitations. We believe that our insurance program is in line with industry norms and provides adequate coverage for potential losses.

Joint Venture Arrangements

 Mexrail

   The share purchase agreement dated as of October 5, 1995 between us and TMM which governs our investment in Mexrail provides, among other things, that we have a right of first refusal if (1) TMM decides to sell all or a portion of its Mexrail common stock, (2) TMM votes its Mexrail common stock in favor of a merger or consolidation involving Mexrail or Tex-Mex or any plan to sell all or substantially all of the assets of Mexrail or Tex-Mex or (3) Mexrail decides to sell all or a portion of its Tex-Mex common stock. The share purchase agreement also gives us the right to appoint two of Mexrail's five directors and four of Tex-Mex's nine directors.

 Grupo TFM

   In December 1995, we entered into a joint venture agreement with TMM. The purposes of the joint venture were, among others, to provide for the formation of Grupo TFM, to provide for our participation in the upcoming privatization of the Mexican national railway system through Grupo TFM, and to promote the movement of rail traffic over Tex-Mex, TFM and KCSR. The term of the joint venture agreement was automatically renewed for a term of three years on December 1, 2000 and will automatically renew for additional terms of three years each unless either TMM or we give notice of termination at least 90 days prior to the end of the then-current term. The joint venture agreement may also terminate under certain circumstances prior to the end of a term, including upon a change of control or bankruptcy of either TMM or us or a material default by TMM or us. Upon termination of the agreement, any joint venture assets which are not held in our or TMM's name will be distributed proportionally to TMM and us. The joint venture does not have any material assets and we believe that a termination of the joint venture agreement would not have a material adverse effect on us or our interests in Mexrail or Grupo TFM.

   The Grupo TFM by-laws and the shareholders agreement dated May 1997, between us, Caymex Transportation, Inc., Grupo Servia, TMM and TMM Multimodal, S.A. de C.V. which governs our investment in Grupo TFM (1) restrict each of the parties to the shareholders agreement from directly or indirectly transferring any interest in Grupo TFM or TFM to a competitor of the parties, Grupo TFM or TFM without the prior written consent of each of the parties, (2) prohibit any transfer of shares of Grupo TFM to any person other than an affiliate without the prior consent of Grupo TFM's board of directors and (3) provide that KCSI, Grupo Servia and TMM may not transfer control of any subsidiary holding all or any portion of shares of Grupo TFM to a third party other than an affiliate or another party to the shareholders agreement without the consent of the other parties to the shareholders agreement. The Grupo TFM by-laws grant the shareholders of Grupo TFM a right of first refusal to acquire shares to be transferred by any other shareholder in proportion to the number of shares held by each non-transferring shareholder, although holders of preferred shares or shares with special or limited rights are only entitled to acquire those shares and not ordinary shares. The shareholders agreement requires that the boards of directors of Grupo TFM and TFM be constituted to reflect the parties' relative ownership of the ordinary voting common stock of Grupo TFM.

   TFM holds the Concession to operate Mexico's Northeast Rail Lines for the 50 years beginning in June 1997 and, subject to certain conditions, has an option to extend the Concession for an additional 50 years. The Concession is subject to certain mandatory trackage rights and is only exclusive for 30 years. Additionally, the Mexican government may revoke exclusivity after 20 years if it determines that there is insufficient competition and may terminate the Concession as a result of certain conditions or events, including (1) TFM's failure to meet its operating and financial obligations with regard to the Concession under applicable Mexican law, (2) a statutory appropriation by the Mexican government for reasons of public interest and (3) liquidation or bankruptcy of TFM. TFM's assets and its rights under the Concession may also be seized temporarily by the Mexican government.

   In January 1997, Grupo TFM paid approximately $565 million to the Mexican government as approximately 40% of the purchase price for 80% of TFM. Grupo TFM funded this initial installment of the TFM purchase price with capital contributions from TMM and KCSI. KCSI contributed approximately $298 million to Grupo TFM, of which approximately $277 million was used by Grupo TFM as part of the initial installment payment. KCSI financed this contribution using borrowings under then-existing lines of credit.

   In June 1997, Grupo TFM paid approximately $835 million to the Mexican government as the remaining portion of the purchase price for 80% of TFM. Grupo TFM funded this payment with a significant portion of the funds obtained from: (1) senior secured term credit facilities ($325 million); (2) senior notes and senior discount debentures ($400 million); (3) proceeds from the sale of 24.6% of

Grupo TFM to the Mexican government (approximately $199 million based on the then effective U.S. dollar/Mexican peso exchange rate); and (4) additional capital contributions from TMM and KCSI (approximately $1.4 million from each partner). Additionally, Grupo TFM entered into a $150 million revolving credit facility for general working capital purposes. The Mexican government's interest in Grupo TFM is in the form of limited voting right shares. KCSI, TMM and an affiliate of TMM, Grupo Servia, S.A. de C.V. ("Grupo Servia"), have a call option for the Mexican government's interest in Grupo TFM which is exercisable, prior to July 31, 2002, at the original amount (in U.S. dollars) paid by the Mexican government plus interest based on one-year U.S. Treasury securities. In addition, after the expiration of that call option, KCSI, TMM and Grupo Servia have a right of first refusal to purchase the Mexican government's interest in Grupo TFM if the Mexican government wishes to sell that interest to a third party which is not a governmental entity. On or after October 31, 2003 the Mexican government has the option to sell its 20% interest in TFM through a public offering or to Grupo TFM at the initial share price paid by Grupo TFM plus interest. In the event that Grupo TFM does not purchase the Mexican government's 20% interest in TFM, the government may require TMM and KCSI, or either TMM or KCSI, to purchase its interest. KCSI and TMM have cross indemnities in the event the Mexican government requires only one of them to purchase its interest. The cross indemnities allow the party required to purchase the Mexican government's interest to require the other party to purchase its pro rata portion of such interest. However, if KCSI were required to purchase the Mexican government's interest in TFM and TMM could not meet its obligations under the cross-indemnity, then KCSI would be obligated to pay the total purchase price for the Mexican government's interest. If we and TMM, or either us or TMM alone, had been required to purchase the Mexican goverment's 20% interest in TFM as of September 30, 2000, the total purchase price would have been approximately $472.2 million. TMM and KCSI are currently in negotiations with the Mexican government that may lead to a purchase of the Mexican government's interest in TFM at a discount from the current option price. During the third quarter of 2000, Grupo TFM accomplished a refinancing of approximately $285 million of its senior secured credit facility through the issuance of a U.S. Commercial Paper Program backed by a letter of credit. This refinancing provides the ability for Grupo TFM to pay limited dividends.

 Panama Canal Railway Company

   The financing for this project is comprised of a $5 million investment from the IFC and senior loans through the IFC in an aggregate amount of up to $45 million. The investment of $5 million from the IFC is comprised of non-voting preferred shares which pay a 10% cumulative dividend. The preferred shares may be redeemed at the IFC's option any year after 2008 at the lower of (1) a net cumulative internal rate of return of 30% or (2) eight times earnings before interest, income taxes, depreciation and amortization for the two years preceding the redemption that is proportionate to the IFC's percentage ownership in Panama Canal Railway Company. Under the terms of the concession, we are, under certain limited conditions, a guarantor for up to $15 million of cash deficiencies associated with the reconstruction project and, if Panama Canal Railway Company terminates the concession contract without the IFC's consent, a guarantor for up to 50% of the outstanding senior loans. We expect the total cost of the reconstruction project to be $75 million and do not expect our equity commitment to exceed $16.5 million (excluding the guarantees described above).

 Southern Capital

   In 1996, we and GATX Capital Corporation ("GATX") formed a 50-50 joint venture--Southern Capital--to perform certain leasing and financing activities. Southern Capital's operations are the acquisition of locomotives and rolling stock and the leasing thereof to KCSR and other rail entities. Concurrent with the formation of this joint venture, KCSR entered into operating leases with Southern Capital for substantially all the locomotives and rolling stock which KCSR contributed or sold to Southern Capital at the time of formation of the joint venture. GATX contributed cash in the joint venture transaction formation. In addition, Southern Capital formerly managed a portfolio of non-rail loan portfolio assets primarily in the amusement entertainment, construction and trucking industries which it sold in April 1999 to Textron Financial Corporation, thereby leaving only the rail equipment related assets leased to KCSR.

   The purpose for the formation of Southern Capital is to partner a Class I railroad in KCSR with an industry leader in the rail equipment financing in GATX. Southern Capital provides us with access to attractive equipment financing alternatives.

Legal Matters

   We are involved as plaintiff or defendant in various legal actions arising in the normal course of business. While the ultimate outcome of our various legal proceedings cannot be predicted with certainty, we believe, after consulting with legal counsel, that our litigation reserves are adequate and that, except as disclosed below, these legal actions currently are not material to our consolidated results of operations, financial position or cash flows. The following outlines two significant ongoing cases:

 Duncan Case

   In 1998, a jury in Beauregard Parish, Louisiana returned a verdict against KCSR in the amount of $16.3 million. This case arose from a railroad crossing accident that occurred at Oretta, Louisiana on September 11, 1994, in which three individuals were injured. Of the three, one was injured fatally, one was rendered quadriplegic and the third suffered less serious injuries.

   Subsequent to the verdict, the trial court held that the plaintiffs were entitled to interest on the judgment from the date the suit was filed, dismissed the verdict against one defendant and reallocated the amount of that verdict to the remaining defendants. The resulting total judgment against KCSR, together with interest, was approximately $28.0 million as of September 30, 2000.

   On November 3, 1999, the Third Circuit Court of Appeals in Louisiana affirmed the judgment. Subsequently KCSR sought and obtained review of the case in the Supreme Court of Louisiana. On October 30, 2000 the Supreme Court of Louisiana entered its order affirming in part and reversing in part the judgment. The net effect of the Louisiana Supreme Court action was to reduce the allocation of negligence to KCSR and reduce the judgment, with interest, against KCSR from approximately $28 million to approximately $14.2 million (approximately $9.7 million of damages and $4.5 million of interest), which is in excess of KCSR's insurance coverage of $10 million for this case. KCSR filed an application for rehearing in the Supreme Court of Louisiana which was denied on January 5, 2001. KCSR then sought a stay of judgment in the Louisiana court. The Louisiana court denied the stay application on January 12, 2001. KCSR is currently evaluating its options of settling this case or seeking relief in the United States Supreme Court.

   We had previously recorded a liability of approximately $3.0 million for this case. Although we believe we have meritorious defenses and will continue to seek relief from the judgment, we believe, based on the Supreme Court of Louisiana's decision, that it is prudent to record an additional liability of $11.2 million and a receivable in the amount of $7.0 million representing the amount of the insurance coverage. This resulted in recording $4.2 million of net operating expense in the accompanying consolidated financial statements for the period ended September 30, 2000.

 Bogalusa Cases

   In July 1996, KCSR was named as one of twenty-seven defendants in various lawsuits in Louisiana and Mississippi arising from the explosion of a rail car loaded with chemicals in Bogalusa, Louisiana in October 1995. The explosion released nitrogen dioxide and oxides of nitrogen into the atmosphere over parts of Bogalusa and the surrounding area and caused evacuations and injuries. Approximately 25,000 residents of Louisiana and Mississippi have asserted claims to recover damages allegedly caused by exposure to the released chemicals.

   We neither owned nor leased the rail car or the rails on which it was located at the time of the explosion in Bogalusa. We did, however, move the rail car from Jackson to Vicksburg, Mississippi, where it was loaded with chemicals, and back to Jackson, where the car was tendered to the IC. The explosion occurred more than 15 days after we last transported the rail car. The car was loaded in excess of its standard weight, but under its capacity, when we transported it to interchange with the IC.

   The trial of a group of twenty plaintiffs in the Mississippi lawsuits arising from the chemical release resulted in a jury verdict and judgment in our favor in June 1999. The jury found that we were not negligent and that the plaintiffs had failed to prove that they were damaged. The trial of the Louisiana class action is scheduled to commence on June 11, 2001. The trial of a second group of Mississippi plaintiffs is scheduled for January 2002.

   We believe that our exposure to liability in these cases is remote. If we were to be found liable for punitive damages in these cases, such a judgment could have a material adverse effect on our results of operations, financial position and cash flows.

 Houston Cases

   In August 2000, KCSR and certain of its affiliates were added as defendants in lawsuits pending in Jefferson and Harris Counties, Texas. These lawsuits allege damage to approximately 3,000 plaintiffs as a result of an alleged toxic chemical release from a tank car in Houston, Texas on August 21, 1998. Litigation involving the shipper and the delivering carrier has been pending for some time, but KCSR, which handled the car during the course of its transport, was not previously a defendant. On information currently available, we believe our exposure to damages in these cases to be immaterial.

 Jaroslawicz Class Action

   On October 3, 2000, a lawsuit was filed in the New York State Supreme Court purporting to be a class action on behalf of our preferred shareholders, and naming us, our Board of Directors and Stilwell Financial Inc. as defendants. This lawsuit seeks a declaration that the Spin-off was a defacto liquidation of us, alleges violation of directors' fiduciary duties to the preferred shareholders and also seeks a declaration that the preferred shareholders are entitled to receive the par value of their shares and other relief. We filed a motion to dismiss with prejudice in the New York State Supreme Court on December 22, 2000, but have not received a ruling on this motion. We believe the suit to be groundless and will defend the matter vigorously.

 Other

   We are defendants in a number of personal injury actions, brought primarily by former employees and third-party contractors, involving alleged exposure to asbestos in connection with our historical locomotive maintenance operations. In addition, we also are subject to claims alleging hearing loss as a result of alleged elevated noise levels in connection with our current and former operations. We are aggressively defending these matters and have established liability reserves which we believe are adequate to cover our expected costs. Nevertheless, due to the inherent unpredictability of litigation, we could incur substantial related costs above our reserved amounts.

Environmental Matters

   Our operations are subject to extensive federal, state and local environmental laws and regulations concerning, among other things, air emissions, water discharges, waste management, hazardous substance transportation, handling and storage, decommissioning of underground storage tanks, and soil and groundwater contamination. The major environmental laws to which we are subject include, among others, the Federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA," also known as "Superfund"), the Toxic Substances Control Act, the Federal Water Pollution Control Act, and the Hazardous Materials Transportation Act. CERCLA can impose joint and several liability for cleanup and investigation costs, without regard to fault or the legality of the original conduct, on current and predecessor owners and operators of a site, as well as those who generate, or arrange for the disposal of, hazardous substances. We do not believe that compliance with environmental law will impair our competitive capability or result in any material additional capital expenditures, operating or maintenance costs. As part of serving the petroleum and chemicals industry, KCSR transports hazardous materials and has a Shreveport, Louisiana-based hazardous materials emergency team available to handle environmental issues that might occur in the transport of such materials. Additionally, we perform ongoing review and evaluation of the various environmental issues that arise in our operations, and, as necessary, take actions to limit our exposure to potential liability.

   Because we transport and generate large quantities of hazardous substances, and due to the fact that many of our current and former properties are or have been used for industrial purposes, we are subject to potentially material liabilities relating to the investigation and cleanup of contaminated properties and to claims alleging personal injury or property damage as the result exposures to, or release of, hazardous substances. Although we are responsible for investigating and remediating contamination at several locations, and have been identified as a potentially responsible party at several third party locations to which we may have sent waste in the past, based on currently available information, we do not expect any related liabilities, individually or collectively, to have a material impact on our results of operations, financial position or cash flows. In the event that we become subject to more stringent cleanup requirements at these sites, we discover new or more widespread contamination or we become subject to related personal or property damage claims, however, we could incur material costs in connection with these sites.

   We are responsible for investigating and remediating contamination at several locations which we formerly leased to industrial tenants. For example, in North Baton Rouge, Louisiana, we are solely responsible for investigating and remediating soil and groundwater contamination at two contiguous properties which we leased to third parties. We are seeking recovery against one of these tenants, Western Petrochemicals, Inc., which remains at the site. The second tenant, Export Drum, Inc., is bankrupt. We have established reserves that we believe are adequate to address the costs we expect to incur at this site.

   Similarly, in Port Arthur, Texas, we are responsible for investigating, remediating and closing property that we formerly leased to a company that reconditioned drum storage containers. We sued the former tenant and other parties for a portion of the cleanup costs, and received approximately $326,000 in a mediated settlement. We have established reserves that we believe are adequate to address additional costs we expect to incur at this site.

   In connection with another similar property, a portion of which we own and formerly leased to a tenant that conducted wood preservative treatment operations, the Louisiana Department of Environmental Quality sought recovery against us in a matter captioned Louisiana Department of Environmental Quality, Docket No. IAS 88-0001-A. This action was resolved in our favor, and the operator of the plant, Joslyn Manufacturing Company ("Joslyn"), is required to indemnify us for any costs relating to contamination it caused at the site pursuant to our former lease agreements. Due to ongoing investigations at the site, including an EPA investigation pursuant to CERCLA, either the EPA or the state may seek additional cleanup and seek recovery of additional related costs. In addition, if the site is added to the EPA's National Priority List, KCSR, as the property owner, would likely be named a potentially responsible party in any future EPA or related action. We believe that Joslyn's indemnity obligation to us would cover that eventuality. However, in the event that Joslyn should become bankrupt or otherwise fail to satisfy its indemnification obligations, we could incur substantial costs at this site.

   In 1996, the Louisiana Department of Transportation ("LDOT") sued KCSR and a number of other defendants in Louisiana state court to recover cleanup costs incurred by LDOT while constructing Interstate Highway 49 at Shreveport, Louisiana (Louisiana Department of Transportation v. The Kansas City Southern Railway Company, et al., Case No. 417190-B in the First Judicial District Court, Caddo Parish, Louisiana). The cleanup was associated with an old oil refinery site, operated by the other named defendants. KCSR's main line was adjacent to that site, and KCSR was included in the suit because LDOT claims that a 1966 derailment on the adjacent track released hazardous substances onto the site. Based on a number of factors, including primarily the fact that the site appears to have been primarily affected by refinery operations which pre-dated the derailment, we believe that our exposure at this site is limited.

   In another proceeding, Louisiana Department of Environmental Quality, Docket No. IE-0-91-0001, KCSR was named as a party in the alleged contamination of Capitol Lake in Baton Rouge, Louisiana. During 1994, the list of potentially responsible parties was significantly expanded to include the State of Louisiana, and the City and Parish of Baton Rouge, among others. Studies commissioned by KCSR indicate that contaminants contained in the lake were not generated by KCSR. Management and counsel do not believe this proceeding will have a material effect on us.

   We also are subject to potential liability in connection with a foundry site in Alexandria, Louisiana that we once owned through a former subsidiary and leased to a foundry operator. That operator, Ruston Foundry, is still operating at the site and, we believe, is required to indemnify us for environmental liabilities pursuant to our former lease agreement. The site is on the CERCLA National Priorities List, and potential cleanup costs are substantial. We do not possess sufficient information to precisely assess our exposure, although, based on our experience with such matters, the existence of other potential defendants, and Ruston Foundry's indemnification obligations, we do not expect costs associated with this site to materially affect us.

   In addition to these matters, the Mississippi Department of Environmental Quality ("MDEQ") initiated a demand on all railroads operating in Mississippi to clean up their refueling facilities and investigate any soil and groundwater impacts resulting from past refueling activities. KCSR has six facilities located in Mississippi. KCSR has developed a plan, together with the State of Mississippi, that we believe will satisfy the MDEQ's initiative. Estimated costs to complete the studies and expected remediation have been provided for in our consolidated financial statements and are not expected to have a material impact on our consolidated results of operations or financial position.

   The Illinois Environmental Protection Agency ("IEPA") has sued Gateway Western for alleged violations of state environmental laws relating to the 1997 spill of 18,000 gallons of methyl isobutyl carbinol from a tank car in Gateway Western's East St. Louis yard. Remediation continues and progress is reported to the IEPA on a quarterly basis and will continue until IEPA clean-up standards have been achieved. Remediation is expected to be complete in 2000 and estimated costs have been provided for in our consolidated financial statements. The parties reached a tentative negotiated settlement of the lawsuit in November 1998, which provides that Gateway Western pay a penalty and further, that it fund a Supplemental Environmental Project in St. Claire County, Illinois. The cleanup costs and the settlement of the lawsuit are not expected to have a material impact on our consolidated results of operations, financial position or cash flows.

   Finally, we are investigating and remediating contamination associated with historical roundhouse and fueling operations at Gateway Western yards located in East St. Louis, Illinois, Venice, Illinois, Kansas City, Missouri and Mexico, Missouri. Also, in connection with a program begun in 1993 to remove all underground storage tanks from Gateway Western properties, we are conducting investigation and cleanup activities at several sites. We do not expect costs relating to these activities to materially affect us.

   We have established accruals that we believe are adequate with respect to remediation and restoration costs that may be required to comply with existing environmental laws and regulations in connection with various environmental issues. At December 31, 1999, these accruals were not material. Although these costs cannot be predicted with certainty, we believe that the ultimate outcome of identified matters will not have a material adverse effect on our consolidated results of operations, financial condition or cash flows.

                                  MANAGEMENT

Directors and Executive Officers

   The following table sets forth certain information concerning each of the directors and executive officers of KCSI:

      Name                Age Position
      ----                --- --------
      Michael R. Haverty   56 Chairman of the Board, President and Chief
                              Executive Officer
                              Executive Vice President and Chief Operating
      Gerald K. Davies     56 Officer
      Robert H. Berry      56 Senior Vice President and Chief Financial Officer
      Richard P. Bruening  61 Senior Vice President, General Counsel and
                              Corporate Secretary
      Warren K. Erdman     42 Vice President--Corporate Affairs
      Thomas G. King       44 Vice President and Treasurer
      Louis G. Van Horn    42 Vice President and Comptroller
      A. Edward Allinson   66 Director
      Michael G. Fitt      69 Director
      James R. Jones       61 Director
      Landon H. Rowland    63 Director
      Byron G. Thompson    68 Director

   The directors of KCSR are Michael R. Haverty, Gerald K. Davies, Robert H. Berry, Richard P. Bruening and Albert W. Rees.

   Michael R. Haverty has served as the President and Chief Executive Officer of KCSI since July 12, 2000 and as a director since May 1995. Mr. Haverty has served as Chairman of the Board of KCSI since January 1, 2001. Mr. Haverty served as Executive Vice President of KCSI from May 1995 until July 12, 2000. He has been President and Chief Executive Officer of KCSR since May 1995.
Mr. Haverty has served as Chairman of the Board of KCSR since November 1999. He also serves as the President and a director of Mexrail and as a director and Co-Chairman of the Board of Directors of the Panama Canal Railway Company. Mr. Haverty is also a director and Chairman of the Executive Committee of the Board of Directors of Grupo TFM, an affiliate of KCSI. He previously served as Chairman and Chief Executive Officer of Haverty Corp., a transportation investment business from 1993 to May 1995, acted as an independent executive transportation adviser from 1991 to 1993 and was President and Chief Operating Officer of The Atchison, Topeka and Santa Fe Railway Company from 1989 to 1991. Mr. Haverty is also a director of Midwest Grain Products, Inc. of Atchison, Kansas.

   Gerald K. Davies has served as Executive Vice President and Chief Operating Officer of KCSI since July 18, 2000. Mr. Davies joined KCSR in January 1999 as the Executive Vice President and Chief Operating Officer. Mr. Davies has served as a director of KCSR since November 1999. Prior to joining KCSR, Mr. Davies served as the Executive Vice President of Marketing with Canadian National Railway from 1993 through 1998. Mr. Davies held senior management positions with Burlington Northern Railway from 1976 to 1984 and 1991 to 1993, respectively, and with CSX Transportation from 1984 to 1991.

   Robert H. Berry has served as Senior Vice President and Chief Financial Officer of KCSI since July 18, 2000. Mr. Berry has served as Senior Vice President and Chief Financial Officer of KCSR since June 1997 and as a director of KCSR since November 1999. Mr. Berry is also a director of Grupo TFM. Prior to joining KCSR, Mr. Berry was employed by Northern Telecom for 21 years in various senior financial positions, including Vice President--Finance of NorTel Communications Systems, Inc. from 1995 to 1997 and Vice President-- Finance for Bell Atlantic Meridian Systems from 1993 to 1995. Mr. Berry is a Certified Public Accountant.

   Richard P. Bruening has served as Vice President, General Counsel and Corporate Secretary of KCSI since July 1995. Mr. Bruening's title of Vice President was changed to Senior Vice President on July 18, 2000. From May 1982 to July 1995, he served as Vice President and General Counsel of KCSI. Mr. Bruening has also served as Senior Vice President, General Counsel and Corporate Secretary of KCSR since July 1995 and as a director of KCSR since September 1987.

   Warren K. Erdman has served as Vice President--Corporate Affairs of KCSI since April 15, 1997 and as Vice President--Corporate Affairs of KCSR since May 1997. Prior to joining KCSI, Mr. Erdman served as Chief of Staff to United States Senator Kit Bond of Missouri from 1987 to 1997.

   Thomas G. King has served as Vice President and Treasurer of KCSI since July 18, 2000 and as Vice President and Treasurer of KCSR since November 1999. Mr. King has also served as Vice President and Treasurer of KCS Transportation Company since May 1997. Mr. King has served as Vice President and Treasurer of Gateway Western since November 1999. Mr. King served as Treasurer of Gateway Western from May 1997 to October 1999, and as Vice President and Chief Financial Officer from December 1989 to May 1997. Mr. King is a Certified Public Accountant.

   Louis G. Van Horn has served as Vice President and Comptroller of KCSI since May 1996. He has also served as Vice President and Comptroller of KCSR since 1995. He was Comptroller of KCSI from September 1992 to May 1996. From January 1992 to September 1992, he served as Assistant Comptroller of KCSI. Mr. Van Horn is a Certified Public Accountant.

   A. Edward Allinson has been a director of KCSI since 1990. He has served as the Chief Executive Officer and Chairman of the Board of EquiServe LP ("EquiServe") since January 1, 2000. EquiServe provides stock transfer and related services to publicly listed corporations. Prior to joining EquiServe, Mr. Allinson was an Executive Vice President of State Street Bank and Trust Company, Chairman of the Board of Directors of Boston Financial Data Services, Inc. ("BFDS"), and Executive Vice President of State Street Corporation from March 1990 through December 1999. BFDS provides full service share owner accounting and recordkeeping services to mutual funds, selected services to certain retirement plans and certain securities transfer services. DST Systems, Inc. owns 50% of BFDS. Mr. Allinson is also a director of DST Systems, Inc.

   Michael G. Fitt has been a director of KCSI since 1986. Prior to retirement, he was Chairman and Chief Executive Officer of Employers Reinsurance Corporation of Overland Park, Kansas, from 1980 through 1992 and President of that company from 1979 through 1991. Employers Reinsurance Corporation, a subsidiary of General Electric Capital Services, Inc., is a reinsurance company. Mr. Fitt is also a director of DST Systems, Inc.

   James R. Jones has been a director of KCSI since November, 1997. He is Special Counsel to the firm of Manatt, Phelps & Phillips. He is also Chairman of Globe Ranger Corp. Mr. Jones was President of Warnaco Inc. International Division from 1997 through 1998; U.S. Ambassador to Mexico from 1993 through 1997 and Chairman and Chief Executive Officer of the American Stock Exchange from 1989 through 1993. Mr. Jones served as a member of the U.S. Congress representing Oklahoma for 14 years. He was White House Special Assistant and Appointments Secretary to President Lyndon Johnson. Mr. Jones is also a director of Anheuser-Busch, Grupo Modelo S.A. de C.V., San Luis Corporacion, TV Azteca, and Keyspan Energy Corporation.

   Landon H. Rowland has been a director of KCSI since 1983 and served as Chairman of the Board of KCSI from 1997 through December 31, 2000. Mr. Rowland served as President of KCSI from July 1983 to July 12, 2000 and as Chief Executive Officer from January 1987 to July 12, 2000. Mr. Rowland is also a director of Grupo TFM, an affiliate of KCSI, and TMM, the largest shareholder in each of Mexrail and Grupo TFM. Mr. Rowland is Chairman of the Board of Directors of Stilwell Financial Inc.

   Byron G. Thompson has been a director of KCSI since August 17, 2000. Mr. Thompson has served as Chairman of the Board of Country Club Bank, n.a., Kansas City since February 1985. Prior to that time, Mr. Thompson served as Vice Chairman of Investment Banking at United Missouri Bank of Kansas City and as a member of the Board of United Missouri Bancshares, Inc.

   Albert W. Rees has served as a director of KCSR since May 1996. He has also served as Senior Vice President--International Operations of KCSR since January 1999. From June 1995 to January 1999, Mr. Rees served as Senior Vice President--Operations of KCSR. Prior to joining KCSR, Mr. Rees was with The Atchison, Topeka and Santa Fe Railway Company, serving as Vice President-- Quality Management from June 1991 to June 1995 and as Vice President-- Operations from June 1989 through May 1991. Mr. Rees also serves as a director and chairman of the executive committee of each of the Kansas City Terminal Railway Company and Tex-Mex.

Compensation of Directors

   Directors who are our officers or employees do not receive any fees or other compensation for their services as directors. Outside Directors are not paid any retainers for Board or committee membership. The Outside Directors are paid $4,000 for each Board meeting attended in person or $2,000 for telephone meetings. The Outside Directors are also paid $2,000 for each committee meeting attended in person or $1,000 for telephone meetings. The Chair of a committee receives an additional $500 for each committee meeting. The Outside Directors may also be granted awards, including among others, options to buy shares of KCSI common stock, pursuant to the 1991 Amended and Restated Stock Option and Performance Award Plan, as determined by the Committee (as defined in such plan). In addition, in connection with the Spin-off, Outside Directors were granted rights to purchase KCSI restricted shares and were granted options to purchase two shares of KCSI common stock for each restricted share purchased. See "--New Compensation Program."

   Directors of KCSI are permitted to defer receipt of directors' fees under an unfunded directors' deferred fee plan adopted by the Board of Directors, and either to receive interest on such fees until they have been paid to them or, in lieu of receiving interest, to have earnings on their deferred fees determined pursuant to a formula based on the performance of certain mutual funds advised by Janus Capital Corporation. The rate of interest to be paid under the deferred fee plan is set at the prime rate of a certain national bank less one percent. Distributions under the plan are allowed in certain instances as approved by the Board of Directors. The deferred fee plan also allows the directors to elect to receive deferred amounts in installments payable over several years.

Compensation Committee Interlocks and Insider Participation

   All compensation decisions during the year ended December 31, 2000 for each of the Chief Executive Officer and the four other most highly compensated executive officers of KCSI were made by the Compensation and Organization Committee (the "Compensation Committee") of the Board of Directors of KCSI. During the year ended December 31, 2000, the Compensation Committee was comprised of A. Edward Allinson, James E. Barnes (Chairman) and Morton I. Sosland until June 14, 2000. From June 14, 2000 until July 17, 2000, the Compensation Committee was comprised of Mr. Allinson, Mr. Barnes (Chairman) and Michael G. Fitt. Since July 17, 2000, the Compensation Committee has been comprised of Mr. Allinson, Mr. Fitt and James R. Jones (Chairman). Mr. Jones acts as Special Counsel to the law firm of Manatt, Phelps & Phillips and receives a salary from such law firm for his services as Special Counsel. During 1999 and 2000, KCSI retained Manatt, Phelps & Phillips to provide legal services in connection with its transportation operations in Mexico. See "Certain Relationships and Related Transactions."

Executive Compensation

   The following Summary Compensation Table sets forth information about compensation earned in the fiscal years ended December 31, 2000, 1999 and 1998 by the Chief Executive Officer of KCSI and the four other most highly compensated executive officers of KCSI (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                            Long-Term
                                Annual Compensation    Compensation Awards
                              ----------------------- ---------------------
                                                                 Securities
                                               Other  Restricted Underlying   All
                                              Annual    Stock     Options/   Other
Name and Principal            Salary   Bonus  Compen-   Awards      SARs    Compen-
Position                 Year   ($)     ($)   sation   ($)(/1/)   (#)(/2/)  sation
------------------       ---- ------- ------- ------- ---------- ---------- -------
Michael R. Haverty...... 2000 608,652     --    --     $49,500   1,189,366  14,852(/3/)
 Chairman of the Board,  1999 608,652     --    --         --        2,032  18,952
 President and           1998 500,204     --    --         --       44,130  16,000
 Chief Executive Officer
Gerald K. Davies........ 2000 300,000     --    --     $19,250     462,595  14,852(/4/)
 Executive Vice          1999 300,000     --    --         --       25,000  18,952
 President and Chief     1998     N/A     N/A   --         --          N/A     N/A
 Operating Officer
Robert H. Berry......... 2000 235,008     --    --     $12,000     288,409  14,852(/5/)
 Senior Vice President   1999 235,008     --    --         --          572  18,952
 and Chief Financial     1998 206,208     --    --         --       10,199  18,952
 Officer
Richard P. Bruening..... 2000 208,008     --    --     $ 8,000     192,332  14,852(/6/)
 Senior Vice President,  1999 208,008     --    --         --          470  18,952
 General Counsel and     1998 186,000 283,503   --         --       10,075  18,784
 Corporate Secretary
Louis G. Van Horn....... 2000 158,004     --    --     $ 5,500     132,113  14,353(/7/)
 Vice President and      1999 158,004     --    --         --          124  18,453
 Comptroller             1998 140,400     --    --         --        4,402  18,236

--------
(1) The number and value of the aggregate restricted stock holdings of each of the Named Executive Officers at the end of fiscal year 2000 are as follows: Mr. Haverty--99,000 shares with a value of $433,620; Mr. Davies-- 38,500 shares with a value of $168,630; Mr. Berry--24,000 shares with a value of $105,120; Mr. Bruening--16,000 shares with a value of $70,080; Mr. Van Horn--11,000 shares with a value of $48,180. The value of these restricted shares is based on the closing market price of KCSI common stock on December 29, 2000. Dividends will only be paid on the restricted stock when, as and if declared and paid on KCSI common stock.
(2) Option grant information is provided on a post-reverse stock split basis.
(3) All other compensation for Mr. Haverty for 2000 is comprised of: (a) a contribution to his account under the KCSI ESOP of $6,800; (b) a contribution to his account under KCSI's 401(k) plan of $5,100; and (c) premiums on group term life insurance of $2,160, accidental death and dismemberment insurance of $240 and long-term disability insurance of $552.
(4) All other compensation for Mr. Davies for 2000 is comprised of: (a) a contribution to his account under the KCSI ESOP of $6,800; (b) a contribution to his account under KCSI's 401(k) plan of $5,100; and (c) premiums on group term life insurance of $2,160, accidental death and dismemberment insurance of $240 and long-term disability insurance of $552.
(5) All other compensation for Mr. Berry for 2000 is comprised of: (a) a contribution to his account under the KCSI ESOP of $6,800; (b) a contribution to his account under KCSI's 401(k) plan of $5,100; and (c) premiums on group term life insurance of $2,160, accidental death and dismemberment insurance of $240 and long-term disability insurance of $552.
(6) All other compensation for Mr. Bruening for 2000 is comprised of: (a) a contribution to his account under the KCSI ESOP of $6,800; (b) a contribution to his account under KCSI's 401(k) plan of $5,100; and (c) premiums on group term life insurance of $2,160, accidental death and dismemberment insurance of $240 and long-term disability insurance of $552.
(7) All other compensation for Mr. Van Horn for 2000 is comprised of: (a) a contribution to his account under the KCSI ESOP of $6,800; (b) a contribution to his account under KCSI's 401(k) plan of $5,100; and (c) premiums on group term life insurance of $1,711, accidental death and dismemberment insurance of $190 and long-term disability insurance of $552.

   The following table sets forth certain information with respect to stock options to purchase shares of KCSI common stock, par value $0.01 per share, granted to each of the Named Executive Officers during the fiscal year ended December 31, 2000. No options to purchase shares of KCSR common stock were granted to the Named Executive Officers during the fiscal year ended December 31, 2000. In connection with the Spin-off, the Named Executive Officers were granted options to purchase KCSI common stock pursuant to a new compensation program adopted by KCSI. See "--New Compensation Program." The table reflects the adjustments made in connection with the Spin-off and the reverse stock split of KCSI common stock on July 12, 2000.

                                                                                   Potential Realizable
                                                                                          Value
                                                                                    at Assumed Annual
                                                                                   Rates of Stock Price
                                                                                       Appreciation
                                                                                        for Option
                                        Individual Grants                               Term(/3/)
                         -------------------------------------------------------- ----------------------
                                            Percent
                          Number of         of Total
                          Securities      Options/SARs      Exercise
                          Underlying       Granted to        Or Base
                         Options/SARs     Employees in     Price ($Per Expiration
Name                     Granted (#)      Fiscal 2000(/1/) Share)(/2/)    Date        5%         10%
----                     ------------     ------------     ----------- ---------- ---------- -----------
Michael R. Haverty......      1,366(/4/)       *             $5.1637   02/28/2010 $    3,980 $     9,850
                          1,188,000(/7/)      20.4%          $  5.75   07/12/2010 $4,070,287 $10,191,612
Gerald K. Davies........        595(/5/)       *             $5.1637   02/28/2010 $    1,734 $     4,290
                            462,000(/7/)       7.9%          $  5.75   07/12/2010 $1,582,889 $ 3,963,405
Robert H. Berry.........        409(/6/)       *             $5.1637   02/28/2010 $    1,192 $     2,949
                            288,000(/7/)       4.9%          $  5.75   07/12/2010 $  986,736 $ 2,470,694
Richard P. Bruening.....        332(/4/)       *             $5.1637   02/28/2010 $      967 $     2,394
                            192,000(/7/)       3.3%          $  5.75   07/12/2010 $  657,824 $ 1,647,129
Louis G. Van Horn.......        113(/4/)       *             $5.1637   02/28/2010 $      329 $       815
                            132,000(/7/)       2.3%          $  5.75   07/12/2010 $  452,254 $ 1,132,401

                  KCSI Options/SAR Grants in Last Fiscal Year

--------
  * Less than one percent of the total options granted.
(1) Total options granted in 2000 to eligible employees of KCSI and its subsidiaries covered a total of 5,836,423 shares of KCSI common stock.
(2) Average of the high and low prices of the KCSI common stock on the date of grant as reported on the New York Stock Exchange.
(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent our estimate or projection of future prices of KCSI's common stock prices. The actual value realized may be greater or less than the potential realizable values set forth in the table.
(4) The options were granted on March 1, 2000 under KCSI's 1991 Amended and Restated Stock Option and Performance Award Plan (the "1991 Plan") in connection with KCSI's Executive Plan and were immediately exercisable. Participants in KCSI's Executive Plan may elect cash or non-qualified stock options with an estimated value (using the Black-Scholes valuation model) equal to 125 percent of the annual cash benefit. Limited stock appreciation rights ("LSARs") were granted in tandem with these options. All of the LSARs are automatically exercised upon a change in control that is not approved by the incumbent board of KCSI (as such terms are defined in the 1991 Plan). All the options expire at the end of ten years, subject to earlier termination as provided in the option agreement. The options are subject to voluntary tax withholding rights.
(5) The options were granted under the 1991 Plan in connection with KCSI's Executive Plan. These options were granted on March 1, 2000. Options for 149 shares become exercisable on June 23, 2001. Options for 149 shares become exercisable on June 23, 2002. Options for 297 shares become exercisable on June 23, 2003. LSARs were granted in tandem with these options. All of the LSARs are automatically exercised upon a change in control that is not approved by the incumbent board of KCSI (as such terms are defined in the 1991 Plan). All the options expire at the end of ten years, subject to earlier termination as provided in the option agreement. The options are subject to voluntary tax withholding rights.
(6) The options were granted under the 1991 Plan in connection with KCSI's Executive Plan. These options were granted on March 1, 2000. Options for 102 shares were immediately exercisable. Options for 102 shares became exercisable on

  June 23, 2000. Options for 205 shares become exercisable on June 23, 2001. LSARs were granted in tandem with these options. All of the LSARs are automatically exercised upon a change in control that is not approved by the incumbent board of KCSI (as such terms are defined in the 1991 Plan). All the options expire at the end of ten years, subject to earlier termination as provided in the option agreement. The options are subject to voluntary tax withholding rights.
(7) These options were granted in relation to the new compensation program adopted by KCSI. See "--New Compensation Program."

   The following table sets forth information regarding the shares of KCSI common stock received upon exercise of options by the Named Executive Officers in 2000, the aggregate dollar value realized upon exercise and the value of unexercised options to purchase KCSI common stock held by the Named Executive Officers as of December 31, 2000.

                     KCSI Aggregated Option/SAR Exercises
            In Last Fiscal Year and Year-End Option/SAR Values(/1/)

                                                         Number of Securities      Value of Unexercised
                          Shares                        Underlying Unexercised     In-the-Money Options/
                         Acquired        Value          Options/SARs at FY-End    SARs at FY-End ($)(/2/)
                           Upon         Realized       ------------------------- -------------------------
Name                     Exercised      ($)(/3/)       Exercisable Unexercisable Exercisable Unexercisable
----                     ---------     ----------      ----------- ------------- ----------- -------------
Michael R. Haverty......  490,029(/3/) $2,197,233(/3/)         0     1,188,000   $        0   $5,013,360
Gerald K. Davies........   25,000      $   68,693              0       462,595   $        0   $1,952,498
Robert H. Berry.........  120,000      $  515,980            340       288,840   $    1,960   $1,220,956
Richard P. Bruening.....      N/A             N/A        144,377       192,000   $1,297,310   $  810,239
Louis G. Van Horn.......      N/A             N/A         51,390       132,000   $  455,816   $  557,041

-------
(1) All information is provided on a post-reverse stock split basis.
(2) The dollar values in this column are calculated by multiplying (a) the difference between the fair market value of the shares of KCSI common stock underlying the options on December 29, 2000 and the exercise price of the options by (b) the number of options held at year-end.
(3) The dollar values in this column are calculated by multiplying (a) the difference between the fair market value of the shares of KCSI common stock underlying the options on the date of exercise and the exercise price of the options by (b) the number of options exercised.
(4) Includes options for 18,000 shares held by Mr. Haverty's children's trusts with a value of $85,671 on the date of exercise.

   In connection with the Spin-off and as part of an equitable adjustment of KCSI non-qualified stock options previously granted and outstanding as of June 28, 2000 (the record date for the Spin-off), holders of such options received separately exercisable options to purchase Stilwell common stock ("Stilwell options") in the proportion of two Stilwell options for each KCSI non-qualified stock option held.

   The following table sets forth information with respect to Stilwell options granted to each of the Named Executive Officers during the fiscal year ended December 31, 2000 in connection with the Spin-off.

                Stilwell Options/SAR Grants in Last Fiscal Year

                                                                                        Potential Realizable Value
                                                                                        at Assumed Annual Rates of
                                                                                         Stock Price Appreciation
                                             Individual Grants                             for Option Term(/3/)
                         ---------------------------------------------------------- -----------------------------------
                          Number of   Percent of Total
                          Securities    Options/SARs
                          Underlying  Granted to KCSI  Exercise Or Base
                         Options/SARs   Employees in         Price       Expiration
          Name           Granted (#)  Fiscal 2000(/1/) ($Per Share)(/2/)    Date        0%          5%          10%
          ----           ------------ ---------------- ----------------- ---------- ----------- ----------- -----------
Michael R. Haverty......   528,000          3.2%           $ 6.1847      05/14/2005 $20,626,478 $28,376,595 $33,143,430
                           900,000          5.4%           $ 7.4256      11/05/2005 $34,041,960 $45,091,046 $58,406,785
                           270,000          1.6%           $ 6.9716      01/24/2006 $10,335,168 $13,710,638 $17,794,074
                           176,518          1.1%           $20.4911      11/16/2008 $ 4,370,392 $ 8,138,066 $13,374,684
                             8,126             *           $21.3084      01/25/2009 $   194,549 $   370,111 $   615,049
                             5,462             *           $39.7716      02/28/2010 $    29,923 $   169,380 $   375,067

Gerald K. Davies........   100,000             *           $23.1244      12/31/2009 $ 2,212,560 $ 4,707,320 $ 8,357,273
                             2,374             *           $39.7716      02/28/2010 $    13,006 $    73,619 $   163,019

Robert H. Berry.........   440,000          2.6%           $10.3212      06/29/2007 $15,368,672 $22,798,873 $32,452,026
                            40,790             *           $20.4911      11/16/2008 $ 1,009,916 $ 1,880,554 $ 3,090,639
                             2,282             *           $21.3084      01/25/2009 $    54,635 $   103,937 $   172,722
                             1,634             *           $39.7716      02/28/2010 $     8,952 $    50,671 $   112,204

Richard P. Bruening.....    36,000             *           $ 2.9309      03/31/2002 $ 1,523,488 $ 1,625,929 $ 1,729,597
                            48,000             *           $ 3.6573      12/11/2001 $ 1,996,450 $ 2,105,050 $ 2,213,650
                            48,000             *           $ 4.5452      01/27/2003 $ 1,953,830 $ 2,185,825 $ 2,430,066
                            24,000             *           $ 7.9099      03/30/2004 $   896,162 $ 1,082,772 $ 1,290,484
                            18,000             *           $ 5.4381      01/18/2005 $   716,614 $   892,144 $ 1,094,624
                           360,000          2.2%           $ 7.4256      11/05/2005 $13,616,784 $18,036,419 $23,362,714
                            40,300             *           $20.4911      11/16/2008 $   997,784 $ 1,857,964 $ 3,053,512
                             1,880             *           $21.3084      01/25/2009 $    45,010 $    85,627 $   142,295
                             1,326             *           $39.7716      02/28/2010 $     7,264 $    41,120 $    91,054

Louis G. Van Horn.......     4,000             *           $ 4.5452      01/27/2003 $   162,819 $   182,152 $   202,505
                            24,000             *           $ 7.1532      01/26/2004 $   914,323 $ 1,090,421 $ 1,284,853
                             9,000             *           $ 5.4381      01/18/2005 $   358,307 $   446,072 $   547,312
                           150,000             *           $ 7.4256      11/05/2005 $ 5,673,660 $ 7,515,174 $ 9,734,464
                            17,606             *           $20.4911      11/16/2008 $   435,905 $   811,695 $ 1,333,998
                               496             *           $21.3084      01/25/2009 $    11,875 $    22,591 $    37,542
                               450             *           $39.7716      02/28/2010 $     2,465 $    13,955 $    30,901

--------
 * Less than one percent of the total options granted to KCSI employees.
(1) Total options granted in 2000 to eligible employees of KCSI and its post Spin-off subsidiaries covered a total of 16,662,762 shares of Stilwell common stock.
(2) Average of the high and low prices of the KCSI common stock on the date of grant of the related option for KCSI common stock as reported on the New York Stock Exchange adjusted for the spin-off of Stilwell Financial Inc. All of the Stilwell options were granted on July 12, 2000. The closing market price of Stilwell common stock on that date was $45.25.
(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent our estimate or projection of future prices of Stilwell's common stock prices. The actual value realized may be greater or less than the potential realizable values set forth in the table. The values in these columns were calculated based on a market price for Stilwell shares of $45.25 on July 12, 2000, the date of grant of the Stilwell options.

   The following table sets forth information regarding the shares of Stilwell common stock received upon exercise of Stilwell options by the Named Executive Officers in 2000, the aggregate dollar value realized upon exercise and the value of unexercised options to purchase Stilwell common stock held by the Named Executive Officers as of December 31, 2000.

                   Stilwell Aggregated Option/SAR Exercises
              In Last Fiscal Year and Year-End Option/SAR Values

                                                          Number of Securities      Value of Unexercised
                          Shares                         Underlying Unexercised     In-the-Money Options/
                         Acquired         Value          Options/SARs at FY-End    SARs at FY-End ($)(/1/)
                           Upon         Realized        ------------------------- -------------------------
    Name                 Exercised      ($)(/2/)        Exercisable Unexercisable Exercisable Unexercisable
    ----                 ---------     -----------      ----------- ------------- ----------- -------------
Michael R. Haverty......  522,000(/3/) $20,963,050(/3/)  1,438,106          0     $44,965,176    $     0
Gerald K. Davies........   50,000      $ 1,186,030          50,000      2,374     $   861,030    $ 1,362
Robert H. Berry.........  400,000      $14,477,970          81,352      3,354     $ 2,005,286    $49,885
Richard P. Bruening.....  374,000      $15,737,174         203,506          0     $ 6,103,765    $     0
Louis G. Van Horn.......   28,000      $ 1,199,642         177,552          0     $ 5,611,319    $     0

--------
(1) The dollar values in this column are calculated by multiplying (a) the difference between the fair market value of the shares of Stilwell common stock underlying the options on December 29, 2000 and the exercise price of the options by (b) the number of options held at year-end.
(2) The dollar values in this column are calculated by multiplying (a) the difference between the fair market value of the shares of Stilwell common stock underlying the options on the date of exercise and the exercise price of the options by (b) the number of options exercised.
(3) Includes options for 72,000 shares held by Mr. Haverty's children's trusts with a value of $2,891,455 on the date of exercise.

Employment Agreements With Named Executive Officers

   KCSI and KCSR entered into an Amended and Restated Employment Agreement with Mr. Haverty and an Employment Agreement with Mr. Davies, each effective January 1, 1999. KCSI and KCSL (which was merged into KCSI effective as of December 31, 2000) entered into Amended and Restated Employment Agreements, effective January 1, 1999, with each of Messrs. Berry, Bruening and Van Horn. Mr. Haverty's employment agreement provides for his continued employment as President and Chief Executive Officer of KCSR. KCSI also agreed to continue to cause Mr. Haverty to be elected and retained as Director of KCSR and to use its best efforts to enable Mr. Haverty to continue to be elected as a director of KCSI. Mr. Davies employment agreement provides for his employment as Executive Vice President and Chief Operating Officer of KCSR. Mr. Berry's employment agreement provides for his continued employment as Senior Vice President and Chief Financial Officer of KCSR. Mr. Bruening's employment agreement provides for his continued employment as Senior Vice President and General Counsel of KCSI. Mr. Van Horn's employment agreement provides for his continued employment as Vice President and Comptroller of KCSR and KCSI. Each of these employment agreements is subject to termination under certain circumstances.

   Pursuant to their respective employment agreements, the Named Executive Officers receive as compensation for their services annual base salaries at the rates approved by the KCSI Compensation Committee, which for 1999 were set at $600,000 for Mr. Haverty, $300,000 for Mr. Davies, $235,008 for Mr. Berry, $208,008 for Mr. Bruening and $158,004 for Mr. Van Horn. Those salaries may not be reduced except as agreed to by the parties or as part of a general salary reduction by KCSR applicable to all officers of KCSR, with respect to Messrs. Haverty and Davies, and by KCSI applicable to all officers of KCSI, with respect to Messrs. Berry, Bruening and Van Horn. Mr. Haverty and Mr. Davies were not entitled to participate in any KCSI or KCSR incentive compensation plans for 1999, but were eligible to participate in other benefit plans or programs generally available to executive employees of KCSR. Messrs. Berry, Bruening and Van Horn were not entitled to participate in any KCSI incentive compensation plans for 1999, but were eligible to participate in other benefit plans or programs generally available to executive employees of KCSI. Each of the employment agreements provides that the value of the respective Named Executive Officer's annual compensation is fixed at a percentage of base salary for purposes of cash compensation based benefit plans as follows:
167.67% for Mr. Haverty; 175% for each of Messrs. Davies, Berry and Bruening, and 145% for Mr. Van Horn.

   In the event of termination without cause by KCSR or KCSI, as applicable, each of the Named Executive Officers would be entitled to twelve months of severance pay at an annual rate equal to his base salary and for reimbursement for the costs of continuing or obtaining comparable health and life insurance benefits unless such benefits are provided by another employer. In the year in which termination occurs, each of the Named Executive Officers would remain eligible to receive benefits under the KCSI Incentive Compensation Plan, if any, and the KCSI Executive Plan. After termination, none of the Named Executive Officers would be entitled to accrue or receive benefits under any other employee benefit plan, although they would be entitled to participate in the KCSI 401(k) and Profit Sharing Plan and the KCSI Employee Stock Ownership Plan in the year of termination if they were to meet the requirements for participation in the year of termination. In addition, Mr. Davies' employment agreement provides that if he terminates his employment agreement within 90 days after Mr. Haverty has discontinued all association with KCSR and KCSI or within 90 days after there is any significant reduction in his responsibilities for KCSR, he shall be entitled to the payments and benefits described above as if terminated by KCSR other than for cause. As part of his employment agreement, each Named Executive Officer has agreed not to use or disclose any trade secret of KCSR or KCSI, as applicable (as defined in his employment agreement), after any termination of his employment and shall, immediately upon termination of employment, return to KCSR or KCSI, as applicable, any trade secrets in his possession which exist in tangible form.

   If there were a change in control of KCSI (as defined in a Named Executive Officer's employment agreement) during the term of that agreement, that Named Executive Officer's employment, executive capacity, salary and benefits would be continued for a three-year period at levels in effect on the control change date (as defined in his employment agreement). During that three-year period, salary would be paid at a rate not less than twelve times the highest monthly base salary paid or payable to the Named Executive Officer in the twelve months immediately prior to the change in control. During that three-year period, the Named Executive Officer also would be eligible to participate in all benefit plans made generally available to executives of his level or to the employees of KCSR or KCSI, as applicable, generally, would be eligible to participate in any KCSI incentive compensation plan and would be entitled to immediately exercise all outstanding stock options and receive a lump-sum cash payment equal to the difference between the fair market value of the shares of common stock underlying the non-vested options and the exercise price of such options. If the amounts payable during that three-year period were discretionary, the benefits continued would not be less than the average annual amount for the three years prior to the change in control and incentive compensation would not be less than 75% of the maximum amount which could have been paid to the Named Executive Officer under the terms of the incentive compensation plan. With respect to unfunded employer obligations under benefit plans, the Named Executive Officer would be entitled to a discounted cash payment of amounts to which he would be entitled. Each Named Executive Officer's employment may be terminated after the control change date, but if termination were other than "for cause" (as defined in his employment agreement), he would be entitled to payment of his base salary through termination plus a discounted cash severance payment equal to a percentage (167.67% for Mr. Haverty and 175% for each of Messrs. Davies, Berry and Bruening, and 180% for Mr. Van Horn ) of three times his annual base salary for each of Messrs. Haverty, Davies, Berry and Bruening, and two times his annual base salary for Mr. Van Horn, continuation or payment of benefits for a three-year period at levels in effect on the control change date and certain health, prescription and dental benefits until attainment of age 60, and certain health and prescription benefits for the remainder of his life unless such benefits are otherwise provided by a subsequent employer. Each Named Executive Officer is also permitted to resign after a change in control upon "good reason" (as defined in his employment agreement) and advance written notice, and to receive the same payments and benefits as if his employment had been terminated. Each Named Executive Officer's employment agreement also provides for payments to him necessary to relieve him of certain adverse federal income tax consequences if amounts received under the agreement were determined to involve "parachute payments" under Section 4999 of the Internal Revenue Code.

New Compensation Program

   In connection with the Spin-off, we adopted the Compensation Program for management employees and Outside Directors which became effective upon the Spin-off. Under the Compensation Program, the base salaries of the Named Executive Officers are frozen at the rates in effect for 1999 through December 31, 2001 and the Named Executive Officers will not participate in any KCSI incentive compensation plan during that period. In addition, the Named Executive Officers will not receive grants of stock-based or other long-term incentive compensation through December 31, 2001, except for the special grant of stock options described below in connection with the Spin-off. Under the Compensation Program, on July 13, 2000 the Named Executive Officers and certain other senior management employees were granted performance stock options, became eligible to purchase a specified number of restricted shares of KCSI common stock, and were granted a specified number of options for each of the restricted shares purchased.

   The performance stock options have an exercise price of $5.75 which is the mean price of KCSI common stock trading on the NYSE on July 13, 2000. The options will expire at the end of ten years, subject to earlier termination in the event of termination of employment, disability, retirement, death, or failure to achieve the stock price thresholds within three years. The options will vest and become exercisable in equal installments as KCSI's stock price achieves thresholds (and maintains those thresholds for 20 consecutive trading days) that reflect incremental 15% compounded increases from the stock price on the date of grant. One third of these options becomes exercisable upon meeting each threshold. Three years from the date of grant, options not then exercisable become exercisable and then expire thirty days thereafter. Vesting will accelerate in the event of a board-approved change in control of KCSI, death or disability. The number of performance stock options to purchase shares of KCSI common stock granted to the Named Executive Officers were as follows: 990,000 to Mr. Haverty; 385,000 to Mr. Davies; 240,000 to Mr. Berry; 160,000 to Mr. Bruening and 110,000 to Mr. Van Horn.

   Under the management investment component of the Compensation Program, all management employees and Outside Directors were granted rights to purchase a specified number of restricted shares of KCSI common stock and were granted a specified number of options in connection with each restricted share purchased. The number of shares available and the number of options granted in connection with shares purchased was based on the compensation level of the employee. The number of shares available for purchase and purchased by each Outside Director was 3,000, with two options granted in connection with each share purchased. Each Named Executive Officer purchased the full amount of restricted shares offered to him under the Compensation Program, at a price of $5.75 per share as follows: Mr. Haverty 99,000 shares; Mr. Davies 38,500 shares; Mr. Berry 24,000 shares; Mr. Bruening 16,000 shares and Mr. Van Horn 11,000 shares. Each Outside Director purchased 3000 shares of KCSI restricted stock at a price of $5.75 per share. Shares purchased pursuant to these rights were deposited with KCSI and are restricted from sale or transfer for a period of three years. Such restriction will be lifted upon termination of a Named Executive Officer's or Outside Director's affiliation with KCSI. For each restricted share purchased, a Named Executive Officer or Outside Director, as applicable, received options for two shares of KCSI common stock with an exercise price equal to $5.75. Any management investment rights not exercised at the time of the Spin-off were forfeited. If a Named Executive Officer or Outside Director voluntarily resigns or is terminated prior to the end of the restriction period, the matching options will be forfeited. The matching options become exercisable three years after the date of grant. Vesting of the matching options will accelerate in the event of a board-approved change in control of KCSI, death, disability or retirement. The options expire at the end of ten years, subject to earlier termination as provided in the option agreements. KCSI provided 60-day loans to certain of the Named Executive Officers and the Outside Directors in connection with the purchase of the restricted shares. The Named Executive Officers and Outside Directors taking those loans were required to sign recourse promissory notes and pledge the shares for repayment of the loans. All of these loans have been repaid in full. See "Certain Relationships and Related Transactions."

Indemnification Agreements

   KCSI has entered into indemnification agreements with its officers and directors. Those agreements are intended to supplement our officer and director liability insurance and provide the officers and directors with specific contractual assurance that the protection provided by our bylaws will continue to be available regardless of, among other things, an amendment to the bylaws or a change in management or control of KCSI. The indemnification agreements provide for prompt indemnification "to the fullest extent permitted by law" and for the prompt advancement of expenses, including attorney's fees and all other costs and expenses incurred in connection with any action, suit or proceeding in which the director or officer is a witness or other participant, or to which the director or officer is a party, by reason (in whole or in part) of service in certain capacities. Under the indemnification agreements, KCSI's determinations of indemnity are made by a committee of disinterested directors unless a change in control of KCSI has occurred, in which case the determination is made by special independent counsel. The indemnification agreements also provide a mechanism to seek court relief if indemnification or expense advances are denied or not received within specified periods. Indemnification and advancement of expenses would also be provided in connection with court proceedings initiated to determine rights under the indemnification agreements and certain other matters.

Change in Control Arrangements

   KCSI has established a series of trusts that are intended to secure the rights of its officers, directors, employees, former employees and others (the "Beneficiaries") under various contracts, benefit plans, agreements, arrangements and commitments. The function of each trust is to receive contributions from KCSI and, in the event that KCSI fails to honor certain obligations to a Beneficiary following a change in control of KCSI (as defined by the trust), distribute to the Beneficiary amounts accumulated in the Beneficiary's trust account sufficient to discharge KCSI's obligations as such amounts become due and payable. Most of the trusts require KCSI to be solvent as a condition to making distributions. Certain trusts allow distributions upon approval by KCSI's Board of Directors prior to a change in control. Trusts have been instituted in connection with employment continuation commitments under employment agreements, the KCSI Executive Plan, the KCSI Directors' Deferred Fee Plan, KCSI's indemnification agreements, KCSI's stock option plans, and KCSI's charitable contribution commitments and certain other agreements, commitments and arrangements. The trusts are revocable until a change in control of KCSI and will terminate automatically if no such change in control occurs prior to December 31, 2001.

   KCSR has established similar trusts in connection with its employment continuation commitments under employment agreements and incentive compensation arrangements and certain other agreements, commitments and arrangements. KCSR also established a similar trust in connection with its participation in the KCSI Executive Plan. Distributions under the KCSR trusts are tied to failures by KCSI and KCSR to honor their obligations to their respective beneficiaries following a change in control of KCSI.

Compensation Plans and Arrangements

   KCSI and its subsidiaries maintain compensation plans for certain of their officers and employees. Certain of those plans have vesting provisions under which the plan participants do not have the right to receive all of the plan benefits allocated to their accounts until certain conditions have been satisfied. Described below are the portions of those plans in which the accounts of officers named in the Summary Compensation Table become vested as a result of (1) their retirement from or termination of employment with us or
(2) a change in control of KCSI, where the value of the unvested portion of the account was more than $100,000 on December 31, 1999.

 The KCSI Employee Stock Ownership Plan and Trust Agreement

   The KCSI Employee Stock Ownership Plan and Trust Agreement (the "ESOP") is designed to be a qualified employee stock ownership plan under the Internal Revenue Code of 1986, as amended (the "Code"), for purposes of investing in shares of KCSI common stock and, as of January 1, 2001, a qualified stock bonus plan with respect to the remainder of the ESOP not invested in KCSI common stock. In connection with the Spin-off, participants' ESOP accounts received two shares of Stilwell common stock for each share of KCSI common stock held. With respect to the Stilwell shares, a participant may: (1) keep the Stilwell shares in the participant's account; (2) dispose of the Stilwell shares and reinvest the proceeds in one or more of the diversified investment funds that are available under the ESOP; (3) dispose of the Stilwell shares and reinvest the proceeds in KCSI common stock; or (4) select any combination of the foregoing. Allocations of shares of KCSI common stock, if any, to participant accounts in the ESOP for any plan year are based upon each participant's proportionate share of the total eligible compensation paid during the plan year to all participants in the ESOP, subject to Code-prescribed maximum allocation limitations. As of the date of this prospectus, all shares held by the ESOP have been allocated to participant's accounts. Forfeitures are similarly allocated. For this purpose, compensation includes only compensation received during the period the individual was actually a participant in the ESOP.

   A participant with less than five years of service is not vested in the ESOP's contributions, forfeitures and earnings. However, a participant becomes 100% vested upon completion of five years of service. In addition, a participant becomes 100% vested at his or her retirement at age 65, death or disability or upon a change in control of KCSI (as defined in the ESOP). Distributions of benefits under the ESOP may be made in connection with a participant's death, disability, retirement or other termination of employment. A participant in the ESOP has the right to select whether payment of his or her benefit will take the form of cash, whole shares of KCSI common stock or a combination thereof. Also, to the extent a participant's account holds Stilwell shares, a participant may elect payment in the form of Stilwell shares. In the event no election is made, the payment shall be made in KCSI common stock to the extent a participant's account holds KCSI common stock and cash to the extent cash or other non-KCSI common stock investments are held. A participant may further opt to receive payment in a lump sum, installments or a combination thereof.

 1991 Amended and Restated Stock Option and Performance Award Plan

   Under the provisions of the 1991 Plan and subject to the terms of the pertinent award agreement, the retirement, death or disability (as such terms are defined in the 1991 Plan) may accelerate the exercisability of an award as follows. Upon the death or disability of a grantee of an award under the 1991 Plan, the unexercisable options become exercisable and the grantee (or his or her personal representative or transferee under a will or the laws of descent and distribution) may exercise such options up to the earlier of the expiration of the option term or 12 months. Upon the retirement of a grantee of an award under the 1991 Plan, the unexercisable options become exercisable and the grantee (or his or her personal representative or transferee under a will or the laws of descent and distribution) may exercise such options up to the earlier of the expiration of the option term or five years from the date of retirement. Upon a change of control of KCSI (as defined in the 1991 Plan), the unexercisable options become immediately exercisable. LSAR's are granted in tandem with options. All of the LSAR's are automatically exercised upon a change in control that is not approved by the incumbent board of KCSI (as such terms are defined in the 1991
Plan).

 KCSI 401(k) and Profit Sharing Plan

   The KCSI 401(k) and Profit Sharing Plan is a qualified defined contribution plan. KCSI originally established the KCSI 401(k) Plan effective as of January 1, 1996 and the KCSI Profit Sharing Plan as of January 1, 1990. Effective as of January 1, 2001, the Profit Sharing Plan was merged with the 401(k) Plan, which was renamed the KCSI 401(k) and Profit Sharing Plan (the "Plan"). Upon the merger of the plans, participant accounts in the Profit Sharing Plan were transferred to the Plan.

   Eligible employees of KCSI and other participating subsidiaries of KCSI (the "Employer") may elect to make pre-tax contributions, called 401(k) contributions, to the Plan up to 10% of compensation and subject to certain limits under the Internal Revenue Code of 1986, as amended (the "Code"). The Employer will make matching contributions to the Plan equal to 100% of a participant's 401(k) contributions and up to a maximum of 3% of a participant's compensation. Matching contributions vest at the rate of 25% at three years of service, 50% at four years of service and 100% at five years of service. A participant becomes 100% vested upon retirement at age 65, death or disability or upon a change in control of KCSI (as defined in the Plan). The Employer may, in its discretion, make special contributions on behalf of participants to satisfy certain nondiscrimination requirements imposed by the Code, which are 100% vested.

   The Employer may also make, in its discretion, annual profit sharing contributions in an amount not to exceed the maximum allowable deduction for federal income tax purposes and certain limits under the Code. Only employees who have met certain standards as to hours of service are eligible to receive profit sharing contributions. No minimum contribution is required. Each eligible participant, subject to maximum allocation limitations under the Code, is allocated the same percentage of the total contribution as the participant's compensation bears to the total compensation of all participants. Prior to January 1, 2001, a participant's profit sharing contributions vested at the rate of 25% at three years of service, 50% at four years of service and 100% at five years of service. As of January 1, 2001, profit sharing contributions, including a participant's account in the Profit Sharing Plan transferred to the Plan, are 100% vested.

   Participants may direct the investment of their accounts under the Plan by selecting from one or more of the diversified investment funds that are available under the Plan, including a fund consisting of KCSI common stock. Distribution of benefits under the Plan will be made in connection with a participant's death, disability, retirement or other termination of employment. A participant may elect whether payment of his or her benefits will be in a lump sum, in installments, or in a combination thereof.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Affiliates

   Prior to the Spin-off KCSI and Stilwell entered into various agreements for the purpose of governing certain of the limited ongoing relationships between KCSI and Stilwell during a transitional period after the Spin-off, including:

  . the Intercompany Agreement dated as of August 16, 1999, as amended April
    28, 2000, relating to, among other things, the assignment of certain agreements, stock options for employees and directors of KCSI and Stilwell, various employment matters, pending litigation, indemnification and certain transition services;

  . the Contribution Agreement dated July 7, 1999, as amended April 28, 2000, relating to, among other things, the transfer of certain assets from KCSI to Stilwell and the assumption of certain of KCSI's liabilities by Stilwell; and

  . the Tax Disaffiliation Agreement dated as of August 1999, relating to certain tax matters.

Certain Business Relationships

   During 1999 and 2000, KCSI retained the law firm of Manatt, Phelps & Phillips to provide legal services in connection with its transportation operations in Mexico. On September 29, 2000, KCSI and Manatt, Phelps & Phillips entered into an agreement commencing October 1, 2000 and ending October 31, 2002, under which Manatt, Phelps & Phillips and James R. Jones agreed to provide KCSI with advice and assistance with reference to issues and transactions in Mexico and other international venues. In consideration of the services provided, KCSI agreed to pay Manatt, Phelps & Phillips the sum of $10,000 per month. Mr. Jones, a director of KCSI, acts as Special Counsel to Manatt, Phelps & Phillips and receives a salary from such law firm for his services as Special Counsel. The fees paid by KCSI to Manatt, Phelps & Phillips did not exceed 5% of that firm's gross revenues for its last full fiscal year.

Transactions with Management

   KCSI provided loans to certain of its executive officers and Outside Directors in connection with the purchase of the restricted shares discussed under "Management--New Compensation Program." KCSI provided such loans to the following executive officers of KCSI in the principal amounts indicated: Mr. Haverty, $569,250; Mr. Davies, $221,375; Mr. Berry, $138,000; Mr. Van Horn,
$63,250 and Mr. King, $63,250. KCSI provided a loan in the amount of $17,250 to each of Messrs. Allinson, Fitt and Jones, the Outside Directors of KCSI. The loans were a sixty (60) day bridge loan bearing an annual interest rate of 6.49% (or .01778% per day). The loans could be repaid at any time prior to the original sixty-day term. The interest cost to the employee or Outside Director was calculated based on the number of days the loan was outstanding. Interest was due and payable when the loan principal was repaid. The executive officers and Outside Directors taking those loans were required to sign recourse promissory notes and pledge the shares for repayment of the loans. All of the loans have been repaid in full.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

   As of the date of this prospectus, KCSI, the only person known by KCSR to own beneficially more than 5% of the outstanding shares of common stock of KCSR, and whose principal executive offices are located at 114 West 11th Street, Kansas City, Missouri 64105, owns beneficially and of record 9,840,000 shares of common stock and 57 shares of preferred stock of KCSR, representing 100% of the shares of common stock and 100% of the shares of preferred stock of KCSR outstanding. None of the directors or executive officers of KCSR own beneficially any shares of the common stock of KCSR.

Ownership of KCSI Common Stock by Management

   The following table sets forth information with respect to the beneficial ownership of KCSI common stock as of December 31, 2000 by (1) directors of KCSI, (2) directors of KCSR, (3) each of the Named Executive Officers, and (3) all of KCSI's directors and executive officers as a group. The table reflects the one-for-two reverse stock split of KCSI common stock completed on July 12, 2000.

                         Security Ownership of Certain
                       Beneficial Owners and Management

                                                     Shares of KCSI
                                                      Common Stock
                                                      Beneficially
                                                       Owned(/2/)
                                                  ------------------------------
     Name and Address(/1/)                         Number             Percentage
     ---------------------                        ---------           ----------
     A. Edward Allinson ........................     51,233                 *
      Director
     Robert H. Berry(/5/).......................    159,136(/3/)            *
      Senior Vice President and Chief Financial
      Officer
     Richard P. Bruening(/5/)...................    188,469(/3/)(/4/)       *
      Senior Vice President, General Counsel and
      Corporate Secretary
     Gerald K. Davies(/5/)......................     63,578(/3/)            *
      Executive Vice President
     Michael G. Fitt............................     54,800(/4/)            *
      Director
     Michael R. Haverty(/5/)....................  1,292,026(/3/)(/4/)    2.22%
      Chairman of the Board, President and Chief
      Executive Officer
     James R. Jones.............................     12,650                 *
      Director
     Albert W. Rees(/5/)........................    180,401(/3/)            *
      KCSR Senior Vice President--International
      Operations
     Landon H. Rowland..........................    855,606(/3/)         1.47%
      Director
     Byron G. Thompson..........................     10,000                 *
      Director
     Louis G. Van Horn..........................     71,420(/3/)            *
      Vice President and Comptroller
     Directors and executive officers of KCSI as  2,845,858(/3/)         4.87%
      a group (12 persons)......................

--------
  * Less than one percent of the outstanding shares of KCSI common stock.
(1) The address for each of the above individuals is 114 West 11th Street, Kansas City, Missouri 64105.
(2) Percentage ownership is based on the number of shares outstanding as of December 31, 2000 plus any Additional Shares (as defined below). The holders may disclaim beneficial ownership of shares included under certain circumstances. Except as noted, the holders have sole voting and dispositive power over the shares. Under applicable law, shares that may be acquired upon the exercise of options or other convertible securities that are exercisable on December 31, 2000 or will become exercisable within 60 days of that date (the "Additional Shares") are considered beneficially owned. The Additional Shares included in the amounts shown above are as follows: Mr. Allinson, 35,200; Mr. Berry, 340; Mr. Bruening, 144,377; Mr. Jones, 6,000; Mr. Van Horn, 51,390 and other executive officers, 67,133.
(3) Under applicable law, shares that are held indirectly are also considered beneficially owned. The shares included in the amounts shown above are as follows: Mr. Rowland owns 240 shares through KCSI's 401(k) and Profit Sharing Plan; Mr. Haverty owns 25,805 shares through the KCSI ESOP; Mr. Davies owns 78 shares through the KCSI ESOP; Mr. Berry owns 9,646 shares through the KCSI ESOP; Mr. Bruening owns 16,233 shares through the KCSI ESOP; Mr. Van Horn owns 8,381 shares through the KCSI ESOP; Mr. Rees owns 1,752 shares through the KCSI ESOP and all KCSI directors and executive officers as a group own indirectly 68,470 shares.
(4) Directors and executive officers may also be deemed to own beneficially shares held in other capacities as follows: Mr. Haverty, 412 shares held by his children, as to which he disclaims beneficial ownership; Mr. Bruening, 5,911 shares held by his wife, as to which he disclaims beneficial ownership; Mr. Fitt, 12,800 shares held in trust.
(5) Also directors of KCSR.

          DESCRIPTION OF KCS CREDIT FACILITIES AND OTHER INDEBTEDNESS

KCS Credit Facilities

   In preparation for the Spin-off, KCSI re-capitalized its debt structure in January 2000 through a bond tender and other debt repayment and entered into new senior credit facilities. On December 6, 1999, KCSI commenced offers to purchase and consent solicitations with respect to any and all of KCSI's outstanding 7.875% Notes due July 1, 2002, 6.625% Notes due March 1, 2005, 8.8% Debentures due July 1, 2022, and 7% Debentures due December 15, 2025 (collectively "Debt Securities" or "notes and debentures").

   Approximately $398.4 million of the $400 million outstanding Debt Securities were validly tendered and accepted by KCSI. Total consideration paid for the repurchase of these outstanding notes and debentures was $401.2 million. Funding for the repurchase of these Debt Securities and for the repayment of $264 million of borrowings under then existing revolving credit facilities was obtained from a combination of new credit facilities, the KCS Credit Facilities and an additional credit facility assumed by Stilwell, each of which was entered into on January 11, 2000.

   We have entered into the KCS Credit Facilities with a group of lenders (the "Lenders") and The Chase Manhattan Bank, as Administrative Agent and Collateral Agent. The KCS Credit Facilities were provided by a syndicate of banks and other financial institutions led by The Chase Manhattan Bank, as administrative agent, collateral agent, issuing bank and swingline lender and The Bank of Nova Scotia, as syndication agent. KCSR is the borrower under the KCS Credit Facilities, which provide senior secured financing of up to $750 million, consisting of a $150 million tranche A term loan facility, which matures on December 30, 2005, a $250 million tranche B term loan facility, which matures on December 29, 2006, a $200 million tranche X term loan facility, which was due on January 11, 2001 prior to its repayment from the proceeds of the offering of Outstanding Notes and a $150 million revolving credit facility, which was reduced to $100 million on January 2, 2001. The commitments under the revolving credit facility will terminate and all outstanding revolving loans will be due and payable on January 11, 2006. Letters of credit are also available under the revolving credit facility up to a limit of $15 million.

   Each remaining loan under the KCS Credit Facilities bears interest at a rate equal to the selected rate (the London interbank offered rate ("LIBOR") or, at KCSR's option, the alternate base rate (as defined in the KCS Credit Facilities)) plus an applicable margin. The applicable margin is determined by the type of loan and KCSI's leverage ratio (defined as KCSI's total debt to consolidated earnings before interest, taxes, depreciation and amortization excluding the equity earnings of unconsolidated affiliates for the prior four fiscal quarters). Based on KCSI's leverage ratio at September 30, 2000, the tranche A term loan maturing in 2005 and all loans under the revolving credit facility have an applicable margin of 2.50% per annum for LIBOR priced loans and 1.50% per annum for alternate base rate priced loans. The tranche B term loan maturing in 2006, as of September 30, 2000, has an applicable margin of 2.75% per annum for LIBOR priced loans and 1.75% per annum for alternate base rate priced loans.

   On January 11, 2000, KCSR borrowed the full amount of the term facilities and used the proceeds to repurchase the Debt Securities, retire other debt obligations and pay related fees and expenses. No funds were initially borrowed under the revolving credit facility. Proceeds of future borrowings under the revolving credit facility may be used for working capital and for other general corporate purposes. The letters of credit under the revolving credit facility are to be used for general corporate purposes.

   In addition to paying interest on outstanding principal under the KCS Credit Facilities, KCSR is required to pay a commitment fee to the Lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to .50% per annum. Additionally, a fee equal to a per annum rate equal to 0.25% plus the applicable margin for LIBOR priced revolving loans will be paid on any letter of credit issued under the KCS Credit Facilities.

   The term loans are subject to a mandatory prepayment with, among other things:

  . 100% of the net proceeds of (1) certain asset sales or other dispositions of property, (2) the sale or issuance of certain indebtedness (including the Notes) or equity securities and (3) certain insurance recoveries

  . 75% of excess cash flow (as defined in the KCS Credit Facilities) if the tranche X term loans have not been paid in full prior to the end of such fiscal year or 50% of excess cash flow if the tranche X term loans have been paid in full prior to the end of such fiscal year.

   We may voluntarily repay outstanding loans under the KCS Credit Facilities without penalty.

   The obligations under the KCS Credit Facilities and the related documents are secured by a first priority lien upon substantially all of our real and personal property, and a pledge of substantially all the common stock of KCSR and certain of KCSI's other subsidiaries. Our obligations under the KCS Credit Facilities are guaranteed by KCSI and certain of KCSI's other subsidiaries. KCSL, which was a Note Guarantor on the Outstanding Notes, was merged into KCSI effective December 31, 2000.

   The tranche A facility and the tranche B facility will amortize each year in quarterly amounts in the following approximate aggregate principal amounts for each year set forth below.

     Year                                  Tranche A Facility Tranche B Facility
     ----                                  ------------------ ------------------
     2001.................................    $ 20,000,000       $  2,500,000
     2002.................................    $ 30,000,000       $  2,500,000
     2003.................................    $ 30,000,000       $  2,500,000
     2004.................................    $ 30,000,000       $  2,500,000
     2005.................................    $ 40,000,000       $  2,500,000
     2006.................................             n/a       $237,500,000
                                              ------------       ------------
         Total............................    $150,000,000       $250,000,000
                                              ============       ============

   Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity, January 11, 2006.

   The KCS Credit Facilities contain a number of covenants that, among other things, restrict our ability to:

  . incur additional indebtedness,

  . incur additional liens,

  . enter into sale and leaseback transactions,

  . engage in certain transactions with affiliates,

  . enter into other agreements that restrict our ability to incur liens or pay dividends,

  . make investments, loans, advances, guarantees or acquisitions,

  . make certain restricted payments and dividends,

  . repay other certain indebtedness, or

  . make capital expenditures.

In addition, under the KCS Credit Facilities, KCSI is required to comply with specified financial ratios and tests, including minimum interest expense coverage and leverage ratios. The KCS Credit Facilities also contains certain customary events of default.

   In accordance with a provision in the KCS Credit Facilities requiring KCSR to manage its interest rate risk through hedging activity, in first quarter 2000 KCSR entered into five separate interest rate cap agreements for an aggregate notional amount of $200 million expiring on various dates in 2002. The interest rate caps are linked to LIBOR. A total of $100 million of the aggregate notional amount provides a cap on KCSR's interest rate of 7.25% plus the applicable spread, while a total of $100 million limits the interest rate to 7% plus the applicable spread. Counterparties to the interest rate cap agreements are major financial institutions who also participate in the KCS Credit Facilities. Credit loss from counterparty non-performance is not anticipated.

Other Indebtedness

   KCSR has purchased rolling stock under conditional sales agreements, equipment trust certificates and capitalized lease obligations. The equipment has been pledged as collateral for the related indebtedness. We lease transportation equipment, as well as office and other operating facilities under various capital and operating leases. Our indebtedness with respect to equipment trust certificates, conditional sales agreements and capital leases totaled approximately $68.6 million at December 31, 1999.

   Minimum annual payments and present value thereof under existing capital leases, other debt maturities and minimum and annual rental commitments under noncancellable operating leases as of December 31, 1999 (assuming the January 11, 2000 recapitalization of our debt structure had been completed, and the $400 million term loans under the KCS Credit Facilities were outstanding after repayment of the $200 million tranche X term loan facility) are as follows:

                     Capital Leases                        Operating Leases
                -------------------------               -----------------------
                Minimum             Net
                 Lease     Less   Present Other  Total             Third
                Payments Interest  Value   Debt   Debt  Affiliates Party Total
                -------- -------- ------- ------ ------ ---------- ----- ------
                                     (dollars in millions)
2000...........   $0.7     $0.3    $0.4   $ 10.5 $ 10.9   $ 34.3   $23.6 $ 57.9
2001...........    0.8      0.3     0.5     12.3   12.8     34.3    14.2   48.5
2002...........    0.7      0.2     0.5    112.3  112.8     34.3    10.2   44.5
2003...........    0.8      0.2     0.6     15.8   16.4     34.3     6.9   41.2
2004...........    0.6      0.1     0.5     12.3   12.8     31.3     3.0   34.3
Later Years....    1.7      0.3     1.4    517.4  518.8    215.0    20.6  235.6
                  ----     ----    ----   ------ ------   ------   ----- ------
    Total......   $5.3     $1.4    $3.9   $680.6 $684.5   $383.5   $78.5 $462.0
                  ====     ====    ====   ====== ======   ======   ===== ======

                              THE EXCHANGE OFFER

General

   We hereby offer to exchange the Exchange Notes, which have been registered under the Securities Act, for a like principal amount of our original unregistered Outstanding Notes. The exchange offer is subject to the terms and conditions set forth in this prospectus.

   Following the consummation of the exchange offer, holders of the Outstanding Notes who were eligible to participate in the exchange offer but who did not tender its Outstanding Notes may not have any further registration rights and the Outstanding Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Outstanding Notes could be adversely affected.

Background, Purpose and Effect of the Exchange Offer

   We originally sold the Outstanding Notes on September 27, 2000 to the Initial Purchasers. The Initial Purchasers subsequently resold the Outstanding Notes to (1) qualified institutional buyers pursuant to Rule 144A under the Securities Act and (2) qualified buyers outside the United States in reliance upon Regulation S under the Securities Act.

   As a condition to that sale to the Initial Purchasers, we entered into an exchange and registration rights agreement with the Initial Purchasers. Pursuant to that agreement, we agreed to:

     (1) file with the Commission on or prior to January 25, 2001, a registration statement on an appropriate form under the Securities Act, relating to a registered exchange offer for the Outstanding Notes under the Securities Act; and

     (2) use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or prior to March 26, 2001.

As soon as practicable after the effectiveness of the exchange offer registration statement, we agreed to offer to the holders of the restricted securities who are not prohibited by any law or policy of the Commission from participating in the exchange offer the opportunity to exchange their securities for the Exchange Notes, which will be identical in all material respects to the Outstanding Notes (except that the Exchange Notes will not contain transfer restrictions) and that would be registered under the Securities Act. We agreed to keep the exchange offer open for not less than 30 days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to holders of the Notes.

   In addition, we agreed to file with the Commission a shelf registration statement to cover resales of restricted securities by those holders who satisfy certain conditions relating to the provisions of information in connection with the shelf registration statement, if:

     (1) because of any change in law or applicable interpretations thereof by the Staff of the Commission, the Issuer is not permitted to effect the exchange offer as contemplated hereby;

     (2) any Outstanding Notes validly tendered pursuant to the exchange offer are not exchanged for Exchange Notes on or prior to April 25, 2001;

     (3) any Initial Purchaser so requests with respect to Outstanding Notes not eligible to be exchanged for Exchange Notes in the exchange offer and held by it following the consummation of the exchange offer;

     (4) any applicable law or interpretations do not permit any holder of Outstanding Notes to participate in the exchange offer;

     (5) any holder of Outstanding Notes that participates in the exchange offer does not receive freely transferable Exchange Notes in exchange for tendered Outstanding Notes; or

     (6) the Issuer so elects.

   We agreed to use our reasonable best efforts to have the exchange offer registration statement or, if applicable, the shelf registration statement declared effective by the Commission as promptly as practicable after the filing thereof. Unless the exchange offer would not be permitted by a policy of the Commission, we have agreed to commence the exchange offer and use our reasonable best efforts to consummate the exchange offer as promptly as practicable, but in any event prior to 210 days after the issue date. If applicable, we will use our reasonable best efforts to keep the shelf registration statement effective for a period of two years after the issue date or, if earlier, until all the restricted securities covered by the shelf registration statement have been sold.

   We will be obligated to pay liquidated damages to each holder of restricted securities during the period of one or more of the registration defaults outlined below if:

     (1) the applicable registration statement is not filed with the Commission on or prior to January 25, 2001;

     (2) the exchange offer registration statement or the shelf registration statement, as the case may be, is not declared effective on or prior to March 26, 2001;

     (3) the exchange offer is not consummated on or prior to 210 days after the issue date; or

     (4) the shelf registration statement is filed and declared effective within 180 days after the issue date but shall thereafter cease to be effective (at any time that we are obligated to maintain the effectiveness thereof) without being succeeded within 60 days by an additional registration statement filed and declared effective

(each such event referred to in clauses (1) through (4), a "registration default"). The amount of the liquidated damages will be equal to $0.192 per week per $1,000 principal amount of the Outstanding Notes constituting restricted securities held by such holder until the applicable registration statement is filed, the exchange offer registration statement is declared effective and the exchange offer is consummated or the Shelf Registration Statement is declared effective or again becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the Notes on semi-annual payment dates which correspond to interest payment dates for the Notes. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

   Each holder of Outstanding Notes that wishes to exchange Outstanding Notes for transferable Exchange Notes in the exchange offer will be required to make the following representations:

     (1) any Exchange Notes will be acquired in the ordinary course of its business;

     (2) the holder (other than a broker-dealer referred to in the next sentence) is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes;

     (3) such holder has no arrangement or undertaking with any person to participate in the distribution of the Exchange Notes; and

     (4) neither the holder nor any such other person is our "affiliate" within the meaning of Rule 405 under the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

As indicated above, each participating broker-dealer that receives an Exchange Note for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. For a description of the procedures for resales by participating broker-dealers, see "Plan of Distribution."

Resale of the Exchange Notes

   Based on interpretations by the Staff of the Commission set forth in no-action letters issued to unrelated third parties, we believe that a holder or other person who receives Exchange Notes will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus provided that exchanging holder:

  . acquired the Outstanding Notes in the ordinary course of its business;

  . is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes; and

  . is not an affiliate of ours within the meaning of Rule 405 under the Securities Act.

If any holder acquires Exchange Notes in the exchange offer for the purpose of distributing or participating in a distribution of the Exchange Notes, the holder cannot rely on the position of the Staff of the Commission expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

   This prospectus may be used for an offer to resell, for the resale or for other retransfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Outstanding Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Terms of the Exchange Offer

   Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Outstanding Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes accepted in the exchange offer. Holders may tender some or all of their Outstanding Notes pursuant to the exchange offer. However, Outstanding Notes may be tendered only in integral multiples of $1,000.

   The form and terms of the Exchange Notes will be substantially identical to the form and terms of the Outstanding Notes except the Exchange Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any liquidated damages upon our failure to fulfill our obligations under the exchange and registration rights agreement to file, and cause to be effective, a registration statement. The Exchange Notes will evidence the same debt as the Outstanding Notes. The Exchange Notes will be issued under and entitled to the benefits of the same Indenture that authorized the issuance of the Outstanding Notes. Consequently, both series will be treated as a single class of debt securities under that Indenture.

   The exchange offer is not conditioned upon any minimum or maximum aggregate principal amount of Outstanding Notes being tendered for exchange.

   As of the date of this prospectus, $200,000,000 aggregate principal amount of the Outstanding Notes were outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Outstanding Notes. There will be no fixed record date for determining registered holders of Outstanding Notes entitled to participate in the exchange offer.

   Holders of Outstanding Notes do not have any appraisal or dissenters' rights under the General and Business Corporation Law of Missouri, or in the Indenture, in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the exchange and registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the Commission thereunder. Outstanding Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture relating to the Outstanding Notes.

   We will be deemed to have accepted for exchange validly tendered Outstanding Notes when, as and if we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us and delivering Exchange Notes to such holders. Subject to the terms of the exchange and registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "--Certain Conditions to the Exchange Offer."

   If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted Outstanding Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date of the exchange offer.

   Holders who tender Outstanding Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "-- Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

   The term "expiration date" will mean 5:00 p.m., New York City time, on
            , 2001, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended.

   In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice. We will notify, in writing or by public announcement, the registered holders of Outstanding Notes of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   We reserve the right, in our sole discretion,

  . to delay accepting for exchange any Outstanding Notes;

  . to extend the exchange offer or to terminate the exchange offer and to refuse to accept Outstanding Notes not previously accepted if any of the conditions set forth below under "--Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent; or

  . subject to the terms of the exchange and registration rights agreement, to amend the terms of the exchange offer in any manner.

   Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of Outstanding Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Outstanding Notes of such amendment.

   Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to the Exchange Offer

   Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange any Exchange Notes for, any Outstanding Notes, and may terminate or amend the exchange offer as provided in this prospectus before accepting any Outstanding Notes for exchange, if in our reasonable judgment:

  . the Exchange Notes to be received will not be tradable by the holder without restriction under the Securities Act or the Securities Exchange Act of 1934 and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

  . the exchange offer, or the making of any exchange by a holder of Outstanding Notes, would violate applicable law or any applicable interpretation of the staff of the Commission; or

  . any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

   In addition, we will not be obligated to accept for exchange the Outstanding Notes of any holder that has not made:

  . the representations described under "--Background, Purpose and Effect of the Exchange Offer" and "--Procedures for Tendering"; and

  . such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to make available to us an appropriate form for registration of the Exchange Notes under the Securities Act.

   We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any Outstanding Notes by giving oral or written notice of such extension to the registered holders of the Outstanding Notes. During any such extensions, all Outstanding Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any Outstanding Notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

   We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any Outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the Outstanding Notes as promptly as practicable. In the case of any extension, such oral or written notice or public announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

   In addition, we will not accept for exchange any Outstanding Notes tendered, and will not issue Exchange Notes in exchange for any such Outstanding Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

   Only a holder of Outstanding Notes may tender such Outstanding Notes in the exchange offer. To tender in the exchange offer, a holder must: (i) complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; and (ii) comply with the procedures established by DTC's Automated Tender Offer Program described below.

   In addition, either:

  . the exchange agent must receive Outstanding Notes along with the letter of transmittal; or

  . the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such Outstanding Notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

  . the holder must comply with the guaranteed delivery procedures described below.

   To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "--Exchange Agent" prior to the expiration date.

   The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

   The method of delivery of Outstanding Notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or Outstanding Notes to the Issuer. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

   Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Outstanding Notes, either:

  . make appropriate arrangements to register ownership of the Outstanding
    Notes in such owner's name; or

  . obtain a properly completed bond power from the registered holder of Outstanding Notes.

   The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

   Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless the Outstanding Note tendered pursuant thereto is tendered:

  . by a registered holder who has not completed the box entitled "Special
    Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  . for the account of an eligible institution.

   If the letter of transmittal is signed by a person other than the registered holder of any Outstanding Notes listed on the Outstanding Notes, such Outstanding Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the Outstanding Notes and an eligible institution must guarantee the signature on the bond power.

   If the letter of transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

   The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the Outstanding Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  . DTC has received an express acknowledgement from a participant in its Automated Tender Offer Program that is tendering Outstanding Notes that are the subject of such book-entry confirmation;

  . such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

  . the agreement may be enforced against such participant.

   We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Outstanding Notes and withdrawal of tendered Outstanding Notes. Our determination will be final and binding. We reserve the absolute right to reject any Outstanding Notes not properly tendered or any Outstanding Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of

Outstanding Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

   In all cases, we will issue Exchange Notes for Outstanding Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  . Outstanding Notes or a timely book-entry confirmation of such Outstanding
    Notes into the exchange agent's account at DTC; and

  . a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

   By signing the letter of transmittal or transmitting the agent's message, each tendering holder of Outstanding Notes will represent to us that, among other things:

  . any Exchange Notes that the holder receives will be acquired in the ordinary course of its business;

  . the holder has no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

  . if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the Exchange Notes;

  . if the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such Exchange Notes; and

  . the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

   The exchange agent will make a request to establish an account with respect to the Outstanding Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participant in DTC's system may make book-entry delivery of Outstanding Notes by causing DTC to transfer such Outstanding Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of Outstanding Notes who are unable to deliver confirmation of the book-entry tender of their Outstanding Notes into the exchange agent's account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their Outstanding Notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

   Holders wishing to tender their Outstanding Notes but whose Outstanding Notes are not immediately available or who cannot deliver their Outstanding Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

  . the tender is made through an eligible institution;

  . on or prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent's message and notice of guaranteed delivery:

    . setting forth the name and address of the holder, the registered number(s) of such Outstanding Notes and the principal amount of Outstanding Notes tendered;

    . stating that the tender is being made thereby; and

    . guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the Outstanding Notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  . the exchange agent receives such properly completed and executed letter of transmittal (or facsimile thereof), as well as all tendered Outstanding Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

   Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

   For a withdrawal to be effective:

  . the exchange agent must receive a written notice (which may be by telegram, telex, facsimile transmission or letter) of withdrawal at one of the addresses set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date; or

  . holders must comply with the appropriate procedures of DTC's Automated
    Tender Offer Program system.

   Any such notice of withdrawal must:

  . specify the name of the person who tendered the Outstanding Notes to be withdrawn;

  . identify the Outstanding Notes to be withdrawn (including the principal amount of such Outstanding Notes); and

  . where certificates for Outstanding Notes have been transmitted, specify the name in which such Outstanding Notes were registered, if different from that of the withdrawing holder.

   If certificates for Outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

  . the serial numbers of the particular certificates to be withdrawn; and

  . a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

   If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including the time of receipt) of such notices, and our determination shall be final and binding on all parties. We will deem any Outstanding Notes so withdrawn not to have validly tendered for exchange for purposes of the exchange offer. Any Outstanding Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Outstanding Notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such Outstanding Notes will be credited to an account maintained with DTC for Outstanding Notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to the expiration date.

Exchange Agent

   The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

                   For Overnight Delivery, Delivery by Hand
                 or Delivery by Registered or Certified Mail:

                             The Bank of New York
                              101 Barclay Street
                          Reorganization Dept. 7 East
                              New York, NY 10286
                           Attn: [                 ]

                           By Facsimile Transmission
                       (for eligible institutions only):

                                (212) 815-6339

                     Confirm facsimile by telephone only:

                                (212) 815-5920

   Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

   We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will,

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however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its related reasonable out-of-pocket expenses.

   We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include SEC registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, and related fees and expenses.

Transfer Taxes

   We will pay all transfer taxes, if any, applicable to the exchange of Outstanding Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

  . certificates representing Outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Outstanding Notes tendered;

  . tendered Outstanding Notes are registered in the name of any person other than the person signing the letter of transmittal; or

  . a transfer tax is imposed for any reason other than the exchange of Outstanding Notes under the exchange offer.

   If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

   Holders who tender their Outstanding Notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register Exchange Notes in the name of, or request that Outstanding Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Accounting Treatment

   We will record the Exchange Notes in our accounting records at the same carrying value as the Outstanding Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. We will record the expenses of the exchange offer as incurred.

Consequences of Failure to Exchange

   Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes under the exchange offer will remain subject to the restrictions on transfer applicable to the Outstanding Notes:

  . as set forth in the legend printed on the Outstanding Notes as a consequence of the issuance of the Outstanding Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  . otherwise as set forth in the offering memorandum distributed in connection with the private offering of the Outstanding Notes.

   In general, you may not offer or sell the Outstanding Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the exchange and registration rights agreement, we do not intend to register resales of the Outstanding Notes under the Securities Act. Based on interpretations

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of the Commission staff, Exchange Notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes:

  . could not rely on the applicable interpretations of the Commission; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Other

   Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

   We may in the future seek to acquire untendered Outstanding Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Outstanding Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Outstanding Notes.

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                           DESCRIPTION OF THE NOTES

   Definitions of certain terms used in this Description of the Notes may be found under the heading "Certain Definitions." For purposes of this section,
(i) the term "Issuer" refers only to The Kansas City Southern Railway Company and not any of its subsidiaries and (ii) the term "Parent" refers only to Kansas City Southern Industries, Inc., the parent company of the Issuer, and not to any of its subsidiaries. The Parent and certain of its existing subsidiaries will guarantee the Notes. Each company that guarantees the Notes is referred to in this section as a "Note Guarantor." Each such guarantee is termed a "Note Guarantee."

   We issued the Outstanding Notes and will issue the Exchange Notes under an Indenture, dated as of September 27, 2000 (the "Indenture"), among the Issuer, the Note Guarantors and The Bank of New York, as Trustee (the "Trustee"), a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. The Indenture contains provisions which define your rights under the Notes. In addition, the Indenture governs the obligations of the Issuer and of each Note Guarantor under the Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.

   On September 27, 2000, we issued $200,000,000 aggregate principal amount of Outstanding Notes. The terms of the Exchange Notes are identical in all material respects to the Outstanding Notes, except the Exchange Notes will not contain transfer restrictions and holders of Exchange Notes will no longer have any registration rights or be entitled to any liquidated damages. The Trustee will authenticate and deliver Exchange Notes for original issue only in exchange for a like principal amount of Outstanding Notes. Any Outstanding Notes that remain outstanding after the consummation of the exchange offer, together with the Exchange Notes, will be treated as a single class of securities under the Indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of the outstanding Exchange Notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount of the Outstanding Notes and Exchange Notes then outstanding.

   The following description is meant to be only a summary of certain provisions of the Indenture. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture as it, and not this description, governs your rights as Holders.

   The Indenture provides for the issuance of up to $100.0 million aggregate principal amount of additional Notes having identical terms and conditions to the Notes (the "Additional Notes"), subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes and will vote on all matters with the Notes. For purposes of this "Description of the Notes" section, reference to the Notes does not include Additional Notes.

Overview of the Notes and the Note Guarantees

   The Outstanding Notes are, and the Exchange Notes will be:

  . general unsecured obligations of the Issuer;

  . ranked equally in right of payment with all existing and future Senior
    Indebtedness of the Issuer;

  . senior in right of payment to all future Subordinated Obligations of the Issuer;

  . effectively subordinated to all Secured Indebtedness of the Parent and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

  . effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Parent (other than the Issuer) that is not a Note Guarantor.

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   The Note Guarantees:

   The Outstanding Notes are, and the Exchange Notes will be, guaranteed by the Parent and certain of its existing subsidiaries. The Note Guarantors other than the Parent are:

     Gateway Eastern Railway Company;
     Gateway Western Railway Company;
     SIS Bulk Holding, Inc.;
     PABTEX GP, LLC;
     PABTEX, L.P.;
     KCS Transportation Company;
     Mid-South Microwave, Inc.;
     Rice-Carden Corporation;
     Southern Development Company;
     Southern Industrial Services, Inc.; and
     Trans-Serve, Inc.

   Kansas City Southern Lines, Inc. ("KCSL"), which was a Note Guarantor on the Outstanding Notes, was merged into the Parent effective December 31, 2000.

   The Note Guarantee of each Note Guarantor:

  . will be a general unsecured obligation of such Note Guarantor;

  . will rank equally in right of payment with all existing and future Senior
    Indebtedness of such Note Guarantor;

  . will be senior in right of payment to all future Subordinated Obligations of such Note Guarantor; and

  . will be effectively subordinated to all Secured Indebtedness of the Parent and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

   Initially, the Outstanding Notes and the Exchange Notes will not be guaranteed by Caymex Transportation Inc., SCC Holdings Inc., The Kansas City Northern Railway Company, Veals, Inc. and any Subsidiaries of the Parent that do not Guarantee the Bank Indebtedness. Caymex Transportation, Inc. is a holding company that indirectly owns our investments in Grupo TFM and TFM (through Nafta Rail S.A. de C.V.) and the Panama Canal Railway Company. SCC Holdings, Inc. is a holding company that owns our investment in Southern Capital LLC. The Kansas City Northern Railway Company and Veals, Inc. are inactive and do not hold any material assets. As of and for the nine months ended September 30, 2000, after eliminating intercompany activity, the Subsidiaries of the Parent, other than the Issuer and those Subsidiaries that are Note Guarantors, would have had approximately $18.6 million of total liabilities (including trade payables), would have had approximately 18% of the Parent's consolidated assets and would have generated approximately 1% of the Parent's consolidated revenues and 1% of its EBITDA.

Principal, Maturity and Interest

   We issued the Outstanding Notes in an aggregate principal amount of $200 million. The Outstanding Notes and the Exchange Notes will mature on October 1, 2008. The Outstanding Notes are, and the Exchange Notes will be, in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

   Each Note bears interest at a rate of 9 1/2% per annum beginning on October 1, 2000 or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually to Holders of record at the close of business on the March 15 or September 15 immediately preceding the interest payment date on April 1 and October 1 of each year. We will begin paying interest to Holders on April 1, 2001. We will pay interest on overdue principal at 1% per annum in excess of such rate, and we will pay interest on overdue installments of interest at such higher rate to the extent lawful.

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   Each Exchange Note will bear interest from its issuance date. The holders of Outstanding Notes that are accepted for exchange will receive, in cash, accrued interest on those Outstanding Notes to, but not including, the issuance date of the Exchange Notes. This interest will be paid with the first interest payment on the Exchange Notes, except that if the exchange offer is not completed on or before April 1, 2001, holders of Outstanding Notes will receive the first interest payment due on the Outstanding Notes on April 1, 2001. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes. Consequently, Holders who exchange their Outstanding Notes for Exchange Notes will the receive the same interest payment that they would have received had they not accepted the exchange offer.

Paying Agent and Registrar

   We will pay the principal of, premium, if any, interest and liquidated damages, if any, on the Notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the Trustee to act as the agent of the Issuer in such matters. The location of the corporate trust office is 101 Barclay Street, Floor 21 West, New York, New York 10286. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

   Holders may exchange or transfer their Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional Redemption

   Except as set forth in this paragraph, we may not redeem the Notes. Prior to October 1, 2003, we may, on one or more occasions, redeem up to a maximum of 35% of the original aggregate principal amount of the Notes with the Net Cash Proceeds of one or more Equity Offerings (1) by the Issuer or (2) by the Parent to the extent the Net Cash Proceeds thereof are contributed to the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from the Issuer, at a redemption price equal to 109 1/2% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

     (1) at least 65% of the original aggregate principal amount of the Notes remains outstanding; and

     (2) any such redemption must be made within 60 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

Selection

   If we partially redeem Notes, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If we redeem any Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new
Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancelation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and liquidated damages thereon, if any, the Notes to be redeemed.

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Ranking

   The Outstanding Notes are, and the Exchange Notes will be, unsecured Senior Indebtedness of the Issuer, will rank equally in right of payment with all existing and future Senior Indebtedness of the Issuer and will be senior in right of payment to all future Subordinated Obligations of the Issuer. The Outstanding Notes are, and the Exchange Notes also will be, effectively subordinated to all Secured Indebtedness of the Parent and its Subsidiaries (including the Issuer) to the extent of the value of the assets securing such Secured Indebtedness.

   The Note Guarantees will be unsecured Senior Indebtedness of the applicable Note Guarantor, will rank equally in right of payment with all existing and future Senior Indebtedness of such Note Guarantor and will be senior in right of payment to all future Subordinated Obligations of such Note Guarantor. The Note Guarantees also will be effectively subordinated to all Secured Indebtedness of the Parent and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness. Although the Indenture will limit the Incurrence of Indebtedness by and the issuance of preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications.

   The Parent currently conducts all of its operations through its Subsidiaries, and the Issuer currently conducts a portion of its operations through its Subsidiaries. To the extent the Subsidiaries of the Parent (other than the Issuer) are not Note Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Holders. The Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Parent (other than the Issuer) that are not Note Guarantors.

   As of September 30, 2000, there was outstanding:

     (1) $669.0 million of Senior Indebtedness of the Issuer, of which $469.0 million was Secured Indebtedness (exclusive of unused commitments under the Credit Agreement);

     (2) $11.0 million of Senior Indebtedness of the Note Guarantors (exclusive of guarantees of Indebtedness under the Credit Agreement), $9.4 million of which was Secured Indebtedness;

     (3) $5.4 million of Senior Indebtedness of Subsidiaries of the Parent (other than the Issuer) that are not Note Guarantors; and

     (4) no Indebtedness of the Issuer or the Note Guarantors subordinate or junior in right of payment to the Notes or the Note Guarantees.

   Although the Indenture limits the Incurrence of Indebtedness by the Parent, the Issuer and the other Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Parent and its Subsidiaries may be able to Incur substantial amounts of Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness. See "Certain Covenants--Limitation on Indebtedness" below.

   "Senior Indebtedness" of the Issuer or any Note Guarantor means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Issuer or any Note Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness and all other Indebtedness of the Issuer or any Note Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the Notes or such Note Guarantor's Note Guarantee, as applicable; provided, however, that Senior Indebtedness of the Issuer or any Note Guarantor shall not include:

     (1) any obligation of the Issuer to the Parent or any other Subsidiary of the Parent or any obligation of such Note Guarantor to the Parent or any other Subsidiary of the Parent;

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

     (2) any liability for Federal, state, local or other taxes owed or owing by the Issuer or such Note Guarantor, as applicable;

     (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

     (4) any Indebtedness or obligation of the Issuer or such Note Guarantor, as applicable (and any accrued and unpaid interest in respect thereof), that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Issuer or such Note Guarantor, as applicable, including any Subordinated Obligations of the Issuer or such Note Guarantor, as applicable;

     (5) any obligations with respect to any Capital Stock; or

     (6) any Indebtedness Incurred in violation of the Indenture.

Note Guarantees

   The Parent and each of its Subsidiaries that Guarantees the Bank Indebtedness on the Closing Date (other than Caymex Transportation, Inc., SCC Holdings, Inc., The Kansas City Northern Railway Company and Veals, Inc., and other than KCSL which was merged into the Parent effective December 31, 2000), and certain future subsidiaries of the Parent (as described below), as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally Guarantee on an unsecured senior basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on or liquidated damages in respect of the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the "Guaranteed Obligations"). Such Note Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Parent will cause (i) at any time that any Bank Indebtedness is outstanding, each Subsidiary of the Parent (other than the Issuer, Caymex Transportation, Inc., SCC Holdings, Inc., The Kansas City Northern Railway Company and Veals, Inc.) that enters into a Guarantee of any Bank Indebtedness and (ii) at any time that no Bank Indebtedness is outstanding, each Subsidiary of the Parent (other than the Issuer, The Kansas City Northern Railway Company and Veals, Inc.) that enters into a Guarantee of any obligations of the Parent or any of its domestic Subsidiaries, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the Notes. See "Certain Covenants--Future Note Guarantors" below.

   Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns. Notwithstanding the foregoing, the Note Guarantee of a Note Guarantor will be released and terminated (1) upon the sale (including by means of a merger) of all of the Capital Stock of such Note Guarantor made in compliance with the terms of the Indenture and (2) upon any release and termination of the Guarantee by such Note Guarantor of the Bank Indebtedness (other than by reason of repayment and satisfaction of all of the Bank Indebtedness).

Change of Control

   Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Issuer to purchase all or any part of such Holder's Notes at a purchase

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price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest and liquidated damages, if any, due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to purchase the Notes pursuant to this section in the event that it has exercised its right to redeem all the Notes under the terms of the section titled "Optional Redemption:"

     (1) at any time, less than 75% of the members of the board of directors of the Parent shall be (A) individuals who were members of such board on September 21, 2000 or (B) individuals whose election, or nomination for election by the Parent's stockholders, was approved by a vote of at least 75% of the members of the board of directors of the Parent then still in office who were members of such board on September 21, 2000 (or whose election or nomination has been approved as provided in this clause (B));

     (2) at any time, any person, or any two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of Voting Stock of the Parent, shall become, according to public announcement or filing, the "beneficial owner" (as defined in Rule 13d-3 issued under the Exchange Act), directly or indirectly, of securities of the Parent representing 30% or more (calculated in accordance with such Rule 13d-3) of the combined voting power of the Parent's then outstanding Voting Stock;

     (3) any Person other than the Parent shall acquire ownership, directly or indirectly, beneficially or of record of more than 30% of the Voting Stock of the Issuer; or

     (4) the merger or consolidation of the Parent or the Issuer with or into another Person or the merger of another Person with or into the Parent or the Issuer, or the sale of all or substantially all the assets of the Parent or the Issuer to another Person, and, in the case of any such merger or consolidation, the securities of the Parent or the Issuer that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Parent or the Issuer are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

   Within 30 days following any Change of Control, the Issuer shall mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

     (1) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase all or a portion of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest and liquidated damages, if any, on the relevant interest payment date);

     (2) the circumstances and relevant facts and financial information regarding such Change of Control;

     (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

     (4) the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

   The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance

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with the requirements set forth in the Indenture applicable to a Change of
Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

   The Issuer will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

   The Change of Control purchase feature is a result of negotiations between the Issuer and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "Certain Covenants--Limitation on Indebtedness," "--Limitations on Liens" and "--Limitation on Sale/Leaseback Transactions." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

   The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Parent and its Subsidiaries may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuer to purchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Parent and its Subsidiaries. Finally, the Issuer's ability to pay cash to the Holders upon a purchase may be limited by the Issuer's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the Indenture relative to the Issuer's obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

   The definition of Change of Control includes a phrase relating to the sale, lease or transfer of "all or substantially all" the assets of the Parent or the Issuer. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Issuer to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Parent or the Issuer to another Person or group may be uncertain.

Certain Covenants

   The Indenture contains covenants including, among others, those described below.

   Covenant Suspension. During any period of time that:

     (a) the Notes have an Investment Grade Rating from both the Rating Agencies and

     (b) no Default or Event of Default has occurred and is continuing under the Indenture,

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the Parent and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

  . ""--Limitation on Indebtedness,"

  . ""--Limitation on Restricted Payments,"

  . ""--Limitation on Restrictions on Distributions from Restricted
    Subsidiaries,"

  . ""--Limitation on Sales of Assets and Capital Stock,"

  . ""--Limitation on Transactions with Affiliates" and

  . ""--Limitation on Lines of Business"

(collectively, the "Suspended Covenants"). In the event that the Parent and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings or a Default or Event of Default (other than as a result of any breach of the Suspended Covenants) occurs and is continuing, then the Parent and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of the covenant described below under "--Limitation on Restricted Payments" as though, for purposes of determining whether new Restricted Payments can be made after such time, such covenant had been in effect during the entire period of time from the date the Notes are issued.

   Limitation on Indebtedness. (a) The Parent will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Parent or any Restricted Subsidiary that is a Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.0:1.

   (b) Notwithstanding the foregoing paragraph (a), the Parent and the Restricted Subsidiaries may Incur the following Indebtedness:

     (1) Bank Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed (A) in the case of any such Bank Indebtedness that consists of term borrowings, $400.0 million less the aggregate amount of all (i) prepayments of principal applied to permanently reduce any such Indebtedness, (ii) scheduled repayments of principal of, and reductions of commitments for, any such Indebtedness and (iii) Attributable Debt in respect of Designated Sale/Leaseback Transactions and
  (B) in the case of any such Bank Indebtedness that consists of borrowings under a revolving credit facility, $150.0 million;

     (2) Indebtedness of the Parent owed to and held by any Wholly Owned Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Parent or any Wholly Owned Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Parent or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (B) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (C) if a Note Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to and held by a Wholly Owned Subsidiary that is not a Note Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Note Guarantor with respect to its Note Guarantee;

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     (3) Indebtedness (A) represented by the Notes and the Note Guarantees,
  (B) outstanding on the Closing Date (other than the Indebtedness described in clauses (1) and (2) above), (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Indebtedness that is Refinancing Indebtedness) or the foregoing paragraph (a) and (D) consisting of Guarantees of any Indebtedness permitted under clauses (1) and (2) of this paragraph (b);

     (4) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Parent (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Parent); provided, however, that on the date that such Restricted Subsidiary is acquired by the Parent, the Parent would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause
  (4);

     (5) Indebtedness (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Parent and the Restricted Subsidiaries in the ordinary course of their business, and (B) under Interest Rate Agreements entered into for bona fide hedging purposes of the Parent in the ordinary course of business; provided, however, that such Interest Rate Agreements do not increase the Indebtedness of the Parent outstanding at any time other than as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder;

     (6) Purchase Money Indebtedness and Capitalized Lease Obligations (in an aggregate principal amount not in excess of 5% of Consolidated Net Tangible Assets at any time outstanding);

     (7) Attributable Debt in respect of Designated Sale/Leaseback Transactions in an aggregate principal amount not to exceed $400.0 million; or

     (8) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause
  (8) and then outstanding, will not exceed $25.0 million.

   (c) Notwithstanding the foregoing, the Issuer or any Note Guarantor may not Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness will be subordinated to the Notes or such Note Guarantor's Note Guarantee, as applicable, to at least the same extent as such Subordinated Obligations.

   (d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Parent or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

      (1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,

      (2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, and

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      (3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Parent, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

   Limitation on Restricted Payments. (a) The Parent will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

      (1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Parent, or any Subsidiary of the Parent) to the direct or indirect holders of its Capital Stock, except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Parent or a Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Parent or other Restricted Subsidiaries, to its other shareholders on a pro rata basis),

      (2) purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Parent or any Restricted Subsidiary held by Persons other than the Parent or a Restricted Subsidiary,

      (3) purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition),

      (4) make any Investment (other than a Permitted Investment) in any Person, (any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment being herein referred to as a "Restricted Payment") if at the time the Parent or such Restricted Subsidiary makes such Restricted Payment:

        (A) a Default will have occurred and be continuing (or would result therefrom);

        (B) the Parent could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" or

        (C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date would exceed the sum, without duplication, of:

         (i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

         (ii) the aggregate Net Cash Proceeds received by the Parent or the Issuer from the issue or sale of its Capital Stock (other than Disqualified Stock or in respect of Excluded Contributions) subsequent to the Closing Date (other than an issuance or sale to (x) a Subsidiary of the Parent or (y) an employee stock ownership plan or other trust established by the Parent or any of its Subsidiaries);

         (iii) the amount by which Indebtedness of the Parent or the Restricted Subsidiaries is reduced on the Parent's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Parent) subsequent to the Closing Date of any Indebtedness of

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      the Parent or the Restricted Subsidiaries issued after the Closing
      Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Parent (less the amount of any cash or the Fair Market Value of other property distributed by the Parent or any Restricted Subsidiary upon such conversion or exchange);

         (iv) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Parent or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Parent or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; and

          (v) $20.0 million.

   (b) The provisions of the foregoing paragraph (a) will not prohibit:

     (1) any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock of the Parent made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Parent (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Parent or an employee stock ownership plan or other trust established by the Parent or any of its Subsidiaries); provided, however, that:

       (A) such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

       (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

     (2) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Parent made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Parent that is permitted to be Incurred pursuant to paragraph (b) of the covenant described under "--Limitation on Indebtedness;" provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

     (3) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "--Limitation on Sales of Assets and Capital Stock"; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

     (4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

     (5) dividends paid by the Parent with respect to the 242,170 outstanding shares of its preferred stock, par value $25.00 per share, paying noncumulative dividends of $1.00 per share in amounts each year which do not exceed $242,170 (the amount paid with respect to such preferred stock in the year ended December 31, 1999); provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

     (6) Investments that are made with Excluded Contributions; provided, however, that such Investments will be excluded in the calculation of the amount of Restricted Payments; or

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     (7) any purchase, repurchase, redemption, retirement or other acquisition for value of shares of, or options to purchase shares of, common stock of the Parent or any of its Subsidiaries from employees, former employees, directors or former directors of the Parent or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed $3.0 million in any calendar year; provided further, however, that such purchases, repurchases, redemptions, retirements and other acquisitions for value shall be excluded in the calculation of the amount of Restricted Payments.

   Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Parent will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Parent or any Restricted Subsidiary;

     (2) make any loans or advances to the Parent or any Restricted
  Subsidiary; or

     (3) transfer any of its property or assets to the Parent or any Restricted Subsidiary, except:

       (A) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date;

       (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Parent (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Parent) and outstanding on such date;

       (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no less favorable to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

       (D) in the case of clause (3), any encumbrance or restriction

         (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or

         (ii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements; and

       (E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

   Limitation on Sales of Assets and Capital Stock. (a) The Parent will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

     (1) the Parent or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or

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  otherwise) at the time of such Asset Disposition at least equal to the Fair
  Market Value of the shares and assets subject to such Asset Disposition,

     (2) at least 75% of the consideration thereof received by the Parent or such Restricted Subsidiary is in the form of cash, and

     (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Parent (or such Restricted Subsidiary, as the case may be)

       (A) first, to the extent the Parent elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Bank Indebtedness of the Parent or a Note Guarantor within 60 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

         (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Parent or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Parent or another Restricted Subsidiary) within 180 days from the later of such Asset Disposition or the receipt of such Net Available Cash;

       (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (b) of this covenant below) to purchase Notes pursuant to and subject to the conditions set forth in paragraph
    (b) of this covenant; provided, however, that if the Parent or the Issuer elects (or is required by the terms of any other Senior Indebtedness), such Offer may be made ratably to purchase the Notes and other Senior Indebtedness of the Parent, the Issuer or any Note Guarantor, and

       (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose permitted by the terms of the Indenture;

     provided, however that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A) or (C) above, the Parent or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

   Notwithstanding the foregoing provisions of this covenant, the Parent and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $20.0 million.

   For the purposes of this covenant, the following are deemed to be cash:

  . the assumption of Indebtedness of the Parent or any Restricted Subsidiary
    (other than any Preferred Stock, including Disqualified Stock, constituting Indebtedness) and the release of the Parent or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition, and

  . securities received by the Parent or any Restricted Subsidiary from the transferee that are promptly converted by the Parent or such Restricted Subsidiary into cash.

   (b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(3)(C) of this covenant, the Parent or the Issuer will be required (i) to purchase Notes tendered pursuant to an offer by the Issuer for the Notes (the "Offer") at a purchase price of 100% of their

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principal amount plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Indenture and (ii) to purchase other Senior Indebtedness of the Parent, the Issuer or any Note Guarantor on the terms and to the extent contemplated thereby (provided that in no event shall the Parent or the Issuer offer to purchase such other Senior Indebtedness at a purchase price in excess of 100% of its principal amount, plus accrued and unpaid interest thereon. If the aggregate purchase price of Notes (and other Senior Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes (and other Senior Indebtedness), the Parent or the Issuer will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Parent and the Issuer will not be required to make an Offer for Notes (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses
(a)(3)(A) and (B)) is less than $20.0 million in the aggregate for all Asset Dispositions after the Closing Date.

   (c) The Parent and the Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Parent and the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

   Limitation on Transactions with Affiliates. (a) The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Parent (an "Affiliate Transaction") unless such transaction is on terms:

     (1) that are no less favorable to the Parent or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,

     (2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million,

       (A) are set forth in writing, and

       (B) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and,

     (3) that, in the event such Affiliate Transaction involves an amount in excess of $20.0 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Parent and its Restricted Subsidiaries.

   (b) The provisions of the foregoing paragraph (a) will not prohibit:

     (1) any Restricted Payment permitted to be paid pursuant to the covenant described under "Limitation on Restricted Payments,"

     (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors,

     (3) the grant of stock options or similar rights to employees and directors of the Parent pursuant to plans approved by the Board of Directors,

     (4) loans or advances to employees in the ordinary course of business in accordance with past practices of the Parent, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time,

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     (5) Stock Purchase Loans, but in any event not to exceed $3.0 million in the aggregate outstanding at any one time,

     (6) the payment of reasonable fees to directors of the Parent and its Subsidiaries who are not employees of the Parent or its Subsidiaries, or

     (7) any transaction between the Parent and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

   Limitation on Liens. The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Closing Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured; provided, however, that the Parent may Incur other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this proviso does not exceed 5% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Parent as of the end of the most recent fiscal quarter ending at least 45 days prior thereto.

   SEC Reports. The Parent will (a) file with the SEC and provide the Trustee for delivery to the Holders and prospective Holders (upon request) within 15 days after it files them with the SEC a copy of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act and (b) furnish to the Trustee for delivery to the Holders, promptly upon their becoming available, a copy of its annual report to shareholders and any other information provided by it to its public shareholders generally. In addition, following an underwritten primary public offering of common stock of the Issuer pursuant to an effective registration statement under the Securities Act, the Parent shall furnish to the Trustee for delivery to the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Issuer, to its public shareholders generally. The Parent also will comply with the other provisions of Section 314(a) of the TIA.

   Future Note Guarantors. The Parent will cause (i) at any time that any Bank Indebtedness is outstanding, each Subsidiary of the Parent (other than the Issuer, Caymex Transportation, Inc., SCC Holdings, Inc., The Kansas City Northern Railway Company and Veals, Inc.) that enters into a Guarantee of any Bank Indebtedness and (ii) at any time that no Bank Indebtedness is outstanding, each Subsidiary of the Parent (other than the Issuer, The Kansas City Northern Railway Company and Veals, Inc.) that enters into a Guarantee of any obligations of the Parent or any of its domestic Subsidiaries, to execute and deliver to the Trustee a supplemental indenture in the form set forth in the Indenture pursuant to which such Subsidiary will Guarantee payment of the Notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

   Limitation on Lines of Business. The Parent will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business. At any time that it is not Guaranteeing payment of the Notes (which shall be effected by executing and delivering to the Trustee a supplemental indenture in the form set forth in the Indenture), (1) Caymex Transportation, Inc. will not engage in any business or activity other than the ownership of the Capital Stock of foreign subsidiaries and activities incidental thereto,
(2) SCC Holdings, Inc. will not engage in any business or activity other than the ownership of the Capital Stock of Southern Capital LLC and activities incidental thereto, (3) TransFin Insurance Ltd. will not engage in any business or activity other than the insurance business and activities incidental thereto, and (4) The Kansas City Northern Railway Company and Veals, Inc. will not conduct any material business or activity.

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   Limitation on Sale/Leaseback Transactions. The Parent will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

     (1) the Parent or such Restricted Subsidiary would be entitled to:

       (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "Limitation on Indebtedness" and

       (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under "Limitation on Liens,"

     (2) the net proceeds received by the Parent or such Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property and

     (3) the transfer of such property is permitted by, and the Parent applies the proceeds of such transaction in compliance with, the covenant described under "Limitation on Sale of Assets and Capital Stock."

Merger and Consolidation

   The Issuer will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

     (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Issuer) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Issuer under the Notes and the Indenture;

     (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company, the Parent or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company, the Parent or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

     (3) immediately after giving effect to such transaction, the Parent would be able to Incur an additional $1.00 of Indebtedness under paragraph
  (a) of the covenant described under "Limitation on Indebtedness;"

     (4) immediately after giving effect to such transaction, the Successor Company will have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Parent immediately prior to such transaction;

     (5) the Issuer shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

     (6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

   The Successor Company will succeed to, and be substituted for, and may exercise every right and power of the Issuer under the Indenture, but the predecessor Issuer in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

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   In addition, none of the Note Guarantors will consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

     (1) the resulting, surviving or transferee Person (the "Successor Guarantor") will be a corporation organized and existing under the laws of the jurisdiction under which such Note Guarantor was organized and existing or the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee;

     (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

     (3) immediately after giving effect to such transaction, the Parent or the Successor Guarantor, as applicable, would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "Limitation on Indebtedness";

     (4) immediately after giving effect to such transaction, the Parent and the Restricted Subsidiaries will have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Parent and the Restricted Subsidiaries immediately prior to such transaction;

     (5) the Parent shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

     (6) the Parent shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

       Notwithstanding the foregoing:

        (A) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or any Note Guarantor;

        (B) the Parent or the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Parent or the Issuer, as the case may be, in another jurisdiction to realize tax or other benefits; and

        (C) the Parent and KCSL may merge.

   KCSL was merged into the Parent effective December 31, 2000.

Defaults

   Each of the following is an Event of Default:

     (1) a default in any payment of interest on any Note when due and payable or in any payment of liquidated damages continued for 30 days,

     (2) a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise,

     (3) the failure by the Parent or any Subsidiary to comply with its obligations under the covenant described under "Merger and Consolidation" above,

     (4) the failure by the Parent or any Subsidiary to comply for 30 days after notice with any of its obligations under the covenants described under "Change of Control" or "Certain Covenants" above (in each case, other than a failure to purchase Notes),

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     (5) the failure by the Parent or any Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture,

     (6) the failure by the Parent or any Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the "cross acceleration provision") and such failure continues for 10 days after receipt of the notice specified in the Indenture,

     (7) certain events of bankruptcy, insolvency or reorganization of the Parent, the Issuer or a Significant Subsidiary (the "bankruptcy provisions"),

     (8) the rendering of any judgment or decree for the payment of money in excess of $10.0 million or its foreign currency equivalent against the Parent or a Subsidiary if:

       (A) an enforcement proceeding thereon is commenced by any creditor or

       (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision") or

     (9) any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor or Person acting by or on behalf of such Note Guarantor denies or disaffirms such Note Guarantor's obligations under the Indenture or any Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the Indenture.

   The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

   However, a default under clauses (4), (5) or (6) will not constitute an Event of Default until the Trustee notifies the Issuer or the Holders of at least 25% in principal amount of the outstanding Notes notify the Issuer and the Trustee of the default and the Issuer or the Note Guarantor, as applicable, does not cure such default within the time specified in clauses (4), (5) or (6) hereof after receipt of such notice.

   If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Parent or the Issuer) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuer, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Parent or the Issuer occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

   Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee in its reasonable discretion against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

     (1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

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     (2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy,

     (3) such Holders have offered the Trustee security or indemnity satisfactory to it in its reasonable discretion against any loss, liability or expense,

     (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

     (5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

   Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

   If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuer will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

   Subject to certain exceptions, the Indenture or the Notes may be amended with the written consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things:

     (1) reduce the amount of Notes whose Holders must consent to an amendment,

     (2) reduce the rate of or extend the time for payment of interest or any liquidated damages on any Note,

     (3) reduce the principal of or extend the Stated Maturity of any Note,

     (4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "Optional Redemption" above,

     (5) make any Note payable in money other than that stated in the Note,

     (6) impair the right of any Holder to receive payment of principal of, and interest or any liquidated damages on, such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes,

     (7) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions, or

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     (8) modify the Note Guarantees in any manner adverse to the Holders.

   Without the consent of any Holder, the Issuer, the Note Guarantors and the Trustee may amend the Indenture to:

  . cure any ambiguity, omission, defect or inconsistency,

  . provide for the assumption by a successor corporation of the obligations of the Issuer or a Note Guarantor under the Indenture,

  . provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code),

  . add additional Guarantees with respect to the Notes,

  . secure the Notes,

  . add to the covenants of the Parent and the Restricted Subsidiaries for the benefit of the Holders or to surrender any right or power conferred upon the Parent or the Issuer,

  . make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Indenture,

  . provide for the issuance of the Exchange Notes or

  . comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

   The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

   After an amendment becomes effective, the Issuer is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

   Subject to compliance with the restrictions on transfer and exchange set forth in the Indenture, a Holder will be able to transfer or exchange Notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes required by law or permitted by the Indenture. The Issuer will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to the mailing of a notice of redemption of Notes. The Notes will be issued in registered form and the Holder will be treated as the owner of such Note for all purposes.

Defeasance

   The Parent and the Issuer may at any time terminate all their obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

   In addition, the Parent and the Issuer may at any time terminate:

     (1) its obligations under the covenants described under "Certain
  Covenants,"

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     (2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clauses (3) and (4) under the first paragraph and clause (3) under the third paragraph of "Merger and Consolidation" above ("covenant defeasance").

   In the event that the Parent and the Issuer exercise their legal defeasance option or their covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

   The Parent and the Issuer may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Parent and the Issuer exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Parent and the Issuer exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6) or (7) (with respect only to Significant Subsidiaries), (8) (with respect only to Significant Subsidiaries) under "Defaults" above or because of the failure of the Issuer to comply with clause
(3) or (4) under the first paragraph and clauses (3) and (4) under the third paragraph of "Merger and Consolidation" above.

   In order to exercise either defeasance option, the Parent and the Issuer must irrevocably deposit in trust (the "defeasance trust") with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, premium (if any) and interest on, and liquidated damages, if any, in respect of the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

   The Bank of New York is the Trustee under the Indenture and has been appointed by the Parent as Registrar and Paying Agent with regard to the Notes.

Governing Law

   The Indenture and the Outstanding Notes are governed by, and the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

   "Additional Assets" means:

     (1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Parent or a Restricted Subsidiary in a Permitted Business;

     (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent or another Restricted Subsidiary; or

     (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that:

  any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

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   "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Transactions with Affiliates" and "--Certain Covenants--Limitation on Sales of Assets and Capital Stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Parent or the Issuer or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

   "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Parent or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

     (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Parent or a Restricted Subsidiary),

     (2) all or substantially all the assets of any division or line of business of the Parent or any Restricted Subsidiary or

     (3) any other assets of the Parent or any Restricted Subsidiary outside of the ordinary course of business of the Parent or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

       (A) disposition by a Restricted Subsidiary to the Parent or by the Parent or a Restricted Subsidiary to a Wholly Owned Subsidiary,

       (B) for purposes of the provisions described under "Certain Covenants--Limitation on Sales of Assets and Capital Stock" only, a disposition subject to the covenant described under "Certain
    Covenants--Limitation on Restricted Payments",

       (C) a disposition of assets with a Fair Market Value of less than $100,000,

       (D) any exchange of like property pursuant to Section 1031 of the Code for use in a Permitted Business,

       (E) the disposition by (i) the Parent of any or all of its shares of Capital Stock of Wyandotte Garage Corporation, (ii) Wyandotte Garage Corporation of any or all of its assets, (iii) the Issuer of any or all of the shares of Capital Stock of Southern Development Company and (iv) Southern Development Company of any or all of its assets, but only to the extent that the Net Cash Proceeds or Net Available Cash (treating such dispositions referred to in clauses (i) - (iv) as Asset Dispositions for purposes of the definition of "Net Available Cash") from such dispositions are used to make leasehold improvements with a cost not exceeding $5.0 million in the aggregate for all such dispositions at the Parent's new leased headquarters offices no later than one year after the applicable disposition, and

       (F) a Grupo TFM Disposition to the extent that the Net Cash Proceeds of such Grupo TFM Disposition are used to make a Grupo TFM Investment or to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Bank Indebtedness of the Parent or a Note Guarantor, in each case within one year after such Grupo TFM Disposition.

   "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

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   "Average Life" means, as of the date of determination, with respect to any
Indebtedness or Preferred Stock, the quotient obtained by dividing:

     (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

     (2) the sum of all such payments.

   "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement (other than the $200 million term loan due January 11, 2001 that was repaid with the proceeds of the Outstanding Notes) and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement.

   "Board of Directors" means the Board of Directors of the Parent or any committee thereof duly authorized to act on behalf of the Board of Directors of the Parent.

   "Business Day" means each day which is not a Legal Holiday.

   "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

   "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

   "Closing Date" means the date of the Indenture.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Consolidated Coverage Ratio" as of any date of determination means the ratio of:

     (1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to

     (2) Consolidated Interest Expense for such four fiscal quarters;

     provided, however, that:

       (A) if the Parent or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period (other than Indebtedness under a revolving credit facility) that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

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       (B) if the Parent or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness (other than Indebtedness under a revolving credit facility) since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Parent or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,

       (C) if since the beginning of such period the Parent or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Parent or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Parent and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

       (D) if since the beginning of such period the Parent or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

       (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Parent or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

   For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets or other Investment, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Parent and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC.

   If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

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   For purposes of making the computation referred to above, interest on any
Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

   "Consolidated Current Liabilities" as of the date of determination means the aggregate amount of liabilities of the Parent and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a Consolidated basis, after eliminating:

     (1) all intercompany items between the Parent and any Restricted Subsidiary and

     (2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

   "Consolidated Interest Expense" means, for any period, the total interest expense of the Parent and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Parent and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

     (1) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction,

     (2) amortization of debt discount and debt issuance costs,

     (3) capitalized interest,

     (4) noncash interest expense,

     (5) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing,

     (6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Parent or any Restricted Subsidiary,

     (7) net costs associated with Hedging Obligations (including amortization of fees),

     (8) dividends in respect of all Disqualified Stock of the Parent or the Issuer and all Preferred Stock of any of the Subsidiaries of the Parent (other than the Issuer), to the extent held by Persons other than the Parent or a Wholly Owned Subsidiary,

     (9) interest Incurred in connection with investments in discontinued operations and

     (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Parent) in connection with Indebtedness Incurred by such plan or trust.

   "Consolidated Net Income" means, for any period, the net income of the Parent and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

     (1) subject to the limitations contained in clause (2) below, any net income of any Person (other than the Parent) if such Person is not a Restricted Subsidiary, except that:

       (A) subject to the limitations contained in clause (5) below, the Parent's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Parent or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause
    (4) below) and

       (B) the Parent's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

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     (2) all net income and net loss attributable to each Foreign Equity
  Investment shall be excluded from Consolidated Net Income and, in lieu thereof, the amount determined as follows shall be included in Consolidated Net Income:

       (A) the Parent's equity in the pretax net income and pretax net loss attributable to each Foreign Equity Investment shall be determined in the aggregate (so that pretax net losses offset corresponding amounts of pretax net income);

       (B) if the amount determined pursuant to subclause (A) is positive, it shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Persons during such period to the Parent or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (4) below); and

       (C) if the amount determined pursuant to subclause (A) is negative, such loss shall be included in determining such Consolidated Net Income;

     (3) any net income (or loss) of any Person acquired by the Parent or a Subsidiary of the Parent in a pooling of interests transaction for any period prior to the date of such acquisition;

     (4) any net income (or loss) of any Restricted Subsidiary other than the Issuer if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, except that:

       (A) subject to the limitations contained in clause (5) below, the Parent's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Parent or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and

       (B) the Parent's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

     (5) any gain (but not loss) realized upon the sale or other disposition of any asset of the Parent or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

     (6) any extraordinary gain or loss;

     (7) the cumulative effect of a change in accounting principles; and

     (8) for periods prior to July 12, 2000, any net income attributable to Stilwell Financial Inc., a Delaware corporation, and its subsidiaries.

   Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Parent or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(iv) thereof.

   "Consolidated Net Tangible Assets" as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Parent and its Consolidated Restricted Subsidiaries, determined on a

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Consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

     (1) minority interests in consolidated Subsidiaries held by Persons other than the Parent or a Restricted Subsidiary;

     (2) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors;

     (3) any revaluation or other write-up in book value of assets subsequent to the Closing Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;

     (4) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

     (5) treasury stock;

     (6) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

     (7) Investments in and assets of Unrestricted Subsidiaries.

   "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Parent and its Restricted Subsidiaries, determined on a Consolidated basis, as of the end of the most recent fiscal quarter of the Parent ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as

     (1) the par or stated value of all outstanding Capital Stock of the Parent plus

     (2) paid-in capital or capital surplus relating to such Capital Stock plus

     (3) any retained earnings or earned surplus less

       (A) any accumulated deficit and

       (B) any amounts attributable to Disqualified Stock.

   "Consolidation" means the consolidation of the amounts of each of the Restricted Subsidiaries with those of the Parent in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Parent or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

   "Credit Agreement" means the Credit Agreement dated as of January 11, 2000, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time, among the Parent, the Issuer, the lenders party thereto, The Chase Manhattan Bank, as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender, The Bank of Nova Scotia, as Syndication Agent, and Fleet National Bank, as Documentation Agent (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of the Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of Notes at the time outstanding).

   "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

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   "Designated Sale/Leaseback Transaction" means any Sale/Leaseback
Transaction that at the time of determination (a) has been designated a Designated Sale/Leaseback Transaction by the Board of Directors by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and (b) has not been removed as a Designated Sale/Leaseback Transaction by the Board of Directors by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such removal.

   "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

     (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

     (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Parent or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable) or

     (3) is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under "Change of Control" and "Limitation on Sale of Assets and Capital Stock."

   "EBITDA" for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

     (1) income tax expense of the Parent and its Consolidated Restricted Subsidiaries,

     (2) Consolidated Interest Expense,

     (3) depreciation expense of the Parent and its Consolidated Restricted Subsidiaries and

     (4) amortization expense of the Parent and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period)

in each case for such period; provided, however, that (a) for any period including any fiscal quarter or portion thereof prior to the Spin-off, EBITDA shall for all purposes be determined on a pro forma basis as if the Spin-off had occurred at the beginning of such period and (b) there shall be excluded in determining EBITDA for any period including the date of the Spin-off the net effect of the aggregate amount of costs attributable to the Spin-off, not exceeding $3 million.

   Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary of the Parent shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Parent by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

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   "Equity Offering" means an underwritten primary public offering of common stock of the Parent or the Issuer pursuant to an effective registration statement under the Securities Act or a bona fide private placement of the common stock of the Parent or the Issuer on arm's length terms to unaffiliated third parties.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Excluded Contributions" means net cash proceeds received by the Parent or the Issuer from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Closing Date (other than an issuance or sale to (x) a Subsidiary of the Parent or (y) an employee stock ownership plan or other trust established by the Parent or any of its Subsidiaries), in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed on the date such Capital Stock is issued or sold which are excluded from the calculation set forth in clause (a)(4)(C) under "--Certain Covenants--Limitation on Restricted Payments."

   "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

   "Foreign Equity Investment" means any investment in Mexrail, Tex-Mex, TFM, Grupo TFM or Panama Canal Railway Company or their successors for which the equity method of accounting is used.

   "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in:

     (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

     (2) statements and pronouncements of the Financial Accounting Standards Board,

     (3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

     (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

   All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

   "Grupo TFM Disposition" means any sale, transfer or other disposition for cash (or series of related sales, transfers or dispositions) by Caymex Transportation, Inc. or Nafta Rail S.A. de C.V. of any shares of Capital Stock of Nafta Rail S.A. de C.V., Grupo TFM, TFM or any combination thereof, in each case on arm's length terms to unaffiliated third parties.

   "Grupo TFM Investment" means (1) any purchase or acquisition by Nafta Rail S.A. de C.V. of any shares of Capital Stock of Grupo TFM or TFM from the government of Mexico or an instrumentality thereof or (2) any capital contribution made to Grupo TFM, TFM or both to fund the purchase by it or them, as applicable, of shares of Capital Stock of Grupo TFM, TFM or both from the government of Mexico or an instrumentality thereof, in each case made with the proceeds of a Grupo TFM Disposition.

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   "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

     (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

   "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement.

   "Holder" means the Person in whose name a Note is registered on the Registrar's books.

   "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

   "Indebtedness" means, with respect to any Person on any date of determination, without duplication:

     (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

     (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

     (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

     (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

     (5) all Capitalized Lease Obligations and all Attributable Debt of such Person;

     (6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person that is not a Note Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

     (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

       (A) the Fair Market Value of such asset at such date of determination and

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       (B) the amount of such Indebtedness of such other Persons;

     (8) Hedging Obligations of such Person; and

     (9) all obligations of the type referred to in clauses (i) through
  (viii) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

   The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

   "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

   "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "Certain Covenants--Limitation on Restricted Payments:"

     (1) "Investment" shall include the portion (proportionate to the Parent's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

       (A) the Parent's "Investment" in such Subsidiary at the time of such redesignation less

       (B) the portion (proportionate to the Parent's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

     (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

   "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's Investors Service, Inc. or BBB- (or the equivalent) by Standard & Poor's Ratings Group, Inc.

   "Legal Holiday" means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

   "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

   "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the

                                      143
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properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

     (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

     (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

     (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

     (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Parent or any Restricted Subsidiary after such Asset Disposition.

   "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

   "Note Guarantee" means each Guarantee of the obligations with respect to the Notes issued by a Person pursuant to the terms of the Indenture.

   "Note Guarantor" means any Person that has issued a Note Guarantee.

   "Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Parent. "Officer" of a Note Guarantor has a correlative meaning.

   "Officers' Certificate" means a certificate signed by two Officers.

   "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Parent, a Note Guarantor or the Trustee.

   "Permitted Business" means any business engaged in by the Parent or any Restricted Subsidiary on the Closing Date and any Related Business.

   "Permitted Investment" means an Investment by the Parent or any Restricted Subsidiary in:

     (1) the Parent, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

     (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Parent or a Restricted Subsidiary; provided, however, that such Person's primary business is a Permitted Business;

     (3) Temporary Cash Investments;

     (4) receivables owing to the Parent or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade

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  terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent or any such Restricted Subsidiary deems reasonable under the circumstances;

     (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     (6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Parent or such Restricted Subsidiary and not exceeding $2.0 million in the aggregate outstanding at any one time;

     (7) Stock Purchase Loans not exceeding $3.0 million in the aggregate outstanding at any one time;

     (8) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Parent or any Restricted Subsidiary or in satisfaction of judgments;

     (9) any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "Certain Covenants--Limitation on Sale of Assets and Capital Stock";

     (10) The Texas Mexican Railway Company or any other domestic railway company that owns railways that are contiguous with those owned by the Issuer in the form of Guarantees for the benefit of, or capital contributions or loans to, or sale/leaseback transactions with, The Texas Mexican Railway Company or such other domestic railway company; provided, however, that the aggregate amount of such capital contributions, loans and guaranteed Indebtedness and sale/leaseback transactions shall not exceed $25.0 million;

     (11) at any time after January 1, 2001, any company that is engaged in the same line of business as the Issuer or a related line of business in the form of Guarantees for the benefit of, or capital contributions or loans to, or sale/leaseback transactions with, such company; provided, however, that the aggregate amount of such capital contributions, loans and guaranteed Indebtedness and sale/leaseback transactions shall not exceed $25.0 million;

     (12) Grupo TFM Investments; or

     (13) the Panama Canal Railway Company; provided, however, that the aggregate amount of all such Investments made after the Closing Date shall not exceed $10.0 million.

   "Permitted Liens" means, with respect to any Person:

     (1) Liens to secure Indebtedness permitted pursuant to clause (b)(1) and
  (b)(7) of the covenant described under "Certain Covenants--Limitation on Indebtedness;"

     (2) Liens for taxes, assessments or governmental charges or levies on such Person's property if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith and by appropriate proceedings;

     (3) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business that secure payment of obligations (A) which are being contested in good faith by appropriate proceedings or (B) for which such Person or any of its Subsidiaries, as applicable, has posted a bond supported only by cash;

     (4) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, laws providing for old age pensions or other social security or retirement benefits, or similar legislation or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government

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  bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

     (5) utility easements, building restrictions and such other encumbrances or charges against real property and defects and irregularities in the title thereto or facts an accurate survey of the property would show and landlords' and lessors' liens under leases to which such Person or any of its Subsidiaries is a party, none of which in any material way affect the marketability of the same or interfere with the use thereof in the ordinary course of the business of such Person or its Subsidiaries;

     (6) Liens existing on the Closing Date;

     (7) any Lien on any property or asset prior to the acquisition thereof by such Person or any of its Subsidiaries or existing on any property or asset of any other Person that becomes a Subsidiary of such Person after the Closing Date prior to the time such other Person becomes a Subsidiary of such Person; provided, however, that (A) such Lien is not created, Incurred or assumed in contemplation of or in connection with such acquisition or such other Person becoming a Subsidiary of such Person, as the case may be, (B) such Lien shall not apply to any other property or assets of such Person or its Subsidiaries and (c) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such other Person becomes a Subsidiary of such Person, as the case may be;

     (8) Liens on fixed or capital assets acquired, constructed or improved by such Person or any of its Subsidiaries; provided, however, that (A) such Liens secure Indebtedness permitted pursuant to clause (b)(6) of the covenant described under "Certain Covenants--Limitation on Indebtedness,"
  (B) such Liens and the Indebtedness secured thereby are Incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens shall not apply to any other property or assets of such Person or any of its Subsidiaries;

     (9) judgment Liens in respect of judgments that do not constitute an Event of Default pursuant to clause (8) under "Defaults;"

     (10) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

     (11) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

     (12) Liens securing obligations under Interest Rate Agreements so long as such obligations relate to Indebtedness that is, and is permitted under the Indenture to be, secured by a Lien on the same property securing such obligations; and

     (13) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7) and (8); provided, however, that:

       (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and

       (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

         (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clauses
      (6), (7) or (8) at the time the original Lien became a Permitted Lien under the Indenture and

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         (ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings.

   "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

   "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

   "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

   "Purchase Money Indebtedness" means Indebtedness:

     (1) consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

     (2) Incurred to finance the acquisition by the Parent or a Restricted Subsidiary of such asset, including additions and improvements;

provided, however, that such Indebtedness is incurred within 180 days after the acquisition by the Parent or such Restricted Subsidiary of such asset.

   "Rating Agency" means Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc. or if Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Parent (as certified by the Board of Directors) which shall be substituted for Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both, as the case may be.

   "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

   "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Parent or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the Indenture (including Indebtedness of the Parent that Refinances Refinancing Indebtedness); provided, however, that:

     (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

     (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

     (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced and

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     (4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

   provided further, however, that Refinancing Indebtedness shall not include:

       (A) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of the Issuer or

       (B) Indebtedness of the Parent or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

   "Related Business" means any business related, ancillary or complementary to the businesses of the Parent and the Restricted Subsidiaries on the Closing Date.

   "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

   "Restricted Subsidiary" means the Issuer and any other Subsidiary of the Parent other than an Unrestricted Subsidiary.

   "Sale/Leaseback Transaction" means an arrangement entered into after the date of the Indenture relating to property now owned or hereafter acquired by the Parent or a Restricted Subsidiary whereby the Parent or a Restricted Subsidiary transfers such property to a Person and the Parent or such Restricted Subsidiary leases it from such Person, other than leases between the Parent and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

   "SEC" means the Securities and Exchange Commission.

   "Secured Indebtedness" means any Indebtedness of the Issuer secured by a Lien. "Secured Indebtedness" of a Note Guarantor has a correlative meaning.

   "Significant Subsidiary" means any Restricted Subsidiary other than the Issuer that would be a "Significant Subsidiary" of the Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

   "Spin-off" means the distribution by the Parent of all the issued and outstanding common stock of Stilwell Financial Inc., a Delaware corporation, to the shareholders of the Parent on July 12, 2000 as described in the Form 10 filed by Stilwell Financial Inc. with the SEC which became effective on June 15, 2000.

   "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

   "Stock Purchase Loans" means loans or advances made by the Parent or any Restricted Subsidiary in the ordinary course of business to employees for the purpose of purchasing restricted shares of common stock of the Parent.

   "Subordinated Obligation" means any Indebtedness of the Issuer (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement. "Subordinated Obligation" of a Note Guarantor has a correlative meaning.

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   "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

     (1) such Person,

     (2) such Person and one or more Subsidiaries of such Person or

     (3) one or more Subsidiaries of such Person.

   "Temporary Cash Investments" means any of the following:

     (1) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,

     (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

     (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

     (4) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Parent) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P"), and

     (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc.

   "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. (S)(S) 77aaa-77bbbb) as in effect on the Closing Date.

   "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

   "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

   "Trust Officer" means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.

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

   "Unrestricted Subsidiary" means:

     (1) any Subsidiary of the Parent that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

     (2) any Subsidiary of an Unrestricted Subsidiary.

   The Board of Directors may designate any Subsidiary of the Parent (including any newly acquired or newly formed Subsidiary of the Parent but excluding the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Parent or any other Subsidiary of the Parent that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

     (A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

     (B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "Limitation on Restricted Payments."

   The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

     (x) the Parent could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants-- Limitation on Indebtedness" and

     (y) no Default shall have occurred and be continuing.

   Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

   "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

   "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

   "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Parent all the Capital Stock of which (other than directors' qualifying shares) is owned by the Parent or another Wholly Owned Subsidiary.

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                  EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

   The Issuer, the Initial Purchasers and the Guarantors entered into the exchange and registration rights agreement on September 27, 2000. Pursuant to the exchange and registration rights agreement, the Issuer and the Guarantors agreed to (i) file with the Commission on or prior to 120 days after the date of issuance of the Outstanding Notes a registration statement on Form S-1 or Form S-4, if the use of such form is then available relating to a registered exchange offer for the Notes under the Securities Act and (ii) use their reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days after the date of issuance of the Outstanding Notes. As soon as practicable after the effectiveness of the exchange offer registration statement, the Issuer will offer to the holders of transfer restricted securities (as defined below) who are not prohibited by any law or policy of the Commission from participating in the exchange offer the opportunity to exchange their transfer restricted securities for an issue of a second series of notes that are identical in all material respects to the Outstanding Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and that would be registered under the Securities Act. The Issuer and the Guarantors will keep the exchange offer open for not less than 30 days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to the holders of the Outstanding Notes.

   If (i) because of any change in law or applicable interpretations thereof by the staff of the Commission, the Issuer is not permitted to effect the exchange offer as contemplated hereby, (ii) any Outstanding Notes validly tendered pursuant to the exchange offer are not exchanged for Exchange Notes within 210 days after the Issue Date, (iii) any Initial Purchaser so requests with respect to Outstanding Notes not eligible to be exchanged for Exchange Notes in the exchange offer and held by it following the consummation of the exchange offer, (iv) any applicable law or interpretations do not permit any holder of Outstanding Notes to participate in the exchange offer, (v) any holder of Notes that participates in the exchange offer does not receive freely transferable Exchange Notes in exchange for tendered Outstanding Notes, or (vi) the Issuer so elects, then the Issuer and the Guarantors will file with the Commission a shelf registration statement to cover resales of transfer restricted securities by such holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. For purposes of the foregoing, "transfer restricted securities" means each Outstanding Note until (i) the date on which such Outstanding Note has been exchanged for a freely transferable Exchange Note in the exchange offer; (ii) the date on which such Outstanding Note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement or (iii) the date on which such Outstanding Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

   The Issuer and the Guarantors will use their reasonable best efforts to have the exchange offer registration statement of which this prospectus forms a part or, if applicable, the shelf registration statement declared effective by the Commission as promptly as practicable after the filing thereof. Unless the exchange offer would not be permitted by a policy of the Commission, the Issuer will commence the exchange offer and will use its reasonable best efforts to consummate the exchange offer as promptly as practicable, but in any event on or prior to 210 days after the date of issuance of the Outstanding Notes. If applicable, the Issuer and the Guarantors will use their reasonable best efforts to keep the shelf registration statement effective for a period of two years after the date of issuance of the Outstanding Notes or, if earlier, until all the transfer restricted securities covered by the shelf registration statement have been sold.

   If (i) the exchange offer registration statement or the shelf registration statement, as the case may be, is not declared effective within 180 days after the date of issuance of the Outstanding Notes; (ii) the exchange offer is not consummated on or prior to 210 days after the date of issuance of the Outstanding Notes or (iii) the shelf registration statement is filed and declared effective within 180 days

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

after the date of issuance of the Outstanding Notes but shall thereafter cease to be effective (at any time that the Issuer and the Guarantors are obligated to maintain the effectiveness thereof) without being succeeded within 60 days by an additional registration statement filed and declared effective (each such event referred to in clauses (i) through (iii), a "registration default"), the Issuer and the Guarantors will be obligated to pay liquidated damages to each holder of transfer restricted securities (but not in respect of any transfer restricted securities for any period after such securities cease to be transfer restricted securities pursuant to clause (iii) of the definition thereof set forth above), during the period of one or more such registration defaults, in an amount equal to $0.192 per week per $1,000 principal amount of the Outstanding Notes constituting transfer restricted securities held by such holder until the applicable registration statement is filed, the exchange offer registration statement is declared effective and the exchange offer is consummated or the shelf registration statement is declared effective or again becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the Outstanding Notes on semi-annual payment dates which correspond to interest payment dates for the Outstanding Notes. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

   The exchange and registration rights agreement also provides that the Issuer and the Guarantors (i) shall make available for a period of 180 days after the consummation of the exchange offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes and (ii) shall pay all expenses incident to the exchange offer (including the expense of one counsel to the holders of the Notes) and will jointly and severally indemnify certain holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the exchange and registration rights agreement (including certain indemnification rights and obligations).

   The foregoing description of the exchange and registration rights agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the exchange and registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

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                         BOOK-ENTRY; DELIVERY AND FORM

   The Exchange Notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form, without interest coupons that will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee, on behalf of the acquirers of Exchange Notes represented thereby for credit to the respective accounts of the acquirers, or to such other accounts as they may direct, at DTC. See "The Exchange Offer-- Book Entry Transfer."

   Except as set forth below, the global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

   All interests in the global notes may be subject to the procedures and requirements of DTC.

Certain Book-Entry Procedures for the Global Notes

   The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. We will take no responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

   DTC has advised the Issuer that it is

  . a limited purpose trust company organized under the laws of the State of New York,

  . a "banking organization" within the meaning of the New York Banking Law,

  . a member of the Federal Reserve System,

  . a "clearing corporation" within the meaning of the Uniform Commercial
    Code, as amended, and

  . a "clearing agency" registered pursuant to Section 17A of the Exchange
    Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

   The Issuer expects that pursuant to procedures established by DTC ownership of the Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).

   The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the Exchange Notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Exchange Notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

   So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note

  . will not be entitled to have Exchange Notes represented by such global note registered in their names,

  . will not receive or be entitled to receive physical delivery of certificated Exchange Notes, and

  . will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder.

   Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or such global note. The Issuer understands that under existing industry practice, in the event that the Issuer requests any action of holders of Notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither the Issuer nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Exchange Notes.

   Payments with respect to the principal of, and premium, if any, and interest on, any Exchange Notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing the Exchange Notes under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee may treat the persons in whose names the Exchange Notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither the Issuer nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

   Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

Certificated Notes

   If

  . the Issuer notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

  . the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture or

  . upon the occurrence of certain other events as provided in the Indenture, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the global notes. Upon any such issuance, the Trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

   Neither the Issuer nor the Trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a summary of material United States federal income tax consequences of the exchange of Outstanding Notes for Exchange Notes pursuant to the exchange offer, but does not address any other aspects of United States federal income tax consequences to holders of Outstanding Notes or Exchange Notes.

   This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder (the "Treasury Regulations") and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

   This summary applies only to U.S. Holders (as defined below) that exchange Outstanding Notes for Exchange Notes in the exchange offer and who hold the Outstanding Notes as capital assets. It does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations and insurance companies).

   As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is, for U.S. federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation created or organized in the United States or under the laws of the United States or of any state of the United States,
(c) an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) at least one U.S. person has authority to control all substantial decisions of the trust.

   Persons considering the exchange of Outstanding Notes for Exchange Notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of an Outstanding Note for an Exchange Note pursuant to the Exchange Offer

   The exchange by any holder of an Outstanding Note for an Exchange Note should not constitute a taxable exchange for United States federal income tax purposes. Consequently, no gain or loss should be recognized by holders that exchange Outstanding Notes for Exchange Notes pursuant to the exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of Exchange Notes, a holder's tax basis in an Exchange Note should be the same as the holder's tax basis in the Outstanding Note exchanged therefor. Holders should be considered to have held the Exchange Notes from the time of their acquisition of the Outstanding Notes.

                             PLAN OF DISTRIBUTION

   Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer
for use in connection with any such resale. In addition, until [   ], 2001,
all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

   We will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   The validity of the Exchange Notes offered hereby and the Note Guarantees will be passed upon for us by Sonnenschein Nath & Rosenthal, Kansas City, Missouri.

                                    EXPERTS

   The consolidated financial statements of Kansas City Southern Industries, Inc. and subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

  Page
  ----
Kansas City Southern Industries, Inc. and Subsidiaries:

Report of Independent Accountants.........................................  F-2

Consolidated Statements of Operations for each of the three years in the period ended December 31, 1999 and (unaudited) for the nine months ended
 September 30, 1999 and 2000..............................................  F-3

Consolidated Balance Sheets as of December 31, 1998 and 1999 and
 (unaudited) as of September 30, 2000.....................................  F-4

Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1999 and (unaudited) for the nine months ended
 September 30, 1999 and 2000..............................................  F-5

Consolidated Statements of Changes in Stockholders' Equity for each of the three years in the period ended December 31, 1999 and (unaudited) for the nine months ended September 30, 2000.....................................  F-6

Notes to Consolidated Financial Statements................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Kansas City Southern Industries, Inc.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of Kansas City Southern Industries, Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   As discussed in Note 2 to the consolidated financial statements, effective December 31, 1997 the Company changed its method of evaluating the recoverability of goodwill. We concur with the change in accounting.

/s/ PricewaterhouseCoopers LLP
                              [LOGO APPEARS HERE]

Kansas City, Missouri
September 7, 2000, except for Notes 15 and 17 for which the date is January
 24, 2001.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   Dollars in millions, except per share data

                                                                For the nine
                                                                months ended
                                     For the year ended        September 30,
                                        December 31,            (Unaudited)
                                   -------------------------  -----------------
                                    1997     1998     1999     1999      2000
                                   -------  -------  -------  -------  --------
                                                                       Restated
Revenues.........................  $ 573.2  $ 613.5  $ 601.4  $ 449.7  $ 437.4
Costs and expenses...............    424.0    438.6    480.4    348.0    344.1
Depreciation and amortization....     62.1     56.7     56.9     43.0     42.4
Restructuring, asset impairment
 and other charges...............    178.0      --       --       --       --
                                   -------  -------  -------  -------  -------
Operating income (loss)..........    (90.9)   118.2     64.1     58.7     50.9
Equity in net earnings (losses)
 of unconsolidated affiliates:
  Grupo Transportacion
   Ferroviaria Mexicana, S.A. de
   C.V...........................    (12.9)    (3.2)     1.5      4.8     18.8
  Other..........................      3.2      0.3      3.7      3.5      3.3
Interest expense.................    (53.3)   (59.6)   (57.4)   (43.3)   (54.2)
Other, net.......................      3.2      9.4      5.3      3.2      4.8
                                   -------  -------  -------  -------  -------
Income (loss) from continuing
 operations before income taxes..   (150.7)    65.1     17.2     26.9     23.6
Income tax provision (benefit)...    (18.6)    27.1      7.0      9.5      1.8
                                   -------  -------  -------  -------  -------
Income (loss) from continuing
 operations......................   (132.1)    38.0     10.2     17.4     21.8
Income from discontinued
 operations, net of income taxes
 ($87.0, $103.7, $216.1, $142.5,
 $233.3, respectively)...........    118.0    152.2    313.1    214.6    363.8
                                   -------  -------  -------  -------  -------
Income (loss) before
 extraordinary item..............    (14.1)   190.2    323.3    232.0    385.6
Extraordinary item, net of income
 taxes
  Debt retirement costs--KCSI....      --       --       --       --      (7.0)
  Debt retirement costs--Grupo
   TFM...........................      --       --       --       --      (1.7)
                                   -------  -------  -------  -------  -------
Net income (loss)................  $ (14.1) $ 190.2  $ 323.3  $ 232.0  $ 376.9
                                   =======  =======  =======  =======  =======
Per Share Data (i):
Basic earnings (loss) per share:
  Continuing operations..........  $ (2.46) $  0.69  $  0.18  $  0.31  $  0.38
  Discontinued operations........     2.19     2.78     5.68     3.90     6.46
                                   -------  -------  -------  -------  -------
    Basic earnings (loss) per
     share before extraordinary
     item........................  $ (0.27) $  3.47  $  5.86  $  4.21  $  6.84
  Extraordinary item.............      --       --       --       --     (0.15)
                                   -------  -------  -------  -------  -------
      Total......................  $ (0.27) $  3.47  $  5.86  $  4.21  $  6.69
                                   =======  =======  =======  =======  =======
Diluted earnings (loss) per
 share:
  Continuing operations..........  $ (2.46) $  0.67  $  0.17  $  0.30  $  0.37
  Discontinued operations........     2.19     2.65     5.40     3.71     6.17
                                   -------  -------  -------  -------  -------
    Diluted earnings (loss) per
     share before extraordinary
     item........................  $ (0.27) $  3.32  $  5.57  $  4.01  $  6.54
  Extraordinary item.............      --       --       --       --     (0.15)
                                   -------  -------  -------  -------  -------
      Total......................  $ (0.27) $  3.32  $  5.57  $  4.01  $  6.39
                                   =======  =======  =======  =======  =======
Weighted average common shares
 outstanding (in thousands):
    Basic........................   53,801   54,610   55,142   55,102   56,353
    Dilutive potential common
     shares......................      --     1,920    1,883    1,887    1,751
                                   -------  -------  -------  -------  -------
    Diluted......................   53,801   56,530   57,025   56,989   58,104
                                   =======  =======  =======  =======  =======
Dividends per share
    Preferred....................  $  1.00  $  1.00  $  1.00  $  0.75  $  0.75
    Common.......................  $  0.30  $  0.32  $  0.32  $  0.24  $   --

-------
(i) On July 12, 2000, KCSI completed a reverse stock split of its common shares whereby every two shares of KCSI Common stock was converted into one share of KCSI Common stock. The per share data herein reflects this reverse stock split for all periods presented.

          See accompanying notes to consolidated financial statements

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.
                          CONSOLIDATED BALANCE SHEETS
                   Dollars in millions, except share amounts

                                             December 31,
                                           -----------------
                                             1998     1999   September 30, 2000
                                           -------- -------- ------------------
                                                                  Restated
                                                                (Unaudited)
ASSETS
Current Assets:
  Cash and equivalents.................... $    5.6 $   11.9      $   30.2
  Accounts receivable, net................    131.8    132.2         119.8
  Inventories.............................     47.0     40.5          34.2
  Other current assets....................     25.8     23.9          27.8
                                           -------- --------      --------
    Total current assets..................    210.2    208.5         212.0
Investments held for operating purposes...    327.9    337.1         361.1
Properties, net...........................  1,229.3  1,277.4       1,311.3
Intangibles and other assets, net.........     29.4     34.4          42.6
Net Assets of Discontinued Operations ....    540.2    814.6           --
                                           -------- --------      --------
    Total assets.......................... $2,337.0 $2,672.0      $1,927.0
                                           ======== ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Debt due within one year................ $   10.7 $   10.9      $   13.7
  Accounts and wages payable..............     64.1     74.8          36.3
  Accrued liabilities.....................    133.7    168.5         165.3
                                           -------- --------      --------
    Total current liabilities.............    208.5    254.2         215.3
                                           -------- --------      --------
Other Liabilities:
  Long-term debt..........................    825.6    750.0         671.7
  Deferred income taxes...................    285.2    297.4         320.2
  Other deferred credits..................     86.5     87.3          80.3
                                           -------- --------      --------
    Total other liabilities...............  1,197.3  1,134.7       1,072.2
                                           -------- --------      --------

Commitments and Contingencies.............      --       --            --

Stockholders' Equity:
  $25 par, 4% noncumulative, Preferred
   stock..................................      6.1      6.1           6.1
  $.01 par, Common stock..................      1.1      1.1           0.6
  Retained earnings.......................    849.1  1,167.0         632.8
  Accumulated other comprehensive income..     74.9    108.9           --
                                           -------- --------      --------
    Total stockholders' equity............    931.2  1,283.1         639.5
                                           -------- --------      --------
    Total liabilities and stockholders'
     equity............................... $2,337.0 $2,672.0      $1,927.0
                                           ======== ========      ========

          See accompanying notes to consolidated financial statements.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                              Dollars in millions

                                                                For the nine
                                      For the year ended        months ended
                                         December 31,           September 30,
                                    -------------------------  ----------------
                                     1997     1998     1999     1999     2000
                                    -------  -------  -------  -------  -------
                                                                 (Unaudited)
CASH FLOWS PROVIDED BY (USED FOR):
Operating Activities:
  Net income (loss)...............  $ (14.1) $ 190.2  $ 323.3  $ 232.0  $ 376.9
  Adjustments to reconcile net
   income (loss) to net cash from
   continuing operations:
    Income from discontinued
     operations...................   (118.0)  (152.2)  (313.1)  (214.6)  (363.8)
    Depreciation and amortization.     62.1     56.7     56.9     43.0     42.4
    Deferred income taxes.........    (11.9)    35.5      9.8     19.7     23.4
    Equity in earnings of
     unconsolidated affiliates....      9.7      2.9     (5.2)    (8.3)   (22.1)
    Distributions from
     unconsolidated affiliates....      --       5.0      --       --       --
    Dividend from Stilwell
     Financial Inc................     40.5      4.2     56.6     56.6      --
    Tax benefit realized upon
     exercise of stock options....      6.3     12.2      6.4      6.3      9.0
    Extraordinary item, net of
     tax..........................      --       --       --       --       7.5
    Restructuring, asset
     impairment and other charges.    178.0      --       --       --       --
  Changes in working capital
   items:
    Accounts receivable...........    (13.9)    (8.5)    (0.4)     3.4     12.4
    Inventories...................      2.5     (8.6)     6.5      2.4      6.3
    Other current assets..........      4.3     (2.9)    (2.1)     5.3      2.3
    Accounts and wages payable....    (14.4)     4.6      4.5     (7.9)   (32.9)
    Accrued liabilities...........     61.2      6.8     41.2     30.9    (12.7)
  Other, net......................     (6.9)    (4.3)    (6.4)    (3.4)     3.6
                                    -------  -------  -------  -------  -------
    Net...........................    185.4    141.6    178.0    165.4     52.3
                                    -------  -------  -------  -------  -------
Investing Activities:
  Property acquisitions...........    (76.8)   (69.9)  (106.2)   (65.6)   (79.0)
  Proceeds from disposal of
   property.......................      7.3      8.4      2.8      0.9      6.6
  Investments in and loans with
   affiliates.....................   (295.9)    (0.7)    12.7     15.3     (3.8)
  Other, net......................      0.7      0.7     (6.5)    (4.7)     1.7
                                    -------  -------  -------  -------  -------
    Net...........................   (364.7)   (61.5)   (97.2)   (54.1)   (74.5)
                                    -------  -------  -------  -------  -------
Financing Activities:
  Proceeds from issuance of long-
   term debt......................    339.5    151.7     21.8     21.8  1,017.0
  Repayment of long-term debt.....   (110.1)  (232.0)   (97.5)   (66.7)  (969.6)
  Debt issuance costs.............      --       --      (4.2)     --     (17.6)
  Proceeds from stock plans.......     20.3     17.9     37.0     32.2     17.8
  Stock repurchased...............    (50.2)     --     (24.6)   (24.6)     --
  Cash dividends paid.............    (15.2)   (17.8)   (17.6)   (17.8)    (4.8)
  Other, net......................     (0.2)     0.8     10.6      6.6     (2.3)
                                    -------  -------  -------  -------  -------
    Net...........................    184.1    (79.4)   (74.5)   (48.5)    40.5
                                    -------  -------  -------  -------  -------
Cash and Equivalents:
  Net increase....................      4.8      0.7      6.3     62.8     18.3
  At beginning of year............      0.1      4.9      5.6      5.6     11.9
                                    -------  -------  -------  -------  -------
  At end of year..................  $   4.9  $   5.6  $  11.9  $  68.4  $  30.2
                                    =======  =======  =======  =======  =======

          See accompanying notes to consolidated financial statements.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   Dollars in millions, except share amounts

                                     $1 Par    $.01             Accumulated
                           $25 Par  Series B   Par                 other     Shares
                          Preferred Preferred Common Retained  comprehensive held in
                            stock     stock   stock  earnings     income      trust    Total
                          --------- --------- ------ --------  ------------- -------  --------
Balance at December 31,
 1996...................    $6.1      $1.0     $0.4  $ 883.3      $ 24.9     $(200.0) $  715.7
Comprehensive income:
 Net loss...............                               (14.1)
 Net unrealized gain on
  investments...........                                            25.9
Comprehensive income....                                                                  11.8
Dividends...............                               (16.0)                            (16.0)
Stock repurchased.......                               (50.2)                            (50.2)
3-for-1 stock split.....                        0.7     (0.7)                              --
Stock plan shares issued
 from treasury..........                                 3.1                               3.1
Stock issued in
 acquisition............                                10.1                              10.1
Options exercised and
 stock subscribed.......                                23.8                              23.8
                            ----      ----     ----  -------      ------     -------  --------
Balance at December 31,
 1997...................     6.1       1.0      1.1    839.3        50.8      (200.0)    698.3
Comprehensive income:
 Net income.............                               190.2
 Net unrealized gain on
  investments...........                                            24.3
  Less: Reclassification
   adjustment
   for gains included in
   net income...........                                            (0.2)
Comprehensive income....                                                                 214.3
Dividends...............                               (17.7)                            (17.7)
Stock plan shares issued
 from treasury..........                                 3.0                               3.0
Stock issued in
 acquisition............                                 3.2                               3.2
Options exercised and
 stock subscribed.......                                30.1                              30.1
Termination of shares
 held in trust..........              (1.0)           (199.0)                  200.0       --
                            ----      ----     ----  -------      ------     -------  --------
Balance at December 31,
 1998...................     6.1       --       1.1    849.1        74.9         --      931.2
Comprehensive income:
 Net income.............                               323.3
 Net unrealized gain on
  investments...........                                            39.3
  Less: Reclassification
   adjustment for gains
   included in net
   income...............                                            (4.4)
 Foreign currency
  translation
  adjustment............                                            (0.9)
Comprehensive income....                                                                 357.3
Dividends...............                               (17.9)                            (17.9)
Stock repurchased.......                               (24.6)                            (24.6)
Options exercised and
 stock subscribed.......                                37.1                              37.1
                            ----      ----     ----  -------      ------     -------  --------
Balance at December 31,
 1999...................     6.1       --       1.1  1,167.0       108.9         --    1,283.1
Comprehensive income:
 Net income.............                               376.9
 Net unrealized gain on
  investments...........                                             5.9
  Less: Reclassification
   adjustment for gains
   included in net
   income...............                                            (1.1)
 Foreign currency
  translation
  adjustment............                                            (2.6)
Comprehensive income....                                                                 355.9
Spin-off of Stilwell
 Financial Inc..........                              (954.1)     (111.1)             (1,065.2)
1-for-2 reverse stock
 split..................                       (0.5)     0.5
Dividends...............                                (0.2)                             (0.2)
Stock plan shares issued
 from treasury..........                                 6.3                               6.3
Options exercised and
 stock subscribed.......                                36.4                              36.4
                            ----      ----     ----  -------      ------     -------  --------
Balance at September 30,
 2000 (unaudited).......    $6.1      $--      $0.6  $ 632.8      $  --      $   --   $  639.5
                            ====      ====     ====  =======      ======     =======  ========

          See accompanying notes to consolidated financial statements.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of the Business

   Kansas City Southern Industries, Inc. ("Company" or "KCSI"), a Delaware Corporation organized in 1962, is a diversified holding company with principal operations in rail transportation and financial services. On July 12, 2000 KCSI completed its spin-off of Stilwell Financial Inc. ("Stilwell"), the Company's wholly-owned financial services subsidiary. Subsequent to the spin-off of Stilwell, KCSI's principal operations are rail transportation.

Spin-off of Stilwell and related events

   On June 14, 2000 KCSI's Board of Directors approved the spin-off of Stilwell. As of the date of the spin-off, Stilwell was comprised of Janus Capital Corporation, an approximate 81.5% owned subsidiary; Berger LLC, an approximate 88% owned subsidiary; Nelson Money Managers Plc, an 80% owned subsidiary; DST Systems, Inc., an equity investment in which Stilwell holds an approximate 32% interest; and miscellaneous other financial services subsidiaries and equity investments.

   On July 12, 2000, KCSI completed its spin-off of Stilwell through a special dividend of Stilwell common stock distributed to KCSI common stockholders of record on June 28, 2000 ("Spin-off"). The Spin-off occurred after the close of business of the New York Stock Exchange on July 12, 2000, and each KCSI stockholder received two shares of the common stock of Stilwell for every one share of KCSI Common stock owned on the record date. The total number of Stilwell shares distributed was 222,999,786.

   As previously disclosed, on July 9, 1999, KCSI received a tax ruling from the Internal Revenue Service ("IRS") which states that for United States federal income tax purposes the Spin-off qualifies as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended. Additionally, in February 2000, the Company received a favorable supplementary tax ruling from the IRS to the effect that the assumption of $125 million of KCSI indebtedness by Stilwell (in connection with the Company's re-capitalization of its debt structure as discussed in Note 16) would have no effect on the previously issued tax ruling.

   Also on July 12, 2000, KCSI completed a reverse stock split whereby every two shares of KCSI Common stock was converted into one share of KCSI Common stock. All periods presented in the accompanying consolidated condensed financial statements reflect this one-for-two reverse stock split, which had previously been approved by KCSI common stockholders.

   As a result of the Spin-off, the accompanying consolidated financial statements for the nine months ended September 30, 2000 reflect the results of operations and cash flows of Stilwell as discontinued operations through the date of the Spin-off (July 12, 2000). Effective with the Spin-off, the net assets of Stilwell have been removed from the consolidated balance sheet. The accompanying consolidated financial statements as of December 31, 1998 and 1999, for the years ended December 31, 1997, 1998, and 1999 and for the nine months ended September 30, 1999 reflect the financial position, results of operations and cash flows of Stilwell as discontinued operations. See Note 3.

   Nature of transportation operations. The Company is the holding company for all of the subsidiaries comprising the transportation operations. KCSI's principal subsidiaries and affiliates include:

  . The Kansas City Southern Railway Company ("KCSR"), a wholly-owned subsidiary of KCSI;

  . Gateway Western Railway Company ("Gateway Western"), a wholly-owned subsidiary of KCSR;

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

  . Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. ("Grupo TFM"), an approximate 37% owned unconsolidated affiliate of KCSR. Grupo TFM owns 80% of the common stock of TFM, S.A. de C.V. ("TFM");

  . Mexrail, Inc. ("Mexrail"), a 49% owned unconsolidated affiliate of KCSR.
    Mexrail wholly owns The Texas Mexican Railway Company ("Tex-Mex");

  . Southern Capital Corporation, LLC ("Southern Capital"), a 50% owned unconsolidated affiliate of KCSR; and

  . Panama Canal Railway Company ("PCRC"), an unconsolidated affiliate of which we own 50% of the common stock.

   KCSI, along with its principal subsidiaries and joint ventures, owns and operates a rail network of approximately 6,000 miles of main and branch lines that link key commercial and industrial markets in the United States and Mexico. A strategic alliance with the Canadian National Railway Company ("CN") and Illinois Central Corporation ("IC") (collectively "CN/IC") and other marketing agreements have expanded its reach to comprise a contiguous rail network of approximately 25,000 miles of main and branch lines connecting Canada, the United States and Mexico.

   KCSI's rail network connects shippers in the midwestern and eastern regions of the United States and Canada, including shippers utilizing Chicago and Kansas City--the two largest rail centers in the United States--with the largest industrial centers of Canada and Mexico, including Toronto, Edmonton, Mexico City and Monterrey. KCSI's rail system, through its core network, strategic alliances and marketing partnerships, interconnects with all Class I railroads in North America.

   A summary of the Company's principal subsidiaries and affiliates is as follows:

Consolidated Rail Operations

   The Kansas City Southern Railway Company. KCSR operates a Class I Common Carrier railroad system in the United States, on a North-South axis from the Midwest to the Gulf of Mexico and on an East-West axis from Meridian, Mississippi to Dallas, Texas. KCSR, which traces its origins to 1887, offers the shortest route between Kansas City and major port cities along the Gulf of Mexico in Louisiana, Mississippi and Texas. KCSR's customer base includes electric generating utilities and a wide range of companies in the chemical and petroleum industries, agricultural and mineral industries, paper and forest product industries, and intermodal and automotive product industries, among others. KCSR, in conjunction with the Norfolk Southern Corporation ("Norfolk Southern"), operates the most direct rail route (referred to as the "Meridian Speedway"), between the Atlanta, Georgia and Dallas, Texas rail gateways for rail traffic moving between the southeast and southwest regions of the United States. The "Meridian Speedway" also provides eastern shippers and other U.S. and Canadian railroads with an efficient connection to Mexican markets.

   Gateway Western Railway Company. Gateway Western, a wholly-owned subsidiary of KCSR, operates a regional common carrier system which links Kansas City with East St. Louis and Springfield, Illinois (with limited haulage rights between Springfield and Chicago, Illinois). Gateway Western provides key interchanges with the majority of other Class I railroads and like KCSR, serves customers in a wide range of industries.

   KCSR and Gateway Western revenues and net income are dependent on providing reliable service to customers at competitive rates, the general economic conditions in the geographic region served and the ability to effectively compete against alternative modes of surface transportation, such

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

as over-the-road truck transportation. The ability of KCSR and Gateway Western to construct and maintain the roadway in order to provide safe and efficient transportation service is important to the ongoing viability as a rail carrier. Additionally, the containment of costs and expenses is important to maintaining a competitive market position, particularly with respect to employee costs as approximately 84% of KCSR and Gateway Western combined employees are covered under various collective bargaining agreements.

   Southwestern Electric Power Company ("SWEPCO") is the Company's only customer which accounted for more than 10% of revenues during the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, respectively. Revenues related to SWEPCO during these periods were $67.0, $78.0, $75.9, $59.2 and $59.4 million, respectively.

   KCSR and Gateway Western operations are subject to the regulatory jurisdiction of the Surface Transportation Board ("STB") within the Department of Transportation, various state regulatory agencies, and the Occupational Safety and Health Administration ("OSHA"). The STB has jurisdiction over interstate rates, routes, service, issuance of guarantee of securities, extension or abandonment of rail lines, and consolidation, merger or acquisition of control of rail common carriers. States regulate some aspects of rail operations with respect to health and safety and, in some instances, intrastate freight rates. OSHA has jurisdiction over certain health and safety features of railroad operations.

Unconsolidated Affiliates

   Grupo TFM. Grupo TFM was formed in June 1996 to participate in the privatization of the Mexican railroad system. In December 1996, the Mexican Government awarded Grupo TFM the right to acquire an 80% interest (representing 100% of the unrestricted voting rights) in TFM for approximately
11.072 billion Mexican pesos (approximately $1.4 billion based on the U.S. dollar/Mexican peso exchange rate on the award date). TFM holds a 50-year concession (with the option of a 50-year extension subject to certain conditions) to operate approximately 2,600 miles of track which directly link Mexico City and Monterrey (as well as Guadalajara through trackage rights) with the ports of Lazaro Cardenas, Veracruz and Tampico and the Mexican/United States border crossings of Nuevo Laredo-Laredo, Texas and Matamoros-Brownsville, Texas. TFM's route network provides the shortest connection to the major industrial and population areas of Mexico from midwestern and eastern points in the United States. TFM interchanges traffic with Tex-Mex and the Union Pacific Railroad ("UP") at Laredo, Texas.

   On June 23, 1997, Grupo TFM completed the acquisition of its 80% interest in TFM and began to record TFM's results of operations under the equity method of accounting. Due to the fact that Grupo TFM's acquisition of TFM was not completed until June 23, 1997, the accompanying financial statements do not reflect any equity in earnings (losses) related to the Company's ownership interest until June 23, 1997. The Company accounts for its investment in Grupo TFM using the equity method of accounting. As of September 30, 2000, the Company owned 36.9% of Grupo TFM.

   Mexrail, Inc. In November 1995, the Company purchased a 49% interest in Mexrail, which owns 100% of Tex-Mex. Tex-Mex and TFM operate the international rail traffic bridge at Laredo spanning the Rio Grande River. This bridge is a significant entry point for rail traffic between Mexico and the United States. Tex-Mex also is comprised of a 521-mile rail network between Laredo and Beaumont, Texas (including 157 owned miles from Laredo to Corpus Christi, Texas and 364 miles, via trackage rights, from Corpus Christi to Houston and Beaumont, Texas). Tex-Mex connects with KCSR via trackage rights at Beaumont, Texas, with TFM at Laredo, Texas (the single largest rail freight transfer point between the United States and Mexico), as well as with other Class I railroads at various locations. The Company accounts for its investment in Mexrail using the equity method of accounting.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

   Through Grupo TFM and Mexrail, both operated in partnership with Transportacion Maritima Mexicana, S.A. de C.V. ("TMM"), the Company has established a prominent position in the Mexican transportation market.

   Southern Capital Corporation, LLC. In October 1996, the Company and GATX Capital Corporation ("GATX") completed the transactions for the formation and financing of a joint venture--Southern Capital--to perform certain leasing and financing activities. Southern Capital's principal operations are the acquisition of locomotives and rolling stock and the leasing thereof to the Company and other rail entities. The Company holds a 50% interest in Southern Capital, which it accounts for using the equity method of accounting.

   Panama Canal Railway Company. In January 1998, the Republic of Panama awarded KCSR and its joint venture partner, Mi-Jack Products, Inc., the concession to reconstruct and operate the Panama Canal Railway Company ("PCRC"). The 47-mile railroad runs parallel to the Panama Canal and, upon reconstruction, will provide international shippers with an important complement to the Panama Canal. Reconstruction of PCRC's right-of-way is expected to be complete in mid-2001 with commercial operations to begin immediately thereafter. The Company owns 50% of the common stock of PCRC, which it accounts for using the equity method of accounting.

   Other operations. The Company operates various entities in support of or as an adjunct to its principal rail subsidiaries/investments including: a petroleum coke bulk transfer facility, a captive insurance company, a cross tie and timber treating facility, a parking garage and various pieces of real estate adjacent to KCSR's right of way.

Note 2. Significant Accounting Policies

   Basis of presentation. Use of the term Company as described in these Notes to Consolidated Financial Statements means Kansas City Southern Industries, Inc. and all of its consolidated subsidiary companies. Significant accounting and reporting policies are described below. Certain prior year amounts have been reclassified to conform to the current year presentation.

   As a result of the Spin-off, the accompanying consolidated financial statements for each of the periods presented reflect the financial position, results of operations and cash flows of Stilwell as discontinued operations.

   Principles of Consolidation. The accompanying consolidated financial statements are presented using the accrual basis of accounting and generally include the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

   The equity method of accounting is used for all entities in which the Company or its subsidiaries have significant influence, but not more than 50% voting interest; the cost method of accounting is generally used for investments of less than 20% voting interest.

   Interim financial information (unaudited). The interim financial statements as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 are unaudited. These unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments (consisting of normal interim closing procedures) necessary to present fairly the financial position of the Company and its subsidiaries as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000. The results of operations and

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

cash flows for the nine months ended September 30, 2000 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 2000.

   Use of estimates. The accounting and financial reporting policies of the Company conform with accounting principles generally accepted in the United States ("U.S. GAAP"). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Revenue Recognition. The Company recognizes freight revenue based upon the percentage of completion of a commodity movement. Other revenues, in general, are recognized when the product is shipped, as services are performed or contractual obligations fulfilled.

   Cash Equivalents. Short-term liquid investments with an initial maturity of generally three months or less are considered cash equivalents.

   Inventories. Materials and supplies inventories are valued at average cost.

   Properties and depreciation. Properties are stated at cost. Additions and renewals constituting a unit of property are capitalized and all properties are depreciated over the estimated remaining life of such assets. Ordinary maintenance and repairs are charged to expense as incurred.

   The cost of transportation equipment and road property normally retired, less salvage value, is charged to accumulated depreciation. The cost of industrial and other property retired and the cost of transportation property abnormally retired, together with accumulated depreciation thereon, are eliminated from the property accounts and the related gains or losses are reflected in earnings.

   Depreciation is computed using composite straight-line rates for financial statement purposes. The STB approves the depreciation rates used by KCSR. KCSR evaluates depreciation rates for properties and equipment and implements approved rates. Periodic revisions of rates have not had a material effect on operating results. Depreciation for other consolidated subsidiaries is computed based on the asset value in excess of estimated salvage value using the straight-line method over the estimated useful lives of the assets. Accelerated depreciation is used for income tax purposes. The ranges of annual depreciation rates for financial statement purposes are:

      Road and structures................................................ 1%-20%
      Rolling stock and equipment........................................ 1%-24%
      Other equipment.................................................... 1%-33%
      Capitalized leases................................................. 3%-20%

   Long-lived assets. In accordance with Statement of Financial Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS 121"), the Company periodically evaluates the recoverability of its operating properties. The measurement of possible impairment is based primarily on the ability to recover the carrying value of the asset from expected future operating cash flows of the assets on a discounted basis. See Note 4 with respect to certain KCSR assets held for disposal and certain other impaired assets.

   Intangible assets. Intangible assets principally represent the excess of cost over the fair value of net underlying assets of acquired companies using purchase accounting and are amortized using the straight-line method over periods ranging from 5 to 40 years.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

   On a periodic basis, the Company reviews the recoverability of goodwill by comparing the carrying value of the recoverability of goodwill to its fair value. In response to changes in the competitive and business environment in the rail industry, the Company revised its methodology for evaluating goodwill recoverability effective December 31, 1997. The change in this method of measurement relates to the level at which assets are grouped from the business unit level to the investment component level. At the same time, there were changes in the estimates of future cash flows used to measure goodwill recoverability. The effect of the change in method of applying the accounting principle is inseparable from the changes in estimate. Accordingly, the combined effects have been reported in the accompanying consolidated financial statements as a change in estimate. The Company believes that the revised methodology represents a preferable method of accounting because it more closely links the fair value estimates to the asset whose recoverability is being evaluated.

   As a result of the changes discussed above, the Company determined that the aggregate carrying value of the goodwill and other intangible assets associated with the 1993 MidSouth Corporation ("MidSouth") purchase exceeded their fair value. Accordingly, the Company recorded an impairment loss of $91.3 million in the fourth quarter of 1997. Due to the fact that the change in accounting is inseparable from the change in estimates, the pro forma effects of retroactive application cannot be determined.

   Computer Software Costs. Costs incurred in conjunction with the purchase or development of computer software for internal use are accounted for in accordance with American Institute of Certified Public Accountant's Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which was adopted by the Company in 1998. Costs incurred in the preliminary project stage, as well as training and maintenance costs, are expensed as incurred. Direct and indirect costs associated with the application development stage of internal use software are capitalized until such time that the software is substantially complete and ready for its intended use. Capitalized costs are amortized on a straight-line basis over the useful life of the software.

   Derivative Financial Instruments. In 1997, the Company entered into foreign currency contracts in order to reduce the impact of fluctuations in the value of the Mexican peso on its investment in Grupo TFM. These contracts were intended to hedge only a portion of the Company's exposure related to the final installment of the purchase price and not any other transactions or balances. The Company follows the requirements outlined in Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation" ("SFAS 52"), and related authoritative guidance. Accordingly, gains and losses related to hedges of the Company's investment in Grupo TFM were deferred and recognized as adjustments to the carrying amount of the investment when the hedged transaction occurred.

   Any gains and losses qualifying as hedges of existing assets or liabilities are included in the carrying amounts of those assets or liabilities and are ultimately recognized in income as part of those carrying amounts. Any gains or losses on derivative contracts that do not qualify as hedges are recognized currently as other income. Gains and losses on hedges are reflected in operating activities in the statement of cash flows.

   See Note 12 for additional information with respect to derivative financial instruments and purchase commitments.

   Fair Value of Financial Instruments. Statement of Financial Accounting Standard No. 107 "Disclosures About Fair Value of Financial Instruments" ("FAS 107") requires an entity to disclose the

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

fair value of its financial instruments. The Company's financial instruments include cash and cash equivalents, accounts receivable, lease and contract receivables and accounts payable and long-term debt. In accordance with FAS 107, lease financing and contracts that are accounted for under Statement of Financial Accounting Standards No. 13 "Accounting for Leases," are excluded from fair value presentation.

   The carrying value of the Company's cash equivalents approximates its fair market value due to the short-term nature of these investments. Carrying value is assumed to approximate fair value for all financial instruments with six months or less to re-pricing or maturity and for financial instruments with variable interest rates. The Company approximates the fair value of long-term debt based upon borrowing rates available at the reporting date for indebtedness with similar terms and average maturities.

   Income Taxes. Deferred income tax effects of transactions reported in different periods for financial reporting and income tax return purposes are recorded under the liability method of accounting for income taxes. This method gives consideration to the future tax consequences of the deferred income tax items and immediately recognizes changes in income tax laws upon enactment. Deferred income tax expense is generally the result of changes in the deferred tax assets and liabilities.

   Treasury Stock. The excess of par over cost of the Preferred shares held in Treasury is credited to capital surplus. Common shares held in Treasury are accounted for as if they were retired and the excess of cost over par value of such shares is charged to capital surplus, if available, then to retained earnings.

   Stock Plans. Proceeds received from the exercise of stock options or subscriptions are credited to the appropriate capital accounts in the year they are exercised.

   The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") in October 1995. This statement allows companies to continue under the approach set forth in Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"), for recognizing stock-based compensation expense in the financial statements, but encourages companies to adopt the fair value method of accounting for employee stock options. The Company has elected to retain its accounting approach under APB 25, and has presented the applicable pro forma disclosures in Note 10 to the consolidated financial statements pursuant to the requirements of SFAS 123.

   All shares held in the Employee Stock Ownership Plan ("ESOP") are treated as outstanding for purposes of computing the Company's earnings per share. See additional information on the ESOP in Note 11.

   Earnings Per Share. The Company adopted Statement of Financial Accounting Standards No. 128 "Earnings per Share" ("SFAS 128") in 1997. The statement specifies the computation, presentation and disclosure requirements for earnings per share. The statement requires the computation of earnings per share under two methods: "basic" and "diluted." Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed giving effect to all dilutive potential common shares that were outstanding during the period (i.e., the denominator

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

used in the basic calculation is increased to include the number of additional common shares that would have been outstanding if the dilutive potential shares had been issued). SFAS 128 requires the Company to present basic and diluted per share amounts for income (loss) from continuing operations and for net income (loss) on the face of the statements of operations.

   The effect of stock options to employees represent the only difference between the weighted average shares used for the basic computation compared to the diluted computation. The total incremental shares from assumed conversion of stock options included in the computation of diluted earnings per share were 1,920,167 and 1,883,286 for the years ended December 31, 1998 and 1999, respectively, and 1,886,757 and 1,750,801 for the nine months ended September 30, 1999 and 2000 respectively. Because of the net loss in 1997, all options were anti-dilutive for the year ended December 31, 1997. The weighted average of options to purchase 137,170 and 44,438 shares in 1998 and 1999, respectively, were excluded from the diluted earnings per share computation because the exercise prices were greater than the respective average market price of the common shares. For the nine-month periods ended September 30, 1999 and 2000, options to purchase 40,834 and 24,276 shares of KCSI Common stock were excluded from the respective computation of diluted earnings per share because the exercise prices exceeded the average market prices of the common shares.

   The only adjustments that currently affect the numerator of the Company's diluted earnings per share computation include preferred dividends and potentially dilutive securities at certain subsidiaries and affiliates. Adjustments related to potentially dilutive securities totaled $0.6, $2.3 and $4.8 million for the years ended December 31, 1997, 1998 and 1999, respectively and $3.1 and $5.4 million for the nine months ended September 30, 1999 and 2000, respectively. These adjustments relate to securities at certain Stilwell subsidiaries and affiliates and affect the diluted earnings per share from discontinued operations computation in the applicable periods presented. Preferred dividends are the only adjustments that affect the numerator of the diluted earnings per share from continuing operations computation. Adjustments related to preferred dividends were not material for the periods presented.

   Stockholders' Equity. Information regarding the Company's capital stock at December 31, 1998 and 1999 follows:

                                                            Shares      Shares
                                                          Authorized    Issued
                                                          ----------- ----------
      $25 Par, 4% noncumulative, Preferred stock.........     840,000    649,736
      $1 Par, Preferred stock............................   2,000,000       None
      $1 Par, Series A, Preferred stock..................     150,000       None
      $1 Par, Series B convertible, Preferred stock......   1,000,000       None
      $.01 Par, Common stock............................. 400,000,000 73,369,116

   In 1997, there were 1,000,000 shares issued of $1 Par, Series B convertible, Preferred stock ("Series B Preferred stock") and 145,206,576 shares issued of $.01 Par, Common stock. Other 1997 shares authorized and issued were the same as those in 1998 and 1999.

   On July 29, 1997, the Company's Board of Directors authorized a 3-for-1 split in the Company's Common stock effected in the form of a stock dividend. The Company's stockholders approved a one-for-two reverse stock split at a special stockholders' meeting held on July 15, 1998. On July 12, 2000, KCSI completed a reverse stock split whereby every two shares of KCSI Common stock were converted into one share of KCSI Common stock. All share and per share data reflect these splits. See Note 1.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

   Shares outstanding are as follows at December 31, (in thousands):

                                                             1997   1998   1999
                                                            ------ ------ ------
      $25 Par, 4% noncumulative, Preferred stock...........    242    242    242
      $.01 Par, Common stock............................... 54,042 54,908 55,287

   Employee Plan Funding Trust. The Company's Series B Preferred stock, issued in 1993, had a $200 per share liquidation preference and was convertible to Common stock at a ratio of six to one. Effective September 30, 1998, the Company terminated the Employee Plan Funding Trust ("EPFT" or "Trust"), which was established as a grantor trust for the purpose of holding these shares of Series B Preferred stock for the benefit of various KCSI employee benefit plans.

   In accordance with the Agreement to terminate the EPFT, the Company received 872,362 shares of Series B Preferred stock in full repayment of the indebtedness from the Trust ($178.7 million plus accrued interest). In addition, the remaining 127,638 shares of Series B Preferred stock were converted into KCSI Common stock, resulting in the issuance to the EPFT of 765,828 shares of such Common stock. This Common stock was then transferred to KCSI and the Company has set these shares aside for use in connection with the KCSI Stock Option and Performance Award Plan, as amended and restated effective July 15, 1998. As a result of the termination of the Trust, the Series B Preferred stock is no longer issued or outstanding and the converted Common stock has been included in the shares issued above.

   Postretirement benefits. The Company provides certain medical, life and other postretirement benefits to certain retirees. The costs of such benefits are expensed over the estimated period of employment in accordance with Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions".

   Environmental liabilities. The Company records liabilities for remediation and restoration costs related to past activities when the Company's obligation is probable and the costs can be reasonably estimated. Costs of ongoing compliance activities to current operations are expensed as incurred. As of December 31, 1997, 1998 and 1999, liabilities for environmental remediation are not material.

   Changes of Interest in Subsidiaries and Equity Investees. A change of the Company's interest in a subsidiary or equity investee resulting from the sale of the subsidiary's or equity investee's stock is generally recorded as a gain or loss in the Company's net income in the period that the change of interest occurs. If an issuance of stock by the subsidiary or affiliate is from treasury shares on which gains have been previously recognized, however, KCSI will record the gain directly to its equity and not include the gain in net income. A change of interest in a subsidiary or equity investee resulting from a subsidiary's or equity investee's purchase of its stock increases the Company's ownership percentage of the subsidiary or equity investee. The Company records this type of transaction under the purchase method of accounting, whereby any excess of fair market value over the net tangible and identifiable intangible assets is recorded as goodwill.

   Stock-based Compensation. The Company accounts for stock options granted to employees and non-employee directors using the intrinsic value method as prescribed by APB 25. In October 1995, the FASB issued SFAS 123, which permits companies to use either the APB 25 intrinsic value method or the fair value method as prescribed by SFAS 123. The Company applies the APB 25 method and discloses pro forma net income in the notes to the financial statements, as if it had adopted the SFAS 123 fair value method for grants after December 31, 1994. See Note 10 for pro forma disclosure assuming that the Company would have had higher compensation cost as a result of accounting for existing stock options held by employees under SFAS 123.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

   In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 was issued to clarify the application of APB 25 with respect to, among other issues: i) the definition of employee; ii) the criteria for determining whether a plan qualifies as a non-compensatory plan; iii) the accounting consequences of modifications to the terms of a previous fixed stock option grant; and iv) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 also addresses the treatment of stock options in the case of spin-off transactions and other equity restructuring. The adoption of FIN 44 during the third quarter of 2000 did not have a material impact on the Company's results of operations, financial position or cash flows. Additionally, the provisions of FIN 44 relating to spin-off transactions are consistent with those of the Emerging Issues Task Force of the Financial Accounting Standards Board ("EITF") in its Issue No. 90-9, "Changes to Fixed Employee Stock Option Plans as a Result of Equity Restructuring" ("EITF 90-9"), and, therefore, FIN 44 did not result in any changes in the Company's accounting for stock transactions relating to the Spin-off. See Note 1.

   Statement of Financial Accounting Standards No. 130. Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and disclosure of comprehensive income and its components in the financial statements. Prior year information has been included pursuant to SFAS 130. The Company's other comprehensive income consists primarily of its proportionate share of unrealized gains and losses relating to investments held by certain subsidiaries and affiliates of Stilwell (discontinued operations) as "available-for-sale" securities as defined by Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). The Company records its proportionate share of any unrealized gains or losses related to these investments, net of deferred income taxes, in stockholders' equity as accumulated other comprehensive income. The unrealized gain related to these investments increased $25.9, $24.3 and $39.3 million, net of deferred income taxes for the years ended December 31, 1997, 1998 and 1999, respectively. For the nine months ended September 30, 1999 and 2000, the Company recorded its proportionate share of the gain in market value of these investments of $4.5 and $5.9 million, respectively, net of deferred taxes. Subsequent to the Spin-off, the Company does not expect to hold investments that are accounted for as "available-for-sale" securities.

   New Accounting Pronouncement. The following accounting pronouncement is not effective as of September 30, 2000.

   Statement of Financial Accounting Standards No. 133. In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative financial instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires recognition of all derivatives as either assets or liabilities measured at fair value. Initially, the effective date of SFAS 133 was for all fiscal quarters for fiscal years beginning after June 15, 1999; however, in June 1999, the FASB issued Statement of Financial Accounting Standards No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133--an amendment of FASB Statement No. 133", which deferred the effective date of SFAS 133 for one year. SFAS 133 will be effective for all quarters beginning in the Company's fiscal year ended December 31, 2001. The Company has reviewed the provisions of SFAS 133 and based on derivatives outstanding as of September 30, 2000, does not expect implementation to have a material impact on the Company's results of operations, financial position or cash flows.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Note 3. Acquisitions and Dispositions

   Spin-off of Stilwell.

   On July 12, 2000, KCSI completed the Spin-off. See Note 1.

   Summarized financial information of the discontinued Stilwell businesses is as follows (dollars in millions):

                                         For the year ended
                                            December 31,
                                       -----------------------
                                                               1/1/99- 1/1/00-
                                        1997   1998     1999   9/30/99 7/12/00
                                       ------ ------  -------- ------- --------
                                                                 (Unaudited)
Revenues.............................. $485.1 $670.8  $1,212.3 $826.7  $1,187.9
Operating expenses....................  285.9  390.2     694.0  481.2     646.2
                                       ------ ------  -------- ------  --------
Operating income......................  199.2  280.6     518.3  345.5     541.7
Equity in earnings of unconsolidated
 affiliates...........................   24.9   25.8      46.7   34.1      37.0
Reduction in ownership of DST.........    --   (29.7)      --     --        --
Gain on litigation settlement.........    --     --        --     --       44.2
Gain on sale of Janus common stock....    --     --        --     --       15.1
Other, net............................    5.8   12.6      21.5   16.1      18.6
                                       ------ ------  -------- ------  --------
Pretax income.........................  229.9  289.3     586.5  395.7     656.6
Income tax provision..................   87.0  103.7     216.1  142.5     233.3
Minority interest in consolidated
 earnings.............................   24.9   33.4      57.3   38.6      59.5
                                       ------ ------  -------- ------  --------
Income from discontinued operations,
 net of taxes......................... $118.0 $152.2  $  313.1 $214.6  $  363.8
                                       ====== ======  ======== ======  ========

                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------ --------
      Current assets........................................... $259.3 $  525.0
      Total assets.............................................  822.9  1,231.5
      Current liabilities......................................   71.1    162.5
      Total liabilities........................................  248.4    359.6
      Minority interest........................................   34.3     57.3
      Net assets of discontinued operations....................  540.2    814.6


   The following discusses certain agreements between KCSI and certain Janus stockholders. Subsequent to the Spin-off, these agreements and related provisions apply to Stilwell through assignment or through the agreement of Stilwell to meet KCSI's obligations under the agreements.

   A stock purchase agreement with Thomas H. Bailey, the Chairman, President and Chief Executive Officer of Janus Capital Corporation ("Janus"), and another Janus stockholder (the "Janus Stock Purchase Agreement") and certain restriction agreements with other Janus minority stockholders contain, among other provisions, mandatory put rights whereby under certain circumstances, Stilwell would be required to purchase the minority interests of such Janus minority stockholders at a fair market value purchase price equal to fifteen times the net after-tax earnings of Janus over the period indicated in the relevant agreement or in some circumstances as determined by an independent appraisal. Under the Janus Stock Purchase Agreement, termination of
Mr. Bailey's employment could require a purchase and sale of the Janus common stock held by him. If other minority holders

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

terminated their employment, some or all of their shares also could be subject to mandatory purchase and sale provisions. Certain other minority holders who continue their employment also could exercise puts. The Janus Stock Purchase Agreement, and certain stock purchase agreements and restriction agreements with other minority stockholders that have not been assigned to Stilwell, also contain provisions whereby upon the occurrence of a Change in Ownership (as defined in such agreements) of KCSI (or Stilwell with respect to the Janus Stock Purchase Agreement), KCSI may be required to purchase such holders' Janus stock. The fair market value price for such purchase would be equal to fifteen times the net after-tax earnings of Janus over the period indicated in the relevant agreement or in some circumstances as determined by Janus' Stock Option Committee or as determined by an independent appraisal.

  The Janus Stock Purchase Agreement has been assigned to Stilwell and Stilwell has assumed and agreed to discharge KCSI's obligations under that agreement. However, KCSI is obligated as a guarantor of Stilwell's obligations under that agreement. With respect to other restriction agreements not assigned to Stilwell, Stilwell has agreed to perform all of KCSI's obligations under these agreements and KCSI has agreed to transfer all of its benefits and assets under these agreements to Stilwell. In addition, Stilwell has agreed to indemnify KCSI for any and all losses incurred with respect to the Janus Stock Purchase Agreement and all other Janus minority stockholder agreements. However, if Stilwell were unable to meet its obligations with respect to these agreements, KCSI would be obligated to make the payments under these agreements.

  If all of the mandatory purchase and sale provisions and all the puts under all Janus minority stockholder agreements had been implemented as of December 31, 1999, and Stilwell had been obligated to purchase such shares, Stilwell would have been required to pay approximately $447 million at December 31, 1998, approximately $789 million as of December 31, 1999, and approximately $821 million (unaudited) as of September 30, 2000 (of which KCSI could have been ultimately responsible for approximately $640 million (unaudited) at September 30, 2000, in the event Stilwell was unable to meet its obligations). In the future these amounts may be higher or lower depending on Janus' earnings, fair market value and the timing of the exercise. Payment for the purchase of the respective minority interests is to be made under the Janus Stock Purchase Agreement within 120 days after receiving notification of exercise of the put rights. Under the restriction agreements with certain other Janus minority stockholders, payment for the purchase of the respective minority interests is to be made 30 days after the later to occur of (i) receiving notification of exercise of the put rights or (ii) determination of the purchase price through the independent appraisal process.

  If Stilwell had been required to purchase the holders' Janus common stock after a Change in Ownership as of December 31, 1999 and September 30, 2000, the purchase price would have been approximately $899 million and $1,512 million (unaudited) respectively (of which KCSI could have been ultimately responsible for approximately $1,230 million (unaudited) at September 30, 2000, in the event Stilwell was unable to meet its obligations).

  The Janus Stock Purchase Agreement, as amended, provides that so long as Mr. Bailey is a holder of at least 5% of the common stock of Janus and continues to be employed as President or Chairman of the Board of Janus (or, if he does not serve as President, James P. Craig, III serves as President and Chief Executive Officer or Co-Chief Executive Officer with Mr. Bailey), Mr. Bailey shall continue to establish and implement policy with respect to the investment advisory and portfolio management activity of Janus. The agreement also provides that, in furtherance of such objective, so long as both the ownership threshold and officer status conditions described above are satisfied Stilwell will vote its shares of Janus common stock to elect directors of Janus, at least the majority of

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

whom are selected by Mr. Bailey, subject to Stilwell's approval, which approval may not be unreasonably withheld. The agreement further provides that any change in management philosophy, style or approach with respect to investment advisory and portfolio management policies of Janus shall be mutually agreed upon by Stilwell and Mr. Bailey.

   On September 25, 2000, Mr. Craig left Janus to manage money for a new charitable foundation established by Mr. Craig and his wife. Mr. Craig had previously been identified as the successor to Mr. Bailey in the event that Mr. Bailey left Janus. Stilwell has disclosed that although no formal succession plan has yet been adopted, Stilwell believes that there are several officers at Janus who would be capable of succeeding Mr. Bailey should the need for that arise.

   KCSI does not believe Mr. Bailey's rights under the Janus Stock Purchase Agreement are "substantive," within the meaning of Issue No. 96-16 of the EITF, because Stilwell can terminate those rights at any time by removing Mr. Bailey as an officer of Janus. KCSI also believes that the removal of Mr. Bailey would not result in significant harm to Stilwell based on the factors discussed below. Colorado law provides that removal of an officer of a Colorado corporation may be done directly by its stockholders if the corporation's bylaws so provide. While Janus' bylaws contain no such provision currently, Stilwell has the ability to cause Janus to amend its bylaws to include such a provision. Under Colorado law, Stilwell could take such action at an annual meeting of stockholders or make a demand for a special meeting of stockholders. Janus is required to hold a special stockholders' meeting upon demand from a holder of more than 10% of its common stock and to give notice of the meeting to all stockholders. If notice of the meeting is not given within 30 days of such a demand, the District Court is empowered to summarily order the holding of the meeting. As the holder of more than 80% of the common stock of Janus, Stilwell has the requisite votes to compel a meeting and to obtain approval of the required actions at such a meeting.

   KCSI has concluded, supported by an opinion of legal counsel rendered to Stilwell, that Stilwell could carry out the above steps to remove Mr. Bailey without breaching the Janus Stock Purchase Agreement and that if Mr. Bailey were to challenge his removal by instituting litigation, his sole remedy would be for damages and not injunctive relief and that Stilwell would likely prevail in that litigation.

   Although Stilwell has the ability to remove Mr. Bailey, it has no present plan or intention to do so, as he is one of the persons regarded as most responsible for the success of Janus. The consequences of any removal of Mr. Bailey would depend upon the timing and circumstances of such removal. Mr. Bailey could be required to sell, and Stilwell could be required to purchase, his Janus common stock, unless he were terminated for cause. Certain other Janus minority stockholders would also be able, and, if they terminated employment, required, to sell to Stilwell their shares of Janus common stock. The amounts that Stilwell, or if Stilwell were unable to meet its obligations to purchase such shares, KCSI, would be required to pay in the event of such purchase and sale transactions could be material. As of December 31, 1999, such removal would have also resulted in acceleration of the vesting of a portion of the shares of restricted Janus common stock held by other minority stockholders having an approximate aggregate value of $16.3 million.

   There may also be other consequences of removal that cannot be presently identified or quantified. For example, Mr. Bailey's removal could result in the loss of other valuable employees or clients of Janus. The likelihood of occurrence and the effects of any such employee or client departures cannot be predicted and may depend on the reasons for and circumstances of Mr. Bailey's removal. However, KCSI believes that Janus would be able in such a situation to retain or attract talented employees because: (i) of Janus' prominence;
(ii) Janus' compensation scale is at the upper

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

end of its peer group; (iii) some or all of Mr. Bailey's repurchased Janus stock could be then available for sale or grants to other employees; and (iv) many key Janus employees must continue to be employed at Janus to become vested in currently unvested restricted stock valued in the aggregate (after considering additional vesting that would occur upon the termination of Mr. Bailey) at approximately $36 million as of December 31, 1999. In addition, notwithstanding any removal of Mr. Bailey, Stilwell would expect to continue its practice of encouraging autonomy by its subsidiaries and their boards of directors so that management of Janus would continue to have responsibility for Janus' day-to-day operations and investment advisory and portfolio management policies and, because it would continue that autonomy, KCSI would expect many current Janus employees to remain with Janus.

   With respect to clients, Janus' investment advisory contracts with its clients are terminable upon 60 days' notice and in the event of a change in control of Janus. Because of his rights under the Janus Stock Purchase Agreement, Mr. Bailey's departure, whether by removal, resignation or death, might be regarded as such a change in control. However, in view of Janus' investment record, KCSI has concluded it is reasonable to expect that in such an event most of Janus' clients would renew their investment advisory contracts. This conclusion is reached because (i) Janus relies on a team approach to investment management and development of investment expertise,
(ii) Mr. Bailey has not served as a portfolio manager for any Janus fund for several years and (iii) Janus should be able to continue to attract talented portfolio managers. It is reasonable to expect that Janus' clients' reaction will depend on the circumstances, including, for example, how much of the Janus team remains in place and what investment advisory alternatives are available.

   The Janus Stock Purchase Agreement and other agreements provide for rights of first refusal on the part of Janus minority stockholders, Janus, Stilwell and KCSI, with respect to certain sales of Janus stock. These agreements also require Stilwell or KCSI to purchase the shares of Janus minority stockholders in certain circumstances. In addition, in the event of a Change in Ownership of Stilwell, as defined in the Janus Stock Purchase Agreement, Stilwell may be required to sell its stock of Janus to the stockholders who are parties to such agreement or to purchase such holders' Janus stock. In the event Mr. Bailey was terminated for any reason within one year following a Change in Ownership, he would be entitled to a severance payment, amounting, at December 31, 1999, to approximately $2 million. Purchase and sales transactions under these agreements are to be made based upon a multiple of the net earnings of Janus and/or other fair market value determinations, as defined therein.

   Grupo TFM. In June 1996, the Company and TMM formed Grupo TFM to participate in the privatization of the Mexican rail industry. On December 6, 1996, Grupo TFM, TMM and the Company announced that the Mexican Government ("Government") had awarded to Grupo TFM the right to purchase 80% of the common stock of TFM for approximately 11.072 billion Mexican pesos (approximately $1.4 billion based on the U.S. dollar/Mexican peso exchange rate on the award date). TFM holds the concession to operate Mexico's "Northeast Rail Lines" for 50 years, with the option of a 50-year extension (subject to certain conditions).

   TFM is a strategically important rail link to Mexico and the North American Free Trade Agreement ("NAFTA") corridor. TFM's rail lines are estimated to transport approximately 40% of Mexico's rail cargo and are located next to primary north/south truck routes. They directly link Mexico City and Monterrey, as well as Guadalajara (through trackage rights), with the ports of Lazaro Cardenas, Veracruz, Tampico, and the cities of Matamoros and Nuevo Laredo. Nuevo Laredo is a primary transportation gateway between Mexico and the United States. TFM connects in Laredo, Texas to the UP and Tex-Mex. Tex-Mex links with KCSR at Beaumont, Texas through trackage rights. With the

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

KCSR and Tex-Mex interchange at Beaumont, and through KCSR's connections with major rail carriers at various other points, the Company has developed a NAFTA rail system to participate in the economic integration of the North American marketplace.

   On January 31, 1997, Grupo TFM paid the first installment of the purchase price (approximately $565 million based on the U.S. dollar/Mexican peso exchange rate) to the Government, representing approximately 40% of the purchase price. Grupo TFM funded the initial installment of the TFM purchase price through capital contributions from TMM and the Company. The Company contributed approximately $298 million to Grupo TFM, of which approximately $277 million was used by Grupo TFM as part of the initial installment payment. The Company financed this contribution using borrowings under then-existing lines of credit.

   On June 23, 1997, Grupo TFM completed the purchase of 80% of TFM through the payment of the remaining $835 million to the Government. This payment was funded by Grupo TFM using a significant portion of the funds obtained from:
(i) senior secured term credit facilities ($325 million); (ii) senior notes and senior discount debentures ($400 million); (iii) proceeds from the sale of 24.6% of Grupo TFM to the Government (approximately $199 million based on the U.S. dollar/Mexican peso exchange rate on June 23, 1997); and (iv) additional capital contributions from TMM and the Company (approximately $1.4 million from each partner). Additionally, Grupo TFM entered into a $150 million revolving credit facility for general working capital purposes. The Government's interest in Grupo TFM is in the form of limited voting right shares, and the purchase agreement includes a call option for TMM and the Company, which is exercisable at the original amount (in U.S. dollars) paid by the Government plus interest based on one-year U.S. Treasury securities.

   On or after October 31, 2003, the Mexican government has the option to sell its 20% interest in TFM (1) through a public offering or (2) to Grupo TFM at the initial share price paid by Grupo TFM plus interest computed at the Mexican Base Rate (the Unidades de Inversion ("UDI") published by Banco de Mexico). In the event that Grupo TFM does not purchase the Mexican government's 20% interest in TFM, the Mexican government may require the Company and TMM, or either the Company or TMM alone, to purchase its interest. The Company and TMM have cross indemnities in the event the Mexican government requires only the Company or TMM to purchase its interest. The cross indemnities allow the party required to purchase the Mexican government's interest to require the other party to purchase its pro rata portion of such interest. However, if the Company were required to purchase the Mexican government's interest in TFM and TMM could not meet its obligations under the cross-indemnity, then the Company would be obligated to pay the total purchase price for the Mexican government's interest.

   In first quarter 1997, the Company entered into two separate forward contracts--$98 million in February 1997 and $100 million in March 1997--to purchase Mexican pesos in order to hedge against a portion of the Company's exposure to fluctuations in the value of the Mexican peso versus the U.S. dollar. In April 1997, the Company realized a $3.8 million pretax gain in connection with these contracts. This gain was deferred, and has been accounted for as a component of the Company's investment in Grupo TFM. These contracts were intended to hedge only a portion of the Company's exposure related to the final installment of the purchase price and not any other transactions or balances.

   The Company's investment in Grupo TFM was approximately $286.5 and $303.3 million at December 31, 1999 and September 30, 2000, respectively. The Company's interest in Grupo TFM is 36.9% (with TMM and a TMM affiliate owning 38.5% and the Government owning the remaining 24.6%).

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

   Gateway Western Railway Company. In May 1997, the STB approved the Company's acquisition of Gateway Western, a regional rail carrier with operations from Kansas City, Missouri to East St. Louis and Springfield, Illinois and haulage rights between Springfield and Chicago, from the Southern Pacific Rail Corporation. Prior to the STB approval--from acquisition in December 1996 through May 1997--the Company's investment in Gateway Western was treated as a majority-owned unconsolidated subsidiary accounted for under the equity method. Upon approval from the STB, the assets, liabilities, revenues and expenses were included in the Company's consolidated financial statements. The consideration paid for Gateway Western (including various acquisition costs and liabilities) was approximately $12.2 million, which exceeded the fair value of the underlying net assets by approximately $12.1 million. The resulting intangible is being amortized over a period of 40 years.

   Under a prior agreement with The Atchison, Topeka & Santa Fe Railway Company, Burlington Northern Santa Fe Corporation has the option of purchasing the assets of Gateway Western (based on a fixed formula in the agreement) through 2004.

   Panama Canal Railway Company. In January 1998, the Republic of Panama awarded KCSR and its joint venture partner, Mi-Jack Products, Inc., the concession to reconstruct and operate the PCRC. The 47-mile railroad runs parallel to the Panama Canal and, upon reconstruction, will provide international shippers with an important complement to the Panama Canal. In November 1999, PCRC completed the financing arrangements for this project with the International Finance Corporation ("IFC"), a member of the World Bank Group. The financing is comprised of a $5 million investment from the IFC and senior loans with IFC in the aggregate amounts of up to $45 million. The investment of $5 million from the IFC is comprised of non-voting preferred shares, paying a 10% cumulative dividend. The preferred shares may be redeemed at the option of IFC any year after 2008 at the lower of i) a net cumulative internal rate of return of 30%, or ii) eight-times the average of two consecutive years of EBITDA (earnings before interest, taxes, depreciation and amortization, determined in accordance with International Accounting Standards) calculated in proportion to the IFC's percentage ownership in PCRC. Under certain limited conditions, the Company is a guarantor for up to $15 million of cash deficiencies associated with project completion. Additionally, if the Company or its partner terminate the concession contract without the consent of the IFC, the Company is a guarantor for up to 50% of the outstanding senior loans. The total cost of the reconstruction project is estimated to be $75 million with an equity commitment from KCSR not to exceed $16.5 million. Reconstruction of PCRC's right-of-way is expected to be complete in mid-2001 with commercial operations to begin immediately thereafter.

Note 4. Restructuring, Asset Impairment and Other Charges

   As discussed in Note 2, in response to changes in the competitive and business environment in the rail industry, the Company revised its methodology for evaluating goodwill recoverability effective December 31, 1997. As a result of this revised methodology (as well as certain changes in estimate), the Company determined that the aggregate carrying value of the goodwill and other intangible assets associated with the 1993 MidSouth purchase exceeded their fair value (measured by reference to the net present value of future cash flows). Accordingly, the Company recorded an impairment loss of $91.3 million in 1997.

   During the fourth quarter of 1997, management committed to dispose, as soon as practicable, certain under-performing branch lines acquired in connection with the 1993 MidSouth purchase, as well as certain of the Company's non-operating real estate. Accordingly, in accordance with SFAS 121, the Company recognized losses aggregating $38.5 million which represented the excess of carrying

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

value over fair value less cost to sell. Results of operations related to these assets included in the accompanying consolidated financial statements cannot be separately identified. During 1998, one of the branch lines was sold for a pretax gain of approximately $2.9 million. In first quarter 2000, the other branch line was sold for a minimal pretax gain. A potential buyer has been identified for the non-operating real estate and management is currently negotiating this transaction.

   In accordance with SFAS 121, the Company periodically evaluates the recoverability of its operating properties. As a result of continuing operating losses and a further decline in the customer base of the Company's bulk coke handling facility, the Company determined that the long-lived assets related thereto may not be fully recoverable. Accordingly, the Company recognized an impairment loss of $9.2 million in 1997 representing the excess of carrying value over fair value.

   Additionally, in 1997 the Company recorded expenses aggregating $39.0 million related to restructuring and other costs. This amount included approximately $27.1 million related to the termination of a union productivity fund (which required KCSR to pay certain employees when reduced crew levels were used) and employee separations, as well as $11.9 million of other costs related to charges and accruals for leases, contracts, and other costs. During 1998, approximately $29.7 million of cash payments were made and approximately $2.5 million of the accruals were reduced based primarily on changes in the estimate of claims made relating to the union productivity fund. During 1999, approximately $3.3 million of cash payments were made reducing the accrual to approximately $2.2 million at December 31, 1999.

Note 5. Supplemental Cash Flow Disclosures

   Supplemental disclosures of cash flow information are as follows (dollars in millions):

                                                                For the year
                                                               ended December
                                                                     31,
                                                              -----------------
                                                              1997  1998  1999
                                                              ----- ----- -----
Cash payments:
  Interest (includes $13.7, $7.9 and $1.5, respectively,
   related to Stilwell)...................................... $64.5 $74.2 $47.0
  Income taxes (includes $64.5, $83.1 and $142.9,
   respectively, related to Stilwell)........................  65.3  83.2 143.3

Non-cash Investing and Financing Activities

   During 1997 and 1998, the Company issued 122,775 and 113,589 shares of KCSI Common stock, respectively, under various offerings of the Employee Stock Purchase Plan ("ESPP"). These shares, totaling a purchase price of $3.1 and $3.0 million in 1997 and 1998, respectively, were subscribed and paid for through employee payroll deductions in years preceding the issuance of stock. The Company did not initiate an offering of KCSI Common stock under the ESPP during 1999.

   In connection with the Eleventh Offering of the ESPP (initiated in 1998), the Company received approximately $6.3 million from employee payroll deductions in 1999 for the purchase of KCSI common stock. This stock (91,559 shares) was issued to employees in January 2000.

   During 1997, 1998 and 1999, the Company's Board of Directors declared a quarterly dividend totaling approximately $4.5, $4.4, and $4.6 million, respectively, payable in January of the following year. The dividend declaration reduced retained earnings and established a liability at the end of each respective year. No cash outlay occurred until the subsequent year. During first quarter 2000, the

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Company's Board of Directors announced that, based upon a review of the Company's dividend policy in conjunction with the KCS Credit Facilities discussed in Note 16 and in light of the anticipated Spin-off, it decided to suspend common stock dividends of KCSI under the then-existing structure of the Company. This action complies with the terms and covenants of the KCS Credit Facilities. It is not anticipated, however, that KCSI will make any cash dividend payments to its common stockholders for the foreseeable future.

   In January 2000, KCSI borrowed $125 million under a $200 million 364-day senior unsecured competitive advance/revolving credit facility (the "Stilwell Credit Facility") to retire debt obligations as discussed in Note 16. Stilwell assumed this credit facility and repaid the $125 million in March 2000. Upon such assumption, KCSI was released from all obligations, and Stilwell became the sole obligor, under the Stilwell Credit Facility. The Company's indebtedness decreased as a result of the assumption of this indebtedness by Stilwell.

Note 6. Investments

   Investments held for operating purposes, which include investments in unconsolidated affiliates, are as follows (dollars in millions):

                                                           Carrying Value
                                                     ---------------------------
                                      Percentage     December 31,
                                       Ownership     ------------- September 30,
   Company Name                    December 31, 1999  1998   1999      2000
   ------------                    ----------------- ------ ------ -------------
   Grupo TFM......................        36.9%      $285.1 $286.5    $303.3
   Southern Capital...............          50%        24.6   28.1      29.2
   Mexrail........................          49%        13.0   13.7      14.7
   Other..........................      Various         5.2    8.8      13.9
                                                     ------ ------    ------
     Total........................                   $327.9 $337.1    $361.1
                                                     ====== ======    ======

   Grupo TFM. In June 1996, the Company and TMM formed Grupo TFM to participate in the privatization of the Mexican rail industry. On December 6, 1996, Grupo TFM, TMM and the Company announced that the Mexican Government had awarded to Grupo TFM the right to purchase 80% of the common stock of TFM for approximately 11.072 billion Mexican pesos (approximately $1.4 billion based on the U.S. dollar/Mexican peso exchange rate on the award date). TFM holds the concession to operate Mexico's "Northeast Rail Lines" for 50 years, with the option of a 50-year extension (subject to certain conditions).

   TFM is a strategically important rail link to Mexico and the NAFTA corridor. TFM's rail lines are estimated to transport approximately 40% of Mexico's rail cargo and are located next to primary north/south truck routes. They directly link Mexico City and Monterrey, as well as Guadalajara (through trackage rights), with the ports of Lazaro Cardenas, Veracruz, Tampico, and the cities of Matamoros and Nuevo Laredo. Nuevo Laredo is a primary transportation gateway between Mexico and the United States. TFM connects in Laredo, Texas to the UP and Tex-Mex. Tex-Mex links with KCSR at Beaumont, Texas through trackage rights. With the KCSR and Tex-Mex interchange at Beaumont, and through KCSR's connections with major rail carriers at various other points, the Company has developed a NAFTA rail system to participate in the economic integration of the North American marketplace.

   The Company and its subsidiary, KCSR, paid certain expenses on behalf of Grupo TFM during 1997. In addition, the Company has a management services agreement with Grupo TFM to provide

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

certain consulting and management services. At December 31, 1999, $3.0 million is reflected as an account receivable in the Company's consolidated balance sheet.

   Southern Capital. In 1996, the Company and GATX completed the transaction for the formation and financing of a joint venture, Southern Capital, to perform certain leasing and financing activities. Concurrent with the formation of this joint venture, the Company entered into operating leases with Southern Capital for substantially all the locomotives and rolling stock contributed or sold to Southern Capital at rental rates which management believes reflect market conditions. KCSR paid Southern Capital $23.5, $25.1 and $27.0 million under these operating leases in 1997, 1998 and 1999, respectively. In connection with the formation of Southern Capital, the Company received cash that exceeded the net book value of assets contributed to the joint venture by approximately $44.1 million. Accordingly, this excess fair value over book value is being recognized as a reduction in lease rental expense over the terms of the leases (approximately $4.9, $4.4 and $5.6 million in 1997, 1998 and 1999, respectively).

   Additionally, prior to the sale of the loan portfolio (discussed below), the Company entered into agreements with Southern Capital to manage the loan portfolio assets held by Southern Capital, as well as to perform general administrative and accounting functions for the joint venture. Payments under these agreements were approximately $1.7, $1.7 and $0.5 million in 1997, 1998 and 1999, respectively. GATX also entered into an agreement to manage the rail portfolio assets, as well as to perform certain general and administrative services.

   In April 1999, Southern Capital sold its loan portfolio assets (comprised primarily of finance receivables in the amusement and other non-rail transportation industries) to Textron Financial Corporation. The purchase price for these assets approximated $52.8 million resulting in a gain of approximately $2.7 million. The proceeds from the sale were used to reduce outstanding indebtedness of the joint venture as mandated by its loan agreement.

   Mexrail, Inc. In November 1995, the Company purchased a 49% interest in Mexrail, which owns 100% of Tex-Mex. Tex-Mex and TFM operate the international rail traffic bridge at Laredo spanning the Rio Grande River. This bridge is a significant entry point for rail traffic between Mexico and the United States. Tex-Mex also is comprised of a 521-mile rail network between Laredo and Beaumont, Texas (including 157 owned miles from Laredo to Corpus Christi, Texas and 364 miles, via trackage rights, from Corpus Christi to Houston and Beaumont, Texas). Tex-Mex connects with KCSR via trackage rights at Beaumont, Texas, with TFM at Laredo, Texas (the single largest rail freight transfer point between the United States and Mexico), as well as with other Class I railroads at various locations. The Company accounts for its investment in Mexrail using the equity method of accounting.

   Other. Other investments are comprised primarily of PCRC. The Company's investment in PCRC was $0.9, $4.5 and $9.5 million at December 31, 1998, 1999 and September 30, 2000, respectively. See Note 3.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

   Financial Information. Combined financial information of all unconsolidated affiliates that the Company and its subsidiaries account for under the equity method follows. Amounts shown for Grupo TFM are reflected on an U.S. GAAP basis (dollars in millions):

                                                 December 31, 1997
                                      ------------------------------------------
                                       Grupo    Southern
                                        TFM     Capital  Mexrail  Other  Total
                                      --------  -------- -------  ----- --------
Operating results:
  Revenues..........................  $  205.8   $ 30.9  $ 32.6   $ 0.3 $  269.6
                                      --------   ------  ------   ----- --------
  Costs and expenses................  $  190.5   $ 26.7  $ 33.7   $ 0.1 $  251.0
                                      --------   ------  ------   ----- --------
  Net income (loss).................  $  (36.5)  $  4.2  $  0.3   $ 0.1 $  (31.9)
                                      --------   ------  ------   ----- --------

                                                 December 31, 1998
                                      ------------------------------------------
                                       Grupo    Southern
                                        TFM     Capital  Mexrail  Other  Total
                                      --------  -------- -------  ----- --------
Investment in unconsolidated
 affiliates.........................  $  285.1   $ 24.6  $ 13.0   $ 0.8 $  323.5
Equity in net assets of
 unconsolidated affiliates..........     281.7     24.6    13.2     3.0    322.5
Dividends and distributions received
 from unconsolidated affiliates.....       --       5.0     --      --       5.0

Financial Condition:
  Current assets....................  $  109.9   $  1.6  $ 23.3   $ 1.6 $  136.4
  Non-current assets................   1,974.7    228.6    47.3     6.0  2,256.6
                                      --------   ------  ------   ----- --------
    Assets..........................  $2,084.6   $230.2  $ 70.6   $ 7.6 $2,393.0
                                      ========   ======  ======   ===== ========
  Current liabilities...............  $  233.9   $  0.1  $ 25.1   $ 0.1 $  259.2
  Non-current liabilities...........     745.0    180.9    18.5     1.0    945.4
  Minority interest.................     342.4      --      --      --     342.4
  Equity of stockholders and
   partners.........................     763.3     49.2    27.0     6.5    846.0
                                      --------   ------  ------   ----- --------
    Liabilities and equity..........  $2,084.6   $230.2  $ 70.6   $ 7.6 $2,393.0
                                      ========   ======  ======   ===== ========
Operating results:
  Revenues..........................  $  431.3   $ 31.1  $ 48.2   $ 0.8 $  511.4
                                      --------   ------  ------   ----- --------
  Costs and expenses................  $  354.7   $ 27.1  $ 52.2   $ 0.4 $  434.4
                                      --------   ------  ------   ----- --------
  Net income........................  $   (7.3)  $  4.0  $ (2.4)  $ 0.3 $   (5.4)
                                      --------   ------  ------   ----- --------

                                                 December 31, 1999
                                      ------------------------------------------
                                       Grupo    Southern
                                        TFM     Capital  Mexrail  Other  Total
                                      --------  -------- -------  ----- --------
Investment in unconsolidated
 affiliates.........................  $  286.5   $ 28.1  $ 13.7   $ 4.5 $  332.8
Equity in net assets of
 unconsolidated affiliates..........     283.2     28.1    14.0     4.1    329.4

Financial Condition:
  Current assets....................  $  134.4   $  0.1  $ 23.1   $ 5.4 $  163.0
  Non-current assets................   1,905.7    274.5    43.6    12.3  2,236.1
                                      --------   ------  ------   ----- --------
    Assets..........................  $2,040.1   $274.6  $ 66.7   $17.7 $2,399.1
                                      ========   ======  ======   ===== ========
  Current liabilities...............  $  255.9   $  --   $ 32.7   $ 1.7 $  290.3
  Non-current liabilities...........     672.9    218.4     5.5     5.8    902.6
  Minority interest.................     343.9      --      --      --     343.9
  Equity of stockholders and
   partners.........................     767.4     56.2    28.5    10.2    862.3
                                      --------   ------  ------   ----- --------
    Liabilities and equity..........  $2,040.1   $274.6  $ 66.7   $17.7 $2,399.1
                                      ========   ======  ======   ===== ========
Operating results:
  Revenues..........................  $  524.5   $ 26.0  $ 50.0   $ 0.9 $  601.4
                                      --------   ------  ------   ----- --------
  Costs and expenses................  $  404.8   $ 22.3  $ 48.3   $ 0.8 $  476.2
                                      --------   ------  ------   ----- --------
  Net income........................  $    4.1   $  7.0  $  1.6   $ 0.1 $   12.8
                                      --------   ------  ------   ----- --------

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

   Generally, the difference between the carrying amount of the Company's investment in unconsolidated affiliates and the underlying equity in net assets is attributable to certain equity investments whose carrying amounts have been reduced to zero, and report a net deficit. With respect to the Company's investment in Grupo TFM, the effects of foreign currency transactions and capitalized interest prior to June 23, 1997, which are not recorded on the investee's books, also result in these differences.

   The deferred income tax calculations for Grupo TFM are significantly impacted by fluctuations in the relative value of the Mexican peso versus the U.S. dollar and the rate of Mexican inflation, and can result in significant variances in the amount of equity earnings (losses) reported by the Company.

Note 7. Other Balance Sheet Captions

   Accounts Receivable. Accounts receivable include the following allowances (dollars in millions):

                                                   December 31,
                                                   --------------  September 30,
                                                    1998    1999       2000
                                                   ------  ------  -------------
                                                                    (Unaudited)
   Accounts receivable............................ $137.6  $140.2     $124.0
   Allowance for doubtful accounts................   (5.8)   (8.0)      (4.2)
                                                   ------  ------     ------
   Accounts receivable, net....................... $131.8  $132.2     $119.8
                                                   ======  ======     ======
   Doubtful accounts expense...................... $  0.9  $  1.7     $ (1.7)
                                                   ------  ------     ------

   Other Current Assets. Other current assets include the following items (dollars in millions):

                                                        December
                                                           31,
                                                       ----------- September 30,
                                                       1998  1999      2000
                                                       ----- ----- -------------
                                                                    (Unaudited)
   Deferred income taxes.............................. $14.7 $ 8.7     $ 8.0
   Receivable related to Duncan case (See Note 17)....   --    --        7.0
   Prepaid expenses...................................   2.2   2.5       1.3
   Other..............................................   8.9  12.7      11.5
                                                       ----- -----     -----
     Total............................................ $25.8 $23.9     $27.8
                                                       ===== =====     =====

   Properties. Properties and related accumulated depreciation and amortization are summarized below (dollars in millions):

                                                                December 31,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
   Properties, at cost
     Road properties......................................... $1,321.1 $1,367.9
     Equipment...............................................    283.1    279.8
     Equipment under capital leases..........................      6.7      6.7
     Other...................................................     55.2     54.5
                                                              -------- --------
     Total...................................................  1,666.1  1,708.9
   Accumulated depreciation and amortization.................    535.0    578.0
                                                              -------- --------
     Total...................................................  1,131.1  1,130.9
   Construction in progress..................................     98.2    146.5
                                                              -------- --------
     Net Properties.......................................... $1,229.3 $1,277.4
                                                              ======== ========

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

   Accrued Liabilities. Accrued liabilities include the following items (dollars in millions):

                                                     December 31,
                                                     -------------- September 30,
                                                      1998    1999      2000
                                                     ------  ------ -------------
                                                                     (Unaudited)
   Claims reserves.................................. $ 34.8  $ 35.7    $ 38.3
   Prepaid freight charges due other railroads......   30.4    25.1      28.3
   Accrual for Duncan case liability (See Note 17)..    --      --       14.2
   Car hire per diem................................   12.1    13.5      12.6
   Vacation accrual.................................    7.9     8.0       8.5
   Other non-income related taxes...................    3.9     6.2      10.7
   Federal income taxes payable (receivable).......... (7.2)    4.8       1.4
   Interest payable.................................    1.3    12.5       3.6
   Other............................................   50.5    62.7      47.7
                                                     ------  ------    ------
     Total.......................................... $133.7  $168.5    $165.3
                                                     ======  ======    ======

Note 8. Long-Term Debt

   Indebtedness Outstanding. Long-term debt and pertinent provisions follow (dollars in millions):

                                                  December 31,
                                                  --------------  September 30,
                                                   1998    1999       2000
                                                  ------  ------  -------------
                                                                   (Unaudited)
KCSI
  Competitive Advance & Revolving Credit
   Facilities.................................... $315.0  $250.0     $  --
   Rates: Below Prime
  Notes and Debentures, due July 2002 to December
   2025..........................................  400.0   400.0        1.6
   Rates: 6.625% to 8.80%
   Unamortized discount..........................   (2.4)   (2.1)       --
KCSR
  Revolving Credit Facility, through January
   2006, variable interest rate..................    --      --         5.0
  Term Loans, variable interest rates 9.12% to
   9.37% due December 2005 to December 2006......    --      --       400.0
  Senior Notes, 9.5% interest rate, due October
   1, 2008.......................................    --      --       200.0
  Equipment Trust Certificates 8.56% to 9.68% due
   serially to December 15, 2006.................   74.4    64.7       60.3
  Capital Lease Obligations, 7.15% to 9.00%, due
   serially to September 30, 2009................    4.4     3.9        3.7
Gateway Western
  Revolving Credit Facility, variable interest
   rate (5.52% and 7.31% at December 31, 1998 and
   1999, respectively)...........................   28.0    28.0        --
  Term Loans with State of Illinois, 3% to 5%,
   due serially to 2017..........................    6.1     5.8        5.4
Other
  Industrial Revenue Bond........................    5.0     5.0        4.0
  Mortgage Note..................................    5.8     5.6        5.4
                                                  ------  ------     ------
    Total........................................  836.3   760.9      685.4
  Less: debt due within one year.................   10.7    10.9       13.7
                                                  ------  ------     ------
    Long-term debt............................... $825.6  $750.0     $671.7
                                                  ======  ======     ======

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

   Re-capitalization of the Company's Debt Structure. In preparation for the Spin-off, the Company re-capitalized its debt structure in January 2000 through the tender of its outstanding Notes and Debentures (as defined below) and the repayment of other credit facilities. Funding for the repurchase of the Notes and Debentures and for the repayment of borrowings under existing revolving credit facilities was obtained through two new credit facilities. See Note 16.

   KCSI Credit Agreements. The Company's lines of credit at December 31, 1999 were as follows (dollars in millions):

                                                        Facility
      Lines of Credit                                      Fee     Total  Unused
      ---------------                                  ----------- ------ ------
      KCSI............................................ .07 to .25% $540.0 $290.0
      KCSR............................................      .1875%   20.0   20.0
      Gateway Western.................................      .1875%   40.0   12.0
                                                                   ------ ------
        Total.........................................             $600.0 $322.0
                                                                   ====== ======

   At December 31, 1999, the Company had financing available through its various lines of credit with a maximum borrowing amount of $600 million (which included $55 million of uncommitted facilities and $100 million established for the sole use of Stilwell). The Company had borrowings of $278 million under its various lines of credit at December 31, 1999, leaving $322 million available for use, subject to any limitations within existing financial covenants. Among other provisions, the agreements limit subsidiary indebtedness and sale of assets, and require certain coverage ratios to be maintained. As of December 31, 1999, the Company was in compliance with all covenants of these agreements. These lines of credit were refinanced as part of the Company's re-capitalization discussed in Note 16 and are therefore, no longer available.

   Public Debt Transactions. As discussed in Note 16, in January 2000, the Company re-capitalized its debt structure through the tender of its outstanding Notes and Debentures. Following completion of this transaction, approximately $1.6 million of the Company's public debt remains outstanding.

   Public indebtedness of the Company at December 31, 1999 included: $100 million of 7.875% Notes due 2002; $100 million of 6.625% Notes due in 2005; $100 million of 8.8% Debentures due 2022; and $100 million of 7% Debentures due 2025. The various Notes are not redeemable prior to their respective maturities. The 8.8% Debentures are redeemable on or after July 1, 2002 at a premium of 104.04%, which declines to par on or after July 1, 2012. The 7% Debentures are redeemable at the option of the Company, at any time, in whole or in part, at a redemption price equal to the greater of (a) 100% of the principal amount of such Debentures or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis at the Treasury Rate (as defined in the Debentures agreement) plus 20 basis points, and in each case accrued interest thereon to the date of redemption. During 1998, $100 million of 5.75% Notes, which matured on July 1, 1998, were repaid using borrowings under then-existing lines of credit.

   These various debt transactions were issued at a total discount of $4.1 million. The discount was being amortized over the respective debt maturities on a straight-line basis, which was not materially different from the interest method. Deferred debt issue costs incurred in connection with these various

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

transactions (totaling approximately $4.8 million) were also being amortized on a straight-line basis over the respective debt maturities. As a result of the re-capitalization of the Company's debt in January 2000, the remaining discount and deferred debt issue costs were eliminated.

   KCSR Indebtedness. KCSR has purchased rolling stock under conditional sales agreements, equipment trust certificates and capitalized lease obligations. The Company has rolling stock with an original purchase price of $150.2 million (net book value at December 31, 1999 of $95.6 million) which has been pledged as collateral for such related indebtedness.

  Other Indebtedness. The Industrial Revenue Bond accrues interest at 7.13% and matures on May 1, 2004. Principal payments are due in annual installments beginning May 1, 2000. Payments of principal and interest are collateralized by a subsidiary of the Company's cross tie plant assets and are guaranteed by KCSI.

   The Mortgage Note matures in 2012 and accrues interest at 7.89%. The Mortgage Note is secured by a first lien on the Company's garage facility.

   Other Agreements, Guarantees, Provisions and Restrictions. The Company has debt agreements containing restrictions on subsidiary indebtedness, advances and transfers of assets, and sale and leaseback transactions, as well as requiring compliance with various financial covenants. At December 31, 1999, the Company was in compliance with the provisions and restrictions of these agreements. Because of certain financial covenants contained in the credit agreements, however, maximum utilization of the Company's available lines of credit may be restricted. See Note 16 for a discussion of certain covenants and restrictions relating to the new credit facilities, including a restriction on the payment of cash dividends to common stockholders.

   Leases and Debt Maturities. The Company and its subsidiaries lease transportation equipment, as well as office and other operating facilities under various capital and operating leases. Rental expenses under operating leases were approximately $51, $53 and $53 million for the years 1997, 1998 and 1999, respectively.

   Minimum annual payments and present value thereof under existing capital leases, other debt maturities, and minimum annual rental commitments under noncancellable operating leases as of December 31, 1999 were as follows (dollars in millions):

                              Capital Leases                           Operating Leases
                         -------------------------               -----------------------------
                         Minimum             Net
                          Lease     Less   Present Other  Total
                         Payments Interest  Value   Debt   Debt  Affiliates Third Party Total
                         -------- -------- ------- ------ ------ ---------- ----------- ------
2000....................   $0.7     $0.3    $0.4   $ 10.5 $ 10.9   $ 34.3      $23.6    $ 57.9
2001....................    0.8      0.3     0.5     12.3   12.8     34.3       14.2      48.5
2002....................    0.7      0.2     0.5    112.3  112.8     34.3       10.2      44.5
2003....................    0.8      0.2     0.6     15.8   16.4     34.3        6.9      41.2
2004....................    0.6      0.1     0.5     12.3   12.8     31.3        3.0      34.3
Later years.............    1.7      0.3     1.4    593.8  595.2    215.0       20.6     235.6
                           ----     ----    ----   ------ ------   ------      -----    ------
  Total.................   $5.3     $1.4    $3.9   $757.0 $760.9   $383.5      $78.5    $462.0
                           ====     ====    ====   ====== ======   ======      =====    ======

   See Note 16 for a discussion of the recapitalization of the Company's debt structure.

   Fair Value of Long-Term Debt. Based upon the borrowing rates available to the Company and its subsidiaries for indebtedness with similar terms and average maturities, the fair value of long-term debt (after consideration of the January 11, 2000 transaction) was $766 million at December 31, 1999. The fair value of long-term debt was $867 million at December 31, 1998.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Note 9. Income Taxes

   Under the liability method of accounting for income taxes specified by Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," the provision for income tax expense is the sum of income taxes currently payable and deferred income taxes. Currently payable income taxes represents the amounts expected to be reported on the Company's income tax return, and deferred tax expense or benefit represents the change in deferred taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse.

   Tax Expense. Income tax provision (benefit) attributable to continuing operations consists of the following components (dollars in millions):

                                                          For the year ended
                                                             December 31,
                                                          --------------------
                                                           1997   1998   1999
                                                          ------  -----  -----
   Current
     Federal............................................. $ (6.0) $(8.5) $(3.4)
     State and local.....................................   (0.7)   0.1    0.6
                                                          ------  -----  -----
       Total current.....................................   (6.7)  (8.4)  (2.8)
                                                          ------  -----  -----
   Deferred
     Federal.............................................  (10.1)  30.7    9.4
     State and local.....................................   (1.8)   4.8    0.4
                                                          ------  -----  -----
       Total deferred....................................  (11.9)  35.5    9.8
                                                          ------  -----  -----
       Total income tax provision (benefit).............. $(18.6) $27.1  $ 7.0
                                                          ======  =====  =====

   The federal and state deferred tax liabilities (assets) are as follows (dollars in millions):

                                                                 December 31,
                                                                 --------------
                                                                  1998    1999
                                                                 ------  ------
   Liabilities:
     Depreciation............................................... $312.7  $333.3
     Other, net.................................................    1.4    (1.4)
                                                                 ------  ------
       Gross deferred tax liabilities...........................  314.1   331.9
                                                                 ------  ------
   Assets:
     NOL and AMT credit carryovers..............................   (6.6)   (2.3)
     Book reserves not currently deductible for tax.............  (25.6)  (33.2)
     Deferred compensation and other employee benefits..........   (1.6)   (0.8)
     Vacation accrual...........................................   (2.6)   (2.9)
     Other, net.................................................   (7.2)   (4.0)
                                                                 ------  ------
       Gross deferred tax assets................................  (43.6)  (43.2)
                                                                 ------  ------
   Net deferred tax liability................................... $270.5  $288.7
                                                                 ======  ======

   Based upon the Company's history of operating income and its expectations for the future, management has determined that operating income of the Company will, more likely than not, be sufficient to recognize fully the gross deferred tax assets set forth above.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

   Tax Rates. Differences between the Company's effective income tax rates applicable to continuing operations and the U.S. federal income tax statutory rates of 35% are as follows (dollars in millions):

                                                          For the year ended
                                                             December 31,
                                                          --------------------
                                                           1997   1998   1999
                                                          ------  -----  -----
Income tax provision (benefit) using the statutory rate
 in effect............................................... $(52.7) $22.8  $ 5.6
Tax effect of:
  Earnings of equity investees...........................    0.3    0.5   (0.2)
  Goodwill impairment (see Note 4).......................   35.0    --     --
  Other, net.............................................    1.3   (1.1)   0.6
                                                          ------  -----  -----
Federal income tax provision (benefit)...................  (16.1)  22.2    6.0
State and local income tax provision (benefit)...........   (2.5)   4.9    1.0
                                                          ------  -----  -----
Total.................................................... $(18.6) $27.1  $ 7.0
                                                          ------  -----  -----
Effective tax rate.......................................   12.3%  41.5%  40.7%
                                                          ------  -----  -----

   Tax Carryovers. At December 31, 1998, the Company had $4.0 million of alternative minimum tax credit carryover generated by MidSouth and Gateway Western prior to acquisition by the Company. This credit was utilized completely for the year ended December 31, 1999 resulting in no carryover to future years.

   The amount of federal NOL carryover generated by MidSouth and Gateway Western prior to acquisition was $67.8 million. The Company utilized approximately $0.7, $25.0, and $4.5 million of these NOL's in 1997, 1998 and 1999, respectively. $31.9 million of the NOL carryover was utilized in pre-1997 years leaving approximately $5.7 million of carryover available at December 31, 1999, with expiration dates beginning in the year 2008. The remaining NOL is attributed to the Gateway Western. The use of preacquisition net operating losses and tax credit carryovers is subject to limitations imposed by the Internal Revenue Code. The Company does not anticipate that these limitations will affect utilization of the carryovers prior to their expiration.

   Tax Examinations. The IRS is currently in the process of examining the consolidated federal income tax returns for the years 1993 through 1996. For years prior to 1990, the statute of limitations has closed. In addition, other taxing authorities are currently examining the years 1990 through 1998 and have proposed additional tax assessments for which the Company believes it has recorded adequate reserves.

   Since most of these asserted tax deficiencies represent temporary differences, subsequent payments of taxes will not require additional charges to income tax expense. In addition, accruals have been made for interest (net of tax benefit) for estimated settlement of the proposed tax assessments. Thus, management believes that final settlement of these matters will not have a material adverse effect on the Company's consolidated results of operations or financial condition.

Note 10. Stockholders' Equity

   (Note: Information in Note 10 reflects the one-for-two reverse stock split effected July 12, 2000, but does not reflect the impact of the adjustments to stock options resulting from the Spin-off).

   Pro Forma Fair Value Information for Stock-Based Compensation Plans. Under FAS 123, companies must either record compensation expense based on the estimated grant date fair value of stock options granted or disclose the impact on net income as if they had adopted the fair value

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

method (for grants subsequent to December 31, 1994). If KCSL had measured compensation cost for the KCSI stock options granted to its employees and shares subscribed by its employees under the KCSI employee stock purchase plan, under the fair value based method prescribed by FAS 123, net income and earnings per share would have been as follows:

                                                           For the year ended
                                                              December 31,
                                                          ---------------------
                                                           1997    1998   1999
                                                          ------  ------ ------
   Net income (loss) (dollars in millions):
     As reported......................................... $(14.1) $190.2 $323.3
     Pro Forma...........................................  (21.1)  179.0  318.0
   Earnings (loss) per Basic share:
     As reported......................................... $(0.26) $ 3.48 $ 5.86
     Pro Forma...........................................  (0.40)   3.28   5.76
   Earnings (loss) per Diluted share:
     As reported......................................... $(0.26) $ 3.32 $ 5.58
     Pro Forma...........................................  (0.40)   3.16   5.48

   Stock Option Plans. During 1998, various existing Employee Stock Option Plans were combined and amended as the Kansas City Southern Industries, Inc. 1991 Amended and Restated Stock Option and Performance Award Plan (as amended and restated effective July 15, 1998). The Plan provides for the granting of options to purchase up to 13.0 million shares of the Company's Common stock by officers and other designated employees. Such options have been granted at 100% of the average market price of the Company's stock on the date of grant and generally may not be exercised sooner than one year or longer than ten years following the date of the grant, except that options outstanding with limited rights ("LRs") or limited stock appreciation rights ("LSARs"), become immediately exercisable upon certain defined circumstances constituting a change in control of the Company. The Plans include provisions for stock appreciation rights, LRs and LSARs. All outstanding options include LRs, except for options granted to non-employee Directors.

   For purposes of computing the pro forma effects of option grants under the fair value accounting method prescribed by SFAS 123, the fair value of each option grant is estimated on the date of grant using a version of the Black-Scholes option pricing model. The following assumptions were used for the various grants depending on the date of grant, nature of vesting and term of option:

                                         1997           1998           1999
                                    -------------- -------------- --------------
   Dividend Yield..................   .47% to .82%   .34% to .56%   .25% to .36%
   Expected Volatility.............     24% to 31%     30% to 42%     42% to 43%
   Risk-free Interest Rate......... 5.73% to 6.57% 4.74% to 5.64% 4.67% to 5.75%
   Expected Life...................        3 years        3 years        3 years

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

   A summary of the status of the Company's stock option plans as of December 31, 1997, 1998 and 1999, and changes during the years then ended, is presented below.

                                1997                 1998                 1999
                         -------------------- -------------------- --------------------
                                    Weighted-            Weighted-            Weighted-
                                     Average              Average              Average
                                    Exercise             Exercise             Exercise
                          Shares      Price    Shares      Price    Shares      Price
                         ---------  --------- ---------  --------- ---------  ---------
Outstanding at January
 1...................... 5,192,075   $21.66   4,946,291   $24.24   4,713,971   $30.70
Exercised...............  (937,320)   20.66    (800,415)   26.14    (636,482)   31.82
Canceled/Expired........  (200,817)   30.80     (20,467)   43.50     (42,266)   85.78
Granted.................   892,353    37.02     588,562    79.24     245,358    99.46
                         ---------            ---------            ---------
Outstanding at December
 31..................... 4,946,291    24.24   4,713,971    30.70   4,280,581    33.94
                         =========            =========            =========
Exercisable at December
 31..................... 4,014,238            4,111,391            3,834,393
Weighted-Average Fair
 Value of options
 granted during the
 year...................             $ 9.44               $24.62               $33.28

   The following table summarizes the information about stock options outstanding at December 31, 1999:

                         OUTSTANDING                         EXERCISABLE
           -------------------------------------------  ------------------------
                                            Weighted-                 Weighted-
Range of     Number      Weighted-Average    Average      Number       Average
Exercise   Outstanding      Remaining       Exercise    Exercisable   Exercise
 Prices    at 12/31/99   Contractual Life     Price     at 12/31/99     Price
--------   -----------   ----------------   ---------   -----------   ---------
$  4- 20    1,358,854        2.0 years       $  9.70     1,358,854     $ 9.70
  20- 30      426,835        5.9               26.06       426,835      26.06
  30- 40    1,530,636        6.3               31.38     1,527,936      31.38
  40- 60      344,334        9.3               47.92       344,334      47.92
  60- 80          437        8.4               62.64           437      62.64
  80-100      541,735        9.9               86.96       175,997      85.12
 100-120       77,750       10.0              119.70           --         --
            ---------                                    ---------
   4-120    4,280,581        5.6               33.94     3,834,393      27.06
            =========                                    =========

   Shares available for future grants at December 31, 1999 aggregated
4,429,887.

Effect of Spin-off on Existing Stock Options

   FIN 44 and EITF 90-9 address the issues surrounding fixed stock option plans resulting from an equity restructuring, including spin-offs. This guidance indicates that changes to fixed stock option grants made to restore the option holder's economic position as a result of a spin-off do not result in additional compensation expense if certain criteria are met as follows: i) aggregate intrinsic value (difference between the market value per share and exercise price) of the options immediately after the change is not greater than the aggregate intrinsic value of the options immediately before the change; ii) the ratio of the exercise price per option to the market value per share is not reduced; and iii) the vesting provisions and option period of the original option grant remain the same.

   As part of the Spin-off, generally holders of an option to purchase one share of KCSI Common stock received options to purchase two shares of Stilwell common stock. The option exercise price for the KCSI and Stilwell stock options was prorated based on the market value for KCSI Common stock

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

and Stilwell common stock on the date of the Spin-off. This change in the exercise price for KCSI as a result of the Spin-off has not been reflected in these financial statements.

   The changes made to the Company's fixed stock option grants as a result of the Spin-off resulted in the option holder having the same economic position both before and after the Spin-off. In accordance with the provisions of FIN 44 and EITF 90-9, the Company, therefore, did not record additional compensation expense.

   Stock Purchase Plan. The ESPP, established in 1977, provides to substantially all full-time employees of the Company, certain subsidiaries and certain other affiliated entities, the right to subscribe to an aggregate of
22.8 million shares of Common stock. The purchase price for shares under any stock offering is to be 85% of the average market price on either the exercise date or the offering date, whichever is lower, but in no event less than the par value of the shares. At December 31, 1999, there were approximately 5.8 million shares available for future offerings.

   The following table summarizes activity related to the various ESPP offerings:

                                     Date      Shares          Shares    Date
                                   Initiated Subscribed Price  Issued   Issued
                                   --------- ---------- ------ ------- ---------
Eleventh Offering.................   1998     106,913   $71.94  94,149 1999/2000
Tenth Offering....................   1996     125,540    26.70 116,567 1997/1998
Ninth Offering....................   1995     145,706    25.46 123,865 1996/1997

   For purposes of computing the pro forma effects of employees' purchase rights under the fair value accounting method prescribed by SFAS 123, the fair value of the Eleventh Offering under the ESPP is estimated on the date of grant using a version of the Black-Scholes option pricing model. The following weighted-average assumptions were used: i) dividend yield of .95%; ii) expected volatility of 42%; iii) risk-free interest rate of 4.63%; and iv) expected life of one year. The weighted-average fair value of purchase rights granted under the Eleventh Offering of the ESPP was $21.52. There were no offerings in 1997 or 1999.

   Forward Stock Purchase Contract. During 1995, the Company entered into a forward stock purchase contract ("the contract") as a means of securing a potentially favorable price for the repurchase of three million shares of its Common stock in connection with the stock repurchase program authorized by the Company's Board of Directors on April 24, 1995. During 1997, the Company purchased 1.2 million shares under this arrangement at an aggregate price of $39 million (including transaction premium). During 1998 and 1999, no shares were purchased under this arrangement. The contract contained provisions which allowed the Company to elect a net cash or net share settlement in lieu of physical settlement of the shares; however, all shares were physically settled. The transaction was recorded in the consolidated financial statements upon settlement of the contract in accordance with the accounting policies described in Note 2.

   Employee Plan Funding Trust ("EPFT" or "Trust"). Effective September 30, 1998, the Company terminated the EPFT, which was established by KCSI as a grantor trust for the purpose of holding shares of Series B Preferred stock for the benefit of various KCSI employee benefit plans, including the ESOP, Stock Option Plans and ESPP (collectively, "Benefit Plans"). The EPFT was administered by an independent bank trustee ("Trustee") and included in the Company's consolidated financial statements.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

   In accordance with the Agreement to terminate the EPFT, the Company received 872,362 shares of Series B Preferred stock in full repayment of the indebtedness from the Trust. In addition, the remaining 127,638 shares of Series B Preferred stock were converted by the Trustee into KCSI Common stock, at the rate of 6 to 1, resulting in the issuance to the EPFT of 765,828 shares of such Common stock. The Trustee then transferred this Common stock to KCSI and the Company has set these shares aside for use in connection with the KCSI Stock Option and Performance Award Plan, as amended and restated effective July 15, 1998. Following the foregoing transactions, the EPFT was terminated. The impact of the termination of the EPFT on the Company's consolidated condensed financial statements was a reclassification among the components of the stockholder's equity accounts, with no change in the consolidated assets and liabilities of the Company.

   Treasury Stock. Shares of Common stock in Treasury at December 31, 1997 totaled 18,561,098 compared with 18,461,663 at December 31, 1998 and 18,082,201 at December 31, 1999. The Company issued shares of Common stock from Treasury--1,015,581 in 1997, 831,675 in 1998 and 609,462 in 1999--to fund the exercise of options and subscriptions under various employee stock option and purchase plans. In 1998, approximately 33,500 shares were issued in conjunction with the acquisition of a subsidiary of Stilwell. Treasury stock previously acquired had been accounted for as if retired. The 765,828 shares received in connection with the termination of the EPFT were added to Treasury stock during 1998. The Company purchased shares as follows: 1,431,992 in 1997 and 230,000 in 1999. Shares purchased during 1998 were not material.

Note 11. Profit Sharing and Other Postretirement Benefits

   The Company maintains various plans for the benefit of its employees as described below. The Company's employee benefit expense for these plans aggregated $3.2, $3.4 and $4.2 million in 1997, 1998 and 1999, respectively.

   Profit Sharing. Qualified profit sharing plans are maintained for most employees not included in collective bargaining agreements. Contributions for the Company and its subsidiaries are made at the discretion of the Boards of Directors in amounts not to exceed the maximum allowable for federal income tax purposes.

   401(k) Plan. The Company's 401(k) plan permits participants to make contributions by salary reduction pursuant to section 401(k) of the Internal Revenue Code. The Company matches contributions up to a maximum of 3% of compensation.

   Employee Stock Ownership Plan. KCSI established the ESOP for employees not covered by collective bargaining agreements. KCSI contributions to the ESOP are based on a percentage (determined by the Compensation Committee of the Board of Directors) of wages earned by eligible employees.

   Other Postretirement Benefits. The Company adopted Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"), effective January 1, 1993. The Company and several of its subsidiaries provide certain medical, life and other postretirement benefits other than pensions to its retiree. With the exception of the Gateway Western plans, which are discussed below, the medical and life plans are available to employees not covered under collective bargaining arrangements, who have attained age 60 and rendered ten years of service. Individuals employed as of December 31, 1992 were excluded from a

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

specific service requirement. The medical plan is contributory and provides benefits for retirees, their covered dependents and beneficiaries. Benefit expense begins to accrue at age 40. The medical plan was amended effective January 1, 1993 to provide for annual adjustment of retiree contributions, and also contains, depending on the plan coverage selected, certain deductibles, co-payments, coinsurance and coordination with Medicare. The life insurance plan is non-contributory and covers retirees only. The Company's policy, in most cases, is to fund benefits payable under these plans as the obligations become due. However, certain plan assets (e.g., money market funds) do exist with respect to life insurance benefits.

   During 1998, the Company adopted Statement of Financial Accounting Standards No. 132 "Employers' Disclosure about Pensions and Other Postretirement Benefits--an amendment of FASB Statements No. 87, 88, and 106" ("SFAS 132") and prior year information has been included pursuant to SFAS
132. SFAS 132 establishes standardized disclosure requirements for pension and other postretirement benefit plans, requires additional information on changes in the benefit obligations and fair values of plan assets, and eliminates certain disclosures that are no longer considered useful. The standard does not change the measurement or recognition of pension or postretirement benefit plans.

   Reconciliation of the accumulated postretirement benefit obligation, change in plan assets and funded status, respectively, at December 31 follows (dollars in millions):

                                                          1997   1998   1999
                                                          -----  -----  -----
   Accumulated postretirement benefit obligation at
    beginning of year.................................... $13.9  $13.5  $13.2
   Service cost..........................................   0.6    0.4    0.4
   Interest cost.........................................   1.1    0.9    0.9
   Amortization of transition obligation.................   0.1     --     --
   Actuarial and other (gain) loss.......................  (0.9)  (0.5)   1.2
   Benefits paid (i).....................................  (1.3)  (1.1)  (1.1)
                                                          -----  -----  -----
   Accumulated postretirement benefit obligation at end
    of year..............................................  13.5   13.2   14.6
                                                          -----  -----  -----
   Fair value of plan assets at beginning of year........   1.3    1.3    1.4
   Actual return on plan assets..........................   0.1    0.2    0.1
   Benefits paid (i).....................................  (0.1)  (0.1)  (0.2)
                                                          -----  -----  -----
   Fair value of plan assets at end of year..............   1.3    1.4    1.3
                                                          -----  -----  -----
   Funded status and accrued benefit cost................ $12.2  $11.8  $13.3
                                                          =====  =====  =====

--------
(i) Benefits paid for the reconciliation of accumulated postretirement benefit obligation include both medical and life insurance benefits, whereas benefits paid for the fair value of plan assets reconciliation include only life insurance benefits. Plan assets relate only to the life insurance benefits. Medical benefits are funded as obligations become due.

   Net periodic postretirement benefit cost included the following components (dollars in millions):

                                                              For the years
                                                             ended December
                                                                   31,
                                                            -------------------
                                                            1997   1998   1999
                                                            -----  -----  -----
Service cost............................................... $ 0.6  $ 0.4  $ 0.4
Interest cost..............................................   1.1    0.9    0.9
Amortization of unrecognized transition obligation.........   0.1     --     --
Expected return on plan assets.............................  (0.1)  (0.1)  (0.1)
                                                            -----  -----  -----
Net periodic postretirement benefit cost................... $ 1.7  $ 1.2  $ 1.2
                                                            =====  =====  =====

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

   The Company's health care costs, excluding Gateway Western and certain former employees of MidSouth, are limited to the increase in the Consumer Price Index ("CPI") with a maximum annual increase of 5%. Accordingly, health care costs in excess of the CPI limit will be borne by the plan participants, and therefore assumptions regarding health care cost trend rates are not applicable.

   The following assumptions were used to determine the postretirement obligations and costs for the years ended December 31:

                                                               1997  1998  1999
                                                               ----  ----  ----
   Annual increase in the CPI................................. 3.00% 2.50% 3.00%
   Expected rate of return on life insurance plan assets...... 6.50  6.50  6.50
   Discount rate.............................................. 7.25  6.75  8.00
   Salary increase............................................ 4.00  4.00  4.00

   Gateway Western's benefit plans are slightly different from those of the Company and other subsidiaries. Gateway Western provides contributory health, dental and life insurance benefits to substantially all of its active and retired employees, including those covered by collective bargaining agreements. Effective January 1, 1998, existing Gateway Western management employees converted to the Company's benefit plans. In 1999, the assumed annual rate of increase in health care costs for the non-management Gateway Western employees choosing a preferred provider organization was 7.5% and 6.5% for those choosing the health maintenance organization option, decreasing over two years to 6.5% and 5.5%, respectively, to remain level thereafter. For certain former employees of MidSouth, the assumed annual rate of an increase in health care costs is 12% currently, decreasing over six years to 6% to remain level thereafter. The health care cost trend rate assumption has an effect on Gateway Western amounts represented, as well as certain former employees of MidSouth. An increase or decrease in the assumed health care cost trend rates by one percent in 1997, 1998 and 1999 would not have a significant impact on the accumulated postretirement benefit obligation. The effect of this change on the aggregate of the service and interest cost components of the net periodic postretirement benefit is not significant.

Note 12. Commitments and Contingencies

   Litigation. In the opinion of management, claims or lawsuits incidental to the business of the Company and its subsidiaries have been adequately provided for in the consolidated financial statements.

   Duncan Case. In 1998, a jury in Beauregard Parish, Louisiana returned a verdict against KCSR in the amount of $16.3 million. The state case arose from a railroad crossing accident that occurred at Oretta, Louisiana on September 11, 1994, in which three individuals were injured. Of the three, one was injured fatally, one was rendered quadriplegic and the third suffered less serious injuries.

   Subsequent to the verdict, the trial court held that the plaintiffs were entitled to interest on the judgment from the date the suit was filed, dismissed the verdict against one defendant and reallocated the amount of that verdict to the remaining defendants. The resulting total judgment against KCSR, together with interest, was $27.0 million as of December 31, 1999.

   On November 3, 1999, the Third Circuit Court of Appeals in Louisiana affirmed the judgment. Review is now being sought in the Louisiana Supreme Court. On March 24, 2000, the Louisiana Supreme Court granted KCSR's Application for a Writ of Review regarding this case. Independent trial counsel has expressed confidence to KCSR management that the Louisiana Supreme Court will set

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

aside the district court and court of appeals judgments in this case. KCSR management believes it has meritorious defenses and that it will ultimately prevail in appeal to the Louisiana Supreme Court. If the verdict were to stand, however, the judgment and interest are in excess of the $10 million insurance coverage for this case and could have an adverse effect on the Company's consolidated results of operations, financial position and cash flows. (See Note 17.)

   Bogalusa Cases. In July 1996, KCSR was named as one of twenty-seven defendants in various lawsuits in Louisiana and Mississippi arising from the explosion of a rail car loaded with chemicals in Bogalusa, Louisiana on October 23, 1995. As a result of the explosion, nitrogen dioxide and oxides of nitrogen were released into the atmosphere over parts of that town and the surrounding area causing evacuations and injuries. Approximately 25,000 residents of Louisiana and Mississippi have asserted claims to recover damages allegedly caused by exposure to the chemicals.

   KCSR neither owned nor leased the rail car or the rails on which it was located at the time of the explosion in Bogalusa. KCSR did, however, move the rail car from Jackson to Vicksburg, Mississippi, where it was loaded with chemicals, and back to Jackson where the car was tendered to the IC. The explosion occurred more than 15 days after the Company last transported the rail car. The car was loaded in excess of its standard weight, but under the car's capacity, when it was transported by the Company to interchange with the IC.

   The trial of a group of twenty plaintiffs in the Mississippi lawsuits arising from the chemical release resulted in a jury verdict and judgment in favor of KCSR in June 1999. The jury found that KCSR was not negligent and that the plaintiffs had failed to prove that they were damaged. The trial of the Louisiana class action is scheduled to commence on June 11, 2001. The trial of a second group of Mississippi plaintiffs is scheduled for January 2002.

   KCSR believes that its exposure to liability in these cases is remote. If KCSR were to be found liable for punitive damages in these cases, such a judgment could have a material adverse effect on the Company's results of operations, financial position and cash flows.

   Houston Cases. In August 2000, KCSR and certain of its affiliates were added as defendants in lawsuits pending in Jefferson and Harris Counties, Texas. These lawsuits allege damage to approximately 3,000 plaintiffs as a result of an alleged toxic chemical release from a tank car in Houston, Texas on August 21, 1998. Litigation involving the shipper and the delivering carrier has been pending for some time, but KCSR, which handled the car during the course of its transport, was not previously a defendant. On information currently available, the Company believes that the likelihood of its being exposed to material damages in these cases is remote.

   Diesel Fuel Commitments and Hedging Activities. From time to time, KCSR enters into forward purchase commitments and hedge transactions (fuel swaps or caps) for diesel fuel as a means of securing volumes and reducing overall cost. Forward purchase commitment contracts normally require KCSR to purchase certain quantities of diesel fuel at defined prices established at the origination of the contract. Hedge transactions are correlated to market benchmarks and hedge positions are monitored to ensure that they will not exceed actual fuel requirements in any period.

   There were no fuel swap or cap transactions during 1997 and minimal purchase commitments were negotiated for 1997. However, at the end of 1997, the Company had purchase commitments for approximately 27% of expected 1998 diesel fuel usage, as well as fuel swaps for approximately 37% of expected 1998 usage. As a result of actual fuel prices remaining below both the purchase

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

commitment price and the swap price during 1998, the Company's fuel expense was approximately $4.0 million higher. The purchase commitments resulted in a higher cost of approximately $1.7 million, while the Company made payments of approximately $2.3 million related to the 1998 fuel swap transactions. At December 31, 1998, the Company had purchase commitments and fuel swap transactions for approximately 32% and 16%, respectively, of expected 1999 diesel fuel usage. In 1999, KCSR saved approximately $0.6 million as a result of these purchase commitments. The fuel swap transactions resulted in higher fuel expense of approximately $1 million.

   At the end of 1999, the Company had no outstanding purchase commitments. At December 31, 1999, the Company had entered into two diesel fuel cap transactions for a total of six million gallons (approximately 10% of expected 2000 usage) at a cap price of $0.60 per gallon. These hedging instruments expired on March 31, 2000 and June 30, 2000. The Company received approximately $0.8 million in conjunction with these fuel cap transactions and recorded these cash receipts as a reduction of fuel expense during 2000.

   Foreign Exchange Matters. As discussed in Note 2, in connection with the Company's investment in Grupo TFM, a Mexican company, the Company follows the requirements outlined in SFAS 52 (and related authoritative guidance) with respect to financial accounting and reporting for foreign currency transactions and for translating foreign currency financial statements from the entity's functional currency into U.S. dollars.

   The purchase price paid by Grupo TFM for 80% of the common stock of TFM was fixed in Mexican pesos; accordingly, the U.S. dollar equivalent fluctuated as the U.S. dollar/Mexican peso exchange rate changed. The Company's capital contribution (approximately $298 million U.S.) to Grupo TFM in connection with the initial installment of the TFM purchase price was made based on the U.S. dollar/Mexican peso exchange rate on January 31, 1997.

   Grupo TFM paid the remaining 60% of the purchase price in Mexican pesos on June 23, 1997. As discussed above, the final installment was funded using proceeds from Grupo TFM debt financing and the sale of 24.6% of Grupo TFM to the Mexican Government. In the event that the proceeds from these arrangements would not have provided funds sufficient for Grupo TFM to make the final installment of the purchase price, the Company may have been required to make additional capital contributions. Accordingly, in order to hedge a portion of the Company's exposure to fluctuations in the value of the Mexican peso versus the U.S. dollar, the Company entered into two separate forward contracts to purchase Mexican pesos--$98 million in February 1997 and $100 million in March 1997. In April 1997, the Company realized a $3.8 million pretax gain in connection with these contracts. This gain was deferred until the final installment of the TFM purchase price was made in June 1997, at which time, it was accounted for as a component of the Company's investment in Grupo TFM. These contracts were intended to hedge only a portion of the Company's exposure related to the final installment of the purchase price and not any other transactions or balances.

   During 1997 and 1998, Mexico's economy was classified as "highly inflationary" as defined in SFAS 52. Accordingly, under the highly inflationary accounting guidance in SFAS 52, the U.S. dollar was used as Grupo TFM's functional currency, and any gains or losses from translating Grupo TFM's financial statements into U.S. dollars were included in the determination of its net income (loss). Equity earnings (losses) from Grupo TFM included in the Company's results of operations reflected the Company's share of such translation gains and losses.

   Effective January 1, 1999, the SEC staff declared that Mexico should no longer be considered a highly inflationary economy. Accordingly, the Company performed an analysis under the guidance of SFAS 52 to determine whether the U.S. dollar or the Mexican peso should be used as the functional

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

currency for financial accounting and reporting purposes for periods subsequent to December 31, 1998. Based on the results of the analysis, management believes the U.S. dollar to be the appropriate functional currency for the Company's investment in Grupo TFM; therefore, the financial accounting and reporting of the operating results of Grupo TFM will remain consistent with prior periods.

   The Company continues to evaluate existing alternatives with respect to utilizing foreign currency instruments to hedge its U.S. dollar investment in Grupo TFM as market conditions change or exchange rates fluctuate. At December 31, 1999, the Company had no outstanding foreign currency hedging instruments.

   Environmental Liabilities. The Company's transportation operations are subject to extensive regulation under environmental protection laws and its land holdings have been used for transportation purposes or leased to third parties for commercial and industrial purposes. The Company records liabilities for remediation and restoration costs related to past activities when the Company's obligation is probable and the costs can be reasonably estimated. Costs of ongoing compliance activities to current operations are expensed as incurred.

   The Company's recorded liabilities for these issues represent its best estimates (on an undiscounted basis) of remediation and restoration costs that may be required to comply with present laws and regulations. At December 31, 1997, 1998 and 1999 these recorded liabilities were not material. Although these costs cannot be predicted with certainty, management believes that the ultimate outcome of identified matters will not have a material adverse effect on the Company's consolidated results of operations or financial condition.

   Panama Canal Railway Company. In January 1998, the Republic of Panama awarded KCSR and its joint venture partner, Mi-Jack Products, Inc., the concession to reconstruct and operate the PCRC. The 47-mile railroad runs parallel to the Panama Canal and, upon reconstruction, will provide international shippers with an important complement to the Panama Canal. Under certain limited conditions, the Company is a guarantor for up to $15 million of cash deficiencies associated with project completion. Additionally, if the Company or its partner terminate the concession contract without the consent of the IFC, the Company is a guarantor for up to 50% of the outstanding senior loans. The total cost of the reconstruction project is estimated to be $75 million with an equity commitment from KCSR not to exceed $16.5 million. See
Note 3.

   Intermodal and Automotive Facility at the Former Richards-Gebaur Airbase. In conjunction with the construction of an intermodal and automotive facility at the former Richards-Gebaur airbase in Kansas City, Missouri, KCSR expects to spend approximately $20 million for site improvements and infrastructure. Additionally, KCSR has negotiated a lease arrangement with the City of Kansas City, Missouri for a period of fifty years. Lease payments are expected to range between $400,000 and $700,000 per year and will be adjusted for inflation based on agreed-upon formulas.

Note 13. Control

   Subsidiaries and Affiliates. The Company is party to certain agreements with TMM covering the Grupo TFM and Mexrail ventures, which contain "change of control" provisions, provisions intended to preserve Company's and TMM's proportionate ownership of the ventures, and super majority provisions with respect to voting on certain significant transactions. Such agreements also provide a right of first refusal in the event that either party initiates a divestiture of its equity interest in Grupo TFM or Mexrail. Under certain circumstances, such agreements could affect the Company's ownership percentage and rights in these equity affiliates.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

   Employees. The Company and certain of its subsidiaries have entered into agreements with employees whereby, upon defined circumstances constituting a change in control of the Company or subsidiary, certain stock options become exercisable, certain benefit entitlements are automatically funded and such employees are entitled to specified cash payments upon termination of employment.

   Assets. The Company and certain of its subsidiaries have established trusts to provide for the funding of corporate commitments and entitlements of officers, directors, employees and others in the event of a specified change in control of the Company or subsidiary. Assets held in such trusts at December 31, 1999 were not material. Depending upon the circumstances at the time of any such change in control, the most significant factor of which would be the highest price paid for KCSI common stock by a party seeking to control the Company, funding of the Company's trusts could be very substantial.

   Debt. Certain loan agreements and debt instruments entered into or guaranteed by the Company and its subsidiaries provide for default in the event of a specified change in control of the Company or particular subsidiaries of the Company.

   Stockholder Rights Plan. On September 19, 1995, the Board of Directors of the Company declared a dividend distribution of one Right for each outstanding share of the Company's common stock, $.01 par value per share (the "Common stock"), to the stockholders of record on October 12, 1995. Each Right entitles the registered holder to purchase from the Company 1/1,000th of a share of Series A Preferred Stock (the "Preferred Stock") or in some circumstances, Common stock, other securities, cash or other assets as the case may be, at a price of $210 per share, subject to adjustment.

   The Rights, which are automatically attached to the Common stock, are not exercisable or transferable apart from the Common stock until the tenth calendar day following the earlier to occur of (unless extended by the Board of Directors and subject to the earlier redemption or expiration of the Rights): (i) the date of a public announcement that an acquiring person acquired, or obtained the right to acquire, beneficial ownership of 20 percent or more of the outstanding shares of the Common stock of the Company (or 15 percent in the case that such person is considered an "adverse person"), or
(ii) the commencement or announcement of an intention to make a tender offer or exchange offer that would result in an acquiring person beneficially owning 20 percent or more of such outstanding shares of Common stock of the Company (or 15 percent in the case that such person is considered an "adverse person"). Until exercised, the Right will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. In connection with certain business combinations resulting in the acquisition of the Company or dispositions of more than 50% of Company assets or earnings power, each Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of the highest priority voting securities of the acquiring company (or certain of its affiliates) that at the time of such transaction would have a market value of two times the exercise price of the Right. The Rights expire on October 12, 2005, unless earlier redeemed by the Company as described below.

   At any time prior to the tenth calendar day after the first date after the public announcement that an acquiring person has acquired beneficial ownership of 20 percent (or 15 percent in some instances) or more of the outstanding shares of the Common stock of the Company, the Company may redeem the Rights in whole, but not in part, at a price of $0.005 per Right. In addition, the Company's right of redemption may be reinstated following an inadvertent trigger of the Rights (as determined by the Board) if an acquiring person reduces its beneficial ownership to 10 percent or less of the outstanding shares of Common stock of the Company in a transaction or series of transactions not involving the Company.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

   The Series A Preferred shares purchasable upon exercise of the Rights will have a cumulative quarterly dividend rate set by the Board of Directors or equal to 1,000 times the dividend declared on the Common stock for such quarter. Each share will have the voting rights of one vote on all matters voted at a meeting of the stockholders for each 1/1,000th share of preferred stock held by such stockholder. In the event of any merger, consolidation or other transaction in which the common shares are exchanged, each Series A Preferred share will be entitled to receive an amount equal to 1,000 times the amount to be received per common share. In the event of a liquidation, the holders of Series A Preferred shares will be entitled to receive $1,000 per share or an amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of Common stock. The shares will not be redeemable. The vote of holders of a majority of the Series A Preferred shares, voting together as a class, will be required for any amendment to the Company's Certificate of Incorporation that would materially and adversely alter or change the powers, preferences or special rights of such shares.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Note 14. Quarterly Financial Data (Unaudited)
   The quarterly information presented herein for the first quarter of 2000, 1999 and 1998 differs from that presented in the Company's Form 10-Q filings for the applicable quarter as a result of the classification of Stilwell as a discontinued operation and the reverse stock split.

   Restatement of Financial Statements. The Company has restated its consolidated balance sheet as of September 30, 2000 to present the $14.2 million liability and $7.0 million receivable associated with the Duncan case (see Note 17) as current. These amounts had previously been classified as long-term. Additionally, the Company has restated its consolidated statements of operations for the three and nine months ended September 30, 2000 to present the $4.2 million attributed to interest in the Duncan Case judgment in "Cost and Expenses". This amount had previously been classified as "Interest Expense". These revisions had no impact on income from continuing operations, net income, earnings per share or on total shareholders' equity as previously reported.

 (dollars in millions, except per share amounts):

                                                                 2000
                                                       -------------------------
                                                        Third   Second    First
                                                       Quarter  Quarter  Quarter
                                                       -------- -------  -------
                                                       Restated
Revenues.............................................   $144.1  $144.4   $148.9
Costs and expenses...................................    115.8   111.7    116.6
Depreciation and amortization........................     13.8    14.3     14.3
                                                        ------  ------   ------
 Operating income....................................     14.5    18.4     18.0
Equity in net earnings (losses) of unconsolidated
 affiliates:
 Grupo TFM...........................................      2.6     8.0      8.2
 Other...............................................      1.5     1.2      0.6
Interest expense.....................................    (18.3)  (18.4)   (17.5)
Other, net...........................................      1.2     0.9      2.7
                                                        ------  ------   ------
Income from continuing operations before income
 taxes...............................................      1.5    10.1     12.0
Income taxes.........................................     (1.1)    1.3      1.6
                                                        ------  ------   ------
Income from continuing operations....................      2.6     8.8     10.4
Income from discontinued operations, net of income
 taxes...............................................     23.4   151.7    188.7
                                                        ------  ------   ------
Income before extraordinary item.....................     26.0   160.5    199.1
Extraordinary items, net of income taxes
 Debt retirement costs--KCSI.........................     (1.1)    --      (5.9)
 Debt retirement costs--Grupo TFM....................     (1.7)    --       --
                                                        ------  ------   ------
Net income...........................................     23.2   160.5    193.2
                                                        ======  ======   ======
Basic Earnings per Common share
 Continuing operations...............................   $ 0.05  $ 0.16   $ 0.18
 Discontinued operations.............................     0.40    2.72     3.40
                                                        ------  ------   ------
 Basic Earnings per Common share before extraordinary
  item...............................................     0.45    2.88     3.58
 Extraordinary item, net of income taxes.............    (0.05)    --     (0.10)
                                                        ------  ------   ------
 Total Basic Earnings per Common share...............   $ 0.40  $ 2.88   $ 3.48
                                                        ======  ======   ======
Diluted Earnings per Common share
 Continuing operations...............................   $ 0.05  $ 0.15   $ 0.18
 Discontinued operations.............................     0.39    2.59     3.24
                                                        ------  ------   ------
 Diluted Earnings per Common share before
  extraordinary item.................................     0.44    2.74     3.42
 Extraordinary item, net of income taxes.............    (0.05)    --     (0.10)
                                                        ------  ------   ------
 Total Diluted Earnings per Common share.............   $ 0.39  $ 2.74   $ 3.32
                                                        ======  ======   ======
Dividends per share:
 Preferred...........................................   $  .25  $  .25   $  .25
 Common..............................................   $  --   $  --    $  --
Stock Price Ranges:
 Preferred--High.....................................   $20.00  $19.50   $16.00
--Low................................................    18.63   14.75    14.25
 Common--High........................................     9.88    8.00     5.90
--Low................................................     5.13    3.70     4.02

--------
(i) On July 12, 2000, KCSI completed a reverse stock split of its common shares whereby every two shares of KCSI Common stock was converted into one share of KCSI Common stock. The Per Share Data herein reflects this reverse stock split for all periods presented. Additionally, the range of stock prices for Common reflect the Spin-off, which occurred on July 12, 2000.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

 (dollars in millions, except per share amounts):

                                                       1999
                                        --------------------------------------
                                         Fourth    Third     Second    First
                                        Quarter   Quarter   Quarter   Quarter
                                        --------  --------  --------  --------
Revenues............................... $  151.7  $  149.1  $  148.7  $  151.9
Costs and expenses.....................    132.4     120.2     114.6     113.2
Depreciation and amortization..........     13.9      14.3      14.4      14.3
                                        --------  --------  --------  --------
  Operating income.....................      5.4      14.6      19.7      24.4
Equity in net earnings (losses) of
 unconsolidated affiliates:
  Grupo TFM............................     (3.3)      3.8       0.5       0.5
  Other................................      0.2       1.3       1.6       0.6
Interest expense.......................    (14.1)    (14.7)    (14.6)    (14.0)
Other, net.............................      2.1       1.3       1.0       0.9
                                        --------  --------  --------  --------
  Income (loss) from continuing
   operations before income taxes......     (9.7)      6.3       8.2      12.4
Income tax provision (benefit).........     (2.5)      1.7       3.0       4.8
                                        --------  --------  --------  --------
  Income (loss) from continuing
   operations..........................     (7.2)      4.6       5.2       7.6
  Income from discontinued operations,
   net of income taxes.................     98.5      82.7      70.9      61.0
                                        --------  --------  --------  --------
  Net Income........................... $   91.3  $   87.3  $   76.1  $   68.6
                                        ========  ========  ========  ========
Per Share Data: (i)
  Basic earnings (loss) per share
   Continuing operations...............    (0.13)     0.08      0.09      0.14
   Discontinued operations.............     1.78      1.50      1.29      1.11
                                        --------  --------  --------  --------
  Total Basic earnings per share....... $   1.65  $   1.58  $   1.38  $   1.25
                                        ========  ========  ========  ========
  Diluted earnings (loss) per share
   Continuing operations...............    (0.13)     0.08      0.09      0.13
   Discontinued operations.............     1.78      1.43      1.22      1.06
                                        --------  --------  --------  --------
  Total Diluted earnings per share
   (ii)................................ $   1.65  $   1.51  $   1.31  $   1.19
                                        ========  ========  ========  ========
Dividends per share:
  Preferred............................ $    .25  $    .25  $    .25  $    .25
  Common............................... $    .08  $    .08  $    .08  $    .08
Stock Price Ranges:
  Preferred--High...................... $ 16.000  $ 16.250  $ 16.500  $ 16.250
  --Low................................   14.000    13.500    13.750    14.875
  Common--High.........................  150.000   131.876   132.876   114.750
  --Low................................   75.000    86.626   100.500    86.626

--------
(i) On July 12, 2000, KCSI completed a reverse stock split of its common shares whereby every two shares of KCSI Common stock was converted into one share of KCSI Common stock. The Per Share Data herein reflects this reverse stock split for all periods presented.
(ii) The accumulation of 1999's four quarters for Diluted earnings (loss) per share does not total the Diluted earnings per share for the year ended December 31, 1999 due to share repurchases and the anti-dilutive nature of options in the fourth quarter 1999 calculation.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Note 14. Quarterly Financial Data (Unaudited)



 (dollars in millions, except per share amounts):

                                                         1998
                                            ----------------------------------
                                            Fourth    Third   Second    First
                                            Quarter  Quarter  Quarter  Quarter
                                            -------  -------  -------  -------
Revenues................................... $ 151.1  $ 157.0  $ 152.9  $ 152.5
Costs and expenses.........................   108.9    114.5    108.7    106.5
Depreciation and amortization..............    14.2     14.1     14.4     14.0
                                            -------  -------  -------  -------
  Operating income.........................    28.0     28.4     29.8     32.0
Equity in net earnings (losses) of
 unconsolidated
 affiliates:
  Grupo TFM................................     0.2      1.8     (2.1)    (3.1)
  Other....................................    (0.3)     0.3      0.2      0.1
Interest expense...........................   (14.3)   (15.3)   (15.0)   (15.0)
Other, net.................................    (0.7)     3.0      3.9      3.2
                                            -------  -------  -------  -------
  Income from continuing operations before
   income taxes............................    12.9     18.2     16.8     17.2
Income tax provision.......................     5.1      6.6      7.4      8.0
                                            -------  -------  -------  -------
  Income from continuing operations........     7.8     11.6      9.4      9.2
  Income from discontinued operations, net
   of income taxes.........................    22.3     43.6     49.3     37.0
                                            -------  -------  -------  -------
  Net Income............................... $  30.1  $  55.2  $  58.7  $  46.2
                                            =======  =======  =======  =======
Per Share Data: (i)
  Basic earnings (loss) per share
   Continuing operations...................    0.14     0.21     0.17     0.17
   Discontinued operations.................    0.41     0.79     0.90     0.68
                                            -------  -------  -------  -------
  Total Basic earnings per share........... $  0.55  $  1.00  $  1.07  $  0.85
                                            =======  =======  =======  =======
  Diluted earnings (loss) per share
   Continuing operations...................    0.14     0.20     0.17     0.16
   Discontinued operations.................    0.37     0.77     0.85     0.66
                                            -------  -------  -------  -------
  Total Diluted earnings per share......... $  0.51  $  0.97  $  1.02  $  0.82
                                            =======  =======  =======  =======
Dividends per share:
  Preferred................................ $   .25  $   .25  $   .25  $   .25
  Common................................... $   .08  $   .08  $   .08  $   .08
Stock Price Ranges:
  Preferred--High.......................... $17.000  $17.750  $18.000  $18.000
  --Low....................................  14.000   15.250   16.000   16.625
  Common--High.............................  99.126  114.876   99.626   92.000
  --Low....................................  46.000   58.000   79.250   52.500

--------
(i) On July 12, 2000, KCSI completed a reverse stock split of its common shares whereby every two shares of KCSI Common stock was converted into one share of KCSI Common stock. The Per Share Data herein reflects this reverse stock split for all periods presented.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Note 15. Condensed Consolidating Financial Information

   As discussed in Note 17, in September 2000 KCSR issued $200 million 9 1/2% senior notes due 2008. These notes are unsecured obligations of KCSR, however, they are also jointly and severally and fully and unconditionally guaranteed on an unsecured senior basis by KCSI and certain of the subsidiaries (all of which are wholly-owned) within the KCSI consolidated group. KCSI is currently in the process of registering exchange notes with substantially identical terms and the associated guarantees with the US Securities and Exchange Commission (the SEC).

   The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 "Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered." This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles.

Condensed Consolidating Statements of Operations

                                   September 30, 2000 (unaudited) (dollars in millions)
                          -----------------------------------------------------------------------
                                                              Non-
                                  Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                          Parent    Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                          ------  ---------- ------------ ------------ ------------- ------------
Revenues................  $  --     $400.5      $46.1        $  6.2       $ (15.4)      $437.4
Costs and expenses......     0.6     349.1       46.4           5.8         (15.4)       386.5
                          ------    ------      -----        ------       -------       ------
 Operating income
  (loss)................    (0.6)     51.4       (0.3)          0.4           --          50.9
Equity in net earnings
 (losses) of
 unconsolidated
 affiliates and
 subsidiaries...........    22.0      20.7       25.1          19.8         (65.5)        22.1
Interest expense........    (2.0)    (53.5)      (4.0)         (1.0)          6.3        (54.2)
Other, net..............     2.5       6.7        1.2           --           (5.6)         4.8
                          ------    ------      -----        ------       -------       ------
 Income (loss) from
  continuing operations
  before income taxes...    21.9      25.3       22.0          19.2         (64.8)        23.6
Income tax provision
 (benefit)..............     0.1       1.4       (0.8)          1.1           --           1.8
                          ------    ------      -----        ------       -------       ------
Income (loss) from
 continuing operations..    21.8      23.9       22.8          18.1         (64.8)        21.8
Income (loss) from
 discontinued
 operations.............   363.8       --         --          363.8        (363.8)       363.8
                          ------    ------      -----        ------       -------       ------
Income (loss) before
 extraordinary items....   385.6      23.9       22.8         381.9        (428.6)       385.6
Extraordinary items, net
 of income taxes........    (8.7)     (1.1)      (1.7)         (1.7)          4.5         (8.7)
                          ------    ------      -----        ------       -------       ------
Net income (loss).......  $376.9    $ 22.8      $21.1        $380.2       $(424.1)      $376.9
                          ======    ======      =====        ======       =======       ======

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                   September 30, 1999 (unaudited) (dollars in millions)
                          -----------------------------------------------------------------------
                                                              Non-
                                  Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                          Parent    Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                          ------  ---------- ------------ ------------ ------------- ------------
Revenues................  $  --     $408.5      $55.3        $  8.1       $ (22.2)      $449.7
Costs and expenses......     --      342.8       61.6           8.8         (22.2)       391.0
                          ------    ------      -----        ------       -------       ------
 Operating income
  (loss)................     --       65.7       (6.3)         (0.7)          --          58.7
Equity in net earnings
 (losses) of
 unconsolidated
 affiliates and
 subsidiaries...........    17.4       0.2       27.5           5.3         (42.1)         8.3
Interest expense........   (34.7)    (26.5)      (4.1)        (13.7)         35.7        (43.3)
Other, net..............    34.7       2.4        1.5           0.3         (35.7)         3.2
                          ------    ------      -----        ------       -------       ------
 Income (loss) from
  continuing operations
  before income taxes...    17.4      41.8       18.6          (8.8)        (42.1)        26.9
Income tax provision
 (benefit)..............     --       17.1       (3.1)         (4.5)          --           9.5
                          ------    ------      -----        ------       -------       ------
Income (loss) from
 continuing operations..    17.4      24.7       21.7          (4.3)        (42.1)        17.4
Income (loss) from
 discontinued
 operations.............   214.6       --         --          214.6        (214.6)       214.6
                          ------    ------      -----        ------       -------       ------
Income (loss) before
 extraordinary items....   232.0      24.7       21.7         210.3        (256.7)       232.0
Extraordinary items, net
 of income taxes........     --        --         --            --            --           --
                          ------    ------      -----        ------       -------       ------
Net income (loss).......  $232.0    $ 24.7      $21.7        $210.3       $(256.7)      $232.0
                          ======    ======      =====        ======       =======       ======

                                         December 31, 1999 (dollars in millions)
                          -----------------------------------------------------------------------
                                                              Non-
                                  Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                          Parent    Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                          ------  ---------- ------------ ------------ ------------- ------------
Revenues................  $  --     $544.9      $73.4        $ 10.3       $ (27.2)      $601.4
Costs and expenses......     0.9     474.3       78.7          10.6         (27.2)       537.3
                          ------    ------      -----        ------       -------       ------
  Operating income
   (loss)...............    (0.9)     70.6       (5.3)         (0.3)          --          64.1
Equity in net earnings
 (losses) of
 unconsolidated
 affiliates and
 subsidiaries...........    10.0      (5.0)      26.2           2.0         (28.0)         5.2
Interest expense........   (46.5)    (35.2)      (5.1)        (19.3)         48.7        (57.4)
Other, net..............    48.4       3.4        2.1           0.1         (48.7)         5.3
                          ------    ------      -----        ------       -------       ------
  Income (loss) from
   continuing operations
   before income taxes..    11.0      33.8       17.9         (17.5)        (28.0)        17.2
Income tax provision
 (benefit)..............     0.8      15.8       (3.0)         (6.6)          --           7.0
                          ------    ------      -----        ------       -------       ------
Income (loss) from
 continuing operations..    10.2      18.0       20.9         (10.9)        (28.0)        10.2
Income (loss) from
 discontinued
 operations.............   313.1       --         --          313.1        (313.1)       313.1
                          ------    ------      -----        ------       -------       ------
Income (loss) before
 extraordinary items....   323.3      18.0       20.9         302.2        (341.1)       323.3
Extraordinary items, net
 of income taxes........     --        --         --            --            --           --
                          ------    ------      -----        ------       -------       ------
Net income (loss).......  $323.3    $ 18.0      $20.9        $302.2       $(341.1)      $323.3
                          ======    ======      =====        ======       =======       ======

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                          December 31, 1998 (dollars in millions)
                          ------------------------------------------------------------------------
                                                               Non-
                                   Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                          Parent     Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                          -------  ---------- ------------ ------------ ------------- ------------
Revenues................  $   --    $  549.9    $   87.4      $ 11.1       $ (34.9)     $ 613.5
Costs and expenses......      --       436.1        83.1        11.0         (34.9)       495.3
                          -------   --------    --------      ------       -------      -------
  Operating income
   (loss)...............      --       113.8         4.3         0.1           --         118.2
Equity in net earnings
 (losses) of
 unconsolidated
 affiliates and
 subsidiaries...........     41.3       (5.5)       55.7        (2.9)        (91.5)        (2.9)
Interest expense........    (53.6)     (37.7)       (2.9)      (19.0)         53.6        (59.6)
Other, net..............     50.3        3.6         1.9         3.9         (50.3)         9.4
                          -------   --------    --------      ------       -------      -------
  Income (loss) from
   continuing operations
   before income taxes..     38.0       74.2        59.0       (17.9)        (88.2)        65.1
Income tax provision
 (benefit)..............      --        31.8         1.4        (6.1)          --          27.1
                          -------   --------    --------      ------       -------      -------
Income (loss) from
 continuing operations..     38.0       42.4        57.6       (11.8)        (88.2)        38.0
Income (loss) from
 discontinued
 operations.............    152.2        --          --        152.2        (152.2)       152.2
                          -------   --------    --------      ------       -------      -------
Income (loss) before
 extraordinary items....    190.2       42.4        57.6       140.4        (240.4)       190.2
Extraordinary items, net
 of income taxes........      --         --          --          --            --           --
                          -------   --------    --------      ------       -------      -------
Net income (loss).......  $ 190.2   $   42.4    $   57.6      $140.4       $(240.4)     $ 190.2
                          =======   ========    ========      ======       =======      =======

                                          December 31, 1997 (dollars in millions)
                          ------------------------------------------------------------------------
                                                               Non-
                                   Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                          Parent     Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                          -------  ---------- ------------ ------------ ------------- ------------
Revenues................  $   3.2   $  516.1    $   78.0      $  9.6       $ (33.7)     $ 573.2
Costs and expenses......      5.3      599.3        82.0         7.8         (30.3)       664.1
                          -------   --------    --------      ------       -------      -------
  Operating income
   (loss)...............     (2.1)     (83.2)       (4.0)        1.8          (3.4)       (90.9)
Equity in net earnings
 (losses) of
 unconsolidated
 affiliates and
 subsidiaries...........   (134.9)     (11.3)     (110.6)      (12.6)        259.7         (9.7)
Interest expense........    (19.0)     (39.7)       (3.2)       (9.7)         18.3        (53.3)
Other, net..............     21.7        2.6         0.4         0.2         (21.7)         3.2
                          -------   --------    --------      ------       -------      -------
  Income (loss) from
   continuing operations
   before income taxes..   (134.3)    (131.6)     (117.4)      (20.3)        252.9       (150.7)
Income tax provision
 (benefit)..............     (2.2)     (10.6)       (2.1)       (3.7)          --         (18.6)
                          -------   --------    --------      ------       -------      -------
Income (loss) from
 continuing operations..   (132.1)    (121.0)     (115.3)      (16.6)        252.9       (132.1)
Income (loss) from
 discontinued
 operations.............    118.0        --          --        118.0        (118.0)       118.0
                          -------   --------    --------      ------       -------      -------
Income (loss) before
 extraordinary items....    (14.1)    (121.0)     (115.3)      101.4         134.9        (14.1)
Extraordinary items, net
 of income taxes........      --         --          --          --            --           --
                          -------   --------    --------      ------       -------      -------
Net income (loss).......  $ (14.1)  $ (121.0)   $ (115.3)     $101.4       $ 134.9      $ (14.1)
                          =======   ========    ========      ======       =======      =======

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Condensed Consolidating Balance Sheets

                                    September 30, 2000 (unaudited) (dollars in millions)
                          ------------------------------------------------------------------------
                                                               Non-
                                   Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                           Parent    Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                          -------- ---------- ------------ ------------ ------------- ------------
ASSETS:
  Current assets........  $   19.0  $  178.1     $ 36.5      $    9.7     $   (31.3)    $  212.0
  Investments held for
   operating purposes
   and investments in
   subsidiaries.........     654.0     437.6      661.5         345.5      (1,737.5)       361.1
  Properties, net.......       --    1,214.6       94.4           2.3           --       1,311.3
  Intangibles and other
   assets...............       --       30.7       14.6           0.2          (2.9)        42.6
  Net assets of
   discontinued
   operations...........       --        --         --            --            --           --
                          --------  --------     ------      --------     ---------     --------
   Total assets.........  $  673.0  $1,861.0     $807.0      $  357.7     $(1,771.7)    $1,927.0
                          ========  ========     ======      ========     =========     ========
LIABILITIES AND EQUITY:
  Current liabilities...  $    8.0  $  194.7     $ 31.3      $   12.6       $ (31.3)    $  215.3
  Long-term debt........       1.6     657.1        7.9           5.1           --         671.7
  Payable to affiliates.       3.6       --        32.7           --          (36.3)         --
  Deferred income taxes.      13.0     293.3       13.7           3.1          (2.9)       320.2
  Other Liabilities.....       7.3      61.9       11.1           --            --          80.3
  Stockholders equity...     639.5     654.0      710.3         336.9      (1,701.2)       639.5
                          --------  --------     ------      --------     ---------     --------
   Total Liabilities and
    Equity..............  $  673.0  $1,861.0     $807.0      $  357.7     $(1,771.7)    $1,927.0
                          ========  ========     ======      ========     =========     ========
                                          December 31, 1999 (dollars in millions)
                          ------------------------------------------------------------------------
                                                               Non-
                                   Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                           Parent    Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                          -------- ---------- ------------ ------------ ------------- ------------
ASSETS:
  Current assets........  $    9.4  $  165.6     $ 30.8      $   19.4     $   (16.7)    $  208.5
  Investments held for
   operating purposes
   and investments in
   subsidiaries.........   1,138.2      55.7      442.6         290.4      (1,589.8)       337.1
  Properties, net.......       --    1,180.6       94.2           2.6           --       1,277.4
  Intangibles and other
   assets...............       6.6      14.1       16.1           0.2          (2.6)        34.4
  Net assets of
   discontinued
   operations...........     814.6       --         --          814.6        (814.6)       814.6
                          --------  --------     ------      --------     ---------     --------
   Total assets.........  $1,968.8  $1,416.0     $583.7      $1,127.2     $(2,423.7)    $2,672.0
                          ========  ========     ======      ========     =========     ========
LIABILITIES AND EQUITY:
  Current liabilities...  $   26.5  $  202.7     $ 30.0      $   11.7       $ (16.7)    $  254.2
  Long-term debt........     647.8      58.6       38.3           5.3           --         750.0
  Payable to affiliates.       3.9     394.2       35.6         335.7        (769.4)         --
  Deferred income taxes.       4.2     280.9       13.3           1.6          (2.6)       297.4
  Other Liabilities.....       3.3      71.8       12.2           --            --          87.3
  Stockholders equity...   1,283.1     407.8      454.3         772.9      (1,635.0)     1,283.1
                          --------  --------     ------      --------     ---------     --------
   Total Liabilities and
    Equity..............  $1,968.8  $1,416.0     $583.7      $1,127.2     $(2,423.7)    $2,672.0
                          ========  ========     ======      ========     =========     ========

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                         December 31, 1998 (dollars in millions)
                         ------------------------------------------------------------------------
                                                              Non-
                                  Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                          Parent    Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                         -------- ---------- ------------ ------------ ------------- ------------
ASSETS:
  Current assets........ $    1.7  $  173.7     $ 35.2       $ 12.4      $   (12.8)    $  210.2
  Investments held for
   operating purposes
   and investments in
   subsidiaries ........  1,118.5      76.0      378.5        307.4       (1,552.5)       327.9
  Properties, net.......      --    1,124.0       91.1         14.2            --       1,229.3
  Intangibles and other
   assets...............      2.9      13.6       18.9          1.5           (7.5)        29.4
  Net assets of
   discontinued
   operations...........    540.2       --         --         540.2         (540.2)       540.2
                         --------  --------     ------       ------      ---------     --------
    Total assets........ $1,663.3  $1,387.3     $523.7       $875.7      $(2,113.0)    $2,337.0
                         ========  ========     ======       ======      =========     ========
LIABILITIES AND EQUITY:
  Current liabilities... $   12.2  $  189.9     $ 28.8       $  9.7        $ (32.1)    $  208.5
  Long-term debt........    712.5      68.6       38.8          5.7            --         825.6
  Payable to affiliates.      3.8     403.6       (0.5)       318.8         (725.7)         --
  Deferred income taxes.      --      265.2       15.7          8.9           (4.6)       285.2
  Other Liabilities.....      3.5      70.0       13.4          3.0           (3.4)        86.5
  Stockholders equity...    931.3     390.0      427.5        529.6       (1,347.2)       931.2
                         --------  --------     ------       ------      ---------     --------
    Total Liabilities
     and Equity......... $1,663.3  $1,387.3     $523.7       $875.7      $(2,113.0)    $2,337.0
                         ========  ========     ======       ======      =========     ========

Condensed Consolidating Statements of Cash Flows

                                    September 30, 2000 (unaudited) (dollars in millions)
                          -------------------------------------------------------------------------
                                   Subsidiary  Guarantor   Non-Guarantor Consolidating Consolidated
                          Parent     Issuer   Subsidiaries Subsidiaries   Adjustments      KCSI
                          -------  ---------- ------------ ------------- ------------- ------------
Net cash flows provided
 by (used for) operating
 activities:............  $ (11.8)   $ 57.8      $10.6         $13.4        $ (17.7)     $  52.3
                          -------    ------      -----         -----        -------      -------
Investing activities:
 Property acquisitions..      --      (74.7)      (4.3)          --             --         (79.0)
 Investments in and
  loans to affiliates...    (32.3)      --         --           (4.4)          32.9         (3.8)
 Repayment of loans to
  affiliates............    544.8       --         --            --          (544.8)         --
 Other, net.............      --        2.5        1.9           --             3.9          8.3
                          -------    ------      -----         -----        -------      -------
   Net..................    512.5     (72.2)      (2.4)         (4.4)        (508.0)       (74.5)
                          -------    ------      -----         -----        -------      -------
Financing activities:
 Proceeds from issuance
  of long-term debt.....    125.0     892.0        --            --             --       1,017.0
 Repayment of long-term
  debt..................   (648.4)   (291.6)     (29.4)         (0.2)           --        (969.6)
 Proceeds from loans
  from affiliates.......      --       46.2       31.6           --           (77.8)         --
 Repayment of loans
  from affiliates.......      --     (577.6)       --            --           577.6          --
 Debt issuance costs....      --      (17.6)       --            --             --         (17.6)
 Proceeds from stock
  plans.................     17.8       --         --            --             --          17.8
 Stock repurchased......      --        --         --            --             --           --
 Cash dividends paid....     (4.8)    (15.3)      (4.8)         (8.8)          28.9         (4.8)
 Other, net.............      4.4      (2.7)      (1.3)          --            (2.7)        (2.3)
                          -------    ------      -----         -----        -------      -------
   Net..................   (506.0)     33.4       (3.9)         (9.0)         526.0         40.5
                          -------    ------      -----         -----        -------      -------
Cash and equivalents:...
 Net increase
  (decrease)............     (5.3)     19.0        4.3           0.3            --          18.3
 At beginning of
  period................      5.5       4.2        1.9           0.3            --          11.9
                          -------    ------      -----         -----        -------      -------
 At end of period.......  $   0.2    $ 23.2      $ 6.2         $ 0.6        $   --       $  30.2
                          =======    ======      =====         =====        =======      =======

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                   September 30, 1999 (unaudited) (dollars in millions)
                          -----------------------------------------------------------------------
                                                              Non-
                                  Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                          Parent    Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                          ------  ---------- ------------ ------------ ------------- ------------
Net cash flows provided
 by (used for) operating
 activities:              $ 49.3    $112.2      $  4.2       $(2.6)       $  2.3        $165.4
                          ------    ------      ------       -----        ------        ------
Investing activities:
 Property acquisitions..     --      (57.9)       (7.7)        --            --          (65.6)
 Investments in and
  loans to affiliates...    (0.3)      --         (1.3)        --            0.3          (1.3)
 Repayment of loans to
  affiliates............    62.7       --          --          --          (46.1)         16.6
 Other, net.............     --       (1.3)       (0.3)        --           (2.2)         (3.8)
                          ------    ------      ------       -----        ------        ------
   Net..................    62.4     (59.2)       (9.3)        --          (48.0)        (54.1)
                          ------    ------      ------       -----        ------        ------
Financing activities:
 Proceeds from issuance
  of long-term debt.....    21.8       --          --          --            --           21.8
 Repayment of long-term
  debt..................   (62.1)     (4.5)       (0.1)        --            --          (66.7)
 Proceeds from loans
  from affiliates.......     --        --          5.9         --           (5.9)          --
 Repayment of loans
  from affiliates.......     --      (46.1)        --        (0.2)          46.3           --
 Debt issuance costs....     --        --          --          --            --            --
 Proceeds from stock
  plans.................    32.2       --          --          --            --           32.2
 Stock repurchased......   (24.6)      --          --          --            --          (24.6)
 Cash dividends paid....   (17.8)      --          --          --            --          (17.8)
 Other, net.............    (5.2)      2.5         --          --            9.3           6.6
                          ------    ------      ------       -----        ------        ------
   Net..................   (55.7)    (48.1)        5.8        (0.2)         49.7         (48.5)
                          ------    ------      ------       -----        ------        ------
Cash and equivalents:...
 Net increase
  (decrease)............    56.0       4.9         0.7        (2.8)          4.0          62.8
 At beginning of year...     --        3.4         2.7         3.5          (4.0)          5.6
                          ------    ------      ------       -----        ------        ------
 At end of period.......  $ 56.0    $  8.3      $  3.4       $ 0.7        $ (0.0)       $ 68.4
                          ======    ======      ======       =====        ======        ======

                                         December 31, 1999 (dollars in millions)
                          -----------------------------------------------------------------------
                                                              Non-
                                  Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                          Parent    Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                          ------  ---------- ------------ ------------ ------------- ------------
Net cash flows provided
 by (used for) operating
 activities:              $ 21.7    $137.1      $  3.6       $ 0.6        $ 15.0        $178.0
                          ------    ------      ------       -----        ------        ------
Investing activities:
 Property acquisitions..     --      (97.8)       (8.4)        --            --         (106.2)
 Investments in and
  loans to affiliates...    (3.9)      0.1        (3.6)        --            3.5          (3.9)
 Repayment of loans to
  affiliates............    55.6       --          --          --          (39.0)         16.6
 Other, net.............     0.1       2.0         0.5         0.1          (6.4)         (3.7)
                          ------    ------      ------       -----        ------        ------
   Net..................    51.8     (95.7)      (11.5)        0.1         (41.9)        (97.2)
                          ------    ------      ------       -----        ------        ------
Financing activities:
 Proceeds from issuance
  of long-term debt.....    21.8       --          --          --            --           21.8
 Repayment of long-term
  debt..................   (86.8)    (10.2)       (0.3)       (0.2)          --          (97.5)
 Proceeds from loans
  from affiliates.......     --        --          8.9         --           (8.9)          --
 Repayment of loans
  from affiliates.......     --      (37.1)        --         (1.9)         39.0           --
 Debt issuance costs....    (4.2)      --          --          --            --           (4.2)
 Proceeds from stock
  plans.................    37.0       --          --          --            --           37.0
 Stock repurchased......   (24.6)      --          --          --            --          (24.6)
 Cash dividends paid....   (17.6)      --          --          --            --          (17.6)
 Other, net.............     6.4       6.7        (1.5)       (1.8)          0.8          10.6
                          ------    ------      ------       -----        ------        ------
   Net..................   (68.0)    (40.6)        7.1        (3.9)         30.9         (74.5)
                          ------    ------      ------       -----        ------        ------
Cash and equivalents:...
 Net increase
  (decrease)............     5.5       0.8        (0.8)       (3.2)          4.0           6.3
 At beginning of year...     --        3.4         2.7         3.5          (4.0)          5.6
                          ------    ------      ------       -----        ------        ------
 At end of year.........  $  5.5    $  4.2      $  1.9       $ 0.3        $ (0.0)       $ 11.9
                          ======    ======      ======       =====        ======        ======

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                          December 31, 1998 (dollars in millions)
                          ------------------------------------------------------------------------
                                                               Non-
                                   Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                          Parent     Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                          -------  ---------- ------------ ------------ ------------- ------------
Net cash flows provided
 by (used for) operating
 activities:............  $  23.4    $ 86.0      $ 34.8      $   8.5       $(11.1)      $ 141.6
                          -------    ------      ------      -------       ------       -------
Investing activities:
 Property acquisitions..      --      (64.3)       (5.4)        (0.2)         --          (69.9)
 Investments in and
  loans to affiliates...      --        --         (0.7)         --           --           (0.7)
 Repayment of loans to
  affiliates............     41.0       --          --           --         (41.0)          --
 Other, net.............      0.6       6.6         1.0          0.9          --            9.1
                          -------    ------      ------      -------       ------       -------
   Net..................     41.6     (57.7)       (5.1)         0.7        (41.0)        (61.5)
                          -------    ------      ------      -------       ------       -------
Financing activities:
 Proceeds from issuance
  of long-term debt.....    146.7       5.0         --           --           --          151.7
 Repayment of long-term
  debt..................   (213.5)    (15.2)       (3.1)        (0.2)         --         (232.0)
 Proceeds from loans
  from affiliates.......      --       13.0         --           --         (13.0)          --
 Repayment of loans
  from affiliates.......      --      (37.6)      (13.6)        (9.5)        60.7           --
 Debt issuance costs....      --        --          --           --           --            --
 Proceeds from stock
  plans.................     17.9       --          --           --           --           17.9
 Stock repurchased......      --        --          --           --           --            --
 Cash dividends paid....    (17.8)      --        (22.5)         --          22.5         (17.8)
 Other, net.............      1.7       8.9        (0.7)         --          (9.1)          0.8
                          -------    ------      ------      -------       ------       -------
   Net..................    (65.0)    (25.9)      (39.9)        (9.7)        61.1         (79.4)
                          -------    ------      ------      -------       ------       -------
Cash and equivalents:
 Net increase
  (decrease)............      --        2.4       (10.2)        (0.5)         9.0           0.7
 At beginning of year...      --        1.0        12.9          4.0        (13.0)          4.9
                          -------    ------      ------      -------       ------       -------
 At end of year.........  $   --     $  3.4      $  2.7      $   3.5       $ (4.0)      $   5.6
                          =======    ======      ======      =======       ======       =======

                                          December 31, 1997 (dollars in millions)
                          ------------------------------------------------------------------------
                                                               Non-
                                   Subsidiary  Guarantor    Guarantor   Consolidating Consolidated
                          Parent     Issuer   Subsidiaries Subsidiaries  Adjustments      KCSI
                          -------  ---------- ------------ ------------ ------------- ------------
Net cash flows provided
 by (used for) operating
 activities:............  $  44.7    $132.2      $ 21.2      $  (4.5)      $ (8.2)      $ 185.4
                          -------    ------      ------      -------       ------       -------
Investing activities:
 Property acquisitions..      --      (67.0)       (9.8)         --           --          (76.8)
 Investments in and
  loans to affiliates...   (295.9)      --          --        (291.8)       291.8        (295.9)
 Repayment of loans to
  affiliates............     61.8       --          --           --         (61.8)          --
 Other, net.............     (2.1)     10.7        (0.3)        (0.4)         0.1           8.0
                          -------    ------      ------      -------       ------       -------
   Net..................   (236.2)    (56.3)      (10.1)      (292.2)       230.1        (364.7)
                          -------    ------      ------      -------       ------       -------
Financing activities:
 Proceeds from issuance
  of long-term debt.....    339.5       --          --           --           --          339.5
 Repayment of long-term
  debt..................    (98.3)     (7.2)       (4.6)         --           --         (110.1)
 Proceeds from loans
  from affiliates.......      --        --          --         300.2       (300.2)          --
 Repayment of loans
  from affiliates.......      --      (61.8)        --           --          61.8           --
 Debt issuance costs....      --        --          --           --           --            --
 Proceeds from stock
  plans.................     20.3       --          --           --           --           20.3
 Stock repurchased......    (50.2)      --          --           --           --          (50.2)
 Cash dividends paid....    (15.2)      --          --           --           --          (15.2)
 Other, net.............     (7.4)     (6.1)       (0.5)        (0.7)        14.5          (0.2)
                          -------    ------      ------      -------       ------       -------
   Net..................    188.7     (75.1)       (5.1)       299.5       (223.9)        184.1
                          -------    ------      ------      -------       ------       -------
Cash and equivalents:
 Net increase
  (decrease)............     (2.8)      0.8         6.0          2.8         (2.0)          4.8
 At beginning of year...      2.8       0.2         6.9          1.2        (11.0)          0.1
                          -------    ------      ------      -------       ------       -------
 At end of year.........  $   0.0    $  1.0      $ 12.9      $   4.0       $(13.0)      $   4.9
                          =======    ======      ======      =======       ======       =======

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

   As of September 30, 2000, KCSL (a holding company for the Company's subsidiaries including KCSR) was a guarantor of KCSR's $200 million 9 1/2% senior notes due 2008. The accompanying condensed consolidating financial information reflects the balances and amounts associated with KCSL in the "guarantor subsidiaries" columns for all periods presented. Effective December 31, 2000, KCSL was merged with and into KCSI (the KCSL/KCSI merger) at which time KCSL ceased to be a guarantor and all of the assets and liabilities of KCSL were transferred to KCSI at carrying value. KCSI is also a guarantor of the $200 million notes referred to above.

   The balances and amounts for KCSL which are included in the "guarantor subsidiaries" column above are summarized below (in millions):

                                                     December 31,
                                                     ------------- September 30,
                                                      1988   1999      2000
                                                     ------ ------ -------------
Assets.............................................. $383.5 $439.6    $663.8
                                                     ====== ======    ======
Liabilities......................................... $  6.4 $ 38.5    $  9.9
Stockholders Equity.................................  377.1  401.1     653.9
                                                     ------ ------    ------
  Total Liabilities and Stockholders Equity......... $383.5 $439.6    $663.8
                                                     ====== ======    ======

                                                                      For the
                                                                    nine months
                                                                       ended
                                               For the years ended   September
                                                  December 31,          30,
                                               -------------------- -----------
                                                1997    1998  1999  1999  2000
                                               -------  ----- ----- ----- -----
Revenues...................................... $   --   $ --  $ --  $ --  $ --
Expenses...................................... $   3.6  $11.0 $11.8 $ 9.4 $ 7.0
Equity earnings (losses) from unconsolidated
 subsidiaries and affiliates.................. $(110.9) $55.4 $26.2 $27.4 $23.3
  Net income (loss)........................... $(113.2) $48.9 $18.3 $20.7 $18.7

   KCSL's balances and amounts are primarily comprised of investments in subsidiaries, equity in the earnings (losses) of those subsidiaries and other intercompany activity which are eliminated in the consolidation process. Due to the fact that KCSL (prior to the KCSL/KCSI merger) was wholly-owned by KCSI, the KCSL/KCSI merger will not have an impact on the "parent" column stockholders equity or net income (loss). Additionally, the KCSL/KCSI merger will have no impact on the "issuer" or "non-guarantor subsidiaries" columns nor on the KCSI consolidated financial statements.

Note 16. Subsequent Events

Debt Refinancing


 . During the third quarter of 2000, Grupo TFM accomplished a refinancing of approximately $285 million of its Senior Secured Credit Facility through the issuance of a U.S. Commercial Paper ("USCP") program backed by a letter of credit. The USCP is a 2-year program for up to a face value of $310 million. The average discount rate for the first issuance was 6.54%. This refinancing provides the ability for Grupo TFM to pay dividends to both the Company and Transportacion Maritima Mexicana, S.A. de C.V. ("TMM").

   As a result of this refinancing, Grupo TFM recorded approximately $9.2 million in pretax extraordinary debt retirement costs. During the third quarter of 2000, KCSI reported $1.7 million (net of income taxes of $0.1 million) as its proportionate share of these costs as an extraordinary item.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

 . In preparation for the Spin-off, KCSI re-capitalized its debt structure in January 2000 through a series of transactions as follows:

   Bond Tender and Other Debt Repayment. On December 6, 1999, KCSI commenced offers to purchase and consent solicitations with respect to any and all of its outstanding 7.875% Notes due July 1, 2002, 6.625% Notes due March 1, 2005, 8.8% Debentures due July 1, 2022, and 7% Debentures due December 15, 2025 (collectively "Debt Securities" or "notes and debentures").

   Approximately $398.4 million of the $400 million outstanding Debt Securities were validly tendered and accepted by KCSI. Total consideration paid for the repurchase of these outstanding notes and debentures was $401.2 million. Funding for the repurchase of these Debt Securities and for the repayment of $264 million of borrowings under then-existing revolving credit facilities was obtained from new credit facilities (the "KCS Credit Facilities" and the Stilwell Credit Facility), each of which was entered into on January 11, 2000. These credit facilities, as described further below, provide for total commitments of $950 million.

   In first quarter 2000, the Company reported an extraordinary loss on the extinguishment of the Company's notes and debentures of approximately $5.9 million (net of income taxes of approximately $3.2 million).

   KCS Credit Facilities. The KCS Credit Facilities provide for a total commitment of $750 million, comprised of three separate term loans totaling $600 million and a revolving credit facility available until January 11, 2006 ("KCS Revolver"). The term loans are comprised of the following: $200 million which was due January 11, 2001 prior to its refinancing (see discussion above); $150 million due December 30, 2005 and $250 million due December 30, 2006. The availability under the KCS Revolver is $150 million and will be reduced to $100 million on January 2, 2001. Letters of credit are also available under the KCS Revolver up to a limit of $15 million. Borrowings under the KCS Credit Facilities are secured by substantially all KCSI's assets.

   On January 11, 2000, KCSR borrowed the full amount ($600 million) of the term loans and used the proceeds to repurchase the Debt Securities, retire other debt obligations and pay related fees and expenses. No funds were initially borrowed under the KCS Revolver. Proceeds of future borrowings under the KCS Revolver are to be used for working capital and for other general corporate purposes. The letters of credit under the KCS Revolver may be used for general corporate purposes.

   Each remaining loan under the KCS Credit Facilities bears interest at a rate equal to the selected rate (the London interbank offered rate ("LIBOR") or, at KCSR's option, the alternate base rate (as defined in the KCS Credit Facilities)) plus an applicable margin. The applicable margin is determined by the type of loan and KCSI's leverage ratio (defined as KCSI's total debt to consolidated earnings before interest, taxes, depreciation and amortization excluding the equity earnings of unconsolidated affiliates for the prior four fiscal quarters). Based on KCSI's leverage ratio at September 30, 2000, the tranche A term loan maturing in 2005 and all loans under the revolving credit facility have an applicable margin of 2.50% per annum for LIBOR priced loans and 1.50% per annum for alternate base rate priced loans. The tranche B term loan maturing in 2006, as of September 30, 2000, has an applicable margin of 2.75% per annum for LIBOR priced loans and 1.75% per annum for alternate base rate priced loans.

   The KCS Credit Facilities require the payment to the banks of a commitment fee of 0.50% per annum on the average daily, unused amount of the KCS Revolver. Additionally a fee equal to a per

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

annum rate equal to 0.25% plus the applicable margin for LIBOR priced revolving loans will be paid on any letter of credit issued under the KCS Credit Facilities. The KCS Credit Facilities contain certain covenants, among others, as follows: i) restricts the payment of cash dividends to common stockholders; ii) limits annual capital expenditures; iii) requires hedging instruments with respect to at least 50% of the outstanding balances of each of the term loans maturing in 2005 and 2006 to mitigate interest rate risk associated with the variable rate debt; and iv) provides leverage ratio and interest coverage ratio requirements typical of this type of debt instrument. Additionally, these term loans are subject to a mandatory prepayment with, among other things: i) 100% of the net proceeds of certain asset sales or other dispositions of property, the sale or issuance of certain indebtedness or equity securities and certain insurance recoveries; ii) 75% of the excess cash flow (as defined in the KCS Credit Facilities) if the term loan maturing in 2001 has not been paid in full prior to the end of 2000 or 50% of the excess cash flow if it has been paid in full prior to the end of 2000. These covenants, along with other provisions could restrict maximum utilization of the facility.

   Issue costs relating to the KCS Credit Facility of approximately $17.6 million were deferred and are being amortized on a straight-line basis (the difference between the straight-line method and interest method of amortization is not material) over the respective term of the loans. In conjunction with the third quarter 2000 refinancing of the $200 million term loan previously due January 11, 2001, approximately $1.8 million of these deferred costs were immediately recognized. After consideration of normal amortization and this $1.8 million write-off, the remaining balance of these deferred costs was approximately $11.8 million at September 30, 2000.

   In accordance with the provision requiring the Company to manage its interest rate risk through hedging activity, the Company has entered into five interest rate cap agreements for an aggregate notional amount of $200 million expiring on various dates in 2002. The interest rate caps are linked to LIBOR. $100 million of the notional amount provides a cap on the Company's interest rate of 7.25% plus the applicable spread, while $100 million limits the interest rate to 7% plus the applicable spread. Counterparties to the interest rate cap agreements are major financial institutions who also participate in the KCS Credit Facilities. Credit loss from counterparty non-performance is not anticipated.

   Stilwell Credit Facility. On January 11, 2000, KCSI also entered into a new $200 million 364-day senior unsecured competitive advance/revolving credit facility. KCSI borrowed $125 million under this facility and used the proceeds to retire debt obligations as discussed above. Stilwell assumed this credit facility, including the $125 million borrowed thereunder, and upon such assumption, KCSI was released from all obligations thereunder. Stilwell repaid the $125 million in March 2000. The Company no longer has any borrowing capacity under this credit facility.

   New Compensation Program. In connection with the Spin-off, KCSI adopted a new compensation program (the "Compensation Program") under which (1) certain senior management employees were granted performance based KCSI stock options and (2) all management employees and those directors of KCSI who are not our employees (the "Outside Directors") became eligible to purchase a specified number of KCSI restricted shares and were granted a specified number of KCSI stock options for each restricted share purchased.

   The performance stock options have an exercise price of $5.75 per share, which was the mean trading price of KCSI Common stock on the New York Stock Exchange (the "NYSE") on July 13, 2000. These options expire at the end of 10 years, subject to certain early termination events. These options will vest and become exercisable in equal installments as KCSI's stock price achieves certain thresholds. One third of these options become exercisable upon meeting each threshold. Three years

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

from the date of grant, options not then exercisable become exercisable and then expire thirty days thereafter. Vesting will accelerate in the event of a KCSI board-approved change in control of KCSI, death or disability.

   The purchase price of the restricted shares, and the exercise price of the stock options granted in connection with the purchase of restricted shares, is based on the mean trading price of KCSI Common stock on the NYSE on the date the employee or Outside Director purchased restricted shares under the Compensation Program. Each eligible employee and Outside Director was allowed to purchase the restricted shares offered under the Compensation Program on one date out of a selection of dates offered. With respect to management employees, the number of shares available for purchase and the number of options granted in connection with shares purchased were based on the compensation level of the employees. Each Outside Director was granted the right to purchase up to 3,000 restricted shares of KCSI, with two KCSI stock options granted in connection with each restricted share purchased. Shares purchased are restricted from sale and the options are not exercisable for a period of three years for senior management and the Outside Directors and two years for other management employees. KCSI provided senior management and the Outside Directors with the option of using a sixty-day interest-bearing full recourse note to purchase these restricted shares. These loans accrued interest at 6.49% and were all paid in full by September 11, 2000.

   Management employees purchased 475,597 shares of KCSI restricted stock under the Compensation Program and 910,697 stock options were granted in connection with the purchase of those restricted shares. Outside Directors purchased a total of 9,000 shares of KCSI restricted stock under the Compensation Program and 18,000 KCSI stock options were granted in connection with the purchase of those shares.

   Dividends Suspended for KCSI Common Stock. During the first quarter of 2000, the Company's Board of Directors announced that, based upon a review of the Company's dividend policy in conjunction with the KCS Credit Facilities discussed above and in light of the anticipated Spin-off, it decided to suspend Common stock dividends of KCSI under the then-existing structure of the Company. This complies with the terms and covenants of the KCS Credit Facilities. It is not anticipated that KCSI will make any cash dividend payments to its common stockholders for the foreseeable future.

   Cash Flow Presentation of Income Tax Benefit Realized upon Exercise of Nonqualified Stock Options. In July 2000, the EITF released Issue No. 00-15, "Classification in the Statement of Cash Flows of the Income Tax Benefit Realized by a Company upon Employee Exercise of a Nonqualified Stock Option" ("EITF 00-15"). Companies receive an income tax deduction for the difference between the exercise price and the market price of a nonqualified stock option upon exercise by the employee. There is diversity in practice as some companies classify this tax benefit as an operating cash flow in the statement of cash flows, while other companies classify it as a financing activity. KCSI has historically classified this tax benefit as a financing activity in the statement of cash flows. The consensus reached by EITF 00-15 indicates that the income tax benefit realized upon employee exercise of nonqualified stock options should be classified in the operating section of the statement of cash flows. This consensus was effective for quarters ending after July 20, 2000 and comparative cash flow statements must be restated. The Company has adopted the provisions of EITF 00-15 which resulted in a reclassification of related cash flows provided by financing activities to cash flows provided by operating activities for each period presented.

                     KANSAS CITY SOUTHERN INDUSTRIES, INC.

Note 17. Litigation and Debt Refinancing Updates

   Duncan Case. On November 3, 1999, the Third Circuit Court of Appeals in Louisiana affirmed the judgment. Subsequently KCSR sought and obtained review of the case in the Supreme Court of Louisiana. On October 30, 2000 the Supreme Court of Louisiana entered its order affirming in part and reversing in part the judgment. The net effect of the Louisiana Supreme Court action was to reduce the allocation of negligence to KCSR and reduce the judgment, with interest, against KCSR from approximately $28 million to approximately $14.2 million (approximately $9.7 million of damages and $4.5 million of interest), which is in excess of KCSR's insurance coverage of $10 million for this case. KCSR filed an application for rehearing in the Supreme Court of Louisiana which was denied on January 5, 2001. KCSR then sought a stay of judgment in the Louisiana court. The Louisiana court denied the stay application on January 12, 2001. KCSR is currently evaluating its options of settling this case or seeking relief in the United States Supreme Court.

   The Company had previously recorded a liability of approximately $3.0 million for this case. Although management believes the Company has meritorious defenses and will continue to seek relief from the judgment, management believes, based on the Supreme Court of Louisiana's decision, that it is prudent to record an additional liability of $11.2 million and a receivable in the amount of $7.0 million representing the amount of the insurance coverage. This resulted in recording $4.2 million of net operating expense in the accompanying consolidated financial statements for the period ended September 30, 2000.

   Jaroslawicz Class Action. On October 3, 2000, a lawsuit was filed in the New York state Supreme Court purporting to be a class action on behalf of our preferred shareholders, and naming us, our Board of Directors and Stilwell Financial Inc. as defendants. This lawsuit seeks a declaration that the Spin-off was a defacto liquidation of us, alleges violation of directors' fiduciary duties to the preferred shareholders and also seeks a declaration that the preferred shareholders are entitled to receive the par value of their shares and other relief. The Company filed a motion to dismiss with prejudice in the New York State Supreme Court on December 22, 2000, but has not received a ruling on this motion. The Company and its counsel believe the suit to be groundless and will defend the matter vigorously.


   Debt Refinancing. During the third quarter of 2000, the Company completed a $200 million private offering of debt securities through its wholly owned subsidiary, The Kansas City Southern Railway Company ("KCSR"). The offering, completed pursuant to Rule 144A under the Securities Act of 1933 in the United States and Regulation S outside the United States, consisted of 8-year Senior Unsecured Notes. The Notes bear a fixed annual interest rate of 9.5% and are due on October 1, 2008. These Notes contain certain covenants typical of this type of debt instrument. Net proceeds from the offering of $196.5 million were used to refinance existing bank term debt, which was scheduled to mature on January 11, 2001 (see Note 16). Costs related to the issuance of these notes of approximately $4.1 million were deferred and are being amortized over the eight-year term of the Notes.

   In connection with this refinancing, the Company reported an extraordinary loss on the extinguishment of the bank term debt due January 11, 2001. The extraordinary loss was $1.1 million (net of income taxes of $0.7 million).

$200,000,000
[KCS LOGO].....................................................................


The Kansas City Southern Railway Company

Offer to Exchange All Outstanding
9 1/2% Senior Notes Due 2008
For 9 1/2% Senior Notes Due 2008,
Which Have Been Registered Under
the Securities Act of 1933

-------------------------------------------------------------------------------

   We have not authorized anyone to give you any information or to make any representations as to matters not stated in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date.

-------------------------------------------------------------------------------

   Until                 , 2001 (90 days after the date of this prospectus),
all dealers effecting transactions in the Exchange Notes, whether or not participating in this exchange offer, may be required to deliver a prospectus.

-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Registrants Incorporated or Organized Under Delaware Law

   KCSI, SIS Bulk Holding, Inc., PABTEX, L.P., KCS Transportation Company, Mid-South Microwave, Inc., Southern Industrial Services, Inc. and Trans-Serve, Inc. are each incorporated or organized under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Statute") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an "indemnified capacity"). The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

   Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that, subject to such standards and restrictions as may be set forth in the partnership agreement, a limited partnership has the power to indemnify any partner or other person from and against any and all claims and demands whatsoever.

   The bylaws of KCSI provide that each person who, at any time is, or shall have been, a director, officer, employee or agent of the KCSI, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a director, officer, employee or agent of KCSI, or served at the request of KCSI as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified against expense (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding to the full extent provided under Section 145 of the Delaware Statute.

   The certificate of incorporation and the bylaws of KCS Transportation Company provide that the directors and officers of the corporation shall be indemnified to the maximum extent permitted by law and that expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation as authorized by the Delaware Statute. The certificate of incorporation of KCS Transportation Company also provides that the corporation may maintain insurance, at its expense, to protect itself and any person serving in an indemnified capacity against such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware Statute.

   The bylaws of Mid-South Microwave, Inc. provide that it has the power to indemnify to the full extent authorized by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the corporation or any predecessor of the corporation or serves or served any other enterprise as director, officer or employee at the request of the corporation or any predecessor of the corporation.

   The certificate of incorporation and bylaws of Southern Industrial Services, Inc. provide that each person who, at any time is, or shall have been, a director, officer, employee or agent of the corporation, and who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a director, officer, employee or agent of the corporation, or served at the request of the corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified against expense (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding to the full extent provided under Section 145 of the Delaware Statute. The certificate of incorporation provides that the right to indemnification is a contractual right and includes the right to be paid by the corporation for expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it is determined ultimately that such director or officer is not entitled to be indemnified.

   The certificate of incorporation of SIS Bulk Holding, Inc. provides that the corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the corporation's Board of Directors, indemnify and advance expenses to any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The certificate of incorporation further provides that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

   The certificate of incorporation of each of KCSI, KCS Transportation Company, Southern Industrial Services, Inc. and SIS Bulk Holding, Inc. provides that to the fullest extent permitted by the Delaware Statute and any amendments thereto, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

   The Agreement of Limited Partnership (the "Partnership Agreement") of PABTEX, L.P. provides that the partnership, its receiver or its trustee shall indemnify and pay all judgments and claims against the general partner and its representatives relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the general partner and its representatives in connection with the business of the partnership, including attorneys' fees incurred by the general partner and its representatives in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, including all liabilities under federal and state securities laws (including the Securities Act) as permitted by law. The Partnership Agreement further provides that in the event of any action by the limited partner against the general partner and/or its representatives, including a partnership derivative suit, the partnership shall indemnify and pay all expenses of the general partner and its representatives, including attorneys' fees incurred in the defense of such action, if the general partner and its representatives are successful in such action. In addition, the Partnership Agreement provides that the partnership shall indemnify and pay all expenses, costs or liabilities of the general partner and its representatives who for the benefit of the partnership makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the partnership and who suffers any financial loss as the result of such action. Notwithstanding the above indemnification provisions, under the Partnership Agreement, neither the general partner nor any of its representatives is indemnified from any liability for fraud, bad faith, willful misconduct or gross negligence.

   In addition, KCSI has entered into indemnification agreements with its officers and directors. Those agreements are intended to supplement its officer and director liability insurance and provide the officers and directors with specific contractual assurance that the protection provided by its bylaws will continue to be available regardless of, among other things, an amendment to the bylaws or a change in management or control of KCSI. The indemnification agreements provide for prompt indemnification to the fullest extent permitted by law and for the prompt advancement of expenses, including attorneys' fees and all other costs and expenses incurred in connection with any action, suit or proceeding in which the director or officer is a witness or other participant, or to which the director or officer is a party, by reason (in whole or in part) of service in certain capacities. Under the indemnification agreements, KCSI's determinations of indemnity are made by a committee of disinterested directors unless a change in control of KCSI has occurred, in which case the determination is made by special independent counsel. The indemnification agreements also provide a mechanism to seek court relief if indemnification or expense advances are denied or not received within specified periods. Indemnification and advancement of expenses would also be provided in connection with court proceedings initiated to determine rights under the indemnification agreements and certain other matters.

Registrants Incorporated Under Missouri Law

   KCSR, Rice-Carden Corporation and Southern Development Company are each incorporated under the laws of the State of Missouri. Section 351.355 of the General and Business Corporation Law of Missouri (the "Missouri Statute") provides that a Missouri corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or in the right of the corporation, by reason of the fact that he is or was serving in an indemnified capacity against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been found liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the finding of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Where an officer or director is successful on the merits or otherwise in defense of any proceeding referred to above, the corporation must indemnify him against the expenses which he has actually and reasonably incurred.

   The Missouri Statute further provides that its provisions concerning indemnification are not exclusive of any other rights to which a person seeking indemnification may be entitled under a corporation's articles of incorporation or bylaws or any agreement, vote of shareholders or disinterested directors or otherwise. In addition, the Missouri Statute authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was serving in an indemnified capacity against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Missouri Statute.

   The Articles of Incorporation of KCSR, as amended, provide that the corporation shall indemnify each of its directors and officers to the full extent permitted by the Missouri Statute and, in addition, shall indemnify each of them against all expenses (including without limitation all attorneys' fees, judgments, fines and amounts paid in settlement) incurred by any of them in connection with any claim (including without limitation any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the corporation) by reason of the fact that they are or were serving the corporation or at the request of the corporation in any of the capacities referred to in the Missouri Statute or arising out of their status in any such capacity, provided that the corporation shall not indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Such Articles of Incorporation further provide that the corporation may, as it deems appropriate and as may be permitted by the Missouri Statute, indemnify any other person referred to in the Missouri Statute against any such expenses incurred by him in connection with any such claim by reason of the fact that they are or were serving the corporation or at the request of the corporation in any of such capacities or arising out of their status in any such capacity. In addition, such Articles of Incorporation authorize the corporation to give or supplement any of the above indemnifications by by-law, agreement or otherwise and fund them by insurance to the extent it deems appropriate and provides that such indemnification of officers and directors will survive elimination or modification of such Articles with respect to any such expenses incurred in connection with claims arising out of the acts or omissions occurring prior to such elimination or modification and persons to whom such indemnification is given shall be entitled to rely upon such indemnification as a contract with the corporation.

   The by-laws of KCSR provide that each person who at any time is, or shall have been, a director, officer, employee or agent of the corporation, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, serving in such capacity, or served at the request of the corporation in such capacity of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding to the full extent provided under the Missouri Statute.

Registrants Incorporated Under Illinois Law

   Gateway Eastern Railway Company and Gateway Western Railway Company are each incorporated under the laws of the State of Illinois. Section 8.75 of Illinois' Business Corporation Act of 1983 (the "Illinois Statute") provides that an Illinois corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was serving in an indemnified capacity against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been found liable to the corporation, unless, and only to the extent that the court in which the action or suit was brought determines upon application that, despite the finding of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Where an officer, director, employee or agent is successful on the merits or otherwise in defense of any proceeding referred to above, the corporation must indemnify such person against the expenses actually and reasonably incurred by such person.

   The Illinois Statute further provides that its provisions concerning indemnification are not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. In addition, the Illinois Statute authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was serving in an indemnified capacity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, regardless of whether the corporation would otherwise have the power to indemnify such person under the Illinois Statute.

   The Amended and Restated By-laws of Gateway Western Railway Company and the By-laws of Gateway Eastern Railway Company each provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Such By-laws contain similar provisions with respect to actions brought by or in the right of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been found liable for negligence or misconduct in the performance of his duty to the corporation, except to the extent the court in which the action or suit was brought determines upon application that, despite the finding of liability but in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for those expenses which the court determines proper. Such By-laws also provide that to the extent an officer, director, employee or agent is successful on the merits or otherwise in defense of any proceeding referred to above, the corporation must indemnify him against the expenses actually and reasonably incurred by him, and to the extent such person is not successful in such defense, he may be indemnified against expenses (including attorneys' fees) reasonably incurred by him in connection with the action, suit or proceeding, if authorized by (a) the board of directors by a majority vote of a quorum consisting of directors who were not party to the action, suit or proceeding, or (b) if that quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the shareholders. In addition, such By-laws provide for advancement of expenses prior to the final disposition of the action, suit or proceeding, as authorized by the board of directors in a specific case, upon receipt of an undertaking by or on behalf of the director, officer employee or agent to repay the amount, unless it is ultimately determined that he is entitled to indemnification by the corporation as authorized by such By-laws. Such By-laws further provide that the indemnification provided for in such By-laws is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of that person. Such By-laws also provide that the corporation may purchase and maintain insurance on behalf of any person who is or was serving in an indemnified capacity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, regardless of whether the corporation would otherwise have the power to indemnify such person under such By-laws.

Registrants Organized Under Texas Law

   Pabtex GP, LLC is organized under the laws of the State of Texas. Section
2.20 of the Texas Limited Liability Company Act ("TLLCA") provides that, subject to such standards and restrictions, if any, as are set forth in its articles of organization or in its regulations, a limited liability company has the power to indemnify managers, officers and other persons and purchase and maintain liability insurance for such persons. Section 2.01 of the TLLCA provides in pertinent part that each limited liability company shall have the power provided for a corporation under the Texas Business Corporation Act ("TBCA").

   The TBCA provides that a corporation may indemnify a person who was, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director only if it is determined in the manner set forth in the statute that the person conducted himself in good faith; reasonably believed, in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests, and in all other cases, that his conduct was at least not opposed to the corporation's best interests; and in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under the TBCA, except as described below, a director may not be indemnified in respect of a proceeding in which the person is found liable on the basis that he improperly received personal benefit or in which the person is found liable to the corporation. A person may be indemnified under the TBCA against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding; but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly derived by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. The TBCA further provides that a corporation shall indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named a defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. A corporation may pay or reimburse reasonable expenses incurred by a director in advance of the final disposition of a proceeding and without the determination of indemnification or authorization of indemnification required by the statute if the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under the TBCA and a written undertaking by or on behalf of the director to repay the amount advanced if it is ultimately determined that he has not met the standard or that indemnification of such person against such expenses is prohibited by the TBCA. A provision in the corporation's articles of organization, bylaws, a resolution of shareholders or directors, or an agreement that makes mandatory the advancement of such expenses is deemed to constitute authorization of the advancement of such expenses. A corporation may indemnify and advance expenses to an officer, employee or agent of the corporation, or to persons who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity, to the same extent that it may indemnify and advance expenses to directors, and to such further extent, consistent with law, as may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract or as permitted or required by common law. In addition, under the TBCA, a corporation may purchase and maintain insurance or another arrangement on behalf of any such any person serving in any such indemnified capacity against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under the TBCA., however, if the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the corporation would not have the power to indemnify the person only if including coverage for the additional liability has been approved by the shareholders of the corporation. The TBCA further provides that the articles of incorporation of a corporation may restrict the circumstances under which the corporation is required or permitted to indemnify a person under certain sections of the TBCA.

   The Articles of Organization of PABTEX GP, LLC provide that the company shall indemnify any person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person (i) is or was a member or officer of the company or (ii) while a member or officer of the company, is or was serving at the request of the company as a director, manager, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent that a limited liability company may grant indemnification to a member under the TLLCA and the TBCA. Such Articles further provide that such right is a contract right and runs to the benefit of any member or officer who is elected and accepts the position of member or officer of the company or elects to continue to serve as a member or officer of the company while the Article covering indemnification is in effect. Such right includes the right to be paid or reimbursed by the company for expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the TLLCA and the TBCA. If a claim for indemnification or advancement of expenses is not paid in full by the company within 90 days after a written claim has been received by the company, the claimant may at any time thereafter bring suit against the company to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant is entitled to be paid also the expenses of prosecuting such claim. Under such Articles, the company may additionally indemnify any person covered by the grant of mandatory indemnification set forth above to such further extent as is permitted by law and may indemnify any other person to the fullest extent permitted by law. To the extent permitted by then applicable law, the grant of mandatory indemnification to any person as set forth above extends to proceedings involving the negligence of such person. As used in such Articles and in the TBCA, the term "proceeding" is defined as any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

   The Regulations of PABTEX GP, LLC provide that, subject to the limitations and conditions described below, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in such an action, suit or proceeding, by reason of the fact that such person is or was a member of the company or while such member of the company is or was serving at the request of the company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise shall be indemnified by the company to the fullest extent permitted by the TLLCA against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by such person in connection with such action, suit or proceeding. The Regulations further provide that such indemnification rights are contract rights and it is expressly acknowledged that the indemnification provided in the Regulations could involve indemnification for negligence or under theories of strict liabilities.

   The Regulations further provide that the company shall indemnify and advance expenses to an officer of the company to the extent required to do so by the TLLCA or other applicable law. The company, by adoption of a resolution of the member, may indemnify and advance expenses to an officer, employee or agent of the company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to the member, and may indemnify and advance expenses to persons who are or were serving at the request of the company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against any liability asserted against such person and incurred by such person in such a capacity arising out of its status as such a person to the same extent that the company may indemnify and advance expenses to the member.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits

     Exhibit No. Description
     ----------- -----------
     1.1         Purchase Agreement

     3.1         Restated Certificate of Incorporation of Kansas City Southern
                 Industries, Inc.("KCSI"), as amended

     3.2         By-Laws of Kansas City Southern Industries, Inc. , as amended and restated September 17, 1998, is attached hereto as Exhibit
                 3.2

     3.3         Articles of Association of The Kansas City Southern Railway
                 Company (a Missouri corporation)

     3.4         Bylaws of The Kansas City Southern Railway Company

     3.5         Articles of Incorporation of Gateway Eastern Railway Company
                 (an Illinois corporation)

     3.6         By-laws of Gateway Eastern Railway Company

     3.7 Amended and Restated Articles of Amendment and Third Amended and Restated Articles of Incorporation of Gateway Western
                 Railway Company (an Illinois corporation)

     3.8         Amended and Restated By-laws of Gateway Western Railway
                 Company

     3.9         Certificate of Incorporation of KCS Transportation Company

     3.10        Bylaws of KCS Transportation Company

     3.11 Certificate of Incorporation of Mid-South Microwave, Inc., as corrected

     3.12        By-laws of Mid-South Microwave, Inc.

     3.13        Articles of Incorporation of Rice-Carden Corporation (a
                 Missouri corporation)

     3.14        By-laws of Rice-Carden Corporation

     3.15        Articles of Incorporation of Southern Development Company (a
                 Missouri corporation)

     3.16        By-laws of Southern Development Company

     3.17        Certificate of Incorporation of Southern Industrial Services,
                 Inc., as amended

     3.18        Bylaws of Southern Industrial Services, Inc.

     Exhibit No. Description
     ----------- -----------
     3.19        Certificate of Incorporation of Trans-Serve, Inc.

     3.20        By-laws of Trans-Serve, Inc.

     3.21        Certificate of Incorporation of SIS Bulk Holding, Inc.

     3.22        Bylaws of SIS Bulk Holding, Inc.

     3.23        Certificate of Conversion of Global Terminaling Services, Inc.
                 into PABTEX, L.P.

     3.24        Certificate of Limited Partnership of PABTEX, L.P.

     3.25        Agreement of Limited Partnership of PABTEX, L.P.

     3.26        Articles of Organization of PABTEX GP, LLC

     3.27        Regulations of PABTEX GP, LLC

     4.1 Indenture, dated as of September 27, 2000, among the Issuer, the Note Guarantors party thereto and The Bank of New York, as trustee

     4.2         Form of Exchange Note (included as Exhibit B to Exhibit 4.1)

     4.3         Exchange and Registration Rights Agreement, dated as of
                 September 27, 2000, among the Issuer, the Note Guarantors party thereto and the Initial Purchasers

     4.4         The Indenture, dated July 1, 1992 between Kansas City Southern
                 Industries, Inc. and The Chase Manhattan Bank (the "1992
                 Indenture"), which is attached as Exhibit 4 to KCSI's Shelf
                 Registration of $300 million of Debt Securities on Form S-3 filed June 19, 1992 (Commission File No. 33-47198) and as
                 Exhibit 4(a) to the Company's Form S-3 filed March 29, 1993
                 (Commission File No. 33-60192) registering $200 million of
                 Debt Securities, is hereby incorporated by reference as
                 Exhibit 4.4

     4.4.1       Supplemental Indenture dated December 17, 1999 to the 1992
                 Indenture with respect to the 7.875% Notes Due July 1, 2002 issued pursuant to the 1992 Indenture, which is attached as
                 Exhibit 4.5.1 to KCSI's Form 10-K for the fiscal year ended
                 December 31, 1999 (Commission File No. 1-4717), is hereby incorporated by reference as Exhibit 4.4.1

     4.4.2       Supplemental Indenture dated December 17, 1999 to the 1992
                 Indenture with respect to the 6.625% Notes Due March 1, 2005 issued pursuant to the 1992 Indenture, which is attached as
                 Exhibit 4.5.2 to KCSI's Form 10-K for the fiscal year ended
                 December 31, 1999 (Commission File No. 1-4717), is hereby incorporated by reference as Exhibit 4.4.2

     4.4.3       Supplemental Indenture dated December 17, 1999 to the 1992
                 Indenture with respect to the 8.8% Debentures Due July 1, 2022 issued pursuant to the 1992 Indenture, which is attached as
                 Exhibit 4.5.3 to KCSI's Form 10-K for the fiscal year ended
                 December 31, 1999 (Commission File No. 1-4717), is hereby incorporated by reference as Exhibit 4.4.3

     4.4.4       Supplemental Indenture dated December 17, 1999 to the 1992
                 Indenture with respect to the 7% Debentures Due December 15,
                 2025 issued pursuant to the 1992 Indenture, which is attached as Exhibit 4.5.4 to KCSI's Form 10-K for the fiscal year ended
                 December 31, 1999 (Commission File No. 1-4717), is hereby incorporated by reference as Exhibit 4.4.4

     4.5         Exhibit 99 to KCSI's Form 8-A dated October 24, 1995
                 (Commission File No.
                 1-4717), which is the Stockholder Rights Agreement by and between KCSI and Harris Trust and Savings Bank dated as of September 19, 1995, is hereby incorporated by reference as
                 Exhibit 4.5

     Exhibit No. Description
     ----------- -----------
     5.1*        Opinion of Sonnenschein Nath & Rosenthal regarding the
                 validity of the securities offered hereby

     8.1* Opinion of Sonnenschein Nath & Rosenthal regarding federal income tax consequences

     10.1        Exhibit I to KCSI's Form 10-K for the fiscal year ended
                 December 31, 1987 (Commission File No. 1-4717), The Director
                 Indemnification Agreement, is hereby incorporated by reference as Exhibit 10.1

     10.2        Exhibit B to KCSI's Definitive Proxy Statement for 1987 Annual
                 Stockholder Meeting dated April 6, 1987, The Director
                 Indemnification Agreement, is hereby incorporated by reference as Exhibit 10.2

     10.3        The 1992 Indenture, which is incorporated by reference as
                 Exhibit 4.4 hereto, is hereby incorporated by reference as
                 Exhibit 10.3

     10.3.1      Supplemental Indenture dated December 17, 1999 to the 1992
                 Indenture between the Company and The Chase Manhattan Bank with respect to the 7.875% Notes Due July 1, 2002 issued pursuant to the 1992 Indenture, which is incorporated by reference as Exhibit 4.4.1 hereto, is hereby incorporated by reference as Exhibit 10.3.1

     10.3.2      Supplemental Indenture dated December 17, 1999 to the 1992
                 Indenture with respect to the 6.625% Notes Due March 1, 2005 issued pursuant to the 1992 Indenture, which is incorporated by reference as Exhibit 4.4.2 hereto, is hereby incorporated by reference as Exhibit 10.3.2

     10.3.3      Supplemental Indenture dated December 17, 1999 to the 1992
                 Indenture with respect to the 8.8% Debentures Due July 1, 2022 issued pursuant to the 1992 Indenture, which is incorporated by reference as Exhibit 4.4.3 hereto, is hereby incorporated by reference as Exhibit 10.3.3

     10.3.4      Supplemental Indenture dated December 17, 1999 to the 1992
                 Indenture with respect to the 7% Debentures Due December 15,
                 2025 issued pursuant to the 1992 Indenture, which is incorporated by reference as Exhibit 4.4.4 hereto, is hereby incorporated by reference as Exhibit 10.3.4

     10.4        Exhibit H to KCSI's Form 10-K for the fiscal year ended
                 December 31, 1987 (Commission File No. 1-4717), The Officer
                 Indemnification Agreement, is hereby incorporated by reference as Exhibit 10.4

     10.5        Exhibit 10.1 to KCSI's Form 10-Q for the period ended March
                 31, 1997 (Commission File No. 1-4717), The Kansas City
                 Southern Railway Company Directors' Deferred Fee Plan as adopted August 20, 1982 and the amendment thereto effective
                 March 19, 1997 to such plan, is hereby incorporated by reference as Exhibit 10.5

     10.6        Exhibit 10.4 to KCSI's Form 10-K for the fiscal year ended
                 December 31, 1990 (Commission File No. 1-4717), Description of
                 KCSI's 1991 incentive compensation plan, is hereby incorporated by reference as Exhibit 10.6

     10.7 Exhibit 10.1 to KCSI's Form 10-Q for the quarterly period ended June 30, 1997 (Commission File No. 1-4717), Five-Year
                 Competitive Advance and Revolving Credit Facility Agreement dated May 2, 1997, by and between KCSI and the lenders named therein, is hereby incorporated by reference as Exhibit 10.7

     Exhibit No. Description
     ----------- -----------
     10.8        Tax Disaffiliation Agreement, dated October 23, 1995, by and between KCSI and DST Systems, Inc., is attached hereto as
                 Exhibit 10.8

     10.9        Exhibit 4.8 to KCSI's Form S-8 filed on December 14, 2000,
                 Kansas City Southern Industries, Inc. 401(k) and Profit
                 Sharing Plan, is hereby incorporated by reference as Exhibit
                 10.9

     10.10       Assignment, Consent and Acceptance Agreement, dated August 10,
                 1999, by and between DST Systems, Inc., KCSI and Stilwell
                 Financial, Inc., is attached hereto as Exhibit 10.10

     10.11       Exhibit 10.18 to KCSI's Form 10-K for the year ended December
                 31, 1996 (Commission File No. 1-4717), Directors Deferred Fee
                 Plan, adopted August 20, 1982, amended and restated February
                 1, 1997, is hereby incorporated by reference as Exhibit 10.11

     10.12 Exhibit 10.1 to KCSI's Form 10-Q for the quarterly period ended June 30, 1999 (Commission File No. 1-4717), Kansas City
                 Southern Industries, Inc. 1991 Amended and Restated Stock
                 Option and Performance Award Plan, as amended and restated effective as of May 6, 1999, is hereby incorporated by reference as Exhibit 10.12

     10.13       Exhibit 10.15 to KCSI's Form 10-K for the year ended December
                 31, 1998 (Commission File No. 1-4717), Employment Agreement, as amended and restated January 1, 1999, by and between Kansas
                 City Southern Industries, Inc., The Kansas City Southern
                 Railway Company and Michael R. Haverty, is hereby incorporated by reference as Exhibit 10.13

     10.14       Employment Agreement, dated January 1, 1999, by and between
                 The Kansas City Southern Railway Company, Kansas City Southern
                 Industries, Inc. and Gerald K. Davies is attached hereto as
                 Exhibit 10.14.

     10.15 Employment Agreement, as amended and restated January 1, 1999, by and between Kansas City Southern Lines, Inc., Kansas City
                 Southern Industries, Inc. and Robert H. Berry is attached hereto as Exhibit 10.15

     10.16 Employment Agreement, as amended and restated January 1, 1999, by and between Kansas City Southern Lines, Inc., Kansas City
                 Southern Industries, Inc. and Richard P. Bruening is attached hereto as Exhibit 10.16

     10.17 Employment Agreement, as amended and restated January 1, 1999, by and between Kansas City Southern Lines, Inc., Kansas City
                 Southern Industries, Inc. and Louis G. Van Horn is attached hereto as Exhibit 10.17

     10.18       Exhibit 10.18 to KCSI's Form 10-K for the year ended December
                 31, 1998 (Commission File No. 1-4717), Kansas City Southern
                 Industries, Inc. Executive Plan, as amended and restated effective November 17, 1998, is hereby incorporated by reference as Exhibit 10.18

     10.19       Exhibit 10.19 to KCSI's Form 10-K/A for the year ended
                 December 31, 1998 (Commission File No. 1-4717), Stock Purchase
                 Agreement, dated April 13, 1984, by and among Kansas City
                 Southern Industries, Inc., Thomas H. Bailey, William C.
                 Mangus, Bernard E. Niedermeyer III, Michael Stolper, and Jack
                 R. Thompson is hereby incorporated by reference as Exhibit
                 10.19

     10.19.1     Exhibit 10.19.1 to KCSI's Form 10-K/A for the year ended
                 December 31, 1998 (Commission File No. 1-4717), Amendment to
                 Stock Purchase Agreement, dated January 4, 1985, by and among
                 Kansas City Southern Industries, Inc., Thomas H. Bailey,
                 Bernard E. Niedermeyer III, Michael Stolper, and Jack R.
                 Thompson is hereby incorporated by reference as Exhibit
                 10.19.1

     Exhibit No. Description
     ----------- -----------
     10.19.2     Exhibit 10.19.2 to KCSI's Form 10-K/A for the year ended
                 December 31, 1998 (Commission File No. 1-4717), Second
                 Amendment to Stock Purchase Agreement, dated March 18, 1988, by and among Kansas City Southern Industries, Inc., Thomas H.
                 Bailey, Michael Stolper, and Jack R. Thompson is hereby
                 incorporated by reference as Exhibit 10.19.2

     10.19.3     Exhibit 10.19.3 to KCSI's Form 10-K/A for the year ended
                 December 31, 1998 (Commission File No. 1-4717), Third
                 Amendment to Stock Purchase Agreement, dated February 5, 1990, by and among Kansas City Southern Industries, Inc., Thomas H.
                 Bailey, Michael Stolper, and Jack R. Thompson is hereby incorporated by reference as Exhibit 10.19.3

     10.19.4     Exhibit 10.19.4 to KCSI's Form 10-K/A for the year ended
                 December 31, 1998 (Commission File No. 1-4717), Fourth
                 Amendment to Stock Purchase Agreement, dated January 1, 1991, by and among Kansas City Southern Industries, Inc., Thomas H.
                 Bailey, Michael Stolper, and Jack R. Thompson is hereby incorporated by reference as Exhibit 10.19.4

     10.19.5     Exhibit 10.19.5 to KCSI's Form 10-K/A for the year ended
                 December 31, 1998 (Commission File No. 1-4717), Assignment and
                 Assumption Agreement and Fifth Amendment to Stock Purchase
                 Agreement, dated November 19, 1999, by and among Kansas City
                 Southern Industries, Inc., Stilwell Financial, Inc., Thomas H.
                 Bailey and Michael Stolper is hereby incorporated by reference as Exhibit 10.19.5

     10.20       Exhibit 10.19 to KCSI's Form 10-K for the year ended December
                 31, 1999 (Commission File No. 1-4717), Credit Agreement dated as of January 11, 2000 among Kansas City Southern Industries,
                 Inc., The Kansas City Southern Railway Company and the lenders named therein, is hereby incorporated by reference as Exhibit
                 10.20

     10.21       Exhibit 10.20 to KCSI's Form 10-K for the year ended December
                 31, 1999, 364-day Competitive Advance and Revolving Credit
                 Facility Agreement dated as of January 11, 2000 among Kansas
                 City Southern Industries, Inc. and the lenders named therein, is hereby incorporated by reference as Exhibit 10.21

     10.22       Exhibit 10.21 to KCSI's Form 10-K for the year ended December
                 31, 1999, Assignment, Assumption and Amendment Agreement dated as of January 11, 2000, among Kansas City Southern Industries,
                 Inc., Stilwell Financial, Inc. and The Chase Manhattan Bank, as agent for the lenders named in the 364-day Competitive
                 Advance and Revolving Credit Facility Agreement, which is incorporated by reference as Exhibit 10.21, is hereby incorporated by reference as Exhibit 10.22

     10.23       Intercompany Agreement, dated as of August 16, 1999, between
                 Kansas City Southern Industries, Inc. and Stilwell Financial
                 Inc. is attached hereto as Exhibit 10.23

     10.24 Tax Disaffiliation Agreement, dated as of August 16, 1999, between Kansas City Southern Industries, Inc. and Stilwell
                 Financial Inc. is attached hereto as Exhibit 10.24

     12.1        Statement re: computation of ratios

     21.1        Subsidiaries of the Registrants

     23.1        Consent of PricewaterhouseCoopers LLP

     23.2*       Consent of Sonnenschein Nath & Rosenthal (included in Exhibits
                 5.1 and 8.1)

     Exhibit No. Description
     ----------- -----------
     24.1        Powers of Attorney (included on the signature pages)

     25.1        Statement of Eligibility of Trustee on Form T-1 under the
                 Trust Indenture Act of 1939 of The Bank of New York

     99.1        Form of Letter of Transmittal

     99.2        Form of Notice of Guaranteed Delivery

     99.3        Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                 Companies and Other Nominees

     99.4        Form of Letter to Clients

    --------
    *To be filed by amendment

   (b) Financial Statement Schedules

      No financial statement schedules are required to be filed herewith pursuant to this Item.

Item 22. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrants hereby undertake:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

   The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequently to the effective date of the registration statement through the date of responding to the request.

   The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, state of Missouri, on January 24, 2001.

                                          Kansas City Southern Industries,
                                           Inc.

                                                    /s/ M. R. Haverty
                                          By: _________________________________
                                                    Michael R. Haverty
                                                 Chairman of the Board of
                                              Directors; President and Chief
                                                    Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. Haverty, Gerald K. Davies, Robert H. Berry and Richard P. Bruening, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 24, 2001 by the following persons in the capacities indicated.

                 Signature                                     Title
                 ---------                                     -----


             /s/ M. R. Haverty              Chairman of the Board of Directors;
___________________________________________   President and Chief Executive Officer
            Michael R. Haverty

            /s/ Robert H. Berry             Senior Vice President and Chief Financial
___________________________________________   Officer
              Robert H. Berry

            /s/ Louis Van Horn              Vice President and Comptroller
___________________________________________
             Louis G. Van Horn

            /s/ Landon Rowland              Director
___________________________________________
             Landon H. Rowland

                                            Director
___________________________________________
             A. Edward Allinson


                 Signature                                     Title
                 ---------                                     -----


            /s/ Michael G. Fitt             Director
___________________________________________
              Michael G. Fitt

            /s/ James R. Jones              Director
___________________________________________
              James R. Jones

           /s/ Byron G. Thompson            Director
___________________________________________
             Byron G. Thompson



                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, state of Missouri, on January 24, 2001.

                                          The Kansas City Southern Railway
                                           Company

                                                     /s/ M. R. Haverty
                                          By:
                                             __________________________________
                                                    Michael R. Haverty
                                                 Chairman of the Board of
                                              Directors; President and Chief
                                                     Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. Haverty, Gerald K. Davies, Robert H. Berry and Richard P. Bruening, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed January 24, 2001 by the following persons in the capacities indicated.

                 Signature                                     Title
                 ---------                                     -----


             /s/ M. R. Haverty              Chairman of the Board of Directors;
___________________________________________   President and Chief Executive Officer
            Michael R. Haverty

            /s/ Robert H. Berry             Senior Vice President and Chief Financial
___________________________________________   Officer; Director
              Robert H. Berry

            /s/ Louis Van Horn              Vice President and Comptroller
___________________________________________
             Louis G. Van Horn

           /s/ Gerald K. Davies             Director
___________________________________________
             Gerald K. Davies

           /s/ Richard Bruening             Director
___________________________________________
            Richard P. Bruening

            /s/ Albert W. Rees              Director
___________________________________________
              Albert W. Rees


                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, state of Missouri, on January 24, 2001.

                                          Gateway Eastern Railway Company

                                                     /s/ M. R. Haverty
                                          By: _________________________________
                                                    Michael R. Haverty
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. Haverty, Gerald K. Davies, Richard
P. Bruening and Thomas G. King, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 24, 2001 by the following persons in the capacities indicated.

                 Signature                                     Title
                 ---------                                     -----


             /s/ M. R. Haverty              Chairman of the Board and Chief Executive
___________________________________________   Officer
            Michael R. Haverty

           /s/ Gerald K. Davies             President and General Manager; Director
___________________________________________
             Gerald K. Davies

            /s/ Thomas G. King              Vice President and Treasurer
___________________________________________   (Principal Financial Officer
              Thomas G. King                  and Accounting Officer)

            /s/ Albert W. Rees              Director
___________________________________________
              Albert W. Rees


                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, state of Missouri, on January 24, 2001.

                                          Gateway Western Railway Company

                                                   /s/ Gerald K. Davies
                                          By:
                                             __________________________________
                                                     Gerald K. Davies
                                              President and General Manager

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. Haverty, Gerald K. Davies, Richard
P. Bruening, and Thomas G. King, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 24, 2001 by the following persons in the capacities indicated.


                 Signature                                     Title
                 ---------                                     -----


             /s/ M. R. Haverty              Chairman of the Board and Chief Executive
___________________________________________  Officer
            Michael R. Haverty

           /s/ Gerald K. Davies             President and General Manager; Director
___________________________________________
             Gerald K. Davies

            /s/ Thomas G. King              Vice President and Treasurer
___________________________________________  (Principal Financial Officer and
              Thomas G. King                 Accounting Officer)

            /s/ Albert W. Rees              Director
___________________________________________
              Albert W. Rees

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, state of Missouri, on January 24, 2001.

                                          SIS Bulk Holding, Inc.

                                                /s/ Michael R. Haverty
                                          By: _________________________________
                                                    Michael R. Haverty
                                                        President

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. Haverty, Robert H. Berry, Richard P. Bruening, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 24, 2001 by the following persons in the capacities indicated.

                 Signature                                     Title
                 ---------                                     -----


        /s/ Michael R. Haverty              President; Director
___________________________________________
            Michael R. Haverty

          /s/ Robert H. Berry               Vice President and Treasurer
___________________________________________   (Principal Financial Officer)
              Robert H. Berry

         /s/ Louis G. Van Horn              Vice President and Controller
___________________________________________
             Louis G. Van Horn

         /s/ Gerald K. Davies               Director
___________________________________________
             Gerald K. Davies

        /s/ Richard P. Bruening             Director
___________________________________________
            Richard P. Bruening


                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, state of Missouri, on January 24, 2001.

                                          KCS Transportation Company

                                                    /s/ M. R. Haverty
                                          By: _________________________________
                                                    Michael R. Haverty
                                                      President and
                                                 Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. Haverty, Gerald K. Davies, Richard
P. Bruening and Thomas G. King and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 24, 2001 by the following persons in the capacities indicated.

                 Signature                                     Title
                 ---------                                     -----


            /s/ M. R. Haverty               President and Chief Executive Officer;
___________________________________________   Director
            Michael R. Haverty


            /s/ Thomas G. King              Vice President and Treasurer
___________________________________________   (Principal Financial Officer and
              Thomas G. King                  Accounting Officer)
                                            Director
___________________________________________
           Edmund J. Boyce, Jr.

           /s/ Gerald K. Davies             Director
___________________________________________
             Gerald K. Davies


                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, state of Missouri, on January 24, 2001.

                                          Mid-South Microwave, Inc.

                                                   /s/ M. R. Haverty
                                          By: _________________________________
                                                    Michael R. Haverty
                                                        President

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. Haverty, Robert H. Berry and Richard
P. Bruening, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 24, 2001 by the following persons in the capacities indicated.

                 Signature                                     Title
                 ---------                                     -----


            /s/ M. R. Haverty               President; Director
___________________________________________
            Michael R. Haverty

           /s/ Robert H. Berry              Vice President and Treasurer, Director
___________________________________________   (Principal Financial Officer and
              Robert H. Berry                 Accounting Officer)

         /s/ Richard P. Bruening            Director
___________________________________________
            Richard P. Bruening

           /s/ Louis Van Horn               Director
___________________________________________
             Louis G. Van Horn


                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, state of Missouri, on January 24, 2001.

                                          Rice-Carden Corporation

                                                   /s/ M. R. Haverty
                                          By:
                                             __________________________________
                                                    Michael R. Haverty
                                                         President

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. Haverty, Robert H. Berry and Richard
P. Bruening, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 24, 2001 by the following persons in the capacities indicated.

                 Signature                                     Title
                 ---------                                     -----


            /s/ M. R. Haverty               President; Director
___________________________________________
            Michael R. Haverty

           /s/ Robert H. Berry              Vice President and Treasurer; Director
___________________________________________  (Principal Financial Officer)
              Robert H. Berry

            /s/Louis Van Horn               Vice President and Controller; Director
___________________________________________
             Louis G. Van Horn

          /s/ Richard Bruening              Director
___________________________________________
            Richard P. Bruening

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, state of Missouri, on January 24, 2001.

                                          Southern Development Company

                                                    /s/ M. R. Haverty
                                          By: _________________________________
                                                     Michael R. Haverty
                                                         President

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. Haverty, Robert H. Berry and Richard
P. Bruening, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 24, 2001 by the following persons in the capacities indicated.

                 Signature                                     Title
                 ---------                                     -----


            /s/ M. R. Haverty               President; Director
___________________________________________
            Michael R. Haverty

           /s/ Robert H. Berry              Vice President and Treasurer; Director
___________________________________________   (Principal Financial Officer)
              Robert H. Berry

           /s/ Louis Van Horn               Vice President and Comptroller; Director
___________________________________________
             Louis G. Van Horn

          /s/ Richard Bruening              Director
___________________________________________
            Richard P. Bruening


                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, state of Missouri, on January 24, 2001.

                                          Southern Industrial Services, Inc.

                                                     /s/ M. R. Haverty
                                          By: _________________________________
                                                    Michael R. Haverty
                                                         President

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. Haverty, Robert H. Berry and Richard
P. Bruening, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 24, 2001 by the following persons in the capacities indicated.

                 Signature                                     Title
                 ---------                                     -----


             /s/ M. R. Haverty              President; Director
___________________________________________
            Michael R. Haverty

            /s/ Robert H. Berry             Vice President and Treasurer; Director
___________________________________________   (Principal Financial Officer and
              Robert H. Berry                 Accounting Officer)

          /s/ Richard P. Bruening           Director
___________________________________________
            Richard P. Bruening


                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, state of Missouri, on January 24, 2001.

                                          Trans-Serve, Inc.

                                                    /s/ Albert W. Rees
                                          By: _________________________________
                                                       Albert W. Rees
                                                         President

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Albert W. Rees, Robert H. Berry and Richard P. Bruening, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 24, 2001 by the following persons in the capacities indicated.

                 Signature                                     Title
                 ---------                                     -----


           /s/ Albert W. Rees               President; Director
___________________________________________
              Albert W. Rees

           /s/ Robert H. Berry              Vice President and Treasurer; Director
___________________________________________   (Principal Financial Officer)
              Robert H. Berry

           /s/ Louis Van Horn               Vice President and Controller
___________________________________________
             Louis G. Van Horn

         /s/ Richard P. Bruening            Director
___________________________________________
            Richard P. Bruening


                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, state of Missouri, on January 24, 2001.

                                          Pabtex GP, LLC

                                          By: Southern Industrial Services,
                                           Inc., its
                                              sole member

                                                /s/ Michael R. Haverty
                                              By: _____________________________
                                                     Michael R. Haverty
                                                         President

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. Haverty, Robert H. Berry and Richard
P. Bruening, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 24, 2001 by the following persons in the capacities indicated.

              Signature                                   Title
              ---------                                   -----

      /s/ Michael R. Haverty           President and Director of Southern
______________________________________  Industrial Services, Inc.
          Michael R. Haverty

       /s/ Robert H. Berry             Vice President and Treasurer and Director
______________________________________  of Southern Industrial Services, Inc.
           Robert H. Berry

     /s/ Richard P. Bruening           Director of Southern Industrial Services,
______________________________________  Inc.
         Richard P. Bruening

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, state of Missouri, on January 24, 2001.

                                     Pabtex , L.P.

                                     By: Pabtex GP, LLC, its General Partner

                                          By: Southern Industrial Services,
                                           Inc.,
                                              the sole member of Pabtex GP,
                                               LLC

                                                    /s/ Michael R. Haverty
                                              By: _____________________________
                                                        Michael R. Haverty
                                                            President

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. Haverty, Robert H. Berry and Richard
P. Bruening, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on January 24, 2001 by the following persons in the capacities indicated.

                 Signature                                     Title
                 ---------                                     -----

        /s/ Michael R. Haverty              President and Director of Southern
___________________________________________   Industrial Services, Inc.
            Michael R. Haverty

          /s/ Robert H. Berry               Vice President and Treasurer and Director
___________________________________________   of Southern Industrial Services, Inc.
              Robert H. Berry

        /s/ Richard P. Bruening             Director of Southern Industrial Services,
___________________________________________   Inc.
            Richard P. Bruening

                                 EXHIBIT INDEX

     Exhibit No. Description
     ----------- -----------
     1.1         Purchase Agreement

     3.1         Restated Certificate of Incorporation of Kansas City Southern
                 Industries, Inc.("KCSI"), as amended

     3.2 By-Laws of Kansas City Southern Industries, Inc. , as amended and restated September 17, 1998, is attached hereto as Exhibit
                 3.2.

     3.3         Articles of Association of The Kansas City Southern Railway
                 Company (a Missouri corporation)

     3.4         Bylaws of The Kansas City Southern Railway Company

     3.5         Articles of Incorporation of Gateway Eastern Railway Company
                 (an Illinois corporation)

     3.6         By-laws of Gateway Eastern Railway Company

     3.7 Amended and Restated Articles of Amendment and Third Amended and Restated Articles of Incorporation of Gateway Western
                 Railway Company (an Illinois corporation)

     3.8         Amended and Restated By-laws of Gateway Western Railway
                 Company

     3.9         Certificate of Incorporation of KCS Transportation Company

     3.10        Bylaws of KCS Transportation Company

     3.11 Certificate of Incorporation of Mid-South Microwave, Inc., as corrected

     3.12        By-laws of Mid-South Microwave, Inc.

     3.13        Articles of Incorporation of Rice-Carden Corporation (a
                 Missouri corporation)

     3.14        By-laws of Rice-Carden Corporation

     3.15        Articles of Incorporation of Southern Development Company (a
                 Missouri corporation)

     3.16        By-laws of Southern Development Company

     3.17        Certificate of Incorporation of Southern Industrial Services,
                 Inc., as amended

     3.18        Bylaws of Southern Industrial Services, Inc.

     3.19        Certificate of Incorporation of Trans-Serve, Inc.

     3.20        By-laws of Trans-Serve, Inc.

     3.21        Certificate of Incorporation of SIS Bulk Holding, Inc.

     3.22        Bylaws of SIS Bulk Holding, Inc.

     3.23        Certificate of Conversion of Global Terminaling Services, Inc.
                 into PABTEX, L.P.

     3.24        Certificate of Limited Partnership of PABTEX, L.P.

     3.25        Agreement of Limited Partnership of PABTEX, L.P.

     3.26        Articles of Organization of PABTEX GP, LLC

     3.27        Regulations of PABTEX GP, LLC

     4.1 Indenture, dated as of September 27, 2000, among the Issuer, the Note Guarantors party thereto and The Bank of New York, as trustee


     Exhibit No. Description
     ----------- -----------
     4.2         Form of Exchange Note (included as Exhibit B to Exhibit 4.1)

     4.3         Exchange and Registration Rights Agreement, dated as of
                 September 27, 2000, among the Issuer, the Note Guarantors party thereto and the Initial Purchasers

     4.4         The Indenture, dated July 1, 1992 between Kansas City Southern
                 Industries, Inc. and The Chase Manhattan Bank (the "1992
                 Indenture"), which is attached as Exhibit 4 to KCSI's Shelf
                 Registration of $300 million of Debt Securities on Form S-3 filed June 19, 1992 (Commission File No. 33-47198) and as
                 Exhibit 4(a) to the Company's Form S-3 filed March 29, 1993
                 (Commission File No. 33-60192) registering $200 million of
                 Debt Securities, is hereby incorporated by reference as
                 Exhibit 4.4

     4.4.1       Supplemental Indenture dated December 17, 1999 to the 1992
                 Indenture with respect to the 7.875% Notes Due July 1, 2002 issued pursuant to the 1992 Indenture, which is attached as
                 Exhibit 4.5.1 to KCSI's Form 10-K for the fiscal year ended
                 December 31, 1999 (Commission File No. 1-4717), is hereby incorporated by reference as Exhibit 4.4.1

     4.4.2       Supplemental Indenture dated December 17, 1999 to the 1992
                 Indenture with respect to the 6.625% Notes Due March 1, 2005 issued pursuant to the 1992 Indenture, which is attached as
                 Exhibit 4.5.2 to KCSI's Form 10-K for the fiscal year ended
                 December 31, 1999 (Commission File No. 1-4717), is hereby incorporated by reference as Exhibit 4.4.2

     4.4.3       Supplemental Indenture dated December 17, 1999 to the 1992
                 Indenture with respect to the 8.8% Debentures Due July 1, 2022 issued pursuant to the 1992 Indenture, which is attached as
                 Exhibit 4.5.3 to KCSI's Form 10-K for the fiscal year ended
                 December 31, 1999 (Commission File No. 1-4717), is hereby incorporated by reference as Exhibit 4.4.3

     4.4.4       Supplemental Indenture dated December 17, 1999 to the 1992
                 Indenture with respect to the 7% Debentures Due December 15,
                 2025 issued pursuant to the 1992 Indenture, which is attached as Exhibit 4.5.4 to KCSI's Form 10-K for the fiscal year ended
                 December 31, 1999 (Commission File No. 1-4717), is hereby incorporated by reference as Exhibit 4.4.4

     4.5         Exhibit 99 to KCSI's Form 8-A dated October 24, 1995
                 (Commission File No.
                 1-4717), which is the Stockholder Rights Agreement by and between KCSI and Harris Trust and Savings Bank dated as of September 19, 1995, is hereby incorporated by reference as
                 Exhibit 4.5

     5.1* Opinion of Sonnenschein Nath & Rosenthal regarding the validity of the securities offered hereby

     8.1* Opinion of Sonnenschein Nath & Rosenthal regarding federal income tax consequences

     10.1        Exhibit I to KCSI's Form 10-K for the fiscal year ended
                 December 31, 1987 (Commission File No. 1-4717), The Director
                 Indemnification Agreement, is hereby incorporated by reference as Exhibit 10.1

     10.2        Exhibit B to KCSI's Definitive Proxy Statement for 1987 Annual
                 Stockholder Meeting dated April 6, 1987, The Director
                 Indemnification Agreement, is hereby incorporated by reference as Exhibit 10.2

     10.3        The 1992 Indenture, which is incorporated by reference as
                 Exhibit 4.4 hereto, is hereby incorporated by reference as
                 Exhibit 10.3


     Exhibit No. Description
     ----------- -----------
     10.3.1      Supplemental Indenture dated December 17, 1999 to the 1992
                 Indenture between the Company and The Chase Manhattan Bank with respect to the 7.875% Notes Due July 1, 2002 issued
                 pursuant to the 1992 Indenture, which is incorporated by
                 reference as Exhibit 4.4.1 hereto, is hereby incorporated by reference as Exhibit 10.3.1

     10.3.2      Supplemental Indenture dated December 17, 1999 to the 1992
                 Indenture with respect to the 6.625% Notes Due March 1, 2005 issued pursuant to the 1992 Indenture, which is incorporated by reference as Exhibit 4.4.2 hereto, is hereby incorporated by reference as Exhibit 10.3.2

     10.3.3      Supplemental Indenture dated December 17, 1999 to the 1992
                 Indenture with respect to the 8.8% Debentures Due July 1, 2022 issued pursuant to the 1992 Indenture, which is incorporated by reference as Exhibit 4.4.3 hereto, is hereby incorporated by reference as Exhibit 10.3.3

     10.3.4      Supplemental Indenture dated December 17, 1999 to the 1992
                 Indenture with respect to the 7% Debentures Due December 15,
                 2025 issued pursuant to the 1992 Indenture, which is incorporated by reference as Exhibit 4.4.4 hereto, is hereby incorporated by reference as Exhibit 10.3.4

     10.4        Exhibit H to KCSI's Form 10-K for the fiscal year ended
                 December 31, 1987 (Commission File No. 1-4717), The Officer
                 Indemnification Agreement, is hereby incorporated by reference as Exhibit 10.4

     10.5        Exhibit 10.1 to KCSI's Form 10-Q for the period ended March
                 31, 1997 (Commission File No. 1-4717), The Kansas City
                 Southern Railway Company Directors' Deferred Fee Plan as adopted August 20, 1982 and the amendment thereto effective
                 March 19, 1997 to such plan, is hereby incorporated by reference as Exhibit 10.5

     10.6        Exhibit 10.4 to KCSI's Form 10-K for the fiscal year ended
                 December 31, 1990 (Commission File No. 1-4717), Description of
                 KCSI's 1991 incentive compensation plan, is hereby incorporated by reference as Exhibit 10.6

     10.7 Exhibit 10.1 to KCSI's Form 10-Q for the quarterly period ended June 30, 1997 (Commission File No. 1-4717), Five-Year
                 Competitive Advance and Revolving Credit Facility Agreement dated May 2, 1997, by and between KCSI and the lenders named therein, is hereby incorporated by reference as Exhibit 10.7

     10.8 Tax Disaffiliation Agreement, dated October 23, 1995, by and between KCSI and DST Systems, Inc., is attached hereto as
                 Exhibit 10.8

     10.9        Exhibit 4.8 to KCSI's Form S-8 filed on December 14, 2000,
                 Kansas City Southern Industries, Inc. 401(k) and Profit
                 Sharing Plan, is hereby incorporated by reference as Exhibit
                 10.9

     10.10       Assignment, Consent and Acceptance Agreement, dated August 10,
                 1999, by and between DST Systems, Inc., KCSI and Stilwell
                 Financial, Inc., is attached hereto as Exhibit 10.10

     10.11       Exhibit 10.18 to KCSI's Form 10-K for the year ended December
                 31, 1996 (Commission File No. 1-4717), Directors Deferred Fee
                 Plan, adopted August 20, 1982, amended and restated February
                 1, 1997, is hereby incorporated by reference as Exhibit 10.11


     Exhibit No. Description
     ----------- -----------
     10.12       Exhibit 10.1 to KCSI's Form 10-Q for the quarterly period
                 ended June 30, 1999 (Commission File No. 1-4717), Kansas City
                 Southern Industries, Inc. 1991 Amended and Restated Stock
                 Option and Performance Award Plan, as amended and restated
                 effective as of May 6, 1999, is hereby incorporated by
                 reference as Exhibit 10.12

     10.13       Exhibit 10.15 to KCSI's Form 10-K for the year ended December
                 31, 1998 (Commission File No. 1-4717), Employment Agreement, as amended and restated January 1, 1999, by and between Kansas
                 City Southern Industries, Inc., The Kansas City Southern
                 Railway Company and Michael R. Haverty, is hereby incorporated by reference as Exhibit 10.13

     10.14       Employment Agreement, dated January 1, 1999, by and between
                 The Kansas City Southern Railway Company, Kansas City Southern
                 Industries, Inc. and Gerald K. Davies is attached hereto as
                 Exhibit 10.14.

     10.15 Employment Agreement, as amended and restated January 1, 1999, by and between Kansas City Southern Lines, Inc., Kansas City
                 Southern Industries, Inc. and Robert H. Berry is attached hereto as Exhibit 10.15

     10.16 Employment Agreement, as amended and restated January 1, 1999, by and between Kansas City Southern Lines, Inc., Kansas City
                 Southern Industries, Inc. and Richard P. Bruening is attached hereto as Exhibit 10.16

     10.17 Employment Agreement, as amended and restated January 1, 1999, by and between Kansas City Southern Lines, Inc., Kansas City
                 Southern Industries, Inc. and Louis G. Van Horn is attached hereto as Exhibit 10.17

     10.18       Exhibit 10.18 to KCSI's Form 10-K for the year ended December
                 31, 1998 (Commission File No. 1-4717), Kansas City Southern
                 Industries, Inc. Executive Plan, as amended and restated effective November 17, 1998, is hereby incorporated by reference as Exhibit 10.18

     10.19       Exhibit 10.19 to KCSI's Form 10-K/A for the year ended
                 December 31, 1998 (Commission File No. 1-4717), Stock Purchase
                 Agreement, dated April 13, 1984, by and among Kansas City
                 Southern Industries, Inc., Thomas H. Bailey, William C.
                 Mangus, Bernard E. Niedermeyer III, Michael Stolper, and Jack
                 R. Thompson is hereby incorporated by reference as Exhibit
                 10.19

     10.19.1     Exhibit 10.19.1 to KCSI's Form 10-K/A for the year ended
                 December 31, 1998 (Commission File No. 1-4717), Amendment to
                 Stock Purchase Agreement, dated January 4, 1985, by and among
                 Kansas City Southern Industries, Inc., Thomas H. Bailey,
                 Bernard E. Niedermeyer III, Michael Stolper, and Jack R.
                 Thompson is hereby incorporated by reference as Exhibit
                 10.19.1

     10.19.2     Exhibit 10.19.2 to KCSI's Form 10-K/A for the year ended
                 December 31, 1998 (Commission File No. 1-4717), Second
                 Amendment to Stock Purchase Agreement, dated March 18, 1988, by and among Kansas City Southern Industries, Inc., Thomas H.
                 Bailey, Michael Stolper, and Jack R. Thompson is hereby incorporated by reference as Exhibit 10.19.2

     10.19.3     Exhibit 10.19.3 to KCSI's Form 10-K/A for the year ended
                 December 31, 1998 (Commission File No. 1-4717), Third
                 Amendment to Stock Purchase Agreement, dated February 5, 1990, by and among Kansas City Southern Industries, Inc., Thomas H.
                 Bailey, Michael Stolper, and Jack R. Thompson is hereby incorporated by reference as Exhibit 10.19.3


     Exhibit No. Description
     ----------- -----------
     10.19.4     Exhibit 10.19.4 to KCSI's Form 10-K/A for the year ended
                 December 31, 1998 (Commission File No. 1-4717), Fourth
                 Amendment to Stock Purchase Agreement, dated January 1, 1991, by and among Kansas City Southern Industries, Inc., Thomas H.
                 Bailey, Michael Stolper, and Jack R. Thompson is hereby
                 incorporated by reference as Exhibit 10.19.4

     10.19.5     Exhibit 10.19.5 to KCSI's Form 10-K/A for the year ended
                 December 31, 1998 (Commission File No. 1-4717), Assignment and
                 Assumption Agreement and Fifth Amendment to Stock Purchase
                 Agreement, dated November 19, 1999, by and among Kansas City
                 Southern Industries, Inc., Stilwell Financial, Inc., Thomas H.
                 Bailey and Michael Stolper is hereby incorporated by reference as Exhibit 10.19.5

     10.20       Exhibit 10.19 to KCSI's Form 10-K for the year ended December
                 31, 1999 (Commission File No. 1-4717), Credit Agreement dated as of January 11, 2000 among Kansas City Southern Industries,
                 Inc., The Kansas City Southern Railway Company and the lenders named therein, is hereby incorporated by reference as Exhibit
                 10.20

     10.21       Exhibit 10.20 to KCSI's Form 10-K for the year ended December
                 31, 1999, 364-day Competitive Advance and Revolving Credit
                 Facility Agreement dated as of January 11, 2000 among Kansas
                 City Southern Industries, Inc. and the lenders named therein, is hereby incorporated by reference as Exhibit 10.21

     10.22       Exhibit 10.21 to KCSI's Form 10-K for the year ended December
                 31, 1999, Assignment, Assumption and Amendment Agreement dated as of January 11, 2000, among Kansas City Southern Industries,
                 Inc., Stilwell Financial, Inc. and The Chase Manhattan Bank, as agent for the lenders named in the 364-day Competitive
                 Advance and Revolving Credit Facility Agreement, which is incorporated by reference as Exhibit 10.21, is hereby incorporated by reference as Exhibit 10.22

     10.23       Intercompany Agreement, dated as of August 16, 1999, between
                 Kansas City Southern Industries, Inc. and Stilwell Financial
                 Inc. is attached hereto as Exhibit 10.23

     10.24 Tax Disaffiliation Agreement, dated as of August 16, 1999, between Kansas City Southern Industries, Inc. and Stilwell
                 Financial Inc. is attached hereto as Exhibit 10.24

     12.1        Statement re: computation of ratios

     21.1        Subsidiaries of the Registrants

     23.1        Consent of PricewaterhouseCoopers LLP

     23.2*       Consent of Sonnenschein Nath & Rosenthal (included in Exhibits
                 5.1 and 8.1)

     24.1        Powers of Attorney (included on the signature pages)

     25.1        Statement of Eligibility of Trustee on Form T-1 under the
                 Trust Indenture Act of 1939 of The Bank of New York

     99.1        Form of Letter of Transmittal

     99.2        Form of Notice of Guaranteed Delivery

     99.3        Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                 Companies and Other Nominees

     99.4        Form of Letter to Clients

--------
   *To be filed by amendment